As filed with the Securities and Exchange Commission on May 8, 2002
                                               Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------

                                    Form S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                               Motient Corporation
             (Exact name of registrant as specified in its charter)


       Delaware                        4812                   93-0976127
(State of Incorporation)         (Primary S.I.C.           (I.R.S. Employer
                                  Code Number)            Identification No.)
                          ----------------------------

                            10802 Parkridge Boulevard
                              Reston, VA 20191-5416
                                 (703) 758-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ----------------------------

                                David H. Engvall
                  Vice President, General Counsel and Secretary
                               Motient Corporation
                            10802 Parkridge Boulevard
                              Reston, VA 20191-5416
                                 (703) 758-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ----------------------------

                                   Copies to:
                                Steven M. Kaufman
                                 Suzanne A. Barr
                             HOGAN & HARTSON L.L.P.
                           555 Thirteenth Street, N.W.
                             Washington, D.C. 20004
                                 (202) 637-5600
                          ----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                          ----------------------------


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                          ----------------------------


                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================


   Title of each class of                                      Proposed maximum           Proposed maximum         Amount of
 securities to be registered    Amount to be registered    offering price per share      aggregate offering     registration fee
                                                                      (1)                     price (1)
                               -------------------------- ---------------------------- ------------------------
------------------------------ -------------------------- ---------------------------- ------------------------ -----------------
Common Stock, par value            6,964,705 shares             $59,130,345.45                  $8.49               $5,439.99
$0.01 per share
============================== ========================== ============================ ======================== =================

(1) Pursuant to Section 6(b) of the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price represent the registrant's bona fide estimate of such prices based on the registrant's recent reorganization and findings made by the bankruptcy court in connection therewith.
                                 ---------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and is subject to change. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where an offer or sale of these securities is not permitted.



      Subject to completion, dated May 8, 2002

      PROSPECTUS



                               Motient Corporation

                                6,964,705 Shares

                                  Common Stock

                                 ---------------



         This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 6,964,705 shares of our common stock. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. The selling shareholders may sell the offered shares in public or private transactions, at prevailing market prices or at privately negotiated prices, in transactions that may or may not involve the OTC Bulletin Board quotation service or the Pink Sheets. In connection with these sales, the selling stockholders may use underwriters, broker-dealers, or agents, who may receive compensation or commissions for the sales. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

         Our common stock is not listed on any national securities exchange or on the Nasdaq Stock Market. Our common stock may in the future be quoted on the OTC Bulletin Board or in the Pink Sheets under the symbol "MNCP." There have been no reported sales our common stock since it was first issued on May 1, 2002.



                                 ---------------





          The purchase of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

                                 ---------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------




                The date of this prospectus is __________, 2002.

                                TABLE OF CONTENTS




                                                                            Page
Cautionary Note Regarding Forward-Looking Statements.........................  1
Prospectus Summary...........................................................  2
Risk Factors.................................................................  6
Use of Proceeds.............................................................. 13
Determination of Offering Price.............................................. 13
Price and Related Information Concerning Registered Shares................... 13
Selected Financial Data...................................................... 15
Selected Quarterly Financial Data............................................ 17
Unaudited Pro Forma Financial Information.................................... 18
Management's Discussion and Analysis of Financial Condition and Results
     of Operations........................................................... 25
Business..................................................................... 50
Management................................................................... 65
Certain Relationships and Related Transactions............................... 72
Principal Stockholders....................................................... 75
Selling Stockholders......................................................... 77
Description of Motient's Securities.......................................... 79
Shares Eligible for Future Sale.............................................. 81
Plan of Distribution......................................................... 82
Legal Matters................................................................ 84
Experts...................................................................... 84
Where You Can Find More Information.......................................... 84
Index to Financial Statements............................................... F-1


         If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

         You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected financial position and operating results, our business strategy, our plan of reorganization, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," "project," or "intend." These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

         Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview," and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our quarterly reports on Form 10-Q which will be filed in the future, as well as our other reports and filings with the SEC.

         Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

                               PROSPECTUS SUMMARY

         This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes before you make an investment decision.

         Whenever we refer in this prospectus to "Motient," "the Company," "we," "us," or "our," we mean Motient Corporation, a Delaware corporation, and, unless the context indicates otherwise, its predecessors and subsidiaries.

         Whenever we refer in this prospectus to our common stock, we mean the common stock that we first issued upon emerging from the Chapter 11 reorganization proceedings described below, unless the reference relates to common stock held prior to May 1, 2002 or specifically refers to our "pre-reorganization common stock," which is no longer outstanding.

         Our Business

         We are a Delaware corporation with our principal executive offices located at 10802 Parkridge Boulevard Reston, VA 20191-5416. Our telephone number is (703) 758-6000.

         We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network and applications for email messaging and enterprise data communications services, enabling businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet. Our network is designed to offer a broad array of wireless data services such as

o two-way mobile Internet services, including our eLink(sm) wireless email service and BlackBerry(TM) by Motient wireless email, that provide users integrated wireless access to a broad range of corporate and Internet email and Internet-based information;

o telemetry systems that connect remote equipment, such as wireless point-of-sale terminals, with a central monitoring facility; and

o mobile data and fleet management systems used by large field service organizations.

         Our eLink service is a two-way wireless email device and electronic organizer that uses our terrestrial network. We provide our eLink brand two-way wireless email service to customers accessing email through corporate servers, Internet Service Providers, Mail Service Provider accounts, and paging network suppliers. We also offer a BlackBerry TM by Motient solution specifically designed for large corporate accounts operating in a Microsoft Exchange and Lotus Notes environment. BlackBerry TM is a popular wireless email solution developed by Research In Motion and is being provided on the Motient network under an agreement with RIM.

         Motient has been providing terrestrial wireless services to customers for several years, using a network, which possesses four key design attributes:

o        two-way communication,

o        superior in-building penetration,

o        user mobility, and

o        broad nationwide coverage.

As of March 31, 2002, Motient's fully-deployed terrestrial wireless two-way data network covers a geographic area populated by more than 220 million people and is comprised of over 2,200 base stations that provide service to 520 of the nation's largest cities and towns, including all metropolitan statistical areas. As of March 31, 2002, there were approximately 240,000 user devices registered on Motient's network.

         Reorganization Under Chapter 11

         On January 10, 2002, Motient and certain of its subsidiaries filed for protection under Title 11 of the U.S. Code, or the Bankruptcy Code. On January 17, 2002, Motient filed a plan of reorganization with the U.S. Bankruptcy Court for the Eastern District of Virginia. The cases were jointly administered under the case name "In Re Motient Corporation, et al.," Case No.02-80125. An amended plan of reorganization was filed on February 28, 2002.

         The Bankruptcy Court confirmed the plan of reorganization on April 26, 2002, and we emerged from bankruptcy on May 1, 2002.

         Under the plan of reorganization, all then-outstanding shares of our pre-reorganization common stock were cancelled, including shares of restricted stock, as well as all unexercised options and warrants. The holders of our senior notes exchanged their notes for shares of our common stock. In addition, certain of our creditors will receive shares of our common stock in settlement of their claims. Holders of our pre-reorganization common stock received warrants to purchase, at a price of $.01 per share, .02613 shares of our common stock for each share of pre-reorganization common stock held. The warrants will expire on May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. Also pursuant to our plan of reorganization, we expect to issue to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees.

                                  THE OFFERING


Common stock offered by the selling stockholders...6,964,705 shares (1)

Common stock outstanding as of May 1, 2002.........25,000,000 shares

Use of proceeds....................................All of the net proceeds from the sale of the common stock
                                                   covered by this prospectus
                                                   will go to the selling
                                                   stockholders who offer and
                                                   sell shares of the common
                                                   stock.  We will not receive
                                                   any proceeds from the sale of
                                                   the common stock offered by
                                                   the selling stockholders.

Expected OTC Bulletin Board symbol................."MNCP"

(1) The common stock offered by the selling stockholders consists of 6,621,255 shares of common stock which are currently issued and outstanding and 343,450 shares which will become issuable upon exercise of a warrant which we expect to issue to one of the selling stockholders.

                             Summary Financial Data

         The following table summarizes our financial results as of and for the fiscal years ended December 31, 1997 through December 31, 2001 and for the quarters ended March 31, 2001 and 2002. The consolidated balance sheet data and the consolidated statement of operations data as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 are derived from the consolidated financial statements of Motient, which were audited by Arthur Andersen LLP, independent public accountants. The consolidated balance sheet data as of March 31, 2001 and 2002 and the consolidated statement of operations data for the three months ended March 31, 2001 and 2002 are derived from the unaudited consolidated financial statements of Motient. The March 31, 2001 unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for such periods. The March 31, 2002 unaudited financial statements have been prepared in accordance with AICPA Statement of Postion (SOP) 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" and include all adjustments necessary for a fair presentation of financial condition and results of operations in accordance with SOP 90-7. Among other matters, SOP 90-7 provides for the treatment of pre and post petition liabilities, valuation of debt obligations and precludes recognition of most interest expense. The results of operations for interim periods are not necessarily indicative of a full year's operations. You should also read the section in this prospectus captioned "Selected Financial Data," our audited financial statements and their accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operation," all of which are included elsewhere in this prospectus.

         Effective May 1, 2002, as a result of our emergence from bankruptcy, we will adopt "fresh start" accounting in accordance with SOP 90-7. "Fresh start" accounting will result in material changes to financial statements for periods beginning after May 1, 2002, to reflect adjustments required pursuant to SOP 90-7 to record assets and liabilities at fair values, the valuation of equity based on the reorganization value of the ongoing business and the recording of an intangible asset for reorganization value in excess of the fair value of the separately identifiable assets and liabilities.

         Because the summary financial data below relates to periods prior to May 1, 2002, the effective date we emerged from bankruptcy, we refer to the summary financial data as that of the "Predecessor Company." Due to the reorganization and implementation of SOP 90-7, financial statements issued for periods beginning after May 1, 2002 will not be comparable to that of the Predecessor Company.



                                                  Years Ended December 31,                   Three Months Ended March
                                                                                                        31,
                                     1997       1998       1999       2000        2001          2001           2002
                                     ----       ----       ----       ----        ----          ----           ----
                                                    (dollars in thousands, except for per share data)
Revenues                           $44,214    $87,221    $91,071    $99,851    $93,293        $ 23,407      $16,495
Net loss before XM Radio
   preferred stock dividend
   and beneficial conversion
   charges                        (119,207)  (150,566)  (330,931)  (138,624)  (292,089)        (54,006)     (32,885)
XM Radio preferred stock
   dividend and beneficial
   conversion charges                   --        --          --    (49,519)        --             --            --
Net Loss attributable
   to Common Shareholders         (119,207)  (150,566)  (330,931)  (188,143)  (292,089)       (54,006)      (32,885)
Basic and diluted Loss per
   Common  Share                    $(4.74)    $(4.94)    $(8.33)    $(3.81)    $(5.71)        $(1.09)       $(0.56)
Dividends on Common Stock (1)         None       None       None      None        None           None          None
Consolidated Balance Sheet Data:
Cash and Cash Equivalents           $2,106     $2,285    $51,474   $227,423    $33,387         $7,833       $21,003
Property and Equipment, net        116,516    246,553    116,516    175,706     64,001        112,305        60,621
   Total Assets                    311,447    489,794    809,948  1,571,714    209,617        536,608       177,628
Current Liabilities                 59,433     44,971     81,645    131,914    444,761        102,659       448,399
Long-Term Liabilities              205,883    481,846    470,784    775,603     40,325        485,920        37,282
Minority Interest                       --        --     274,745    648,313         --             --            --
Stockholders' Equity (Deficit)      46,131    (37,023)   (17,226)    12,884   (275,469)       (51,971)     (308,053)

                                  RISK FACTORS

         An investment in our common stock involves risks. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors relating to Motient before purchasing shares of our common stock.

We may need additional liquidity to fund our operations.

         We do not expect to achieve EBITDA break-even until the fourth quarter of 2002, at the earliest. Even after we begin to generate cash in excess of our operating expenses, we expect to require additional funds to meet remaining interest obligations, capital expenditures, and other non-operating cash expenses. We anticipate that our funding requirements through 2002 should be met through a combination of various sources, including: (1) cash on hand, (2) net cash flow from operations, and (3) proceeds realized through the sale of inventory relating to eLink and BlackBerry (TM). An additional potential funding source is the repayment of a $15 million note from Mobile Satellite Ventures or MSV. For information about this note and the transaction with MSV, please see "Management's Discussion and Analysis of Results of Operations -- Mobile Satellite Ventures LP." There can be no assurance that the foregoing sources of liquidity will provide, sufficient funds in the amounts or at the time that funding is required. The note's maturity is acclerated upon approval by the Federal Communications Commission, or FCC, of the Mobile Satellite Ventures terrestrial re-use application, which may not occur by the time we need the funds, or may not occur at all. In addition, if our ability to realize such liquidity from any such source is delayed or the proceeds from any such source are insufficient to meet our expenditure requirements as they arise, we will seek additional equity or debt financing, although it is unlikely under current conditions that such additional financing will be available on reasonable terms, if at all.

We may not be able to meet our debt obligations, operating expenses, working capital and other capital expenditures.

         Although, as a result of our reorganization, we have only approximately $31.1 million of debt (including capital leases, new notes with Rare Medium Group, Inc., or Rare Medium, and Credit Suisse First Boston, or CSFB, and a vendor financing facility with Motorola Inc., or Motorola), we cannot assure you that our operating cash flow will be adequate to pay the principal and interest payments on this indebtedness when due, as well as to fund all of our contemplated capital expenditures.

         We believe that the implementation of our business strategy is crucial to our future financial viability and the ability to generate the cash flow necessary to pay principal and interest relating to our working capital and capital expenditure needs. Although we believe our business strategy will help improve our financial viability and our cash flow, we cannot assure you that the financial resources available to us will be sufficient for us to achieve profitability.

We will continue to incur significant losses.

         If we do not become profitable, we could have difficulty obtaining funds to continue our operations. We have incurred net losses every year since we began operations. These losses are due to the costs of developing and building our network and the costs of developing, selling and providing products and services. We expect to continue to make significant capital outlays to fund interest expense, capital expenditures and working capital before we begin to generate positive cash flow from operations. We also expect to incur significant operating losses for the foreseeable future while we develop and expand our wireless network and services.

Failure to raise necessary capital could restrict our ability to develop our network and services.

         We will need significant capital to finance the maintenance and growth of our operations, network and subscriber base and to expand into new markets. Our capital resources may not be sufficient to permit us to fund our planned launch of new products and services or achieve operating profitability. Failure to generate or raise sufficient funds may require us to delay or abandon some of our expenditures, which could harm our business and competitive position. We may meet additional capital needs by issuing debt or equity securities or borrowing funds from one or more lenders. We may not have timely access to additional financing sources on acceptable terms. If we do not, we may not be able to expand our operations, network and services as we intend.

We could lose market share and revenues as a result of increasing competition from companies in the wireless communications industry that have greater resources and name recognition.

         We expect to face intense competition in all of our markets, which could result in a loss of customers and lower revenues and could make it more difficult for us to enter new markets. Our competitors include service providers in several markets--dedicated mobile data, PCS/cellular, narrowband PCS/enhanced paging, and emerging technology platforms. The growth in wireless data opportunities has led traditional hardware manufacturers and software developers to invest in technologies that will allow the migration of core products and services to a mobile environment. Companies like IBM, Oracle, Siebel, Sun and Lucent have made significant investments in the area of mobility to guarantee their place in both the desktop and mobile/handheld computing environments.

         Our eLink service competes with a variety of services that offer two-way messaging and Personal Digital Assistant, or PDA, functionality on small, portable devices. Most of these competing services are better established in the marketplace, and many competitors have substantially greater financial, technical, marketing, sales, distribution and other resources than we have. We expect that we will continue to compete primarily with Cingular Interactive, which offers wireless data services over its network, including Research In Motion's BlackBerry(TM) email service. Our agreement with Research In Motion permits us to market the BlackBerry(TM) service in the United States on the Motient network. These and other firms may enter the markets where we focus our sales efforts, which may create downward pressure on the prices for our services and negatively impact our returns. Many of the existing and potential competitors have financial and other resources far greater than those of Motient. In addition, continuing consolidation in the communications industry may strengthen existing competitors or give rise to significant new competitors which would threaten our business.

         In addition, a variety of new technologies, devices and services will result in new types of competition for us in the near future. The emergence of new protocols such as the wireless access protocol, or WAP, and the Bluetooth protocol enable the use of the Internet as a platform to exchange information among people with different devices running on different networks. Also, several large wireless providers are deploying new, so-called "2.5G" and "3G" technologies, including new forms of CDMA, TDMA and GSM technologies, which will increase the data capabilities of wireless voice and data services and will have a competitive impact on our business.

We may not succeed in developing or making a profit from new wireless services.

         We have invested, and expect to continue to invest, significant resources on the development, testing, marketing, and distribution of new services including eLink, BlackBerry(TM) by Motient and other services. As of April 30, 2002, Motient was contractually committed to purchase approximately $2.4 million worth of additional eLink and other devices from manufacturers. If these services do not achieve acceptable levels of market acceptance, these expenditures and commitments could depress our operating results. If these services achieve market acceptance, our success will depend, in part, on our ability to maintain an adequate supply of devices, which are supplied by Research In Motion, over whom we have no control. The success of these services will also depend on our ability to continue to use, promote and protect the eLink and BlackBerry(TM) service names and the other intellectual property associated with these services.

Failure to keep pace with rapidly changing markets for wireless communications would significantly harm our business.

         The technology and markets for wireless communications services change rapidly. Our success depends, in part, on our ability to respond and adapt to change. For example, large wireless voice carriers are in the process of expanding their ability to offer wireless data services that may compete with our services, by deploying "2.5G" and "3G" technologies. These technologies, which include General Packet Radio Service, or GPRS, and CDMA 1XRTT, or 1XRTT, support both wireless voice and packet data services. While we will endeavor to enhance the efficiency and performance of our existing data-only network through a variety of measures, including installing a high-speed overlay, we also expect to consider, as appropriate, alliances or other contractual arrangements with larger wireless communications providers, so that we can continue to offer as complete an array of data services as possible. We cannot guarantee that we will be able to compete effectively under, or adjust our contemplated plan of development to meet, changing market conditions. We cannot guarantee that we will be able to implement our strategy or that our strategy will be successful in these rapidly evolving markets. The markets for wireless communications services are also marked by the continuous introduction of new products and services and increased capacity for services similar to those provided by Motient. Technological advances may also increase the efficiency of existing products or services. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access this technology or finance the necessary substantial capital expenditures that may be required. Our technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies. We cannot guarantee that we will have the financial and other resources available to compete effectively against companies possessing such technologies. We are unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. We cannot guarantee that we can adapt to technological changes or offer products or services on a timely basis to establish or maintain a competitive position.

The success of our wireless communications business is dependent upon the market acceptance of our services.

         Our business plan assumes that demand for our existing services, such as the eLink service, will increase significantly in the markets we currently serve. In addition, we have not yet commercially introduced some of our services and we cannot guarantee that any of them will achieve market acceptance or generate operating cash flow. We have experienced delays in launching new products and services, and we may experience delays in the future. If we cannot gain market acceptance for current or planned products and services, then our business will be significantly harmed. Based upon our expectations as to the customer demand for our services, we have made, and will continue to make, significant capital investments. Accordingly, any material miscalculation with respect to our operating strategy or business plan will harm our business.

The success of our wireless communications business depends on our ability to enter into and maintain third party distribution relationships.

         A key element of our strategy is to develop and capitalize on distribution relationships with leading companies who can provide access to significant numbers of potential customers in our target markets. For example, Motient has reseller agreements with SkyTel, Metrocall, Aether Systems, and GoAmerica, as well as Research In Motion. Because we are relying on these distribution partners to enable us to acquire subscribers, our success in penetrating our targeted markets will depend, to a large extent, on the efforts of these distribution partners, as well as future distribution partners. The rollout of sales efforts by our distribution partners may be subject to delays, some of which may be outside of our control. Our inability to fully capitalize on our third party distribution agreements, the termination of or failure to renew any of these agreements, or our inability to enter into similar distribution relationships with other leading companies could reduce our access and exposure to potential customers.

We expect to maintain a limited inventory of devices to be used in connection with our eLink service and any interruption in the supply of such devices could significantly harm our business.

         We depend on independent vendors to develop and manufacture wireless communications devices for our networks, which are significant elements of our business plan because most of our services require these devices. Some of our important service offering initiatives are dependent on the timely delivery of a sufficient quantity of user devices, including the palm-sized devices used with Motient's eLink wireless email service which are manufactured by Research In Motion. These suppliers do not sell these devices to us on an exclusive basis. We carry a limited inventory of these devices and generally have no guaranteed supply arrangements. Some of these suppliers and vendors are relatively small companies and have limited resources and production capacity. In addition, some of our sole-source suppliers themselves rely on sole- or limited-sources of supply for components included in their devices.

The failure of our suppliers to be able to meet increasing demand for our services may prevent them from supplying components and devices in the quantities and quality and at the times we require, or at all.

         From time to time we have experienced interruptions and/or delays of supply. We cannot guarantee that we will not experience further interruptions or delays. In addition, we have short-term contracts with the majority of our suppliers. We cannot guarantee that our suppliers will continue to provide products at attractive prices, or at all, or that we will be able to obtain products in the future from these or other providers on the scale and within the time frames we require. Some or all of our suppliers could enter into exclusive arrangements with our competitors, or cease selling these components at commercially reasonable prices, or at all. Research In Motion, which is our primary supplier of devices for eLink wireless email service, also markets and sells BlackBerry(TM), which is an alternative wireless email service offered on the Cingular Interactive network. We also have an agreement with Research In Motion permitting us to market the BlackBerry(TM) service in the United States on our network. If we fail to obtain products on a timely basis at an affordable cost, or experience any significant delays or interruptions of supply, our business will be harmed.

If prices charged by suppliers for wireless devices do not decline as we anticipate, our business may not experience the growth we expect.

         Part of our growth is predicated on our suppliers reducing the cost of wireless communications devices approved and available for use on our network. We believe that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for our services and a corresponding increase in our service revenues. If we fail to obtain cost reductions on a timely basis, or experience any significant delays of these reductions, our revenues could be diminished or fail to increase.

The loss of one or more key personnel could weaken the technical and operational expertise of Motient, delay our introduction of new services or entry into new markets and lower the quality of our service.

         Our future success depends, to a significant extent, upon the continued services of Motient's management team and other key sales, technical and operational personnel. We may not be able to attract, develop, motivate and retain experienced and innovative personnel. There is intense competition for qualified personnel in Motient's lines of business. The loss of the services of key personnel, or the ability to attract additional qualified personnel, could cause us to make less successful strategic decisions, which could hinder the introduction of new services or the entry into new markets. We could also be less prepared for technological or marketing problems, which could reduce our ability to serve our customers and lower the quality of our services. As a result, our financial condition could be adversely affected.

We may not be able to develop, acquire and maintain proprietary information and intellectual property rights, which could limit the growth of our business and reduce our market share.

         Our wireless communications business depends on technical knowledge, and we believe that our future success is based, in part, on our ability to keep up with new technological developments and incorporate them in our products and services. We own or have the right to use certain of our work products, inventions, designs, software, systems and similar know-how. We must diligently protect that information, and while we have taken steps to protect that information, there is no assurance that the information will not be disclosed to others or that others will not independently develop similar information, systems and know-how. Protection of our information, systems and know-how may result in litigation, the cost of which could be substantial. There is also no assurance that third parties will not assert claims that our products or services, including our eLink and BlackBerry(TM) by Motient service offerings, infringe on their proprietary rights. If we are found to infringe or misappropriate a third party's proprietary rights, we could be required to pay damages to the third party, alter our products or services, obtain a license from the third party or cease activities utilizing these proprietary rights, including making or selling products or services utilizing the proprietary rights. Our inability to do any of the foregoing on commercially favorable terms could have a material adverse impact on our business, financial condition or results of operations. We also rely on some technologies licensed from third parties. We cannot be sure that these licenses will remain available on commercially reasonable terms or at all. The loss of these technologies could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, which could harm our business.

Government regulation may increase our cost of providing services, slow our expansion into new markets, subject our services to additional competitive pressures and affect your ability to receive a takeover premium for our common stock.

         Motient's ownership and operation of wireless communication systems are subject to significant regulation by the FCC under authority granted by the Communications Act of 1934, as amended, and related federal laws. There is no assurance that the rules and regulations of the FCC will continue to support our operations as presently conducted. A number of Motient's licenses are subject to renewal by the FCC. We cannot guarantee that all existing licenses will be renewed and requisite frequencies coordinated. Current federal law requires prior FCC approval of greater than 25% ownership of Motient by citizens or entities of foreign countries, which could limit the value of our common stock.

We generate a large part of our revenues from a small number of customers and the loss of one or more key customers could result in a significant reduction in revenues.

         For the three months ended March 31, 2002, 4 customers accounted for approximately 46% of Motient's service revenue, with three of those customers each accounting for more than 10%. The loss of one or more of these customers, or any event, occurrence or development which adversely affects our relationship with one or more of these customers, could harm our business.

Network capacity constraints may impede the growth of our wireless communications business.

         If we are successful in penetrating our targeted markets for wireless email and telemetry, we will need to enhance our terrestrial network to have sufficient capacity to meet customer demand. This may require that we acquire additional frequency spectrum for our network, which may not be available on a timely basis and at a commercially reasonable cost, or at all. Acquisition of more spectrum could require substantial additional resources, which we may not have available when needed. In addition to spectrum acquisition, expansion of our terrestrial network will require substantial financial, operational and management resources.

We may not be able to expand our network to meet additional demand or customer requirements on a timely basis and at a commercially reasonable cost, or at all.

         To expand our terrestrial network, we will need to identify and obtain access to buildings and towers to install additional base stations, which will require us to secure tower and roof and other building access rights. We may also need to obtain local zoning, construction, franchises or other governmental permits. Obtaining permits and necessary consents, and entering into leases with landlords or property owners on acceptable terms, may prove to be time consuming and/or difficult. We may not be able to identify suitable locations, or obtain necessary permits or enter into acceptable lease agreements on a timely basis or at a commercially reasonable cost, or at all. These factors could limit our ability to expand our terrestrial network as quickly as we might desire, which could, in turn, harm our future results and prospects.

Motient's competitive position may be harmed if the wireless terrestrial network technology it licenses from Motorola is made available to competitors.

         Motient holds a non-exclusive license to use a single frequency reuse technology. The terrestrial network, and certain of its competitive strengths, such as in-building penetration, is based upon this technology. Motient also relies on support agreements with Motorola for support of the operations of certain portions of the terrestrial network. Under the terms of the non-exclusive license, Motorola could enter into arrangements to license this technology to any of our competitors and those agreements could harm our ability to compete.

Motient could incur substantial costs if it is required to relocate its spectrum licenses under a pending proposal being considered by the FCC.

         On March 14, 2002, the FCC adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. We do not believe our operations will be impacted until the FCC adopts final rules in that proceeding. In connection with this proceeding, Nextel has proposed, in a "white paper" to the FCC, that certain of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel's proposal creates blocks of contiguous spectrum to be shared by public safety agencies. The Nextel proposal, as submitted to the FCC, would require either (1) that Motient continue to operate using its existing lower 800 MHz band spectrum on a secondary, non-interfering basis with the public safety agencies who would be relocated n the same spectrum, or (2) that Motient relocate, at its own expense, to other spectrum in the 700 MHz or 900 MHz bands. Motient believes it is highly unlikely that it could continue to operate in the lower 800 MHz bands on a secondary, non-interfering basis. If Motient is required to relocate to spectrum in the 700 MHz or 900 MHz bands, it would incur substantial operational and financial costs, including costs relating to: manufacturing replacement infrastructure and user hardware to operate on Motient's network in the 700 MHz or 900 MHz bands, disruptions to existing customers as a result of the relocation to other spectrum bands, possible diminished data speed, and coverage gaps. There are also potential problems with the 700 MHz and 900 MHz bands that might make it difficult, if not impossible, for Motient to duplicate its existing operations in the 800 MHz band. We cannot predict what actions the FCC will take.

We may not be able to secure our ordinary course trade terms.

         If we are not able to obtain ordinary trade terms from our suppliers, our cash flow may be negatively impacted. Prior to our reorganization, certain important suppliers altered a number of ordinary trade terms, including shortening the length of time required to pay for goods and services and the imposition of cash deposit or letter of credit requirements. We cannot assure you that our suppliers will not impose further restrictive pricing and trade terms and policies in the future.

Our adoption of "Fresh Start" accounting may make evaluating our financial position and results of operations, as compared to prior periods, more difficult.

         Due to our emergence from bankruptcy pursuant to the plan of reorganization, effective May 1, 2002, we will implement "fresh start" accounting. In accordance with "fresh start" accounting, all assets and liabilities were restated to reflect their respective fair values. As a result, the consolidated financial statements for our reorganized company starting on and going forward from May 1, 2002 will not be comparable to our consolidated financial statements for the periods prior to May 1, 2002. The change in our accounting principles may make it more difficult to compare our operations to prior periods.

Certain tax implications of our bankruptcy and reorganization may increase our tax liability.

         Certain U.S. tax attributes of Motient, including net operating loss carryovers, or NOLs, may be reduced or eliminated as a consequence of our bankruptcy and reorganization. The elimination or reduction of NOLs and such other tax attributes may increase the amount of tax payable by Motient following its reorganization as compared with the amount of tax payable had no such reduction been required.

         We do not know whether a public trading market for our common stock will develop in the foreseeable future and our common stock may be illiquid or experience significant price volatility.

         Our common stock is not listed on any national securities exchange or on the Nasdaq Stock Market. Our common stock may in the future be quoted on the OTC Bulletin Board or in the Pink Sheets, under the symbol "MNCP." There have been no reported sales of our common stock since it was first issued on May 1, 2002. We cannot assure you that a market will develop for the common stock, or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop.

We do not expect to pay any dividends on the common stock for the foreseeable future.

         It is not anticipated that any cash dividends will be paid on the common stock for the foreseeable future.

We are subject to costs arising in connection with regulation and litigation.

         We are subject to various regulatory restrictions relating to our businesses in the U.S. In connection with these regulations, we may from time to time incur costs relating to compliance measures or penalties imposed for non-compliance by relevant regulatory authorities, or face restrictions on our operations. Certain regulations may also allow private parties rights to pursue legal remedies against us, under which we may be required to make payments or restrict operations. Additionally, we are likely to face in the normal course of our businesses from time to time other types of legal action by private parties under which we may be required to make significant payments for damages caused by us. Any such payments or restrictions could impact our ability to meet our projected financial results.

Future sales of our common stock could adversely affect its price and/or our ability to raise capital.

         Assuming an active trading market develops for our common stock, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock and our ability to raise capital. As of May 1, 2002, 25,000,000 shares of common stock were outstanding. We also expect to issue an additional 97,256 shares of common stock to certain of our creditors upon completion of the bankruptcy claims process. All of these shares are, or will be upon issuance, freely tradable without restriction under the Securities Act by persons other than "affiliates" of Motient, as defined under the Securities Act, or "underwriters," as defined under the Bankruptcy Code.

         In addition, pursuant to our plan of reorganization, we have issued warrants and expect to issue additional warrants to purchase up to an aggregate of approximately 1,496,512 shares of common stock, at an exercise price of $.01 per share. The warrants will expire May 1, 2004, or two years after the effective date of our reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share.

         Also, pursuant to our plan of reorganization, we expect to issue to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees.

         In accordance with our plan of reorganization, we also intend to reserve 2,993,024 shares of common stock for issuance under a stock option plan.

         In addition, if the selling stockholders cause a large number of shares to be sold in the public market, such sales could have an adverse effect on the market price of the common stock.

         Finally, if Motient decides to file a registration statement to raise additional capital, certain of the selling stockholders hold piggyback registration rights that, if exercised, will require Motient to include their shares in the registration statement, which could adversely affect Motient's ability to raise needed capital.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

                         DETERMINATION OF OFFERING PRICE

         Because our common stock was first issued only recently, after we emerged from Chapter 11 bankruptcy, an established trading market for our common stock has not yet developed. The selling shareholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, if a trading market does develop, or at privately negotiated prices.


           PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Market Information for our Common Stock and Warrants

         Pursuant to our plan of reorganization, on May 1, 2002, (1) all then-outstanding shares of our pre-reorganization common stock were cancelled, including shares of restricted stock, as well as all unexercised options and warrants and (2) we issued the following equity securities:

o         25,000,000  shares of common stock to the holders of our senior notes;
          and

o warrants to purchase approximately 1,481,539 shares of common stock to holders of our pre-reorganization common stock, which are exercisable at $.01 per share until May 1, 2004, or two years after the effective date of reorganization, and which will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share.

         Additionally, pursuant to the plan of reorganization, we also expect to issue the following equity securities upon completion of the bankruptcy claims process or as indicated:

o         97,256 shares of common stock to certain of our creditors;

o warrants to purchase approximately 14,973 shares of common stock to holders of our pre-reorganization common stock through our 401(k) savings plan, which will have the same terms as the warrants issued to other holders of our pre-reorganization common stock, upon our receipt of an exemptive order from the U.S. Department of Labor permitting our 401(k) savings plan to hold the warrants; and

o a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share, to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees.

         Our common stock has had a very limited trading history since the effective date of our plan of reorganization, and there is no established trading market for our common stock or for our warrants to purchase common stock issued in our reorganization. It may in the future be quoted under the symbol "MNCP" on the OTC Bulletin Board or in the Pink Sheets. Also, the warrants to purchase our common stock that we issued to holders of our pre-reorganization common stock in our reorganization may in the future be quoted under the symbol "MNCPW" on the OTC Bulletin Board, or in the Pink Sheets. There have been no reported sales of our common stock or our warrants since they were first issued on May 1, 2002.

         Until January 14, 2002, our pre-reorganization common stock was listed under the symbol "MTNT" on the Nasdaq National Market System. Motient voluntarily delisted from Nasdaq's National Market on January 14, 2002 as a result of its Chapter 11 bankruptcy filing. Our pre-reorganization common stock then was quoted until May 1, 2002 under the symbol "MTNTQ" on the OTC Bulletin Board quotation system.

         As of May 1, 2002, there was one holder of record of our common stock and approximately 408 holders of record of our warrants to purchase common stock.

Market Information for Pre-reorganization Common Stock

         The following table shows the high and low sales prices of our pre-reorganization common stock over recent periods. You should consider the changes in our circumstances and capitalization as a result of our reorganization, including the fact that our common stock is a different security from our pre-reorganization common stock, before drawing any conclusions about the trading price of our common stock or our warrants from the information below about the trading price of our pre-reorganization common stock.

        2001                                               High         Low
----------------------------------------------------     ---------   -------
First Quarter ......................................       $6.59       $1.25
Second Quarter .....................................        2.05        0.38
Third Quarter.......................................        1.10        0.09
Fourth Quarter......................................        0.60        0.05


                         2000                              High         Low
----------------------------------------------------     ---------   -------
First Quarter ......................................       $41.50      $14.25
Second Quarter .....................................        24.31        7.88
Third Quarter.......................................        16.06       10.25
Fourth Quarter......................................        14.31        3.31

         The high and low sales prices provided represent the intra-day prices in the Nasdaq National Market System. The quotations represent inter-dealer quotations, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

Dividends

         The Company has paid no dividends on its common stock since inception and does not plan to pay dividends on its common stock in the foreseeable future.

                             SELECTED FINANCIAL DATA

         Set forth below is selected financial data for Motient as of and for the fiscal years ended December 31, 1997 through December 31, 2001 and for the quarters ended March 31, 2001 and 2002. The consolidated balance sheet data and the consolidated statement of operations data as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 are derived from the consolidated financial statements of Motient, which were audited by Arthur Andersen LLP, independent public accountants. The consolidated balance sheet data as of March 31, 2001 and 2002 and the consolidated statement of operations data for the three months ended March 31, 2001 and 2002 are derived from the unaudited consolidated financial statements of Motient. The March 31, 2001 unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for such periods. The March 31, 2002 unaudited financial statements have been prepared in accordance with AICPA Statement of Postion (SOP) 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" and include all adjustments necessary for a fair presentation of financial condition and results of operations in accordance with SOP 90-7. Among other matters, SOP 90-7 provides for the treatment of pre and post petition liabilities, valuation of debt obligations and precludes recognition of most interest expense. The results of operations for interim periods are not necessarily indicative of a full year's operations. You should also read the section in this prospectus captioned "Selected Financial Data," our audited financial statements and their accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operation," all of which are included elsewhere in this prospectus.

         Effective May 1, 2002, as a result of our emergence from bankruptcy, we will adopt "fresh start" accounting in accordance with SOP 90-7. "Fresh start" accounting will result in material changes to financial statements for periods beginning after May 1, 2002, to reflect adjustments required pursuant to SOP 90-7 to record assets and liabilities at fair values, the valuation of equity based on the reorganization value of the ongoing business and the recording of an intangible asset for reorganization value in excess of the fair value of the separately identifiable assets and liabilities.

         Because the summary financial data below relates to periods prior to May 1, 2002, the effective date we emerged from bankruptcy, we refer to the summary financial data as that of the "Predecessor Company." Due to the reorganization and implementation of SOP 90-7, our financial statements issued for periods beginning after May 1, 2002 will not be comparable to that of the Predecessor Company.



                                                            Years Ended December 31,                  Three Months Ended March 31,
                                                            ------------------------                  ----------------------------
                                                1997       1998        1999 (1) 2000 (1)     2001          2001           2002
                                                ----       ----        -------- --------     -----         ----           ----
                                                 (Dollars in thousands, except subscriber and revenue per unit)
   Statement of Operations Data:
   Revenues:
       Services                                 $20,684    $57,994     $67,653    $73,479    $71,072         $18,007        $12,279
       Equipment                                 23,530     29,227      23,418     26,372     22,221           5,400          4,216
                                                 ------     ------      ------     ------     ------           -----          -----
        Total Revenue                            44,214     87,221      91,071     99,851     93,293          23,407         16,495

   Cost of service and operations                31,959     55,781      69,258     75,528     72,809          18,164         15,332
   Cost of equipment sold                        40,335     30,449      29,527     32,843     34,611           5,934          4,534
   Sales and advertising                         12,066     19,159      23,125     35,454     23,749           9,649          3,870
   General and administrative                    14,819     17,332      40,336     97,626     19,973           6,327          3,542
   Satellite and related assets impairment           --         --      97,419         --                         --
   Restructuring charges                             --         --          --         --      4,739              --             --
   Depreciation and amortization                 42,430     52,707      55,798     38,812     32,408           8,550          5,187
                                                 ------     ------      ------     ------     ------           -----          -----

   Operating loss                               (97,395)   (88,207)   (224,392)  (180,412)   (94,996)        (25,217)       (15,970)

   Interest and other income                      1,122      4,372       8,464     31,379      1,128             142            837
   Interest expense                             (21,633)   (53,771)    (65,928)   (62,455)   (61,675)        (15,426)        (1,739)
   Gain on sale of transportation and                --         --          --      5,691     15,863              --          1,419
   satellite assets                                             --
   Gain on Rare Medium note call option              --         --          --         --      1,511              --             --
   Costs associated with debt restructuring          --         --          --         --     (1,254)             --        (17,432)
   Rare Medium merger costs                          --         --          --         --     (4,054)             --             --
   Gain on sale of XM Radio shares                   --         --          --         --         68              --             --
   XM Radio equity investment charge                 --         --          --         --    (81,467)             --             --
   Gain (loss) on notes to/from related              --               (37,318)     36,779                         --             --
   party
   Equity in losses of XM Radio and MSV          (1,301)   (12,960)    (6,692)         --    (65,970)        (12,472)            --
   Minority interest                                 --         --      7,067      33,429         --              --             --
                                               ---------  ---------   --------    -------   ---------        --------       --------
   Net loss before extraordinary item, XM
   Radio Preferred Dividend and Beneficial     (119,207)  (150,566)   (318,799)  (135,589)  (290,846)        (52,973)       (32,885)
   Conversion
   Extraordinary loss on extinguishment of           --         --     (12,132)    (3,035)    (1,243)         (1,033)            --
   debt
                                                ---------  --------    --------   --------   --------        --------        -------

   Net Loss                                    (119,207)  (150,566)   (330,931)  (138,624)  (292,089)        (54,006)       (32,885)
   XM Radio preferred stock dividend and
   beneficial conversion                             --         --          --    (49,519)        --              --             --
                                               ---------  ---------   ---------  ---------  ---------        ---------      --------
   Net loss attributable to common            $(119,207) $(150,566)  $(330,931) $(188,143) $(292,089)       $(54,006)      $(32,885)
   shareholders
                                              ========== ==========  ========== ========== ==========       =========      =========

   Loss per share of Common Stock:
   Loss before extraordinary item               $(4.74)    $(4.94)     $(8.03)    $(3.75)    $(5.69)         $(1.07)         $(0.56)
   Extraordinary item                               --         --       (0.30)     (0.06)     (0.02)          (0.02)             --
                                              ---------    -------     -------    -------    -------        --------         ------
   Net loss per common share                    $(4.74)    $(4.94)     $(8.33)    $(3.81)    $(5.71)         $(1.09)         $(0.56)
                                                =======    =======     =======    =======    =======         =======        =======
   Weighted average shares outstanding          25,131     30,496      39,704     49,425     51,136          49,689          58,256
   (000's)

   Other Unaudited Financial and
    Operating Data:
   Number of subscribers (end of period)        32,400    105,700     140,702     205,875    250,644         226,031        240,026
   Average monthly revenue per units (2)           $65        $70         $43         $31        $18             $28            $17
   Capital expenditures                          8,598     12,470     156,686     488,453     13,751           3,254            494



                                                               As of December 31,                            As of March 31,
                                                               ------------------                            ---------------
                                                1997       1998        1999       2000       2001            2001           2002
                                                ----       ----        ----       ----       ----            ----           ----
   Balance Sheet Data:
   Cash and cash equivalents                     $2,106     $2,285     $51,474   $227,423    $33,387          $7,833        $21,003
   Property and equipment, net                  116,516    246,553     116,516    175,706     64,001         112,305         60,621
   Total assets                                 311,447    489,794     809,948  1,571,714    209,617         536,608        177,628
   Total debt                                   221,288    477,672     477,610    725,546    368,545         457,394        373,337
   Total stockholders' equity (deficit)          46,131    (37,023)    (17,226)    12,884   (275,469)        (51,971)      (308,053)

1. The results of XM Radio from the period from July 7, 1999 (the date Motient acquire 100% voting interest in XM Radio) through December 31, 2000, have been included in Motient's consolidated financial statements. Prior to July 7, 1999, Motient's investment in XM Radio was accounted for pursuant to the equity method of accounting. In January 2001, Motient relinquished control of XM Radio, and as a result, Motient's investment in XM Radio was accounted for pursuant to the equity method of accounting from January 1, 2001. Excluding the impact of the consolidation of XM Radio, Motient's operating loss would have been $202.1 million and $101.9 million for the years ended December 31, 1999 and 2000, respectively.

2. Average monthly revenue per unit for the year ended December 31, 1996 was calculated on an average monthly basis after adjusting both subscribers and revenues to normalize for the acquisition, in late 1996, of a "multi-mode" product involving a terrestrial and satellite network. Average monthly revenue for the year ended December 31, 2001, has been adjusted to reflect the sale of Motient's satellite business.

                        SELECTED QUARTERLY FINANCIAL DATA
                                   (unaudited)
                (dollars in thousands, except for per share data)

         The following selected quarterly financial information should be read in conjunction with Motient's consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus, and the information contained under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         As discussed above, numerous factors, including the application of "fresh start" accounting and Motient's recent reorganization, make period to period comparison of Motient's financial results less meaningful, and, therefore, you should not rely on them as an indication of future operating performance. For a more complete discussion of these transactions, see "Summary Financial Data," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - General - The Current and Former Components of Motient's Business."


                                 2002-Quarters       2001-Quarters                             2000-Quarters
                                      1st       1st        2nd       3rd        4th        1st        2nd      3rd        4th


Revenues                           $16,495    $23,407    $23,657   $24,447    $21,782     $22,170    $25,689    $26,657    $25,335
Operating expenses (1)              32,465     48,624     48,881    50,380     40,404      60,506     62,202     80,768     76,787
                                    ------     ------    ------     ------      ------     ------     ------    ------     -------
Loss from operations               (15,970)   (25,217)   (25,224)  (25,933)   (18,622)    (38,336)   (36,513)  (54,111)   (51,452)
Interest and other income
  (expense)                           (902)   (14,877)   (14,553)  (16,543)   (14,574)     (9,779)    (6,078)   (6,263)    (8,956)
Gain on sale of satellite/
   transportation assets             1,419         --         --        --     15,863          --         --        --      5,691
(Loss) Gain on Rare Medium Note
   call option                          --         --    (13,800)   15,312         (1)         --         --        --         --
Unrealized (loss) gain on note
   payable to related party             --         --         --        --         --      36,779         --        --         --
Minority interest                       --         --         --        --         --       7,342      3,341    13,391      9,355
XM Radio equity investment
   impairment loss                      --         --        --    (81,467)         --         --        --         --
Debt restructuring costs           (17,432)        --         --        --     (1,254)         --         --        --         --
Gain on sale and exchange of XM
   Radio shares                         --       (407)        --        --        475          --         --        --         --
Rare Medium merger costs                --         --         --    (4,054)        --          --         --        --         --
Equity in loss of XM Radio
and MSV                                 --    (12,472)   (10,855)  (16,836)   (25,807)         --         --        --         --
                                    -------    -------   -------    -------     ------       -----      -----    ------   -------
Loss before extraordinary item     (32,885)   (52,973)   (64,432)  (48,054)  (125,387)     (3,994)   (39,250)   (46,983)  (45,362)
Extraordinary (loss) gain on
   extinguishment of debt               --     (1,033)      (892)     (653)     1,335          --       (417)        --    (2,618)
                                     ------      -----     -----     -----      ------   --------     -------   -------    -------
Net Loss                           (32,885)   (54,006)   (65,324)  (48,707)  (124,052)     (3,994)   (39,667)   (46,983)  (47,980)
XM Radio Preferred Dividend and
   Beneficial Conversion Charge         --         --         --        --         --        (506)      (745)   (46,352)   (1,916)
                                     ------      -----     -----     -----      ------    --------    -------   -------    -------
Net Loss attributable to common
   shareholders                   $(32,885)  $(54,006)  $(65,324) $(48,707) $(124,052)    $(4,500)  $(40,412)  $(93,335) $(49,896)
Basic and Diluted Loss Per Share
   of common stock before
   extraordinary item               $(0.56)    $(1.07)    $(1.30)   $(0.96)    $(2.27)     $(0.09)    $(0.81)    $(1.88)   $(0.96)
Basic and Diluted Loss Per Share
   extraordinary item                   --      (0.02)     (0.02)    (0.01)      0.02          --      (0.01)        --     (0.05)
                                     ------      -----     -----     -----       ------    --------    -------   -------  --------
Basic and Diluted Net loss per
   common share (2)                 $(0.56)    $(1.09)    $(1.32)   $(0.97)    $(2.25)     $(0.09)    $(0.82)    $(1.88)   $(1.01)
Weighted-average common shares
   outstanding during the period    58,256     49,639     49,654    50,175     55,027      49,094     49,502     49,532    49,564

(1) Operating expenses include charges of approximately $4.5 million in the second quarter of 2001, $1.2 million in the third quarter of 2001, $1.7 million in the fourth quarter of 2001, and $3.6 million in the third quarter of 2000 related to the realizability of our inventory.
(2) Loss per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each of the periods, and the sum of the quarters is not equal to the full year loss per share amount.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The accompanying unaudited pro forma financial information gives effect to the following transactions, as if they had been consummated on March 31, 2002, in the case of the Unaudited Pro Forma Consolidated Condensed Balance Sheet, and on January 1 of each of the periods presented in the case of the Unaudited Pro Forma Consolidated Condensed Statements of Operations:

o Motient's disposition in 2001 of its entire holdings of common stock of XM Satellite Radio Holdings Inc. ("XM Radio") through the sale of shares or the exchange of shares for the cancellation of debt.

o The consummation on November 26, 2001 of the sale of Motient's satellite communications business assets to Mobile Satellite Ventures LP ("MSV").

o Motient's emergence from Chapter 11 bankruptcy and the adoption of its approved plan of reorganization on May 1, 2002.

         In accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), Motient will adopt "fresh start" accounting as of May 1, 2002, the date the plan of reorganization was effective, by revaluing its assets and liabilities to fair value. The determination of the fair value of Motient's principal assets was based on, among other things, the valuations performed in conjunction with the bankruptcy reorganization.

         The unaudited pro forma consolidated condensed balance sheet and statements of operations are based on the historical financial statements of Motient, giving effect to the reorganization and adjustments as discussed in the accompanying notes. Management has prepared these unaudited pro forma consolidated condensed statements of operations based upon the historical consolidated statements of operations for the year ended December 31, 2001 and the historical consolidated condensed balance sheet and statement of operations as of, and for the three months ended March 31, 2002, respectively. The unaudited pro forma consolidated condensed balance sheet and statements of operations should be read in conjunction with the notes thereto. The unaudited pro forma consolidated condensed financial information is presented for illustrative purposes only and is not necessarily indicative of what Motient's actual financial position and results of operations would have been had the foregoing transactions been consummated as of the above-referenced dates or of the financial position or results of operations that Motient may report in the future.

                      Motient Corporation and Subsidiaries
            Unaudited Pro Forma Consolidated Condensed Balance Sheet
                              As of March 31, 2002

                                                                                  Pro Forma Adjustments
                                                                                  ---------------------
                                                        Predecessor  Reorganization   Fresh Start    Reorganized
                                                          Company     Adjustments     Adjustments      Company
                                                          -------     -----------     -----------      -------

ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                           $ 21,003                                         $21,003
      Inventory                                              5,732                                           5,732
      Accounts receivable-trade, net of
       allowance for doubtful accounts                      10,972                                          10,972
      Deferred equipment costs                              11,932                    (11,932) (2)              --
      Other current assets                                  12,798                                          12,798
                                                            ------                    ------------          ------

      Total current assets                                  62,437                    (11,932)              50,505

PROPERTY & EQUIPMENT, net                                   60,621                                          60,621

FREQUENCIES AND OTHER INTANGIBLES, net                      50,914                     39,086 (2)           90,000

INVESTMENT IN MSV
                                                                --                     36,500 (2)           36,500

NOTE RECEIVABLE FROM MSV
                                                                --                     17,500 (2)           17,500

REORGANIZATION VALUE IN EXCESS OF FAIR VALUE OF
ASSETS                                                          --                     22,864 (2)           22,864

DEFERRED CHARGES & OTHER ASSETS, net                         3,656                     (1,628)(2)            2,028
                                                             -----                    -----------            -----

      Total assets                                        $177,628                   $102,390             $280,018
                                                          ========                   ========             ========

The accompanying notes are an integral part of this pro forma financial statement.
                                       19

                      Motient Corporation and Subsidiaries
            Unaudited Pro Forma Consolidated Condensed Balance Sheet
                              As of March 31, 2002



                                                                        Pro Forma Adjustments
                                                                        ---------------------


                                                       Predecessor   Reorganization   Fresh Start     Reorganized
                                                         Company       Adjustments    Adjustments       Company
                                                         -------       -----------    -----------       -------

LIABILITIES & STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
      Pre petition liabilities subject to compromise:
         Accrued expenses                                 $4,833       $(4,833) (1)                      $   --
         Senior notes, including
         accrued interest thereon                        367,673      (367,673) (1)                          --
         Rare Medium thereon, including
         accrued interest                                 27,030       (27,030) (1)                          --
                                                         -------      -------------                       -----
         Total pre petition liabilities subject to
         compromise                                      399,536      (399,536)                              --

      Current liabilities not subject to compromise:
        Accounts payable and accrued expenses             15,024                                         15,024
        Obligations under
        capital leases due within one year                 7,857        (3,811) (1)                       4,046
        Deferred equipment revenue                        11,972                       (11,972) (2)          --
        Deferred revenue and other
        current liabilities                               14,010                        (5,678) (2)       8,332
                                                         -------       ------------    ------------     -------
        Current liabilities not subject to
        compromise                                        48,863        (3,811)        (17,650)          27,402

      Total current liabilities                          448,399      (403,347)        (17,650)          27,402

LONG-TERM LIABILITIES:
      Capital lease obligations                              163         3,811 (1)                        3,974
      Notes payable to Rare Medium and CSFB                   --        19,750 (1)                       19,750
      Vendor financing commitment                          3,316                                          3,316
      Other long-term liabilities                         33,803                       (20,819) (2)      11,326
                                                          ------        ----------                       ------
                                                                                        (1,658) (2)
                                                                                        -----------

      Total long-term liabilities                         37,282         23,561        (22,477)          38,366

      Total liabilities                                  485,681       (379,786)       (40,127)          65,768


STOCKHOLDERS' (DEFICIT)  EQUITY                         (308,053)       308,053 (1)    142,517 (2)      214,250
                                                        ---------                      -----------      -------
                                                                         71,733 (1)
                                                                        -----------
Total liabilities and stockholders' (deficit) equity    $177,628        $    --       $102,390         $280,018
                                                        ========        ===========   ============     ========


The accompanying notes are an integral part of this pro forma financial statement.

                      Motient Corporation and Subsidiaries
       Unaudited Pro Forma Consolidated Condensed Statement of Operations


                                                                For the Three Months Ended March 31, 2002
                                                                -----------------------------------------
                                                                          Pro Forma Adjustments
                                                                          ---------------------
                                                          Predecessor  Reorganization    Fresh Start      Reorganized
                                                            Company      Adjustments     Adjustments        Company
                                                            -------      -----------     -----------        -------

Revenues
      Service and related revenues                          $12,279                                          $12,279
      Sales of equipment                                      4,216                     (3,091) (7)            1,125
                                                              -----                     -----------            -----
      Total Revenue                                          16,495                     (3,091)               13,404

Cost of service and operations
      Cost of service and operations                         15,332                                           15,332
      Cost of equipment sold                                  4,534                     (3,091) (7)            1,443
      Sales & advertising                                     3,870                                            3,870
      General & administrative                                3,542                                            3,542
      Depreciation & amortization                             5,187                        489  (8)            5,676
                                                              -----                     -----------            -----

      Operating loss                                        (15,970)                      (489)              (16,459)

Other income                                                    837                                              837
Interest expense                                             (1,739)       (324)(4)                             (838)
                                                                          1,225 (5)

Deferred gain on sale of assets to MSV                        1,419                     (1,419) (9)               --
                                                            -------       ---------     -----------           -------
Loss before extraordinary item and reorganization           (15,453)        901         (1,908)              (16,460)
items:

Reorganization items:
         Professional fees related to                        (4,578)      4,578 (3)                               --
         reorganization
         Write off of debt financing fees                   (12,975)     12,975 (3)                               --
         Interest income                                        121                                              121
                                                            --------     ----------    -------------          ------

Net loss                                                   $(32,885)    $18,454        $(1,908)             $(16,339)
                                                           =========    =======        ========             ========

Loss per share of common stock                               $(0.56)                                          $(0.65)

Weighted-average common shares outstanding during            58,256                                           25,097 (6)
the period


The accompanying notes are an integral part of this pro forma financial statement.

                      Motient Corporation and Subsidiaries
       Unaudited Pro Forma Consolidated Condensed Statement of Operations


                                                                 For the Year Ended December 31, 2001
                                                                 ------------------------------------
                                                                      Pro Forma Adjustments

                                                         MSV Sale and
                                                           XM Radio
                                            Predecessor     Share       Reorganization     Fresh Start       Reorganized
                                             Company     Transactions    Adjustments       Adjustments         Company
                                             -------     ------------    -----------       -----------         -------

Revenues
      Service and related revenue             $71,072    (23,260) (10)                                          $47,812
      Sales of equipment                       22,221     (7,400) (10)                      (8,271) (7)           6,550
                                               ------    -------------                      -----------           -----
      Total Revenue                            93,293    (30,660) (10)                      (8,271)              54,362

Cost of service and operations
      Cost of service and operations           72,809     (9,685) (10)                                           63,124
      Cost of equipment sold                   34,611     (7,382) (10)                      (8,271) (7)          18,958
      Sales & advertising                      23,749       (927) (10)                                           22,822
      General & administrative                 19,973     (1,550) (10)                                           18,423
      Restructuring charges                     4,739                                                             4,739
      Depreciation & amortization              32,408    (15,841) (10)                       1,954  (8)          18,214
                                               ------    -------------                                           ------
                                                                                              (307)(13)
                                                                                             ----------
      Operating loss                          (94,996)     4,725                            (1,647)             (91,918)

Interest & other income                         1,128                                                             1,128
Gain on Rare Medium note call option            1,511                                                             1,511
Costs associated with debt restructuring       (1,254)                       1,254 (3)                               --
Rare Medium merger costs                       (4,054)                                                           (4,054)
Gain on the sale of XM Radio common stock          68                                                                68
Gain on sale of transportation and             15,863                                       (7,570) (9)           8,293
satellite assets
Equity in losses of XM Radio                  (48,470)    48,470  (11)                                               --
Equity in losses of MSV                       (17,500)                                                          (17,500)
XM Radio equity investment impairment         (81,467)                                                          (81,467)
charges
Interest expense                              (61,675)    10,798  (12)       3,843 (4)                           (3,623)
                                              --------    ------------                      ------------        --------
                                                                            43,411 (5)
                                                                            ----------


Net loss before extraordinary item          $(290,846)   $63,993           $48,508        $( 9,217)           $(187,562)
                                            ==========    =======           =======        ========           ==========

Loss per share of common stock before          $(5.69)                                                           $(7.47)
extraordinary item

Weighted-average common shares
outstanding during the period                  51,136                                                            25,097(6)



The accompanying notes are an integral part of this pro forma financial statement.

               Notes to Unaudited Pro Forma Financial Information

     The Pro Forma Financial Information reflects the following adjustments:

1. Represents the implementation of the plan of reorganization to reflect the following:

o elimination of Motient's obligations under the senior notes in exchange for the senior note holders receiving 25 million shares of common stock of the reorganized Motient,

o cancellation of the Rare Medium notes and issuance of a $19 million note to Rare Medium and $750,000 note to Credit Suisse First Boston (the "CSFB note"),

o elimination of certain vendor obligations in exchange for the vendors receiving 97,256 shares of common stock of the reorganized Motient,

o the issuance to certain professional advisors of a warrant to purchase 343,450 shares of common stock of the reorganized Motient,

o cancellation of the pre-reorganization common stock in exchange for warrants to acquire up to approximately 1.5 million shares of common stock, and

o the curing of the technical default on certain capital leases and the resulting reclassification as long-term of a portion of that capital lease obligation.

2.        To adjust  assets and  liabilities  to  estimated  current fair value.
          Further adjustments may be required, but are not expected to be material. The fair value of Motient's principal assets were based on, among other things, the valuations performed in conjunction with the bankruptcy reorganization.

3. Elimination of professional fees and write-off of certain debt deferred financing costs that related to bankruptcy filing.

4. Reflects the net change in interest expense on the Rare Medium notes associated with the reduction in the principal to $19 million and an annual interest rate of 9%, and the interest expense on the $750,000 CSFB note at an annual rate of 9%.

5. Reflects the elimination of interest expense, amortization of debt discount, and the amortization of bank fees associated with the senior notes.

6. Pro forma loss per common share is computed based on the 25,097,000 shares of common stock issued and issuable pursuant to the plan.

7. Reflects the elimination of deferred equipment revenue and deferred equipment costs.

8. Reflects the amortization, over a 20-year period, of the step-up in value of Motient's terrestrial frequencies.

9. Reflects the elimination of the gain recorded in association with the sale of Motient's satellite communications business to MSV.

10. Reflects the elimination of the operating results of the satellite communications business that was sold to MSV.

11. Reflects the pro forma adjustment for the deconsolidation of the results of XM Radio resulting from the following transactions:

        o Motient's sale of an aggregate of 2 million shares of XM Radio stock in the first quarter of 2001 and the application of the net proceeds of the offering to repay $8.5 million of indebtedness under Motient's bank facilities,

        o Motient's exchange of 5 million shares of XM Radio stock in October 2001 for $26.2 million of Rare Medium debt, and

        o Motient's sale and exchange of 9.8 million shares of XM Radio stock in November 2001 to satisfy Motient's entire reimbursement obligation to the bank guarantors.


          As a result of the above transactions, as of November 19, 2001, Motient no longer held any shares of XM Radio common stock.

12. Reflects the elimination of interest expense on the bank financing and Rare Medium notes and the amortization of related financing costs and warrants associated with the placement of the bank financing and Rare Medium notes, as a result of the repayment of $96.5 million of bank debt in the November 2001 transactions, the repayment of $8.5 million of bank debt from the sale of 2 million shares of XM Radio common stock in the first quarter of 2001, and the repayment of $26.2 million of Rare Medium notes.

13. Reflects the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and the resulting elimination of goodwill amortization.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Motient's Chapter 11 Filing

         On January 10, 2002, Motient and three of its wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. Motient's plan of reorganization was confirmed on April 26, 2002, and became effective on May 1, 2002 . For a more detailed description of Motient's Chapter 11 filing and its plan of reorganization, please see "Liquidity and Capital Resources" below.

General - The Current and Former Components of Motient's Business

         This section provides information regarding the various current and prior components of Motient's business which we believe is relevant to an assessment and understanding of the financial condition and consolidated results of operations of Motient Corporation. Our reorganization, significant acquisitions in recent years and the sale of the satellite assets to Mobile Satellite Ventures LP, or MSV, in 2001, the sale of the retail transportation assets to Aether Systems in 2000, and the impact of consolidating the results of XM Satellite Radio Inc., or XM Radio, for 2000, make period to period comparison of our financial results less meaningful, and therefore, you should not rely on them as an indication of future operating performance. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

         Motient presently has five wholly-owned subsidiaries and an interest in MSV. Motient Communications Inc. owns the assets comprising Motient's core wireless business. The other four subsidiaries hold no material operating assets other than the stock of other subsidiaries or Motient's interests in MSV. On a consolidated basis, we refer to Motient Corporation and its five wholly owned subsidiaries as "Motient." Our indirect, less-than 50% interest in MSV is not consolidated with Motient including for financial statement purposes.

         In recent periods, certain factors have placed significant pressures on our financial condition and liquidity position. A number of factors were preventing us from accelerating revenue growth at the pace required to enable us to generate cash in excess of our operating expenses. These factors included competition from other wireless data suppliers and other wireless communications providers with greater resources, cash constraints that have limited our ability to generate greater demand, unanticipated technological and development delays, and general economic factors. During 2001, in particular, our efforts were also hindered by the downturn in the economy and poor capital and financing market conditions. These factors led us to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in January 2002. See "Liquidity and Capital Resources". Having emerged from our reorganization with a significantly improved balance sheet, we are continuing to focus on growing our core wireless business.

Core Wireless Business

         We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network for a variety of wireless data communications services, including email messaging and other services that enable businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet.

         Over the last several years, we have made substantial investments in new products and services, including our eLinksm wireless email service, which we believe will capitalize on the rapid expansion of Internet email usage and wireless data, particularly in the business-to-business environment.

         Our eLink service is a two-way wireless email device and electronic organizer that uses our terrestrial network. We provide our eLink brand two-way wireless email service to customers accessing email through corporate servers, Internet Service Providers ("ISP"), Mail Service Provider ("MSP") accounts, and paging network suppliers. We also offer a BlackBerry TM by Motient solution specifically designed for large corporate accounts operating in a Microsoft Exchange and Lotus Notes environment. BlackBerry TM is a popular wireless email solution developed by Research In Motion ("RIM") and is being provided on the Motient network under an agreement with RIM.

XM Radio

         As of January 1, 2001, we had an equity interest of approximately 33.1% (or 21.3% on a fully diluted basis) in XM Satellite Radio Holdings Inc., or XM Radio, a public company that launched its satellite radio service toward the end of 2001, and, as of December 31, 2000 we controlled XM Radio through our Board of Director membership and common stock voting rights. As a result, all of XM Radio's results for the period from July 7, 1999 (the date we acquired 100% voting interest of XM Radio) through December 31, 2000 have been included in our consolidated financial statements. Prior to July 7, 1999, our investment in XM Radio was accounted for pursuant to the equity method of accounting.

         In January 2001, pursuant to Federal Communication Commission ("FCC") approval to cease to control XM Radio, the number of directors that we appointed to XM Radio's Board of Directors was reduced to less than 50% of XM Radio's directors, and we converted a portion of our super-voting Class B Common Stock of XM Radio to Class A Common Stock. As a result, we ceased to control XM Radio, and as of January 1, 2001, we accounted for our investment in XM Radio pursuant to the equity method of accounting. During 2001, Motient either sold or exchanged all of its remaining shares of XM Radio and ceased to hold any interest in XM Radio as of November 19, 2001. See "Business - Significant Recent Events."

Sale of Retail Transportation Business in November 2000

         In November 2000, Motient sold assets relating to its retail transportation business to Aether Systems, Inc. The purchase price for these assets was $45 million, plus the then-current book value of the inventory for the business. All of this amount was paid at closing, except for $10 million which was escrowed, and $3.7 million which was payable upon collection of certain accounts receivable sold to Aether. As of April 30, 2002, approximately $2.2 million of the outstanding accounts receivable had been received by Motient. On October 11, 2001, the $10 million escrow was paid to us, and, at the same time, we agreed to modify certain of the pricing related terms of our network capacity agreements with Aether. A gain of $8.3 million, representing the difference between the net proceeds of the escrow received and the amount deferred pursuant to the modification of the network capacity agreements, was recorded in 2001.

         Following the asset sale, Motient has been selling network capacity to Aether as a distributor, on a wholesale basis.

Mobile Satellite Ventures LP

         On June 29, 2000, we formed a joint venture subsidiary, MSV, in which we owned 80% of the membership interests. The remaining 20% interests in MSV were owned by three investors unrelated to Motient; however, the minority investors had certain participating rights which provided for their participation in certain business decisions that were made in the normal course of business; therefore, in accordance with Emerging Issues Task Force Issue No 96-16, our investment in MSV has been recorded for all periods presented pursuant to the equity method of accounting.

         Through November 26, 2001, MSV used our satellite network to conduct research and development activities. On November 26, 2001, we sold the assets comprising our satellite communications business to MSV, as part of a transaction in which certain other parties joined MSV, including TMI Communications and Company Limited Partnership ("TMI"), a Canadian satellite services provider. In consideration for our satellite business assets, we received the following: (1) a $24 million cash payment in June 2000, (2) a $41 million cash payment paid at closing on November 26, 2001, net of $4 million retained by MSV related to our sublease of real estate from MSV, and (3) a 5-year $15 million note. In this transaction, TMI also contributed its satellite communications business assets to MSV. In addition, we purchased a $2.5 million convertible note issued by MSV, and certain other investors, including a subsidiary of Rare Medium Group, Inc., purchased a total of $52.5 million of convertible notes. As of March 31, 2002, we had an equity interest, on an undiluted basis, of approximately 48% in MSV. Assuming that all of MSV's convertible notes issued in such transaction are converted into limited partnership units of MSV, Motient would have a 33.3% equity interest in MSV.

         MSV has also filed a separate application with the FCC with respect to MSV's plans for a new generation satellite system utilizing ancillary terrestrial base stations. Within 90 days of the receipt of approval and final order from the FCC, and provided that such approval occurs by March 31, 2003, certain of the investors in MSV, excluding Motient, will invest an additional $50 million in MSV and receive additional equity interests. Upon consummation of such additional investment, an $11.5 million note issued by MSV to TMI and the $15 million note to Motient will be repaid in full, and Motient's ownership interest in MSV will be reduced to approximately 25.5%.

Overview of Liquidity

Liquidity and Financing Sources

         We have incurred significant operating losses and negative cash flows in each year since we started operations, due primarily to the costs of developing and building our networks and the cost of developing, selling and providing our products and services. Prior to filing for protection under Chapter 11, we were highly leveraged. These factors and others placed significant pressures on our financial condition and liquidity position. As a result of our plan of reorganization, our total debt was substantially reduced; however, we expect to continue to incur operating losses and negative cash flows for at least several more quarters, and do not expect to achieve EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) break even until the fourth quarter of 2002 at the earliest. We expect to continue to make significant capital outlays to fund remaining interest expense, new product rollouts, capital expenditures, and working capital before we begin to generate cash in excess of our operating expenses. We are focusing our efforts on improving our cash flow through growth in our subscriber base, while maintaining, or even reducing, our operating expenses. We believe that a large percentage of our costs are fixed; therefore, we are attempting to increase our revenue without incurring significant cost increases.

         We believe that the cash that we have on hand, together with other available working capital funding sources, should fund operations through 2002. While we believe there are potential alternatives and additional sources of liquidity to fund our operations if these resources are insufficient, in the current environment we expect that it will be difficult for us to access such funding sources. In addition, our financial performance could deteriorate, and there is no assurance that we will be able to meet our financial projections. If our cash requirements are more than we currently expect, we will require additional financing in amounts that may be material.

         During 2001, Rare Medium loaned Motient an aggregate of $50 million, and Motient issued notes payable in such amount to Rare Medium. Motient's obligation to repay these notes was secured by its pledge of 5 million shares of Class A common stock of XM Radio then held by Motient. On October 12, 2001, Motient repaid approximately $26.2 million of principal and accrued interest under the Rare Medium Notes by delivering to Rare Medium all of the 5 million shares of Class A common stock of XM Radio pledged there under.

         In November 2001, all of our obligations under our term loan and revolving credit facility, including all associated guarantee and reimbursement obligations, were repaid and extinguished. As part of these transactions, we sold or transferred all of our remaining shares of XM Radio. See "Business - Motient's Chapter 11 Filing."

         For a more detailed discussion of our funding requirements and outlook, see "Liquidity and Capital Resources - Summary of Liquidity and Financing Sources for Core Wireless Business."

Effects of the Chapter 11 Filing

         As a result of our Chapter 11 bankruptcy filing, we saw a slower adoption rate for our services in the first quarter of 2002. In a large customer deployment, the upfront cost of the hardware can be significant. Because the hardware generally is usable only on Motient's network, certain customers delayed adoption while we were in Chapter 11. In an effort to accelerate adoption of our services, we did, in selected instances in the first quarter of 2002, offer certain incentives for adoption of our services that are outside of our customary contract terms, such as extended payment terms or temporary hardware rental. These changes in terms were not material to our cash flow or operations. Additionally, certain of our trade creditors required either deposits for future services or shortened payment terms; however, none of these deposits or changes in payment terms were material and none of our key suppliers have ceased to do business with us as a result of our reorganization.

         Effective May 1, 2002, we will adopt "fresh start" accounting, which requires that the value of Motient, which was determined by the court to be $234 million, be allocated to our assets and liabilities in accordance with Accounting Principles Bulletin Opinion 16, or APB 16 No. 16 Business Combinations, for transactions reported on the basis of the purchase method. We are in the process of allocating this reorganization value to specific tangible and intangible assets; however, if any portion of the reorganization value cannot be attributed to specific tangible or intangible assets, we will be required to report as an intangible asset "reorganization value in excess of amounts allocable to identifiable assets."


Three Months Ended March 31, 2002 and  2001

Revenue and Subscriber Statistics

         Service revenues approximated $12.3 million for the quarter ended
March 31, 2002, which was a $5.7 million reduction as compared to the quarter ended March 31, 2001. This $5.7 million reduction represents the loss of approximately $6.3 million of revenue associated with the sale of our satellite assets to MSV in November 2001, offset by an $0.8 million increase in our core remaining market sectors. We experienced a 35% growth in subscribers within our Wireless Internet sector, but these subscribers produced lower average revenue per unit, or ARPU, or Average Revenue Per Unit, than certain other segments, such as the maritime sector, which was sold as part of our sale of satellite assets to MSV in November 2001.

         The tables below summarize our revenue and subscriber base for the quarters ended March 31, 2002 and 2001. An explanation of certain changes in revenue and subscribers is set forth below under the caption "Summary of Year over Year Revenue."


                                                     Quarter Ended March 31,
     Summary of Revenue                             2002                2001            Change          % Change
                                                    ----                ----            ------          --------
                                                                    (in millions)
     Wireless Internet                               $4.1               $2.0               $2.1           105%
     Field services                                   4.3                5.9               (1.6)          (27)
     Transportation                                   3.0                4.1               (1.1)          (27)
     Telemetry                                        0.7                0.7                0.0             0
     Maritime and other                               0.2                5.3               (5.1)          (96)
     Equipment                                        4.2                5.4               (1.2)          (22)
                                                 --------           --------             -------
         Total                                     $ 16.5             $ 23.4              $(6.9)          (29)%
                                                   ======             ======              ======    ===========

         The make up of our subscriber base was as follows:

                                        As of March 31,
                                    2002             2001 (1)        Change          % Change
                                    ----             ----            ------          --------
Wireless Internet                  85,085            63,102         21,983              35%
Field services                     36,161            45,070         (8,909)            (20)
Transportation                     89,750            74,237         15,513              21
Telemetry                          28,486            18,059         10,427              58
Maritime and other                    544            25,563        (25,019)            (98)
                               ----------            ------       ---------
  Total                           240,026           226,031         13,995               6%
                                  =======           =======         ======               ==


         (1)Subscribers as of March 31, 2001, included approximately 37,600 satellite units that were transferred to MSV as a result of the sale of the satellite business in November 2001, approximately 25,000 of which were included in the Maritime and other sector, 10,000 of which were included in the

Transportation sector, and 2,600 of which were included in the Field Services sector. Excluding the transfer of these subscribers, we had a 27% increase in subscribers as of March 31, 2002, as compared to March 31, 2001.

         As is common in our industry, we report subscriber information and ARPU per month statistics. Although these figures are operational numbers and not financial information recognized under Generally Accepted Accounting Principles, or GAAP, we believe that this information helps to demonstrate important trends in our business.


                                                            Average Revenue Per Unit
                                                                As of March 31,
                                                                                    Adjusted
                                                       2002            2001         2001 (1)
                                                       ----            ----         --------
                  Wireless Internet                     $15            $11            $12
                  Field services                         39             40             45
                  Transportation                         11             22             16
                  Telemetry                               9             27             14
                  Maritime                               --             45             --
                  Other                                 125             80             70
                           Average                      $17            $31            $22


(1) ARPU as of March 31, 2001 has been adjusted to exclude the revenue derived from the satellite business that was sold to MSV in November 2001.

         We include as subscribers those units that are registered on our network and expected to generate revenue. Recently we completed a study to better understand the likelihood of revenue growth from registered units which had been sold to resellers in our Wireless Internet sector. While the resellers do not have a right to return any units, we believe that a number of units in the reseller channel are subject to one of a number of possible causes of shrinkage, and therefore are not likely to be activated over the next several months. Accordingly, we have reduced the total number of registered units reported as of March 31, 2002 by approximately 20,000 units. While our resellers have not requested this adjustment, and these units currently remain registered on the network, we believe this change more conservatively communicates the revenue potential of our reported subscriber base. Over time, we expect our reseller's registered subscriber base to more closely follow growth in revenue in this sector.

          A portion of our registered units are not yet generating revenue. These inactive units are the result of one or a combination of the following
factors:   1) units sold to the indirect channel partners in Mobile Internet,
Transportation, and Telemetry market segments by Motient or other suppliers that have not yet been sold by the reseller or solution partner to end user customers, 2) spares that corporate customers purchase and register on the network in anticipation of future requirements, and 3) seasonal usage by vertical customers who purchase and register units in excess of their average requirements in order to meet seasonal peak requirements. As of March 31, 2002, approximately 61% of the reported subscriber base were active -- or revenue producing -- units, an increase of 5 points from the end of 2001, the only quarter for which we have comparable data. The average ARPU for the estimated active units during the first quarter of 2002 was approximately $30.


Summary of Quarter over Quarter Revenue

o Wireless Internet: Revenue grew from $2.0 to $4.1 million, and our subscriber base grew from 63,102 to 85,085. The revenue growth in the Wireless Internet sector represents our continued focus on expanding the adoption of eLink and BlackBerry wireless email offerings to corporate customers with both direct sales people and reseller channel partners. Additional content services are provided by software application partners for corporate customers to access Intranet and Internet content, as well as document viewing and other desktop extension applications.

o Field Services: Revenue declined from $5.9 million to $4.3 million, and our subscriber base declined from 45,070 to 36,161.

              Approximately 90% of the decrease in revenue and ARPU from field services is a result of contractual price reductions put into effect during the latter half of 2001 and first quarter of 2002. The remaining reduction was the result of internal cutbacks within certain of our customer accounts that have gone through industry consolidations and downsizings, resulting in fewer active users on the network, as compared to the revenue generated from new customers that were acquired in the first quarter of 2002.

o Transportation: Revenue declined from $4.1 million to $3.0 million, and our subscriber base grew from 74,237 to 89,750. The reduction in the revenue from the transportation sector was almost entirely the result of the sale of our satellite assets to MSV. Excluding this impact, our reduction in revenue for the first quarter of 2002, as compared to the first quarter of 2001, was approximately $100,000, which was the result of a contractual rate reduction in a large contract, offset by increased usage within that contract.

o Telemetry: Revenue was essentially unchanged from $0.7 million to $0.7 million; however, our subscriber base grew from 18,059 to 28,486. Growth in revenue by new and existing telemetry customers was offset by contractual pricing reductions for one of our largest telemetry customers.

o The reduction in maritime and other revenue was primarily the result of (1) $1.8 million of revenue earned in the first quarter of 2001 from our contract to provide MSV with satellite capacity as they pursued their research and development program, as compared to none in the first quarter of 2002 and (2) the loss of revenue from the satellite business associated with the sale of the satellite business in November 2001.

o The decrease in equipment revenue was primarily a result of the sale of our satellite business and the loss of equipment sales from that business in the first quarter of 2001.

Expenses

                                                          Quarter Ended March 31,
Summary of Expense                                           2002           2001          Change          % Change
------------------                                           ----           ----          ------          --------
                                                                       (in millions)
Cost of Service & Operations                               $15.3             $18.2       $   (2.9)           (16)%
Cost of Equipment Sales                                      4.5               5.9           (1.4)           (24)
Sales & Advertising                                          3.9               9.6           (5.7)           (59)
General & Administration                                     3.6               6.3           (2.7)           (43)
Depreciation & Amortization                                  5.2               8.6           (3.4)           (40)
                                                         -------           -------       ---------
    Total                                                  $32.5             $48.6         $(16.1)           (33)%
                                                           =====             =====         =======           =====


         Cost of service and operations includes costs to support subscribers. The 16% quarter-over-quarter decrease is made up of the following factors:

1. a $500,000 increase in base station maintenance costs associated with an approximate 16% increase in the average cost per base station primarily as a result of new rates that went into effect in the latter half of 2001 under our maintenance contract, as well as a 3% increase in the number of base stations,
2. a $284,000 increase for site rental costs associated with the 3% increase in base stations quarter-over-quarter, offset by a 3% average decrease in the average lease rate, and
3. an increase of approximately $1.2 million in licensing and commission payments to third parties with whom we've partnered to provide certain eLink and Blackberry by Motient services.

         The increases were offset by:

1. a 19% reduction, or $816,000 decrease, in communication charges associated with reductions in the cost of usage as a result of the sale of the satellite assets and the renegotiation of our telecommunications contract, offset by cost increases associated with a 3% increase in the number of terrestrial base stations in service as compared to the first quarter of 2001,
2. a reduction of approximately $1.3 million associated with reduced headcount levels, primarily as a result of our sale of the satellite assets, as well as our cost control efforts undertaken in 2001,
3. a $2.3 million decrease in costs associated with the sale of the satellite assets to MSV, including $1.1 million of in-orbit insurance costs for the quarter, and
4.        a reduction of $100,000 in research and development spending.

         The decrease in cost of equipment sold for the quarter ended March 31, 2002, as compared to 2001, was a result of the sale of the satellite assets to MSV in November 2001.

         Sales and advertising expenses as a percentage of total revenue were approximately 23% for the first quarter of 2002, compared to 41% for the comparable period of 2001. The decrease in sales and advertising expenses period over period was primarily attributable to:

1. a $4.6 million reduction in spending on advertising and trade shows, and
2. a 29%, or $1.0 million, decrease in headcount costs, primarily as a result of the cost savings initiatives that we undertook in the latter half of 2001 and the first quarter of 2002.

         General and administrative expenses for the core wireless business as a percentage of total revenue were approximately 21% for the first quarter of 2002 as compared to 27% for 2001. The decrease in 2002 costs over 2001 costs in our core wireless business general and administrative expenses was primarily attributable to:

1. a $1.2 million reduction in non cash compensation charges associated with the vesting of restricted stock,
2.   approximately   $1.3  million  of  savings  associated  with  having  fewer employees throughout the first quarter of 2002 as compared to the comparable period of 2001, primarily as a result of the cost savings initiatives that we undertook in the latter half of 2001 and the first quarter of 2002, and
3. approximately $295,000 of reductions in regulatory expenditures in the first quarter of 2002 as compared to the same period of 2001.

         Depreciation and amortization for the core wireless business was approximately 31% of total revenue for the first quarter of 2002, as compared to 37% for the first quarter of 2001. The $3.4 million decrease in depreciation and amortization expense in 2002 was primarily attributable to sale of our satellite assets to MSV in late November 2001 and the associated depreciation on those assets.

         Interest income was $121,000 for the quarter ended March 31, 2002, as compared to $549,000 million for the quarter ended March 31, 2001. The $428,000 decrease in interest earned by the core wireless business reflects the loss of any interest income earned on our escrow established for the senior notes, which was paid out in full in April 2001. This decrease was offset by the interest earned on our cash balances in the first quarter of 2002. Motient also earned other revenue in the amount of $837,000 related to cash received from a former satellite customer to whom we have no further satellite service obligation as a result of our sale of satellite assets to MSV.

         We incurred $1.7 million of interest expense in the first quarter of 2002, compared to $15.4 million during the first quarter of 2001. The $13.7 million decrease was a result of:

1. the cessation of interest expense associated with our senior notes and Rare Medium notes as a result of our bankruptcy filing in January 2002,
2. reduced debt balances during the first quarter of 2002, as compared to the first quarter of 2001, as a result of the repayments of our bank facilities in full during 2001, and
3. the elimination of amortization of warrants and prepaid interest and debt offering costs due to the debt discount costs that were written off in 2001 when we extinguished all of our remaining debt under the bank facilities.

         Additionally, in the first quarter of 2002, we recorded debt restructuring costs in the amount of $17.6 million associated with our Chapter 11 bankruptcy filing. Of these costs, approximately $13.0 million represented non-cash charges for the write off of financing fees and debt discounts associated with the placement of the senior notes. During the first quarter of 2001, we recorded a $407,000 loss on the sale of 2.0 million of our shares of XM Radio. Also in the first quarter of 2001, we recorded an extraordinary loss on the extinguishment of debt in the amount of $1.0 million, representing the pro-rata write off of fees and unamortized warrants associated with the original placement of bank financing debt which was repaid and permanently reduced in the first quarter of 2001.

         Net capital expenditures for the quarter ended March 31, 2002 for property and equipment were $494,000 compared to $3.3 million for 2001. Expenditures consisted primarily of assets necessary to continue the build out of our terrestrial network. Capital expenditures for the first quarter of 2001 included the purchase of a block of frequencies.

Year Ended December 31, 2001 and 2000

Revenue and Subscriber Statistics

         Service revenues, which includes our data, voice, capacity reseller services as well as royalty income, approximated $71.1 million for the year ended December 31, 2001, which was a $2.4 million reduction as compared to the year ended December 31, 2000. We experienced a 125% growth in subscribers within our wireless Internet sector, but these subscribers produced lower average revenue per unit, or ARPU, than certain other segments, such as the voice and retail transportation sectors. In those segments, we also saw decreases in revenue, primarily as a result of our sale of satellite assets to MSV in November 2001, and our sale of the majority of the retail transportation assets to Aether in November 2000.

         The tables below summarize our revenue and subscriber base for 2001 and 2000. An explanation of certain changes in revenue and subscribers is set forth below under the caption "Summary of Year over Year Revenue."


                                                     Year Ended December 31,
     Summary of Revenue                             2001                2000            Change          % Change
                                                    ----                ----            ------          --------
                                                                 (in thousands)
     Wireless Internet                            $11,378             $2,793             $8,585           307%
     Field services                                19,380             25,064             (5,684)          (23)
     Transportation                                15,890             21,595             (5,705)          (26)
     Telemetry                                      2,621              4,483             (1,862)          (42)
     Maritime and other                            21,803             19,544              2,259            12
     Equipment                                     22,221             26,372             (4,151)          (16)
                                                 --------           --------            --------
              Total                               $93,293            $99,851             $6,558)           (7)%
                                                  =======            =======             =======        =======

The make up of our subscriber base was as follows:

                                                       As of December 31,
                                                    2001                2000            Change          % Change
                                                    ----                ----
     Wireless internet                             102,258             45,402            56,856           125%
     Field services                                 36,752             45,465            (8,713)          (19)
     Transportation                                 88,128             73,044            15,084            21
     Telemetry                                      22,616             16,052             6,564            41
     Maritime and other                                890             25,912           (25,022)          (97)
                                                  --------            -------                           ======
              Total                                250,644            205,875            44,769            22%
                                                   =======            =======            ======         ======

         Excluding the transfer of approximately 37,000 subscribers in the Maritime and other category to MSV as a result of the sale of the satellite business to MSV in November 2001, we had a 40% increase in subscribers as of December 31, 2001, as compared to December 31, 2000.

         As is common in our industry, we report subscriber information and ARPU per month statistics. Although these figures are operational numbers and not financial numbers recognized under Generally Accepted Accounting Principles, or GAAP, we believe that this information helps to demonstrate important trends in our business.
                                                  Average Revenue Per Unit
                                                     As of December 31,
                                                    2001             2000
                                                    ----             ----
                  Wireless Internet                   $13             $11
                  Field services                       38              40
                  Transportation                       16              22
                  Telemetry                            11              27
                  Maritime                             76              45
                  Other                                74              80
                           Average                    $23             $31

         Excluding the revenue derived from the satellite business that was sold to MSV in November 2001, our ARPU statistics would have been as follows:

                                                    December 31, 2001
                  Wireless Internet                        $13
                  Field services                            40
                  Transportation                            14
                  Telemetry                                 11
                  Maritime                                  --
                  Other                                     73
                           Average                         $18

Summary of Year over Year Revenue

o The growth in Wireless Internet revenue reflects the overall growth in the number of units. Our eLink and Blackberry products were introduced in late 1999 and early 2000 and did not begin to achieve a significant growth rate until the middle of 2000 as certain reseller initiatives were launched. Additionally, a number of our resellers have units in inventory that have not yet become revenue-producing units. Since those units are included in our subscriber totals, they serve to drive down our ARPU. As more of these units became revenue producing in the latter part of 2001, our ARPU increased as compared to ARPU for 2000.

o The decrease in revenue and ARPU from field services reflects primarily rate reductions that occurred in connection with the renewal of a significant customer contract in the first quarter of 2001. Additionally, as part of this contract renewal, the customer upgraded to one of our new devices, which greatly reduced their requirement for spare units, for which we had previously received revenue. We also experienced churn of approximately 6,000 registrations to several customers primarily as a result of contract terminations or their corporate downsizings.

o The decrease in revenue from our transportation product was primarily the result of a shift from retail rates for our direct customers to wholesale rates through Aether following the sale of our transportation assets to Aether in November 2000 and the resulting decrease in ARPU. This decrease was partially offset by the increase in the number of units under our United Parcel Service contract.

o The decrease in telemetry revenue reflects the change from a take or pay agreement to a usage based agreement with one customer.

o The growth in maritime and other revenue was primarily the result of (1) $3.0 million more of revenue earned in 2001 as compared to 2000, from our contract to provide MSV with satellite capacity as they pursued their research and development program and (2) a $1.75 million royalty payment from the one-time licensing of our network software. This increase was partially offset by ARPU decreases in the maritime market as a result of more efficient use of their satellite phones by the maritime market, which resulted in reduced minutes of use.

o The decrease in equipment revenue is primarily a result of (1) the loss of $9.1 million of equipment sales associated with the sale of our transportation business and (2) a $925,000 decrease in voice equipment sales. These reductions in equipment revenue were offset by an increase of approximately $5.9 million in equipment sales for our eLink product lines.

         In connection with the sale of the voice and other satellite-related assets to MSV in November 2001, our subscriber count was reduced by approximately 37,000 units, and our quarterly revenue is projected to decrease by approximately $6.4 million; however, cash expenses are expected to be reduced proportionately, and therefore, we believe the impact of the sale of these assets should be approximately cash flow neutral.

Expenses

                                                           Year Ended December 31,
Summary of Expense                                           2001           2000          Change          % Change
------------------                                           ----           ----          ------          --------
                                                                       (in millions)
Cost of Service & Operations                                 $72.8           $75.5         $(2.7)             (4)%
Cost of Equipment Sales                                       34.6            32.8           1.8               5
Sales & Advertising                                           23.8            35.5         (11.7)            (33)
General & Administration-core wireless                        20.0            21.5          (1.5)             (7)
General & Administration-XM Radio                               --            76.1         (76.1)           (100)
Operational Restructuring Charge                               4.7              --           4.7             100
Depreciation & Amortization-core wireless                     32.4            35.4          (3.0)             (8)
Depreciation & Amortization-XM Radio                            --             3.4          (3.4)           (100)
                                                             -----          ------        -------
    Total                                                   $188.3          $280.2        $(91.9)            (33)%
                                                            ======          ======        =======          =======


         The results for the year ended December 31, 2000, included expenses incurred by XM Radio, as we were required to consolidate their results. As noted above, as of January 1, 2001, we ceased consolidating the results of XM Radio.

         Cost of service and operations includes costs to support subscribers. The 4% year-over-year decrease is made up of the following factors:

1. a 2% reduction, or $276,000 decrease, in communication charges associated with reductions in the cost of usage as a result of the sale of the satellite and transportation assets and the renegotiation of our telecommunications contract, offset by cost increases associated with a 10% increase in the number of terrestrial base stations in service as compared to 2000,
2. a $648,000 increase in base station maintenance costs associated with an approximate 18% increase in the average cost per base station primarily as a result of new rates under our maintenance contract, as well as a 10% increase in the number of base stations,
3. a $1.5 million increase for site rental costs associated with the 10% increase in base stations year over year and an average 3% increase in the average lease rate, and
4. approximately $2.5 million in licensing and commission payments to third parties with whom we've partnered to provide certain eLink and Blackberry by Motient services.


         The increases were offset by:

1. a reduction of approximately $3.9 million associated with reduced headcount levels, primarily as a result of our sale of the transportation and satellite assets, as well as our cost control efforts undertaken in 2001,
2.        a reduction of $1.7 million in research and development spending, and
3. a $1.5 million decrease in costs associated with the sale of the satellite business to MSV, including a $1.0 million reduction in in-orbit insurance costs for the year.

         The increase in cost of equipment sold for the year ended December 31, 2001, as compared to 2000, was a result of $7.5 million inventory valuation charges in 2001 associated with our early-generation eLink inventory, as compared to a $3.6 million inventory charge in 2000. These charges were taken as a result of evaluating our current sales trends, as well as pricing announcements made by certain of our competitors. This was offset by a shift from the higher-cost products associated with our transportation business, as compared to the lower-cost eLink product line.

         Sales and advertising expenses as a percentage of total revenue were approximately 25% for 2001, compared to 36% for 2000. The decrease in sales and advertising expenses period over period was primarily attributable to:

1.        a $4.6 million reduction in spending on advertising and trade shows,
2. a 26%, or $5.6 million, decrease in headcount costs, primarily as a result of the sale of our transportation and satellite assets,
3.        $600,000  of costs  associated  with our  name  change  in 2000 and
4. $600,000 in savings associated with reductions in various components of costs incurred to acquire customers.

         General and administrative expenses for the core wireless business as a percentage of total revenue were approximately 21% for 2001 as compared to 22% for 2000. The decrease in 2001 costs over 2000 costs in our core wireless business general and administrative expenses was primarily attributable to:

1. approximately $1.2 million of savings associated with having fewer employees throughout 2001, primarily as a result of the April 2001 cost-saving initiatives as well as the sale of the transportation assets in late 2000,
2. a reduction of approximately $1.3 million associated with a 22% reduction in general and administrative staff,
3. approximately $428,000 of reductions in regulatory expenditures in 2001 as compared to 2000, and
4. approximately $300,000 in reduced bad debt expense as a result of the sale of the transportation assets.

         These cost savings were offset by a $1.3 million charge associated with the vesting of certain restricted stock grants in 2001.

         Operational restructuring costs of $4.7 million represent those costs associated with the restructuring program that we announced and implemented on September 26, 2001. Of these costs, approximately $1.6 million are cash charges that are associated with severance packages for the approximate 16% of our direct work force that was laid off. These cash expenditures did, in some cases, carry into the first quarter of 2002. Approximately $3.0 million of charges were associated with the termination of a product initiative, and represent primarily non-cash charges associated with the write off of prepaid advertising costs.

         Depreciation and amortization for the core wireless business was approximately 35% of total revenue for 2001, as compared to 37% for 2000. The $3.0 million decrease in depreciation and amortization expense in 2001 was primarily attributable to the sale of our transportation assets in the fourth quarter of 2000 and their associated depreciation, as well as the sale of our satellite assets to MSV in late November 2001.

         Interest income was $1.1 million for the year ended December 31, 2001, as compared to $31.4 million (of which $27.6 million was earned by XM Radio) for the year ended December 31, 2000. Excluding interest earned by XM Radio, the $2.7 million decrease in interest earned by the core wireless business reflects reduced interest earned on our escrow established for the senior notes as a result of a lower escrow balance. The final payment was made out of the escrow in April 2001.

         We incurred $61.7 million of interest expense in 2001, compared to $62.5 million during 2000. The $800,000 decrease was a result of:

1. a decrease in amortization of warrants and prepaid interest and debt offering costs due to the debt discount costs that were written off in 2000 and 2001 when we extinguished debt under the bank facilities and

2. lower average outstanding debt balances on the bank facilities as a result of repayments made to the bank facilities in the second half of 2000 and throughout 2001.

         These decreases were offset by:

1. increased interest as a result of the $50 million Rare Medium notes issued in 2001 and
2. $1.5 million of interest charges associated with the amortization of the Rare Medium Notes discount.

         Additionally, we recorded a number of other non-recurring charges in 2001 as a result of our various financing transactions (see "Liquidity and Capital Resources"):

o As noted above, we sold $50 million of notes to Rare Medium that were secured and exchangeable into up to 5.0 million of our shares of XM
          Radio stock. The embedded call options included in these notes were deemed to be a derivative, and we recorded a net gain of $1.5 million on the mark-to-market adjustment of these securities.

o We sold or exchanged all of our shares of XM Radio stock for cash or debt extinguishment. As a result of these various transactions, we recorded a mark-to-market loss of $81.5 million on the shares disposed of, and an extraordinary gain of $10.1 million on the extinguishment of debt exchanged for these shares.

o As a result of the permanent reductions in our bank facility, we also recorded an extraordinary loss on the extinguishment of debt in the amount of $11.3 million, representing the write off of fees and unamortized warrants associated with the original placement of this debt.

o We recorded a gain of approximately $35.5 million on the sale of our satellite assets to MSV. Since we had an 80% interest in MSV (on an undiluted basis), we deferred 80% of the gain on this sale, and recognized a net gain of $7.6 million in 2001.

o We incurred approximately $1.3 million of costs associated with our debt restructuring efforts.

o We incurred approximately $4.1 million of costs associated with the Rare Medium merger, which was terminated.

         Net capital expenditures for the year ended December 31, 2001 for property and equipment were $13.8 million compared to $22.2 million (excluding XM Radio) for 2000. Expenditures consisted primarily of assets necessary to continue the build out of our terrestrial network.


Year Ended December 31, 2000 and December 31, 1999

Revenue and Subscriber Statistics

         Service revenue, which for the years ended December 31, 2000 and 1999 was classified into data, voice, and capacity reseller services, approximated $73.5 million for the year ended December 31, 2000, which constituted a $5.8 million, or 9% increase over 1999. The increase in service revenues in 2000 was attributable to a 46% increase in subscribers, partially offset by a reduction in ARPU.

                                                    Year Ended December 31,
     Summary of Revenue                             2000               1999            Change           % Change
                                                    ----               ----            ------           --------
                                                                 (in millions)
     Data Services                                   $52.2             $49.7             $2.5              5
     Voice Service                                    12.2              13.2             (1.0)            (8)
     Capacity Resellers and Other                      9.1               4.8              4.3             90
     Equipment Revenue                                26.4              23.4              3.0             13
                                                    ------            ------            -----
         Total                                       $99.9             $91.1             $8.8             10
                                                     =====             =====             ====

         Our data service revenue increased as a result of approximately 61,900 additional subscribers at December 31, 2000, as compared to December 31, 1999, broken down as follows:


Summary of Subscribers            Subscribers      Revenue Growth
----------------------            -----------      --------------
Wireless Internet                      42,500            $2.6
Transportation                         17,000             6.9
Field Service                            (700)           (7.9)
Telemetry                               3,100             0.9
                                      -------           -----
Total                                  61,900            $2.5
                                       ======            ====

         The growth in the transportation segment was primarily related to usage by UPS and to increased usage by multi-mode customers. The decrease in field service was a result of (1) contract price reductions from existing large customers and (2) the expiration of a large contract.

         The decrease in service revenue from voice services was primarily the result of a decrease in ARPU caused by a shift in customer usage to lower-usage emergency response services, and a continued drop in ARPU for our maritime customers, partially offset by our 8% increase in the number of voice subscribers.

         Service revenue from capacity resellers, who handle both voice and data services, and other sources, increased primarily as a result of approximately $3.6 million in revenue under our research and development agreement with MSV, as well as $250,000 of revenue recognized from the licensing of certain of our technologies.

         For the year ended December 31, 2000, we experienced a 28% decrease in ARPU. This was primarily caused by:

1. late year subscriber additions and delayed sales through the reseller channels for our eLink product that did not add materially to revenues,
2.        the impact of a one-time voice contract credit, and
3. a larger percentage of our customers using our data service, versus our voice service, which typically have a higher ARPU.

         These factors were offset by an increase in ARPU caused by the revenue from the research and development agreement with MSV for which no subscribers were added. When normalized for the late year loading, one-time adjustment and revenue from the research and development agreement, our ARPU decreased by 19% as compared with ARPU as of December 31, 1999.

         The increase in equipment revenue for the year ended December 31, 2000, as compared to 1999 is a result of an increase of approximately $12.6 million in equipment sales for our eLink product lines, offset by a $7.7 million decrease in voice equipment sales and a $2.0 million decrease in the revenue from the multi-mode data product.

         The tables below summarizes subscriber base and ARPU for 2000 and 1999.

                                                         Subscribers               Average Revenue Per Unit
                                                     As of December 31,               As of December 31,
                                                     ------------------               ------------------
                                                    2000             1999            2000            1999
                                                    ----             ----            ----            ----
              Wireless Internet                   45,402            2,848              $11            n/a
              Field Service                       45,465           46,183               40            n/a
              Transportation                      73,044           56,053               22            n/a
              Telemetry                           16,052           12,948               27            n/a
              Maritime                             6,386            5,648               45            n/a
              Other                               19,526           17,022               80            n/a
                                                 -------          -------
                       Total                     205,875          140,702              $31            $43
                                                 =======          =======


Expenses

                                                                   Year Ended
                                                                  December 31,
Summary of Expense                                             2000           1999        Change         % Change
------------------                                             ----           ----        ------         --------
                                                                (in millions)
Cost of Service & Operations                                   $75.5          $69.3           $6.2            9
Cost of Equipment Sales                                         32.8           29.5            3.3           11
Sales & Advertising                                             35.5           23.1           12.4           54
General & Administration-core wireless                          21.5           19.4            2.1           11
General & Administration-XM Radio                               76.1           20.9           55.2          264
Depreciation & Amortization-core wireless                       35.4           54.9          (19.5)         (36)
Depreciation & Amortization-XM Radio                             3.4            0.9            2.5          278
Satellite Impairment Charge                                      --            97.4          (97.4)        (100)
                                                              ------         ------         -------        -----
    Total                                                     $280.2         $315.4         $(35.2)         (11)
                                                              ======         ======         =======        =====


         Effective July 7, 1999, as a result of our acquisition of all other ownership interest in XM Radio and changes in certain participating rights, we consolidated its results with ours from that point forward. Consequently, the discussion of the 2000 results reflect the costs of the consolidated entity. The results for the year ended December 31, 1999 included expenses on a consolidated basis from July 7, 1999 forward.

         Cost of service and operations includes costs to support subscribers and to operate the network. The increase in cost of service and operations was primarily attributable to:

1. a $3.4 million or 22% increase in communication charges associated with increased service usage and an 11% increase in base stations year over year, and increased rates under communication contracts to support the terrestrial network,
2. a $1.7 million or 22% increase in maintenance costs primarily for maintenance of our base stations,
3. a $3.4 million, or 21% increase, in headcount as we continue the build-out and support of our network,
4. a $1.6 million or 20% increase for site rental costs associated with the build out of the terrestrial network, and
5. an increase of $1.1 million for research and development efforts primarily associated with our eLink product.

         These costs were offset by a reduction of approximately $3.6 million in Year 2000 costs and a $1.4 million reduction in in-orbit insurance premiums.

         The $3.3 million increase in cost of equipment sold for the year ended December 31, 2000, as compared to 1999, was a result of our growth in the sales of our eLink product line, which was introduced in the third quarter of 1999, and a $3.6 million inventory write-down associated with certain of these first generation eLink devices. Additionally, sales of our single-mode, multi-mode and voice products were down 55% from last year.

         Sales and advertising expenses as a percentage of total revenue were approximately 36% for 2000, compared to 25% for 1999. The increase in sales and advertising expenses year over year was primarily attributable to:

1. $800,000 of increased costs of providing demonstration equipment in an effort to seed the market for our new products,
2. an $8.4 million increase in advertising and trade show activity to heighten our presence in the marketplace and to highlight our new product offerings, including our roll out of our eLink fortified with Yahoo!(TM)product in November 2000 (see below),
3. $600,000 of costs incurred in connection with our company name change in April 2000, and
4. a $2.6 million 9% increase in headcount to support the new sales and marketing initiatives.

         In July 2000, we signed an agreement with Yahoo! to promote our newly-developed eLink Fortified with Yahoo!(TM)wireless product. In addition to our advertising commitment under this contract, we also issued common stock purchase warrants to Yahoo!. The Yahoo! warrants were valued at approximately $4.8 million. These warrants were amortized to sales and advertising in accordance with the roll out of the advertising plan.

         General and administrative expenses for the core wireless business as a percentage of total revenue were approximately 22% for 2000, compared to 21% for 1999. The increase in 2000 costs over 1999 costs in our core wireless business general and administrative expenses was attributable to:

1. $1.0 million or 9% increase in general and administrative headcount from the prior year,
2. An $800,000 or an overall 16% increase from 1999 in total headcount causing an increase in employee-related costs,
3. an increase in bad debt expense primarily associated with two customers, and
4. a $300,000 increase in regulatory costs, associated principally with our appeal of the FCC's decision to grant applications to competitors to provide mobile satellite services in the United States.

         General and administrative expenses for XM Radio increased as XM Radio prepared for the launch of service. Increases in costs are associated with research and development efforts, additional facility charges, and headcount related expenses. Additionally, in 2000, XM Radio incurred non-cash compensation charges of approximately $1.2 million for performance-based stock options as a result of adopting the provisions of Financial Accounting Standards Board, or FASB, Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," or FIN 44.

         Depreciation and amortization for the core wireless business was approximately 35% of total revenue for 2000, compared to 60% for 1999. The decrease in depreciation and amortization expense in 2000 was primarily attributable to the $97.4 million asset impairment charge related to our satellite and satellite related ground segment assets taken in the fourth quarter of 1999. This resulted in a reduction in depreciation expense of approximately $16.3 million for 2000. Further reductions in depreciation expense are a result of older assets, particularly those associated with the mobile messaging business, being fully depreciated by the end of 1999.

         Interest and other income was $31.4 million (of which $27.6 million was earned by XM Radio) for the year ended December 31, 2000, as compared to $8.5 million (of which $2.8 million was earned by XM Radio) for the year ended December 31, 1999. Excluding interest earned by XM Radio, the $1.9 million decrease in interest earned by the core wireless business reflects reduced interest earned on our escrow established for our senior notes as a result of lower escrow balances, which was essentially offset by interest earned in 1999 on our note receivable from XM Radio, as XM Radio was accounted for under the equity method of accounting during the first six months of 1999.

         We incurred $62.5 million of interest expense in 2000, all of which related to our core wireless business, as XM Radio capitalized interest associated with constructing their satellite system, compared to $66.0 million during 1999, of which $2.7 million was incurred by XM Radio. The net decrease, excluding XM Radio, of $0.8 million for the year was a result of:

1.        a $4.3 million decrease in amortization of warrants,
2. prepaid interest and debt offering costs due to the debt discount costs that were written off in 1999 and 2000 when we extinguished $82.8 million of debt on the bank facilities, and
3. lower debt balances, offset by an approximate 3% increase in interest rates on our bank facility.

         In January 1999, we issued a note payable in the amount of $21.5 million to Baron Asset Fund, a stockholder and a guarantor of our bank facility. The note was secured and exchangeable for a portion of our shares of XM Radio. Since the note was indexed to XM Radio stock, which decreased in value from December 1999 to January 2000, we recorded an unrealized gain of $3.9 million before the note was exchanged. The note payable was exchanged for XM Radio stock in January 2000, and we recorded a non-recurring gain of $32.9 million for the difference between the carrying value of the debt and XM Radio stock exchanged to settle the obligation.

         Net capital expenditures for the year ended December 31, 2000, excluding XM Radio, for property and equipment were $22.2 million compared to $13.8 million in 1999. Expenditures consisted primarily of assets necessary to continue the build out of our terrestrial network, including approximately $3.6 million for the purchase of new frequencies. In addition, XM Radio spent $51.4 million in 2000 for leasehold improvements on its new office building, as well as for other expenditures for office furniture and equipment.

         Net capital expenditures for property under construction represent those costs associated with the build out of the XM Radio network. For the year ended December 31, 2000, XM Radio spent $414.9 million for property under construction.

Liquidity and Capital Resources

         As described above, in January 2002, we filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. The plan was confirmed on April 26, 2002, and became effective on May 1, 2002. The reorganization significantly deleveraged Motient's balance sheet and significantly reduced Motient's ongoing interest expense. As of May 1, 2002, the effective date of the plan of reorganization, Motient had approximately $31.1 million of debt (comprised of capital leases, notes payable to Rare Medium and CSFB and the outstanding Motorola vendor financing facility). However, Motient's business plan will require substantial additional funds to finance the maintenance and growth of its operations, network and subscriber base and to expand into new markets.

         We do not expect to achieve EBITDA break even until the fourth quarter of 2002, at the earliest. Also, even if we begin to generate cash in excess of our operating expenses, we expect to continue to require additional funds to meet remaining interest obligations, capital expenditures, and other non-operating cash expenses. We believe that the cash that we have on hand, together with other available funding sources, such as net cash from operations and changes in working capital, should fund operations through 2002. While we believe there are potential alternatives and additional sources of liquidity to fund our operations if our cash and other sources are insufficient, in the current environment we expect that it will be difficult for us to access such additional funding sources. In addition, our financial performance could deteriorate, and there is no assurance that we will be able to meet our financial projections. If our cash requirements are more than we currently expect, we will require additional financing in amounts that may be material.

         During 2001, we executed the following liquidity-related transactions and initiatives:

o In January and February 2001, we sold, in two separate transactions, 2 million shares of our XM Radio Class A Common Stock, at an average price of $16.77 per share, for total proceeds of $33.5 million. Approximately $8.5 million of the proceeds were used to repay and permanently reduce our bank financing.

o In the second and third quarters of 2001, we received a total of $50 million from Rare Medium, and issued Rare Medium notes payable for such amount at 12.5% annual interest. Of the total of $50 million that we received, we used $12.25 million to repay and permanently reduce our bank financing, and $36.75 million was used to fund general operations. These notes were collateralized by 5 million of our XM Radio shares. On October 12, 2001, in accordance with the terms of the notes, we repaid $26.2 million of the Rare Medium notes, representing $23.8 million in principal and $2.4 million of accrued interest, in exchange for 5 million of our XM Radio shares. The $26.9 million of principal and accrued interest remaining outstanding at December 31, 2001 is unsecured.

o In April 2001 we undertook certain capital and expense reductions, principally in the areas of employee hiring, advertising and capital spending. We estimate that these reductions resulted in up to approximately $15 million of budgetary savings in 2001, while not reducing our ability to sell our products or lowering our service levels.

o On September 26, 2001, we announced an operational restructuring that included the termination of approximately 25% of our work force, including consultants. The total cash outlay of this restructuring was approximately $1.7 million over the last quarter of 2001 and the first quarter of 2002 and represents primarily employee severance costs. It is expected that this reduction in force will save us approximately $1.8 million per quarter, starting in early 2002.

o On October 11, 2001, we received $10 million that had been held in escrow as part of the Aether transaction.

         On November 6, 2001, the agent for the bank lenders under our term loan facility and revolving credit facility declared all loans under the bank financing immediately due and payable, due to the existence of several events of default under the bank financing. On the same date, the bank lenders sought payment in full from Hughes Electronics Corporation, Singapore Telecommunications, Ltd. and Baron Capital Partners, L.P. as guarantors for the accelerated loan obligations. The guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, we had a reimbursement obligation to the guarantors in the amount of $97.6 million, which included accrued interest and fees.

         On November 19, 2001, we sold 500,000 shares of our XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of $4.75 million. The net proceeds from this sale were paid to the guarantors, thereby reducing the amount of our reimbursement obligation to the guarantors by such amount. Also on November 19, 2001 we delivered all of our remaining 9,257,262 shares of XM Radio common stock to the guarantors in full satisfaction of the entire remaining amount of our reimbursement obligations to the guarantors. Upon delivery of these shares, the guarantors released us from all of our remaining obligations to the guarantors under the bank financing and the related guarantees and reimbursement and security agreements. We delivered 7,108,184 shares to Hughes Electronics Corporation, 964,640 shares to Singapore Telecommunications, Ltd., and 1,184,438 shares to Baron Capital Partners, L.P.

         As a result of the delivery of the shares of XM Radio common stock described above, the maturity of the Rare Medium Notes was accelerated to November 19, 2001.

         On November 26, 2001, we sold our satellite assets to MSV for net cash proceeds of $42.5 million and a $15 million note receivable from MSV.

         On December 20, 2001, we executed an amendment to our reseller agreement with Research In Motion, or RIM, whereby RIM agreed to prepay for approximately $4.8 million of service, which can be used by RIM at their discretion until December 7, 2004. Additionally, we reached a settlement with RIM whereby we agreed to pay RIM approximately $9.9 million, representing payment in full, plus interest, for all amounts due and payable under the RIM supply and service agreement.

         On December 28, 2001, we negotiated the release of a $10 million escrow held by Motorola, Inc. in accordance with a customer guarantee. Motorola applied a portion of this escrow to accounts payable for maintenance work and past-due payments under our vendor financing agreement. Approximately $4.9 million of the balance of the escrow was released to Motorola and will be used to fund future maintenance costs that we incur under our maintenance contract. It is expected that this balance will be fully utilized by the end of the third quarter of 2002. Additionally, as part of this release, Motorola agreed to suspend all scheduled principal payments under our vendor financing agreement until January 1, 2003, and the maturity date and amortization schedule of all loans outstanding under this agreement was extended by twelve months.

Background on Motient's Chapter 11 Filing

         As noted above, in October 2001, Motient and Rare Medium terminated the merger agreement signed in May 2001. One of the principal reasons we pursued the Rare Medium merger was to gain access to cash held by Rare Medium. As a result of the termination of the Rare Medium merger, we did not receive the anticipated cash from that transaction that would have allowed us to fund certain debt and interest payment obligations. Accordingly, on October 1, 2001, we announced that we would not make a $20.5 million semi-annual interest payment due on the senior notes on such date. On November 26, 2001, the trustee declared all amounts owed under the senior notes immediately due and payable.

         Following these events, we determined that the continued viability of our business required restructuring our highly leveraged capital structure. In October 2001, we retained CSFB as financial advisors to assist us in restructuring our debt. Shortly thereafter, we and CSFB began meeting with our principal creditor constituencies, represented by (a) the bank guarantors, (b) an informal committee representing the holders of the 12.25% senior notes due 2008 issued by Motient Holdings Inc., and (c) Rare Medium.

         In January 2002, we and the informal committee reached an agreement in principle with respect to the primary terms of a plan of reorganization of Motient and its principal subsidiaries. We determined that the continued viability of our business required a restructuring of our highly leveraged capital structure. Accordingly, on January 10, 2002, we filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Our Amended Joint Plan of Reorganization was filed with the U.S. Bankruptcy Court for the Eastern District of Virginia on February 28, 2002. The cases were jointly administered under the case name "In Re Motient Corporation, et. al.," Case No. 02-80125. An amended plan of reorganization was filed on February 28, 2002.

          The Bankruptcy Court confirmed our plan of reorganization on April 26, 2002, and we emerged from bankruptcy on May 1, 2002. Under the plan of reorganization, all then-outstanding shares of our pre-reorganization common stock and all unexercised options and warrants to purchase our pre-reorganization common stock were cancelled. The holders of $335 million in senior notes exchanged their notes for approximately 25,000,000 shares of our common stock. Certain of our creditors will also receive an aggregate of 97,256 shares of our common stock in settlement for amounts owed to them. These shares will be issued upon completion of the bankruptcy claims process. Holders of our pre-reorganization common stock became entitled to receive warrants to purchase an aggregate of approximately 1,496,512 shares of common stock. Of these, warrants to purchase an aggregate of approximately 1,481,539 shares are currently outstanding and warrants to purchase an aggregate of approximately 14,973 shares will be issued once Motient obtains an exemptive order from the U.S. Department of Labor permitting Motient's 401(k) savings plan to hold the warrants. The warrants may be exercised to purchase shares of our common stock at a price of $.01 per share, will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. Also, we expect to issue to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees. Warrants and options to purchase existing common stock that were outstanding as of the effective date of the plan were cancelled.

         Further details regarding the plan are contained in Motient's Disclosure Statement with respect to the plan, a copy of which was filed as
Exhibit 99.2 to Motient's current report on Form 8-K dated March 4, 2002.

Summary of Liquidity and Financing

         Currently, Motient has the following sources of financing in place:

o MSV issued a $15 million note to Motient as part of the November 26, 2001 asset sale. The payment of such note by MSV is due the sooner of ninety days from the date of the approval and issuance of the final order by the FCC of MSV's pending application, or November 25, 2006. There can be no assurances that this approval will be received in a timely manner, if at all. Of the $15 million of proceeds from this note, $3.75 million would be required to be used to prepay a pro-rate portion of the $19 million note payable to Rare Medium and the $750,000 note payable to CSFB.

         Motient currently has the following financing obligations outstanding:

o                 Note payable to Rare Medium in the amount of $19.0 million.
                  The note was issued by a new subsidiary of Motient Corporation, MVH Holdings Inc., which owns 100% of Motient Ventures Holding Inc. The note has a term of 3 years and carries annual interest at 9%. The note allows us to elect to accrue interest and add it to the principal, instead of paying interest in cash. The note requires that it be prepaid using a pro rata portion of a pro rata portion of 25% of the proceeds of any repayment of the $15 million note from MSV.

o Note payable to CSFB in the amount of $750,000. The note was also issued by MVH Holdings Inc. The note has a term of 3 years and carries annual interest at 9%. The note allows us to elect to accrue interest and add it to the principal, instead of paying interest in cash. The note requires that it be prepaid using a pro rata portion of 25% of the proceeds of any repayment of the $15 million note from MSV.

o A vendor financing commitment from Motorola to provide up to $15 million of vendor financing to finance up to 75% of the purchase price of additional terrestrial network base stations. Loans under this facility bear interest at a rate equal to LIBOR plus 7.0% and are guaranteed by Motient and each of its wholly-owned subsidiaries. The terms of the facility require that amounts borrowed be secured by the equipment purchased therewith. As of March 31, 2002, $3.3 million was outstanding under this facility at 9.59%. All principal payments under this arrangement have been deferred for twelve months, with the next scheduled payment due
                  April 1, 2003. No additional amounts may be drawn under this facility.

o                 A capital lease for network equipment acquired in July 2000.
                  The lease has a term of three years and an effective interest rate of 14.718%, and as of March 31, 2002, had a balance of $8.3 million. As a result of our default under the senior notes, as of March 31, 2002, we were deemed to be in default under the terms of this lease agreement; however, the default was cured upon the effective date of our plan of reorganization.

         We anticipate that our funding requirements through 2002 should be met with a combination of cash on hand, net cash flow from operations, and proceeds realized through the sale of inventory relating to eLink and BlackBerry TM. The foregoing projected cash needs are based on certain assumptions about our business model and projected growth rate, including, specifically, assumed rates of growth in subscriber activations and assumed rates of growth of service revenue. While we believe these assumptions are reasonable, these growth rates are difficult to predict and there is no assurance that the actual results that we experience will meet the assumptions included in our business model and projections. If our results of operations are less favorable than currently anticipated, our cash requirements will be more than projected, and we will require additional financing in amounts that may be material. The type, timing and terms of financing that we select will be dependent upon our cash needs, the availability of financing sources and the prevailing conditions in the financial markets. We cannot guarantee that additional financing sources will be available at any given time or available on favorable terms. In addition, if the proceeds from any such source are insufficient to meet our expenditure requirements as they arise, we will be required to seek additional equity or debt financing, although it is unlikely under current conditions that such additional financing will be available to us on reasonable terms, if at all.

         Additionally, we believe that $11.25 million (plus accrued interest) would be available upon the second closing of the MSV transaction and the associated repayment of the $15 million note that was issued at the November 2001 closing of the MSV transaction. This second closing is contingent upon the FCC's approval and final order of the MSV's terrestrial re-use application, which may not occur by the time we would need the funds, or may not occur at all.


Commitments

         As of April 30, 2002, we had outstanding commitments to purchase inventory in the amount of approximately $2.4 million, all of which will be paid in 2002.

         Also at March 31, 2002, we had certain commitments and contingent liabilities under our satellite construction contract, which contained flight performance incentives payable by us to the contractor if the satellite performed according to the contract. As part of implementation of our bankruptcy plan of reorganization, all amounts that were deemed to be owed by us under this contract will be converted into shares of new equity of the restructured company.

Summary of Cash Flow for the quarter ended March 31, 2002 and March 31, 2001

                                                                                   Quarter Ended March 31,
                                                                                 2002                  2001
                                                                                 ----                  ----
Cash Used In Operating and Reorganization Activities                           ($10,979)             ($20,569)

Cash (Used In) Provided by  Investing                                              (494)               29,940

Cash Provided by Financing Activities:
      Equity issuances                                                               17                   259
      Debt payments on capital leases, vendor financing                            (928)               (1,817)
      Net proceeds from debt issuances                                               --                (2,500)
                                                                                -------                -------
Cash Used in Financing Activities                                                  (911)               (4,058)
                                                                                   -----               -------
Total Change in Cash                                                           $(12,384)               $5,313
                                                                               =========               ======
Cash and Cash Equivalents                                                       $21,003                $7,833
Working Capital                                                                (384,865)                5,205
Restricted Investments included in working capital                                   --                20,923


         Cash used in operating activities decreased quarter over quarter by approximately $9.6 million. In 2002, we reduced our operating expenses and working capital requirements; however, we incurred approximately $1.1 million of costs associated with our bankruptcy filing. We expect that cash used in operating activities will be reduced going forward as a result of the cost saving measures that we have put into place and our anticipated revenue growth.

         The $30.4 million decrease in cash provided by investing activities was primarily attributable to:

1. the sale in 2001 of 2 million shares of our XM Radio stock for net proceeds of approximately $33.5 million, offset by
2.   a $2.8 million reduction in capital spending.

         The $3.1 million decrease in cash used in financing activities was a result of:

1.   a net decrease in borrowing of $2.5 million and
2. $890,000 less in the first quarter of 2002, as compared to the first quarter of 2001, of vendor debt and capital lease repayments, primarily as a result of our deferral until 2003 of any payments under our vendor financing agreement.

Other

         As of March 31, 2002, all of our wholly owned subsidiaries were subject to financing agreements that limit the amount of cash dividends and loans that could have been advanced to Motient. At March 31, 2002, all of the subsidiaries' net assets were restricted under these agreements. These restrictions had an impact on our ability to pay dividends. On May 1, 2002, the effective date of our plan of reorganization, these financing agreements were terminated as part of the implementation of our plan of reorganization.

Summary of Cash Flow for the year ended December 31, 2001 and December 31, 2000

                                                        Year Ended
                                                       December 31,
                                                           2001                 Year Ended December 31, 2000 (1)
                                                           ----                 --------------------------------

                                                           Core             Core
                                                         Business         Business          XM Radio       Consolidated
                                                         --------         --------          --------       ------------

Cash Used In Operating Activities                        ($98,848)        ($88,935)         ($37,447)        ($126,382)

Cash Provided by (Used in) Investing                     108,848            46,750          (559,401)         (512,651)

Cash Provided by Financing Activities:
      Equity issuances                                       354            24,025           456,529           480,554
      Debt payments on capital leases, vendor
      financing                                           (8,758)           (6,424)               --            (6,424)
      Net proceeds from debt issuances                    30,500            26,250                --            26,250
      High yield financing                                    --                --           322,889           322,889
      Other                                               (1,229)               78            (8,365)           (8,287)
                                                        ---------        ---------         ---------        ----------
Total Provided by Financing Activities                    20,867            43,929           771,053           814,982
                                                        --------            ------         ---------         ---------

Total Change in Cash                                     $30,867            $1,744          $174,205          $175,949
                                                         =======            ======          ========          ========

Cash and Cash Equivalents                                $33,387            $2,520          $224,903          $227,423
Working Capital                                         (362,666)           13,337           261,166           274,503
Restricted Investments included in working capital            --            20,709            95,277           115,986



(1) As noted above, the year ended December 31, 2000, includes the results of XM Radio. As of January 1, 2001, results of XM Radio were recorded pursuant to the equity method.

         Cash used in operating activities by the core business increased year over year by approximately $9.9 million. During 2000, we received $14.6 million of deferred revenue associated with the June 2000 MSV transaction. In 2001, we reduced our operating expenses and working capital requirements; however, we incurred costs associated with the terminated Rare Medium merger and our bankruptcy filing. We expect that cash used in operating activities will be reduced going forward as a result of the cost saving measures that we have put into place and our anticipated revenue growth.

         The $62.1 million increase in cash provided by investing activities of the core business was primarily attributable to:

1. the sale in 2001 of 2.5 million shares of our XM Radio stock for net proceeds of approximately $38.3 million,
2.   the release of the $10 million escrow held by Motorola,
3. the receipt of the $10 million escrow held by Aether as part of the sale of our transportation assets, and
4.   an $8.4 million reduction in capital spending.

         The $23.1 million decrease in cash provided by financing activities in the core business was a result of:

1. a net change in borrowings under the bank facility of a decrease of $46.8 million,
2. the reduction in proceeds from the sale of stock under the employee stock purchase plan and the exercise of stock options and warrants in the amount of $5.2 million in 2000, as compared to $402,000 in 2001,
3. proceeds of $18.6 million received in the June 2000 MSV transaction that were allocated to the investors' option to convert to Motient common stock,
4.   a $1.3 million increase in debt issuance costs from 2000 to 2001, and
5. $2.3 million more of vendor debt and capital lease repayments in 2001 as compared to 2000.

         These decreases in cash provided by financing activities were offset by the $50 million in proceeds from the Rare Medium notes.

Derivatives

         In September 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which requires the recognition of all derivatives as either assets or liabilities measured at fair value, with changes in value reflected as current period income (loss). The effective date of SFAS No. 133, as amended by SFAS 138, is for fiscal years beginning after September 15, 2000. SFAS No. 133 was not material to our financial position or results of operations as of or for the period ended March 31, 2002.

         In April and July 2001, we sold notes to Rare Medium totaling $50 million. The notes were collateralized by up to 5 million of our XM Radio shares, and, until maturity, which was extended until October 12, 2001, Rare Medium had the option to exchange the note for a number of XM Radio shares equivalent to the principal of the note plus any accrued interest thereon. We have determined the embedded call options in the notes, which permit Rare Medium to convert the borrowings into shares of XM Radio, to be derivatives which must be accounted for in accordance with SFAS No.133 and accordingly recorded a gain in the amount of $1.5 million in 2001 related to the Rare Medium Note call options. On October 12, 2001, the embedded call options in the Rare Medium notes expired unexercised.

Critical Accounting Policies and Significant Estimates

         Below are our accounting policies which are both important to our financial condition and operating results, and require management's most difficult, subjective and complex judgments in determining the underlying estimates and assumptions. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates as they require assumptions that are inherently uncertain.

         Inventory

Inventories, which consist primarily of communication devices, are stated at the lower of cost or market. Cost is determined using the weighted average cost method. We periodically assess the market value of our inventory, based on sales trends and forecasts and technological changes and record a charge to current period income when such factors indicate that a reduction to net realizable value is appropriate. We consider both inventory on hand and inventory which we have committed to purchase. We recorded inventory write-downs to cost of equipment sold to reduce inventory amounts to their net realizable value, in the amount of $7.5 million in 2001, $3.6 million in 2000, and $4.2 million in 1999.

         Revenue Recognition

         We generate revenue through equipment sales, airtime service agreements, and consulting services. In 2000, we adopted Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"), issued by the SEC. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. In certain circumstances, SAB 101 requires us to defer the recognition of revenue and costs related to equipment sold as part of a service agreement. Revenue is recognized as follows:

         Service revenue: Revenues from our wireless services are recognized when the services are performed, evidence of an arrangement exits, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives are recorded as a reduction of revenue when granted, or ratably over a contract period.

         To date, the majority of our business has been transacted with telecommunications, field services, natural resources, professional service and transportation companies located throughout the United States. We grant credit based on an evaluation of the customer's financial condition, generally without requiring collateral or deposits. We establish a valuation allowance for doubtful accounts receivable for bad debt and other credit adjustments. Valuation allowances for revenue credits are established through a charge to revenue, while valuation allowances for bad debts are established through a charge to general and administrative expenses. We assess the adequacy of these reserves quarterly, evaluating factors such as the length of time individual receivables are past due, historical collection experience, the economic environment, and changes in credit worthiness of our customers. We believe that our established valuation allowance was adequate as of March 31, 2002 and 2001. If circumstances related to specific customers change or economic conditions worsen such that our past collection experience and assessments of the economic environment are no longer relevant, our estimate of the recoverability of our trade receivables could be further reduced.

         Equipment and service sales: We sell equipment to resellers who market our terrestrial product and airtime service to the public. We also sell our product directly to end-users. Revenue from the sale of the equipment as well as the cost of the equipment, are initially deferred and are generally recognized over a period corresponding to our estimate of customer life of 2 years. Equipment costs are deferred only to the extent of deferred revenue.

         Consulting services: We occasionally provide consulting services to our customers. Revenue from such services is generally recognized following the contract terms as milestones are achieved.

         Long-lived assets:

         January 1, 2002, we followed the provisions of SFAS No. 121
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to management's best estimate of future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or their fair value less costs to sell. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions, including the development of our plan of reorganization. We believe that no such impairment existed in accordance with SFAS No. 121 as of December 31, 2001 or 2000. In the event that there are changes in the planned use of our long-term assets or significant reductions in our expected future undiscounted cash flows are reduced significantly due to reductions in demand for our services, our assessment of our ability to recover the carrying value of these assets under SFAS No. 142 would change.

         On January 1, 2002, we adopted the provisions of SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. As of January 1, 2002, we had approximately $5.0 million of recorded goodwill. Based upon the value attributed to Motient through the Chapter 11 bankruptcy process, we do not believe that an impairment loss has been incurred.

         On January 1, 2002, we also adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" that replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The statement requires that all long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured on a net realizable value basis and will not include amounts for future operating losses. The statement also broadens the reporting requirements for discontinued operations to include disposal transactions of all components of an entity (rather than segments of a business). Components of an entity include operations and cash flows that can be clearly distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Based upon the value attributed to Motient through the Chapter 11 bankruptcy process, we do not believe that an impairment loss has been incurred.

         Our intangible assets consist primarily of our frequencies, which are amortized using the straight-line method over an estimated useful life of 20 years. Based upon the valuation ascribed to these assets as part of the Chapter 11 plan of reorganization, we do not believe that an impairment of these assets exists.

Accounting Standards

         On August 16, 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, this standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. The capitalized cost is then depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The standard is effective for fiscal years beginning after June 15, 2002. We do not currently have any assets held for retirement, and, accordingly, do not believe that the adoption of SFAS No. 143 will be material to our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

         We are exposed to the impact of interest rate changes related to our credit facilities. We manage interest rate risk through the use of fixed rate debt. Currently, we do not use derivative financial instruments to manage our interest rate risk. We invest our cash in short-term commercial paper, investment-grade corporate and government obligations and money market funds.

         As of January 10, 2002, as a result of our Chapter 11 bankruptcy filing, our senior notes ceased to be interest bearing. Prior to that, these notes bore interest at a fixed rate of 12.25%, and we ran the risk that market rates would decline and the required payments would have exceeded those based on current market rates.

         Effective May 1, 2002, Motient's senior notes were eliminated in exchange for common stock. All of Motient's remaining debt obligations are fixed rate obligations. We do not believe that we have any material cash flow exposure due to general interest rate changes on these debt obligations.

                                    BUSINESS


Overview

         We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network and applications for email messaging and enterprise data communications services, enabling businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet. Our network is designed to offer a broad array of wireless data services such as:


                o Two-way mobile Internet services, including our eLink(sm) wireless email service and BlackBerry(TM) by Motient wireless email, that provide users integrated wireless access to a broad range of corporate and Internet email and Internet-based information;

                o Telemetry systems that connect remote equipment, such as wireless point-of-sale terminals, with a central monitoring facility; and

                o Mobile data and fleet management systems used by large field service organizations.

         Our eLink service is a two-way wireless email device and electronic organizer that uses our terrestrial network. We provide our eLink brand two-way wireless email service to customers accessing email through corporate servers, Internet Service Providers, Mail Service Provider accounts, and paging network suppliers. We also offer a BlackBerry TM by Motient solution specifically designed for large corporate accounts operating in a Microsoft Exchange and Lotus Notes environment. BlackBerry TM is a popular wireless email solution developed by Research In Motion and is being provided on the Motient network under an agreement with RIM.

         Motient has been providing terrestrial wireless services to customers for several years, using a network, which possesses four key design attributes:
(1) two-way communication, (2) superior in-building penetration, (3) user mobility, and (4) broad nationwide coverage. Motient's fully-deployed terrestrial wireless two-way data network covers a geographic area populated by more than 220 million people and is comprised of over 2,200 base stations that provide service to 520 of the nation's largest cities and towns, including all metropolitan statistical areas. As of March 31, 2002, there were approximately 240,026 user devices registered on Motient's network.

History

         Motient was formed in 1988 under the name "American Mobile Satellite Corporation" to construct, launch, and operate a mobile satellite services system to provide a full range of mobile voice and data services via satellite to land, air and sea-based customers subject to local regulation. During 1995, Motient successfully launched its first satellite and initiated commercial voice service. In late 1996, Motient expanded its mobile data business through the acquisition of Rockwell International Corporation's dual mode mobile messaging and global positioning and monitoring service for commercial trucking fleets.

         In March 1998, Motient acquired Motient Communications Inc., formerly ARDIS Company, from Motorola and combined the ARDIS terrestrial-based business with Motient's satellite-based business to offer a broad range of integrated end-to-end wireless solutions through two network configurations, either a "satellite-only" service network or a "multi-mode" terrestrial and satellite service network.

         Following operation of a joint network for three years, Motient decided to base its business primarily on the terrestrial network and make the satellite available to a joint venture. Motient's satellite and related assets and business were sold on November 26, 2001 to Mobile Satellite Ventures LP. For more information regarding this sale, please see the discussion under the caption "Mobile Satellite Ventures Transaction," below.

         In connection with Motient's acquisition of Motient Communications Inc. (formerly ARDIS) from Motorola in March 1998, Motient's subsidiary, Motient Holdings Inc. issued $335 million of 12.25% senior notes due 2008.

         Motient's working capital and operational financing historically was derived primarily from internally generated funds and, prior to 2002, from borrowings under two bank loan facilities, a $100 million term loan facility, and a $100 million revolving credit facility. Motient's borrowings under the bank facility were guaranteed by Hughes Electronics Corporation, Singapore Telecommunications Ltd., and Baron Capital Partners L.P. The indebtedness under the bank facility was also guaranteed by Motient and certain of its subsidiaries and was secured by certain assets of Motient. Motient also was required to reimburse the bank guarantors for any payments made by the bank guarantors pursuant to their guarantees.

Motient's Chapter 11 Filing

         Addressing severe liquidity needs - Rare Medium merger unsuccessful, leading to defaults

         During 2001, Motient undertook a variety of transactions to address its liquidity needs.

         In April 2001, Motient borrowed $25 million from Rare Medium. Motient's obligation to repay this loan was secured by its pledge of 3 million shares of Class A common stock of XM Satellite Radio Holdings Inc. then held by Motient.

         On May 14, 2001, Motient signed a definitive merger agreement with Rare Medium through which Motient would have acquired 100% of the ownership of Rare Medium, using a combination of convertible preferred stock of Motient, and 9 million shares of Class A common stock of XM Radio held by Motient.

         In July 2001, Motient borrowed an additional $25 million from Rare Medium. Motient's obligation to repay this loan was secured by its pledge of 2 million shares of Class A common stock of XM Radio held by Motient.

         On September 26, 2001, Motient announced a plan to restructure its operations with the goal of achieving earnings before interest, taxes, depreciation and amortization, or EBITDA, breakeven in mid- to late-2002. As part of this restructuring, Motient laid off approximately 25% of its workforce, and canceled certain of its product initiatives.

         In October 2001, Motient and Rare Medium terminated their merger agreement. One of the principal reasons Motient pursued the Rare Medium merger was to gain access to cash held by Rare Medium. As a result of the termination of the Rare Medium merger, Motient did not receive the anticipated cash from that transaction that would have allowed it to fund certain debt and interest payment obligations. On October 12, 2001, Motient repaid approximately $26.1 million of principal and accrued interest owed to Rare Medium by delivering to Rare Medium all of the 5 million shares of stock of XM Radio pledged to Rare Medium.

         On October 1, 2001, Motient announced that it would not make the $20.5 million semi-annual interest payment due on such date on its 12.25% senior notes due 2008 issued by Motient Holdings, Inc. On November 26, 2001, the trustee declared all amounts owed under the senior notes immediately due and payable.

         On November 6, 2001, the agent for the bank lenders under Motient's bank financing declared all loans immediately due and payable, due to the existence of several events of default. On the same date, the bank lenders sought payment in full from the guarantors for the accelerated loan obligations. The guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, Motient had a reimbursement obligation to the guarantors in the amount of $97.6 million, which included accrued interest and fees.

         On November 19, 2001, Motient sold 500,000 shares of XM Radio common stock owned by it through a broker for aggregate proceeds of $4.75 million. The

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net proceeds from this sale were paid to the bank loan guarantors, and on the same day Motient delivered all of its remaining 9,257,262 shares of XM Radio common stock to the guarantors in full satisfaction of the entire remaining amount of Motient's reimbursement obligations to them.

         Mobile Satellite Ventures Transaction

         On November 26, 2001, Motient sold the assets comprising its satellite communications business to Mobile Satellite Ventures LP, a joint venture with certain other parties, including TMI Communications and Company Limited Partnership, a Canadian satellite services provider. In consideration for its satellite business assets, Motient received the following: (1) a $24 million cash payment in June 2000, (2) a $41 million cash payment paid at closing on November 26, 2001, net of $4 million retained by MSV related to our sublease of real estate from MSV, and (3) a 5-year $15 million note. In this transaction, TMI also contributed its satellite communications business assets to Mobile Satellite Ventures. In addition, Motient purchased a $2.5 million convertible note issued by Mobile Satellite Ventures as part of this transaction, and certain other investors, including a subsidiary of Rare Medium, purchased a total of $52.5 million of convertible notes. On a fully diluted basis, Motient owns approximately 25.5% of the equity of Mobile Satellite Ventures.

         Pursuit of restructuring plan under protection of bankruptcy code - conversion of outstanding debt

         During these events, Motient determined that the continued viability of its business required restructuring its highly leveraged capital structure. In October 2001, Motient retained CSFB as financial advisors to assist it in restructuring its debt. Shortly thereafter, CSFB and Motient began meeting with Motient's principal creditor constituencies, represented by (a) the guarantors of Motient's bank facilities, (b) an informal committee representing the holders of Motient's senior notes, and (c) Rare Medium.

         In January 2002, Motient and the informal committee reached an agreement in principle with respect to the primary terms of a plan of reorganization of Motient and its principal subsidiaries. Accordingly, on January 10, 2002, Motient and certain of its subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code. On January 17, 2002, Motient filed a plan of reorganization with the U.S. Bankruptcy Court for the Eastern District of Virginia. The cases were jointly administered under the case name "In Re Motient Corporation, et al.," Case No. 02-80125. An amended plan of reorganization was filed on February 28, 2002.

         The Bankruptcy Court confirmed the plan of reorganization on April 26, 2002, pursuant to an order dated April 26, 2002. The plan became effective on May 1, 2002.

         Upon effectiveness of the plan, the ownership of Motient changed significantly, with creditors becoming the new owners of substantially all of the equity of Motient. Under the plan, holders of the senior notes exchanged their notes for shares of our common stock. In addition, certain of our creditors will receive shares of our common stock in settlement of their claims upon completion of the bankruptcy claims process. All then outstanding shares of our pre-reorganization common stock and all unexercised options and warrants were cancelled. Holders of our pre-reorganization common stock became entitled to receive warrants to purchase an aggregate of approximately 1,496,512 shares of common stock. Of these, warrants to purchase an aggregate of approximately 1,481,539 shares are currently outstanding and warrants to purchase an aggregate of approximately 14,973 shares will be issued once Motient obtains an exemptive order from the U.S. Department of Labor permitting Motient's 401(k) savings plan to hold the warrants. The warrants may be exercised to purchase shares of our common stock at a price of $.01 per share, will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. Also pursuant to our plan of reorganization, we expect to issue to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees.

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         Upon effectiveness of the plan, our certificate of incorporation and bylaws were amended and restated. Our restated certificate of incorporation authorizes Motient to issue up to 100 million shares of common stock and up to 5 million shares of preferred stock.

         On the effective date, a new board of directors of Motient consisting of seven members was established. Our new board will serve until the first annual meeting of the holders of our common stock. Thereafter, our board of directors will be elected in accordance with our restated certificate of incorporation and amended and restated bylaws and applicable state law.

         Effective May 1, 2002, we will adopt "fresh start" accounting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). Under "fresh start" accounting, a new entity has been deemed created for financial accounting purposes.

         Effects of Chapter 11 Filing

         As a result of our Chapter 11 bankruptcy filing, we saw a slower adoption rate for our services during the first quarter of 2002. In a large customer deployment, the upfront cost of the hardware can be significant. Because the hardware generally is usable only on Motient's network, certain customers delayed adoption while we were in Chapter 11. In an effort to accelerate adoption of our services, we did, in selected instances in the first quarter of 2002, offer certain incentives for adoption of our services that were outside of our customary contract terms, such as extended payment terms or temporary hardware rental. None of these offers were accepted; therefore, there was no impact to our financial statements.

         Additionally, certain of our trade creditors required either deposits for future services or shortened payment terms; however, none of these deposits or changes in payment terms were material and none of our key suppliers has ceased to do business with us as a result of our reorganization.

         For a fuller discussion of certain effects of the Chapter 11 filing on Motient's business and results of operations, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus.

Motient's Business Strategy

         As described above, Motient recently emerged from its Chapter 11 restructuring with a majority of its debt converted to equity, thereby relieving Motient from a significant portion of its obligations to pay principal and interest. As we emerge from this restructuring process with a significantly improved balance sheet, our objective is to increase revenues by continuing to penetrate the large markets for mobile Internet data communications services and wireless telemetry applications while keeping costs under control. To meet these objectives, we intend to:

         Leverage Distribution Resources of Strategic Partners and Resellers. To penetrate target markets without significant direct sales and marketing expenses, Motient has signed a number of strategic alliances with industry leaders. Motient intends to leverage the marketing and distribution resources and large existing customer bases of these partners to address significantly more potential customers than Motient would be able to address on its own. Motient has a roster of industry-leading resellers for its wireless email services, including SkyTel, Metrocall, Aether Systems (which purchased our transportation assets in November 2000), Research In Motion, and GoAmerica. In the market for small to medium-sized business users, Motient has signed a reseller agreement with CDW Computer Centers. In the telemetry market, Motient has partnered with a number of device manufacturers, resellers, and software vendors to develop and offer a variety of customer-driven telemetry applications, including HVAC system monitoring, energy monitoring, office and vending machine automation, and wireless point-of-sale applications. Motient plans to continue to seek strategic distribution channels that will enable it to more fully penetrate its existing markets and access potential new markets on an incremental basis. In addition, in vertical markets Motient intends to exploit cross-selling opportunities using some of its existing large corporate customers.

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

         Work With Vendors to Develop Less Expensive and More Functional User Devices to Address Competition and Increase Demand for its Services. Motient plans to continue to work with vendors to develop new generations of user devices and applications that combine improved functionality and convenience at a lower price. Motient recently announced the introduction of the MobileModem, a wireless modem that clips on to Palm V series and IBM WorkPad personal digital assistants to provide these devices with email and Internet access via the Motient network. Motient plans to continue to incorporate inexpensive, off the shelf software or free software in its services. Motient believes that lower price points will help accelerate the acceptance and adoption of its services in its traditional markets, and will also enable Motient to better penetrate its targeted new wireless markets. By working with suppliers and other business partners and by making strategic software and hardware investments, Motient has lowered the total cost of ownership of its products. At the same time, Motient has improved the functionality of its devices and made them smaller and more convenient.

         Develop New Wireless Applications to Increase Demand and Revenue Per Subscriber. Motient intends to exploit the market potential of its wireless network by working with value-added partners and major e-business solutions providers to develop additional innovative wireless applications and content-based services, including future enhancements to its eLink wireless email service. As market acceptance and demand for wireless email grows, Motient believes users will demand an increasing variety of Internet-based content and services. Motient currently offers content-based services for use with its eLink service provided by GoAmerica, OracleMobile, Novarra, and Neomar. Motient is continuing to broaden and expand those services, as well as pursuing other similar agreements.

         Enhance the Technical Advantages of Motient's Network. Motient has been providing terrestrial wireless services to customers for several years, using the nation's largest, most fully deployed terrestrial wireless two-way data network. Unlike many competitors who are in the process of building limited city-wide or regional terrestrial networks, Motient has deployed a national network that is well tested and reliable, and its future network expansion requirements are expected to arise primarily from increased customer demand. Motient believes that its terrestrial network provides key competitive advantages, including:

         o     broad nationwide geographic coverage,

         o guaranteed two-way message delivery and "always on" real-time data communication, and

         o deep in-building penetration with superior performance characteristics when compared with cellular-based architectures.

         Motient also believes that its two-way messaging and wireless email products are superior to currently available "two-way paging" services, based on the full, two-way messaging capabilities that its network enables. Motient plans to continue enhancing its terrestrial network's capacity and coverage by acquiring additional frequency, building more base stations, both in existing and new geographic markets, and selectively upgrading the technological capabilities of existing base stations.

Motient's Wireless Service Offerings

         General. Motient's wireless services include Motient's eLink wireless email and BlackBerry(TM) by Motient email. Motient targets its data applications to both vertical and horizontal markets. Applications include wireless email, Internet and Intranet access, fax, paging, peer-to-peer communications, asset tracking, dispatch, point-of-sale, and other telemetry applications. There are over 50 types of subscriber devices available from more than 15 manufacturers for use on Motient's terrestrial network. These devices include Research In Motion handheld devices, the new MobileModem for use with Palm V series and IBM WorkPad handhelds, ruggedized laptops, handheld digital assistants, and wireless modems for PC's. Motient has developed proprietary software, and has engaged a variety of other software firms to develop other "middleware," to minimize its customers' development efforts in connecting their applications to its network. Also, a number of off-the-shelf software packages enable popular email software applications on Motient's network.

         In the field service market, long-standing customers such as IBM, Sears, Pitney Bowes, and NCR use Motient's customized terrestrial data applications to enable their mobile field service technicians to stay connected.

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

         Motient's largest single terrestrial data application is in the package delivery market. UPS has registered for service approximately 65,000 of its third generation package tracking devices on Motient's network under a multi-year agreement.

         eLink Wireless Email. Motient's eLink wireless email service provides mobile users with integrated wireless access to a broad range of corporate and Internet email and personal information management (PIM) applications. Motient's eLink service can be used on wireless handheld devices manufactured by Research In Motion, including the RIM 850 and RIM 857 wireless handhelds. In addition, eLink can be used with Palm V series and IBM WorkPad handhelds by using Motient's new MobileModem, a wireless modem that clips on to Palm V series and IBM WorkPad personal digital assistants to provide these devices with email and Internet access via the Motient network.

         Motient currently offers two versions of eLink, "AgentSM," and "MessengerSM." Agent and Messenger may also be combined, offering users the functionality of both applications on a single handheld device.

         Users of Motient's eLink Agent service can send and receive email messages, using their existing corporate or Internet email address, over Motient's terrestrial network, as long as the user's email system is compliant with the industry protocol known as Post Office Protocol 3, or POP 3. Motient's eLink service also features an IMAP 4 solution, providing greater flexibility to customers by adding a more robust Internet email application protocol. Outgoing mail sent from the device appears to have come from the user's desktop PC. eLink synchronizes with a user's desktop PC so that full calendar, task list, and contact information can be instantly swapped to and from the device. To address the security needs of corporate customers, eLink Agent is also offered in a self-contained format so that the corporate customer can install the network gateway software behind its firewall on servers located on the customer's site.

         Motient's eLink Messenger service assigns a unique email address (separate from the user's corporate or Internet email address), allowing users to send and receive wireless email messages independent of other email systems. In addition, the Messenger service allows users to send faxes from their device, and the device also functions as a pager. Messenger also enables users to synchronize their device with calendar, task list, and contact information from their desktop personal computer.

         Motient is actively working on a number of innovative enhancements to its eLink service that will enhance both security and functionality.

         BlackBerry(TM) by Motient. BlackBerry(TM) by Motient is a wireless solution specifically designed for corporate environments using Microsoft(R) Exchange. BlackBerry(TM) by Motient operates on Motient's terrestrial network. BlackBerry(TM) has substantially the same functionality as Motient's eLink service, including wireless email, as well as a variety of similar PIM functions and applications. BlackBerry(TM) integrates with Microsoft Exchange email accounts. During 2001, in concert with Research In Motion, Motient also introduced a version of BlackBerry(TM) that integrates with the Lotus Notes email platform. Motient believes that the availability of an integrated Lotus Notes email extension will help Motient move into new markets for BlackBerry(TM).

         The BlackBerry(TM) desktop software installs and runs on the user's desktop PC. It is an integrated suite of applications that provides organizer synchronization, folder management tools, email filtering capabilities, information backup utilities, and an application loader.

         BlackBerry(TM) is designed to provide a high level of security. Encryption occurs between the handheld and corporate email system to ensure message integrity. BlackBerry(TM) incorporates Triple DES encryption technology to meet stringent corporate security guidelines for remote email access.

         Motient is authorized to resell BlackBerry(TM) by Motient pursuant to an agreement with Research In Motion. Research In Motion also resells BlackBerry(TM) by Motient on Motient's network through a variety of resellers and value-added resellers. Motient also offers roaming services in Canada to its eLink and BlackBerry(TM) by Motient customers through an agreement with the Canadian network operator Bell Mobility.

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
         Telemetry. Motient has partnered with a variety of resellers, device manufacturers, and software vendors in the telemetry market. These partners integrate customer-specific devices and systems with Motient's network to provide a wireless means of transmitting data from a fixed or mobile site to a central monitoring facility. Applications include HVAC system monitoring, wireless point-of-sale systems, energy monitoring, vending and office machine automation, and security/alarm monitoring.

         Pricing of Services. Motient's customers are charged a monthly access fee. In addition to this access fee, users pay for usage depending on the number of kilobytes of data transmitted. Motient's pricing plans offer a wide variety of volume packaging and discounts, consistent with customer demand and market conditions. Generally, Motient reflects the addition of a subscriber unit upon the registration of a unit on its network. In certain cases, primarily as it relates to strategic partners and resellers, a percentage of these subscriber units do not become revenue producing for up to several months from initial registration on the network, which effectively drives down the reported average revenue per unit. During the first quarter of 2002, Motient's average monthly revenue per user was approximately $17.

Motient's Customers

         The make-up of Motient's customer base changed during 2001 due to the sale in November 2001 of Motient's former satellite communications business to Mobile Satellite Ventures. As of March 31, 2002, there were 240,026 user devices registered on Motient's network, and an established customer base of large corporations in the following market segments:

                                                           Percentage of
                    Market Segments                         Total Units

              Transportation and package delivery           37%
              Field service                                 15
              Telemetry and point of sale                   12
              Mobile Internet or wireless email             36

              Total                                        100%

         For the three months ended March 31, 2002, 4 customers accounted for approximately 46% of Motient's service revenue, with three of those customers, UPS, IBM and Skytel, each accounting for more than 10%. The loss of one or more of these customers, or any event, occurrence or development which adversely affects Motient's relationship with one or more of these customers, could harm Motient's business. The contracts with these customers are generally multi-year contracts, and the services provided pursuant to such contracts are generally customized applications developed to work solely on Motient's network. The cost of switching to an alternative wireless service provider would, in most cases, be significant.


         As of March 31, 2002, Motient's customer base included the following product segments:

                                                      Percentage of
              Product Segments                          Total Units

              Mobile Internet or wireless email               36%
              Package delivery, telemetry and other           64

              Total                                          100%


Marketing and Distribution

         Motient markets its wireless services through strategic distribution partners and resellers, and its direct sales force.


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         Strategic Partners and Resellers. To penetrate new wireless data markets with significant growth potential, Motient has signed a variety of strategic alliances, including with industry leaders. Motient intends to leverage the marketing and distribution resources and large existing customer bases of these partners to address significantly more potential customers than Motient would be able to address on its own. Motient has a roster of industry-leading resellers for its wireless email services, including SkyTel, Metrocall, Aether Systems, Research In Motion, and GoAmerica. These alliances also include the following:

o In the market for small to medium-sized business users, Motient has signed a reseller agreement with CDW Computer Centers.

o Motient has formed a strategic alliance with Wireless Knowledge, a subsidiary of Qualcomm, to provide mobile data enterprise services for corporate customers. Under this agreement, Wireless Knowledge will develop and market wireless software applications that will run on Motient's network.

o In the real estate market, Motient has signed a reseller agreement with WheretoLive.com.

o Motient has teamed with Boundless Depot to provide wireless services for the hearing impaired.

o In the telemetry market, Motient has partnered with a number of device manufacturers, resellers, and software vendors to develop and offer a variety of customer-driven telemetry applications. US Wireless is a key partner in the wireless credit card processing and point-of-sale segment, and eVendNet is developing telemetry applications using Motient's network in the vending segment.

         Motient is continuing to seek additional strategic distribution channels to help Motient move forward with its plan to more fully penetrate its existing markets and access potential new markets on an incremental basis.

         Direct Sales Force. Motient has a direct sales force that is experienced in selling its various wireless services. Historically, Motient's direct sales force has focused on the requirements of business customers who need customized applications. With the launch of its eLink wireless email service, Motient has also built up a significant sales force concentrated on promoting its eLinkSM and BlackBerry(TM) by Motient services to vertical markets. Motient's corporate accounts group is focused on promoting its eLink wireless email service to wirelessly enable enterprise-wide email systems for Fortune 500 accounts. Sales to corporate account targets generally require a sustained sales and marketing effort lasting several months. Prior to making a buying decision, a majority of the accounts exercise a due diligence process where competitive alternatives are evaluated. Motient's employees often assist in developing justification studies, application design support, hardware testing, planning and training. In the wireless email area, Motient's internal sales force has been key to its ability to convey customer feedback to its product management team, enabling Motient to identify and develop new product and service features.

Motient's Network

         Motient's wireless network consists of the largest two-way terrestrial data network in the United States, providing service to 520 of the nation's largest cities and towns, including virtually all metropolitan statistical areas. The network provides a wide range of mobile data services. Users of Motient's network access it through subscriber units that may be portable, mobile or stationary devices.

         Subscriber units receive and transmit wireless data messages to and from terrestrial base stations. Terrestrial messages are routed to their destination via data switches that Motient owns, which connect to the public data network.

         Motient's terrestrial network delivers superior in-building penetration, completion rates and response times compared to other wireless data networks through the use of a patented single frequency reuse technology developed by Motorola. Single frequency reuse technology enables multiple base


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

stations in a given area to use the same frequency. As a result, a message sent by a subscriber can be received by a number of base stations. This technology contrasts with more commonly used multiple frequency reuse systems, which provide for only one transmission path for a given message at a particular frequency. In comparison with multiple frequency reuse systems, Motient's technology provides superior in-building penetration and response times and enables it to incrementally deploy additional capacity as required, instead of in larger increments as required by most wireless networks.

Equipment and Supplier Relationships

         Motient has contracts with a variety of vendors to supply end-user devices designed to meet the requirements of specific end-user applications. Motient continues to pursue enhancements to these devices that will result in additional desirable features and reduced cost of ownership. Although many of the components of its products are available from a number of different suppliers, Motient relies on a relatively small number of key suppliers. The devices used with Motient's services generally are subject to various product certification requirements and regulatory approvals before they are delivered for use by its customers.

         Motient's eLink service can be used on wireless handheld devices manufactured by Research In Motion, including the RIM 850 and RIM 857 wireless handhelds. In addition, eLink can be used with Palm V series and IBM WorkPad handhelds by using Motient's new MobileModem, a wireless modem that clips on to Palm V series and IBM WorkPad personal digital assistants to provide these devices with email and Internet access via the Motient network. Research In Motion also manufactures modems designed to be integrated into handheld field service terminals, telemetry devices, utility monitoring and security systems and certain other computing systems. Motient's supply arrangements with Research In Motion are not exclusive, and Research In Motion manufactures similar hardware products for other companies, including Cingular Wireless, a principal competitor in the two-way wireless email market segment.

         In addition to the messaging devices manufactured by Research In Motion, there are currently over 50 other types of subscriber units available from approximately 15 manufacturers that can operate on Motient's terrestrial network. Examples of portable subscriber units include ruggedized laptop computers, small external modems, handheld or palmtop "assistants," and pen based "tablets."

         Motient is also working with other device manufacturers and software developers to bring its network services to other existing popular PDA and wireless email platforms, such as palm-held and handheld devices. Most recently, Motient has worked with Wavenet Technology Pty. Ltd. of Western Australia to design, develop and manufacture the MobileModem, a wireless modem that clips onto Palm V Series and IBM WorkPad personal digital assistants and provides these devices with email and Internet access via the Motient Network. Motient's agreement with Wavenet enables Motient and its resellers to purchase MobileModems and associated accessories from Wavenet for resale to end user customers of Motient and its resellers.

         Compaq Computer provides the terrestrial network switching computers under a multi-year lease that extends through 2003, while AT&T provides network services including a nationwide wireline data network, and leased sites which house regional switching equipment for Motient's terrestrial network. Motient also has a relationship with AT&T as Motient's vendor for switched inbound and outbound public switched telephone network services.

         The terrestrial network, and certain of its competitive strengths such as deep in-building penetration, is based upon single frequency reuse technology. Motorola holds the patent for the single frequency reuse technology. Motient has entered into several agreements with Motorola under which Motorola provides certain continued support for the terrestrial network infrastructure, and ongoing maintenance and service of the terrestrial network base stations. There can be no assurance that Motorola will continue in the long term to be active in this business, or that Motorola will not enter into arrangements with Motient's competitors, or that if it does, such arrangements would not harm Motient's business.


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


Competition

         The wireless communications industry is highly competitive and is characterized by constant technological innovation. Motient competes by providing broad geographic coverage, deep in-building penetration, and demonstrated reliability. These features distinguish Motient from the competition. Motient's wireless solutions are used by businesses that need critical customer and operational information in a mobile environment.

         Motient offers multiple business lines and competes with a variety of service providers, from small startups to Fortune 500 companies. Motient's competitors include service providers in several markets--dedicated mobile data, PCS/cellular, narrowband PCS/enhanced paging and emerging technology platforms.

         Dedicated Mobile Data. Companies using packet data on dedicated mobile networks provide wireless data services in direct competition with a number of Motient's data services. In a packet data environment, messages are transmitted in short bursts. Competitors using this technology include Cingular Wireless. Cingular Wireless operates a terrestrial-only network that provides data services to customers in field service, transportation and utility industries, and two-way messaging service to the horizontal market.

         Research In Motion offers BlackBerry(TM), a wireless email service, which runs on both the Motient and Cingular networks. BlackBerry(TM) offers wireless email and Personal Information Management (PIM) functionality. The enterprise versions of BlackBerry(TM) serve users operating on either a Microsoft Exchange email platform or a Lotus Domino email platform. Because Research In Motion offers BlackBerry(TM) on the Motient and Cingular networks, Research In Motion is both a reseller and a competitor. Research In Motion has also announced that it plans to offer BlackBerry(TM) with voice functionality on General Packet Radio Service, or GPRS, networks in the United States. With eLink, and BlackBerry(TM) by Motient, as well as Motient's arrangements with other resellers and content providers, Motient believes that it offers the most complete array of wireless Internet and wireless email services currently available.

         PCS/Cellular. PCS and cellular services presently serve the majority of mobile communications users in the United States, with more than 120 million wireless voice subscribers at the end of 2001. There are a large number of cellular and PCS systems providing wireless voice service throughout most of the United States, with no single competitor providing the seamless, national footprint that is available through Motient's network. Because the average voice revenue per subscriber has declined, wireless voice carriers have begun to focus on delivering wireless data services in an effort to differentiate their voice products and to retain customers. An example of these services is the Sprint PCS Wireless Web. Sprint allows circuit switched wireless web access to several content services using the phone's numeric keypad. Other voice carriers also offer circuit switched wireless data services through mobile phones, but Motient believes the limitations of today's circuit switched PCS and cellular features and networks will limit competition in its target markets. Users must have a digital phone and service, and must type messages using the awkward numeric keypad. They do not have access to data services while roaming onto analog networks, which detracts from the user experience.

         Cellular digital packet data (CDPD), a packet data service provided by the cellular industry, is available in fewer geographic markets than Motient's service, and covers approximately 60% of the U.S. population. Expansion of the CDPD network has slowed considerably as carriers such as AT&T Wireless and Verizon Wireless look to other means to provide data services to their voice customers. Some cellular and PCS carriers offer short message capabilities, depending on the protocol they use, and expect to offer larger capacity packet data services in the near future using new GPRS and 1XRTT technologies, as described below under "Emerging technology platforms."

         Narrowband PCS/ Enhanced Paging. Most traditional paging companies, such as SkyTel, Arch and Metrocall, are expanding beyond their traditional alpha/numeric paging into two-way wireless messaging services using narrowband PCS. Typical applications include wireless email, near-real time delivery of stock quotes and other time sensitive information, and mobile workforce communications. Although some paging companies offer limited two-way messaging services, challenges in coverage, responsiveness and throughput, as well as the high cost of service, currently limit their adoption by Motient's targeted customers. These services primarily compete with Motient's eLink wireless email services. Motient has signed reseller agreements with SkyTel and Metrocall under which these parties market its eLink services to their customers. Motient has similar reseller agreements with additional national distribution partners.

         Emerging technology platforms. A variety of new technologies, devices and services will result in new types of competition for Motient in the near future.
         The emergence of protocols such as WAP (Wireless Access Protocol), Bluetooth and IEEE 802.11b are expected to enable the use of the Internet as a platform to exchange information among people with different devices running on different networks. WAP defines a protocol for altering Internet sites to make their content more readily accessible to mobile user devices, where bandwidth is limited. Mobile telephone users have adopted this protocol, as WAP provides Internet content access in a similar manner to Motient's products. Bluetooth, a wireless personal area networking technology, operates in an unlicensed band of the radio spectrum and enables wireless communications between disparate devices in a home or office setting at distances up to approximately 33 feet. 802.11b, also referred to as Wi-Fi, operates in an unlicensed band of the radio spectrum and supplies high-speed wireless LAN connectivity to computers within a 300 foot radius of a network base. Hardware manufacturers such as Nokia, Ericsson and Qualcomm are developing mobile phones and other voice-based user devices to work with the WAP, Bluetooth and 802.11b technologies.

         In addition, wireless voice carriers are in the process of expanding their ability to offer wireless data services that may compete with Motient's services, by deploying "2.5G" and "3G" technologies. These technologies, which include General Packet Radio Service, or GPRS, and CDMA 1XRTT, or 1XRTT, support both wireless voice and packet data services. GPRS is being deployed by VoiceStream, AT&T Wireless, and Cingular Wireless, and service has begun on a regional basis. 1XRTT is being deployed by Verizon Wireless and Sprint PCS. Verizon Wireless plans to begin rolling out 1XRTT services on a regional basis in the spring of 2002, while Sprint PCS plans to activate its 1XRTT services on a nationwide basis in the summer of 2002.

         While GPRS and 1XRTT do offer improved data functionality in tandem with existing wireless voice services, Motient believes that these new technologies have certain drawbacks for users when compared with Motient's data-only network. These limitations include shorter battery life for user devices because of the greater amount of power used, reduced in-building penetration, the need for users to replace their existing devices to utilize the new technologies, and incomplete geographic coverage that will rely on inter-carrier roaming agreements. Having data applications roam among multiple networks introduces complexities that are likely to prevent any carrier from having a truly seamless national footprint comparable to that of the Motient network. In addition, independent tests by users of both technologies have demonstrated that actual data transmission speeds are significantly slower than the theoretical maximum of each because of factors such as error protection, coding schemes, network resource limitations, and handset limitations. Motient believes that these new technologies offer only incrementally faster throughput than that of the Motient network.

         Motient expects to compete with these new "2.5G" and "3G" technology platforms in a number of ways. First, as described above, Motient believes that its existing data-only nationwide network offers several compelling advantages over certain of the new technologies currently being deployed. Second, Motient believes it can significantly enhance the efficiency and performance of its existing data-only network through a variety of measures, including installing a high-speed overlay. Third, Motient expects to consider, as appropriate, alliances or other contractual arrangements with larger wireless communications providers, so that Motient can continue to offer as complete an array of data services as possible.

Employees

         On April 15, 2002, Motient had 332 employees. None of Motient's employees is represented by a labor union. Motient considers its relations with its employees to be good.

Regulation

         The terrestrial two-way wireless data network used in Motient's wireless business is regulated to varying degrees at the federal, state, and local levels. Various legislative and regulatory proposals under consideration from time to time by Congress and the Federal Communications Commission, or FCC,


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

have in the past materially affected and may in the future materially affect the telecommunications industry in general, and Motient's wireless business in particular. The following is a summary of significant laws, regulations and policies affecting the operation of Motient's wireless business. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on Motient's operations can be predicted at this time.

         The ownership and operation of Motient's terrestrial network is subject to the rules and regulations of the FCC, which acts under authority established by the Communications Act of 1934 and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. Motient operates pursuant to various licenses granted by the FCC.

         Motient is a commercial mobile radio service provider and therefore is regulated as a common carrier. Motient must offer service at just and reasonable rates on a first-come, first-served basis, without any unjust or unreasonable discrimination, and Motient is subject to the FCC's complaint processes. The FCC has forborne from applying numerous common carrier provisions of the Communications Act to commercial mobile radio service providers. In particular, Motient is not subject to traditional public utility rate-of-return regulation, and is not required to file tariffs with the FCC.

         The FCC's universal service fund supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. Under the FCC's current rules, end-user revenues derived from the sale of information and other non-telecommunication services and certain wholesale revenues derived from the sale of telecommunications services are not subject to universal service fund obligations. Based on the nature of its business, Motient is currently not required to contribute to the universal service fund. Current rules also do not require that Motient impute to its contribution base retail revenues derived when it uses its own transmission facilities to provide a service that includes both information service and telecommunications components. There can be no assurances that the FCC will retain the exclusions described herein or its current policy regarding the scope of a carrier's contribution base. Motient may also be required to contribute to state universal service programs. The requirement to make these state universal service payments, the amount of which in some cases may be subject to change and is not yet determined, may have a material adverse impact on the conduct of Motient's business.

         Motient is subject to the Communications Assistance for Law Enforcement Act, or CALEA. Under CALEA, Motient must ensure that law enforcement agencies can intercept certain communications transmitted over its networks. Motient must also ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over Motient's networks. The deadline for complying with the CALEA requirements and any rules subsequently promulgated was June 30, 2000. Motient has pending with the FCC a petition for an extension of the deadline with respect to certain of its equipment, facilities, and services and Motient has been working with law enforcement to arrive at an agreement on a further extension of this deadline and on an extension of the deadline for other Motient equipment, facilities, and services. Possible sanctions for noncompliance include substantial fines and possible imprisonment of company officials. It is possible that Motient may not be able to comply with all of CALEA's requirements or do so in a timely manner. Where compliance with any requirement is deemed by the FCC to be not "reasonably achievable," Motient may be exempted from such requirement. In addition, CALEA establishes a federal fund to compensate telecommunications carriers for all reasonable costs directly associated with modifications performed by carriers in connection with equipment, facilities, and services installed or deployed on or before January 1, 1995. For equipment, facilities, and services deployed after January 1, 1995, the CALEA fund is intended to compensate carriers for any reasonable costs associated with modifications required to make compliance "reasonably achievable." It is possible that all necessary modifications will not qualify for this compensation and that the available funds will not be sufficient to reimburse Motient. The requirement to comply with CALEA could have a material adverse effect on the conduct of Motient's business.

         Motient's FCC licenses are granted for a term of 10 years, subject to renewal. For Motient's non-market-based licenses, or non-auction licenses, renewal is granted in the ordinary course. In order to obtain renewal of its

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


auction licenses, Motient must demonstrate that it has provided "substantial service" during its license term. What level of service is considered "substantial" will vary depending upon the type of offering by the licensee. Licensees are required, prior to the expiration date of their licenses, to file renewal applications with an exhibit demonstrating compliance with the substantial service criteria. If an entity is deemed not to have provided substantial service with respect to a license for which renewal is sought, the renewal will not be granted and the license will be cancelled.

         As a matter of general regulation by the FCC, Motient is subject to, among other things, payment of regulatory fees and restrictions on the level of radio frequency emissions of Motient's systems' mobile terminals and base stations. Any of these regulations may have an adverse impact on the conduct of Motient's business.

         Motient's FCC licenses are subject to restrictions in the Communications Act that (1) certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives and
(2) that no such FCC license may be held by a corporation controlled by another corporation, referred to as indirect ownership, if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest is served by the refusal or revocation of such license. However, with the implementation of the Basic Telecommunications Agreement, negotiated under the auspices of the World Trade Organization and to which the United States is a party, the FCC will presume that indirect ownership interests in our FCC licenses in excess of 25% by non-U.S. citizens or entities will be permissible to the extent that the ownership interests are from World Trade Organization-member countries. If the 25% foreign ownership limit is exceeded, the FCC could potentially take a range of actions, which could harm Motient's business.

         Motient's terrestrial network consists of base stations licensed in the 800 MHz business radio and specialized mobile radio services. The terrestrial network is interconnected with the public switched telephone network.

         The FCC's licensing regime in effect when the majority of authorizations used in the terrestrial network were issued provided for individual, site-specific licenses. The FCC has since modified the licensing process applicable to specialized mobile radio licenses in the band. Specialized mobile radio licenses are now issued by auction in wide-area, multi-channel blocks. The geographic area and number of channels within a block vary depending on whether the frequencies are in the so-called "Upper 200" specialized mobile radio channels, the "General Category," or the "Lower 80." In addition, wide-area auction winners in the Upper 200 have the right to relocate incumbent licensees to other "comparable" spectrum. Auction winners in the General Category and Lower 80 do not have these same relocation rights and must afford protection to incumbent stations. Incumbent stations may not, however, expand their service areas.

         Wide-area auction winners have substantial flexibility to install any number of base stations including, in the case of the General Category and Lower 80 channels, base stations that operate on the same channels as incumbent licensees. Motient was an incumbent in the Upper 200 and remains an incumbent on certain General Category channels. Motient is also a General Category and Lower 80 auction winner. Although the FCC requires General Category and Lower 80 geographic licensees to protect incumbents from interference, there is some concern that such interference may occur and that practical application of the interference-protection rules may be uncertain.

         Motient believes that it has licenses for a sufficient number of channels to meet its current capacity needs on the terrestrial network. Motient recently received authorizations for 33 wide-area licenses won in the General Category auction. Motient was also the high bidder on two Lower 80 licenses. To the extent that additional capacity is required, Motient may participate in other upcoming auctions or acquire channels from other licensees. As part of its new licensing regime, the FCC permits wide-area geographic licensees, with prior FCC approval, to assign a portion of their spectrum or a portion of their geographic service area, or a combination of the two, to another entity. While this authority may increase Motient's flexibility to acquire additional base stations, the practical utility of these options is uncertain at this time.

         Motient operates the terrestrial network under a number of waivers involving the FCC's technical rules, including rules on station identification, for-profit use of excess capacity, system loading, and multiple station ownership. Several of these waivers were first obtained individually by IBM and Motorola, which operated separate wireless data systems until forming the ARDIS joint venture in 1990. The FCC incorporated a number of these waivers into its regulations when it implemented Congress's statutory provision creating the commercial mobile radio service classification, and Motient no longer requires those waivers. As of March 3, 1999, Motient completed its planned construction of base stations for which extended implementation was granted by the FCC in 1996.

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

         In November 2001, Nextel proposed, in a "white paper" to the FCC, that certain of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel stated that it was making this proposal to address existing inadvertent interference problems for public safety communications systems caused by the existing spectrum allocation. Nextel's proposal addresses this problem by creating blocks of contiguous spectrum to be shared by public safety agencies. The Nextel proposal, as submitted to the FCC, would require either (1) that Motient continue to operate using its existing lower 800 MHz band spectrum on a secondary, non-interfering basis with the public safety agencies who would be relocated in the same spectrum, or (2) that Motient relocate, at its own expense, to other spectrum in the 700 MHz or 900 MHz bands. Motient believes it is highly unlikely that it could continue to operate in the lower 800 MHz bands on a secondary, non-interfering basis. If Motient is required to relocate to spectrum in the 700 MHz or 900 MHz bands, it would incur substantial operational and financial costs, including costs relating to: manufacturing replacement infrastructure and user hardware to operate on Motient's network in the 700 MHz or 900 MHz bands, disruptions to existing customers as a result of the relocation to other spectrum bands, possible diminished data speed, and coverage gaps. There are also potential problems with the 700 MHz and 900 MHz bands that might make it difficult, if not impossible, for Motient to duplicate its existing operations in the 800 MHz band.

         On March 14, 2002, the FCC adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. Motient does not believe its operations will be impacted until the Commission adopts final rules in that proceeding and it cannot predict what actions the FCC will take.

Properties

         Motient sub-leases from Mobile Satellite Ventures approximately 47,000 square feet at its headquarters in Reston, Virginia for office space. The prime lease has a term, which runs through August 3, 2003, which may be extended at MSV's election for an additional five years. Motient also leases approximately 86,000 square feet for office space and an operations center in Lincolnshire, Illinois, the lease for which expires December 31, 2005 (which may be extended at Motient's election for an additional five years). Motient also leases site space for nearly 2,200 base stations and antennae across the country for the terrestrial network under one-to five-year lease contracts with renewal provisions.

Legal Proceedings

         Motient filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on January 10, 2002. The Bankruptcy Court confirmed Motient's plan of reorganization on April 26, 2002, and Motient emerged from bankruptcy on May 1, 2002. For further details regarding this proceeding, please see "Motient's Chapter 11 Filing."

         Motient is aware of a purported class action lawsuit filed by holders of Rare Medium common stock challenging the previously proposed merger of Motient and Rare Medium Group, Inc. that was terminated: In re Rare Medium Group, Inc. Shareholders Litigation, C.A. No. 18879 NC (cases filed in Delaware Chancery Court between May 15, 2001 and June 7, 2001, and consolidated by the Court on June 22, 2001). The complaint names Rare Medium, members of Rare Medium's board of directors, the holders of Rare Medium preferred stock and certain of their affiliated entities, and Motient as defendants. The complaint alleges that the defendants breached duties allegedly owed to the holders of Rare Medium common stock in connection with the merger agreement, and include allegations that: (1) the holders of Rare Medium preferred stock engaged in self-dealing in the proposed merger; (2) the Rare Medium board of directors allegedly breached its fiduciary duties by agreeing to distribute the merger consideration differently among Rare Medium's common and preferred shares; and
(3) Motient allegedly aided and abetted the supposed breaches of fiduciary duties. The complaint sought to enjoin the proposed merger, and also sought compensatory damages in an unspecified amount.

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


         On April 15, 2002, Plaintiffs' counsel informed the Court that Plaintiffs and the Rare Medium defendants had agreed upon a settlement of the Delaware litigation, and that they expected to present settlement papers to the Court dismissing the case by May 15, 2002.

         A second lawsuit challenging the previously proposed merger, Brickell Partners v. Rare Medium Group, Inc., et al., N.Y.S. Index No. 01602694 was filed in the New York Supreme Court on May 30, 2001. Rare Medium and the holders of Rare Medium preferred stock filed a motion to dismiss or stay the New York lawsuit. Motient was never served with process in the New York lawsuit, and thus filed no motion to dismiss. However, Motient has been informed by Rare Medium that an unopposed motion by Rare Medium to dismiss the New York lawsuit as moot was granted on February 21, 2002, and a judgment dismissing the case was entered by the New York Court on April 24, 2002.






















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


                                   MANAGEMENT


     The following table sets forth certain information about the directors and executive officers of Motient and the named executive officers (as defined below under "Executive Compensation").

Name                            Title                                  Age                   Began Service
----                            -----                                  ---                   -------------
David H. Engvall                Vice President, General Counsel and    37                         1999
                                Secretary
Dennis W. Matheson              Senior Vice President and Chief        41                         1993
                                Technology Officer
Walter V. Purnell, Jr.          President and Chief Executive          56                         1998
                                Officer, Director
W. Bartlett Snell               Senior Vice President and Chief        50                         1999
                                Financial Officer, Director
Jared E. Abbruzzese             Director                                                          2002
Gerry S. Kittner                Director                               49                         2002
Steven G. Singer                Director                               41                         2002
Jonelle St. John                Director                               48                         2000
Brandon G. Stranzl              Director                               27                         2002


     The following sets forth biographical information about the directors of Motient and the named executive officers.

     Walter V. Purnell, Jr., 56. Mr. Purnell has been a Motient director and Motient's Chief Executive Officer since January 1999 and has been the President of Motient since March 1998. Mr. Purnell also serves as a director of Mobile Satellite Ventures LP. Previously, Mr. Purnell was President and Chief Executive Officer of ARDIS Company since September 1995. Before that, Mr. Purnell served as the chief financial officer of ARDIS since its founding in 1990. Before 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

     W. Bartlett Snell, 50. Mr. Snell has been Motient's Senior Vice President and Chief Financial Officer since March 1999. Mr. Snell also serves as a Director of Mobile Satellite Ventures LP. Mr. Snell was formerly the Senior Vice President and Chief Financial Officer at Orbcomm Global, L.P. which he joined in 1996. Prior to joining Orbcomm, Mr. Snell spent 16 years at IBM in a variety of leadership positions in diverse business areas.

     Dennis W. Matheson, 41. Mr. Matheson has been Motient's Senior Vice President and Chief Technology Officer since March 2000. From 1993 to March 2000, Mr. Matheson held other technical positions with Motient, most recently as Vice President of Engineering and Advanced Technology. Before joining Motient, Mr. Matheson was Senior Manager of Systems Architecture for Bell Northern Research, a subsidiary of Northern Telecom. Prior to that, he held various positions with Northern Telecom and Bell Northern Research within the design and product management organizations, and before that he held various engineering positions with Texas Instruments.

     David H. Engvall, 37. Mr. Engvall has served as Vice President, General Counsel and Secretary of Motient since May 2001. From April 2000 to May 2001, Mr. Engvall served as Vice President, Executive Counsel and Assistant Secretary of Motient, and from April 1999 to April 2000, Mr. Engvall served as Executive Counsel and Assistant Secretary of Motient. From September 1996 to April 1999, Mr. Engvall served as Assistant Vice President and Corporate Counsel of US Office Products Company, a national office supply company. Previously, Mr. Engvall was associated with the law firms of Sullivan & Cromwell and Hogan & Hartson L.L.P.

     Jared E. Abbruzzese, 47. Mr. Abbruzzese is chairman and majority equity owner of Communication Technology Advisors LLC, a telecommunications consulting firm. Mr. Abbruzzese is also chairman of TechOne Capital Group LLC, a private investment and consulting company concentrating in the telecommunications sectors, an entity he founded in December 1999. Mr. Abbruzzese is the chairman and majority owner of CAI Data Systems, Inc., a satellite company which he founded in 1997. From 1991 to 1999, Mr. Abbruzzese served as chairman and chief executive officer of CAI Wireless systems, Inc., a wireless cable operator, which was founded by Mr. Abbruzzese and which was acquired by WorldCom, Inc. in 1999. From 1996 to 1999, Mr. Abbruzzese served as chairman of CS Wireless Systems, Inc., a wireless cable oeprator serving the central United States. Mr. Abbruzzese also serves as chairman and acting chief executive officer of WSNet Holdings, Inc., a provider of satellite television programming, and is co-chair of Evident Technologies Inc., a start-up nanotechnology company. Mr. Abbruzzese serves on the board of directors of Globix Corporation, where he is chairman of the board, and Dual Star Technologies Corporation, both public companies.

         Gerry S. Kittner, 49. Since October 2001, Mr. Kittner has been an advisor and consultant for Communication Technology Advisors LLC, a telecommunications consulting firm. From 1996 to 1999, Mr. Kittner was a senior vice president for legislative and regulatory affairs with CAI Wireless Systems. When CAI Wireless Systems was acquired by MCI WorldCom in 1999, Mr. Kittner remained with MCI WorldCom as a senior vice president for approximately one year. From 1996 to 2000, Mr. Kittner served on the board of directors of the Wireless Communications Association, and was a member of its executive and government affairs committees. Previously, Mr. Kittner was a partner with the law firm Arter & Hadden and worked with a variety of telecommunications clients.

     Steven G. Singer, 41. Since November 2000, Mr. Singer has served as chairman and chief executive officer of American Banknote Corporation, a public company providing documents of value (such as currency, checks, passports, and credit cards). Since 1994, Mr. Singer has also been chairman and chief executive officer of Pure 1 Systems, a privately held drinking water treatment company. From 1999 to 2000, Mr. Singer was executive vice president and chief operating officer of Romulus Holdings, Inc., a family-owned investment fund. Mr. Singer also currently serves on the board of directors of Anacomp, Inc. and Globix Corporation, both public companies.

     Jonelle St. John, 48. Ms. St. John has been a Motient director since November 2000. Ms. St. John was the Chief Financial Officer of MCI WorldCom International in London from 1997 through 2000 following her positions as the Vice President and Treasurer and Vice President for Corporation Planning and Business Analysis of MCI Communications Corporation from 1990 to 1997. Prior to working with MCI, Ms. St. John was the Vice President and Treasurer and the Vice President and Controller of Telecom*USA, which she joined in 1985. Before 1985, Ms. St. John held various positions at Arthur Andersen LLP.

     Brandon G. Stranzl, 27. Since March 2002, Mr. Stranzl has been a research analyst for Third Avenue Funds and MJ Whitman Advisers, an investment firm in New York City where he focuses on distressed situations and value equities.
From March 1999 to March 2002, Mr. Stranzl was a research analyst for Morgan Stanley Asset Management, where he was responsible for high-yield investments, distressed situations, and restructurings. From September 1997 to March 1999, he worked on equity and fixed-income investments for Fidelity Investments. Mr. Stranzl received a B.A. from Vassar College. He is a chartered financial analyst and a member of the New York Society of Security Analysts. Mr. Stranzl currently serves on the board of directors of Globix Corporation, a public company.

         Motient's plan of reorganization provided for Motient's board of directors to be composed of seven directors upon its effectiveness, as follows:

o five directors selected by the informal committee of Motient's senior noteholders;

o         the chief executive officer of Reorganized Motient; and

o one additional member who is another officer of Motient or a person who was serving on Motient's board of directors prior to Motient's bankruptcy petition to be agreed upon by the informal committee and Motient.

         Messrs. Abbruzzese, Kittner, Singer, and Stranzl were selected by the informal committee to join Motient's board as directors, and Ms. St. John was

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

also selected by the informal committee to continue on the board as a director. Mr. Purnell continued on the board as Motient's chief executive officer, and Mr. Snell joined the board as the agreed-upon director.

         Messrs. Abbruzzese and Kittner were involved with CAI Wireless Systems, Inc. when it filed for Chapter 11 in 1998. During all relevant time periods relating to the Chapter 11 proceeding captioned In re CAI Wireless Systems, Inc., Debtor, Chapter 11 Case No. 98-1766 (JJF) and In re Philadelphia Choice Television, Inc., Debtor, Chapter 11 Case No. 98-1765 (JJF), commenced in the United States Bankruptcy Court for the District of Delaware on July 30, 1998, Mr. Abbruzzese was chairman of the board of directors and chief executive officer of CAI Wireless Systems, and Mr. Kittner was a senior vice president of CAI Wireless Systems. CAI Wireless Systems and Philadelphia Choice Television consummated their joint plan of reorganization and emerged from bankruptcy on October 14, 1998.

         For information regarding Motient's filing for protection under Chapter 11 of the Bankruptcy Code, please see the section titled "Business--Motient's Chapter 11 Filing" contained elsewhere in this prospectus.

Board Compensation

         Under a policy recommended by Motient's Compensation Committee and expected to be approved by the Board of Directors, effective as of Motient's reorganization, each non-employee member of the Board of Directors is entitled to receive $2,000 per month, each member of the Audit Committee is entitled to receive an additional $500 per month, and each member of the Compensation Committee is entitled to receive an additional $250 per month. Further, each non-employee member of the Board of Directors is entitled to receive an additional $1,000 for each Board or Committee meeting that is in excess of four meetings per year. In calculating the number of meetings held with respect to which this additional fee is to be paid, multiple meetings held on the same day are regarded as a single meeting.

         For her service on the Board for the fiscal year ended December 31, 2001, we paid Ms. St. John $23,500, $19,000 of which was an annual retainer and $4,500 of which was additional compensation for her service on both the Audit Committee and the Compensation and Stock Option Committee in accordance with our standard practice at that time.

Executive Compensation

         The following tables set forth (a) the compensation paid or accrued by Motient to Motient's chief executive officer and its four other most highly compensated executive officers receiving over $100,000 per year, all of whom are referred to herein as the "named executive officers" for services rendered during the fiscal years ended December 31, 2001, 2000, and 1999 and (b) certain information relating to options granted to such individuals.


                                                      Summary Compensation Table


                                              Annual Compensation     Long-Term Compensation
                                              -------------------     ----------------------
                                                                                                         Securities
   Name and                                                    Other Annual      Restricted Stock        Underlying       All Other
   Principal Position          Year        Salary    Bonus    Compensation(1)         Awards(2)(3) $   Options/SARs(4)  Compensation
   ------------------          ----        ------    -----    ----------------   --------------------  ---------------  ------------

Gary M. Parsons                2001       $228,568   $100,000         $414             $82,875             100,000
 Chairman of the Board         2000       $219,181                 $88,751                $414             200,000
                               1999       $209,200                $168,438                $396              50,000

Walter V. Purnell, Jr.         2001       $286,953    $83,000         $774             $46,508             100,000
 President and Chief           2000       $275,300   $101,725         $774                                 200,000
 Executive Officer             1999       $259,462    $86,625         $639                                 100,000       $101,912(5)

David H. Engvall(6)            2001       $183,031    $36,234         $143              $3,413              25,000
 Vice President,
 General Counsel
 and Secretary

Dennis W. Matheson(7)          2001       $182,355    $51,940         $158             $15,609              40,000
 Senior Vice President         2000       $169,889    $34,508         $143                                  50,000
 and Chief Technology          1999       $146,815    $37,862         $114                                  50,000
 Officer

W. Bartlett Snell(8)           2001       $256,781    $76,666         $270             $19,500              60,000
 Senior Vice President,        2000       $241,577    $75,460         $270                                 100,000
 Chief Financial               1999       $172,615         --         $306            $188,800              40,000
 Officer


(1) Includes group term life insurance premiums.

(2) In September 2001, Motient completed an option exchange program in which holders of previously-granted options, including the Named Executive Officers, were entitled to exchange such options for a number of shares of restricted stock equal to 75% of the number of shares covered by the exchanged options. The amounts shown in this column for 2001 represent such restricted stock awarded in September 2001. Under Motient's plan of reorganization, all shares of restricted stock were cancelled as of May 1, 2002, the effective date of the plan. On that date, holders of restricted stock received warrants to purchase .02613 shares of common stock at a price of $.01 per share for each vested share of restricted stock held. Holders did not receive anything in exchange for their canceled unvested shares. The warrants will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. The shares of restricted stock issued in the exchange program were to vest according to the vesting schedule of the options that were exchanged, except that no shares of restricted stock vested before March 25, 2002. These shares of restricted stock were to have vested as follows:



     Name            Total Number of Shares             Vesting Schedule
     ----            ----------------------             ----------------


Gary M. Parsons            637,500            462,500 shares on March 25, 2002
                                               25,000 shares on January 25, 2003
                                               12,500 shares on January 27, 2003
                                               25,000 shares on January 25, 2004
                                              112,500 shares on January 27, 2007

Walter V. Purnell, Jr.     357,750            182,750 shares on March 25, 2002
                                               25,000 shares on January 25, 2003
                                               12,500 shares on January 27, 2003
                                               25,000 shares on January 25, 2004
                                              112,500 shares on January 27, 2007

David H. Engvall            26,250             12,500 shares on March 25, 2002
                                                1,250 shares on April 5, 2002
                                                3,750 shares on January 25, 2003
                                                2,500 shares on January 27, 2003
                                                1,250 shares on April 5, 2003
                                                3,750 shares on January 25, 2004

Dennis W. Matheson         120,073             72,573 shares on March 25, 2002
                                               10,000 shares on January 25, 2003
                                                2,500 shares on January 27, 2003
                                                2,500 shares on March 23, 2003
                                               10,000 shares on January 25, 2004
                                               22,500 shares on January 27, 2007

W. Bartlett Snell          150,000             57,500 shares on March 25, 2002
                                               15,000 shares on January 25, 2003
                                                6,250 shares on January 27, 2003
                                               15,000 shares on January 25, 2004
                                               56,250 shares on January 27, 2007


As of December 31, 2001, the dollar value of restricted stock held by each of Messrs. Parsons, Purnell, Engvall, Matheson and Snell was $267,750, $150,255, $11,025, $50,431 and $68,712 respectively, and the total number of shares of restricted stock held by each of Messrs. Parsons, Purnell, Engvall, Matheson and Snell was 637,500, 357,750, 26,250, 120,073, and 163,600, respectively.

(3) In January 2001, vesting of all previously issued unvested shares of restricted stock was accelerated, and, accordingly, such shares are not included in the end-of-year restricted stock holdings.

(4) The numbers reflect grants of options to purchase shares of common stock under the Stock Award Plan. The Company has not granted stock appreciation rights ("SARs"). Under Motient's plan of reorganization, all unexercised options were cancelled as of May 1, 2002, the effective date of the plan.

(5)  Relates to relocation expenses.

(6)  Mr. Engvall assumed his position in May 2001.

(7)  Mr. Matheson assumed his position in March 2000.

(8)  Mr. Snell joined Motient in March 1999.

The following table sets forth each grant of stock options made during fiscal year 2001 to each of the named executive officers. Under Motient's plan of reorganization, all unexercised options were cancelled as of May 1, 2002, the effective date of the plan.


                                           Option/SAR Grants in Last Fiscal Year

                                                                                                              Potential Realizable
                                                                        Individual Grants                        Value at Assumed
                                                                                                                  Annual Rates of
                                                                                                                    Stock Price
                                                   Number of      % of Total
                                                   Securities     Options/SARs                                   Appreciation for
                                                   Underlying     Granted to     Exercise or                     Option Term(1)
                                                  Options/SARs    Employees/     Base Price                      --------------
     Name                                           Granted       Fiscal Year     ($/Share)   Expiration Date   5%         10%
     ----                                         -----------     -----------   ------------  ---------------   --         ---

Gary M. Parsons ...............................  100,000(2)         7.9008%          $6.03      Jan. 25, 2011   $379,468   $961,416
Walter V. Purnell, Jr. ........................  100,000(2)         7.9008%          $6.03      Jan. 25, 2011   $379,468   $961,416
David H. Engvall ..............................   15,000(2)         1.1851%          $6.03      Jan. 25, 2011    $56,920   $144,212
David H. Engvall ..............................   10,000(2)         0.7901%          $1.18      Apr. 30, 2011     $7,390    $18,726
Dennis W. Matheson ............................   40,000(2)         3.1603%          $6.03      Jan. 25, 2011   $151,787   $384,566
W. Bartlett Snell .............................   60,000(2)         4.7405%          $6.03      Jan. 25, 2011   $227,680   $576,849


(1) Based on actual option term and annual compounding. Following the grant date of the above options, the market price of Motient's common stock declined significantly, and pursuant to Motient's plan of reorganization, all unexercised options will be cancelled as of the effective date of the plan. Accordingly, there is no assurance that the value ultimately realized by a Named Executive Officer, if any, will be at or near the values indicated.

(2) These options were to become exercisable in three annual installments, vesting at the rate of 33 1/3 % per year for three years.


The following table sets forth, for each of the named executive officers, the value of unexercised options at fiscal year-end. Under Motient's plan of reorganization, all unexercised options were cancelled as of May 1, 2002, the effective date of the plan.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values (1)

                                                                               Number of                Value of
                                                                               Securities              Unexercised
                                                                               Underlying                 in-the-
                                                                              Unexercised                  Money
                                                                               Options at              Options/SARs
                                                                               FY-End (#)              at FY-End($)

                                    Shares
                                 Acquired on                                  Exercisable/              Exercisable/
     Name                        Exercise (#)         Value-Realized ($)      Unexercisable             Unexercisable
     ----                        ------------         ------------------      -------------             -------------

Gary M. Parsons................       --                    --                     0/0                       0/0
Walter V. Purnell, Jr..........       --                    --                     0/0                       0/0
David H. Engvall...............       --                    --                     0/10,000                  0/0
Dennis W. Matheson.............       --                    --                     0/0                       0/0
W. Bartlett Snell..............       --                    --                     0/0                       0/0

(1) The Company has not granted SARs.

Change of Control Agreements

         Pursuant to the plan of reorganization, Motient entered into a Change of Control Agreement, effective May 1, 2002, with each of Messrs. Purnell, Snell, Matheson and Engvall and six other vice presidents of Motient. Under the agreements, each officer will be eligible to receive one (1) year of their annual base salary (excluding cash bonus) in the event that both (x) a "Change in Control" or an anticipated "Change in Control" as defined in the Change of Control Agreement has occurred and (y) the employee is terminated or his or her compensation or responsibilities are reduced. The events constituting a "Change of Control" as defined in the Change of Control Agreement generally involve the acquisition of greater than 50% of the voting securities of Motient, as well as certain other transactions or events with a similar effect. A copy of a Form of Change of Control Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Compensation and Stock Option Committee Interlocks and Insider Participation

         During the fiscal year ended December 31, 2001, the Compensation and Stock Option Committee of Motient's Board of Directors consisted of Ms. St. John and Messrs. Parrott, Parsons, Purnell, and Quartner. Also, Mr. Jack Shaw, Chief Executive Officer of Hughes Electronics Corporation, served on the Compensation and Stock Option Committee until his resignation from the Board of Directors on July 31, 2001. During 2001, Mr. Parsons and Mr. Purnell were executive officers of Motient. In addition, during 2001, Motient and/or certain of its subsidiaries were party to certain contracts and/or transactions with Hughes or certain affiliates thereof. All of these contracts and transactions were approved by Motient's Board of Directors, and Motient believes that the contracts and transactions were made on terms substantially as favorable to Motient as could have been obtained from unaffiliated third parties. The following is a description of such contracts and transactions.

         As described under "Business," in November 2001 Motient entered into certain transactions with Hughes and the other two bank guarantors, pursuant to which Motient transferred certain shares of XM Radio common stock owned by it to Hughes and the other bank guarantors, in addition to cash proceeds from the sale of certain shares of XM Radio stock, in exchange for the extinguishment of all remaining obligations to Hughes and the other bank guarantors under the Bank Financing and related guarantors and reimbursement and security agreements. For more information regarding these transactions, see the description of them in "Business - Motient's Chapter 11 Filing," which is incorporated herein by reference.

         In addition to the foregoing, on April 2, 2001, the exercise price of the warrants issued to Motient's bank guarantors was reduced to $1.31 per share, in consideration of Hughes' and Baron's agreement to consent to Motient's issuance of a $25 million note to Rare Medium, which note was secured by a pledge of 3,000,000 shares of common stock of XM Radio owned by Motient. In connection with this waiver and in consideration of Singapore Telecommunications' agreement to consent to such transaction, Motient also agreed to issue a new warrant to Singapore Telecommunications, exercisable for 300,000 shares of Company common stock, at $1.31 per share.

         For more information regarding this waiver and warrant repricing and a description of certain other historical transactions involving Hughes in its role as a bank guarantor, please see the discussion in "Certain Relationships and Related Transaction - Bank Financing Facilities," which is incorporated herein by reference.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         This section describes agreements and transactions between Motient and one or more of the following: Motorola, XM Ventures, AT&T Wireless and Hughes Electronics, Hughes Aircraft, Hughes Network Systems, Hughes Space & Communications Company, Baron Capital and Singapore Telecommunications. Each of such other parties, at the time of the transactions or shortly thereafter, held or was affiliated with an entity that held in excess of 5% of our pre-reorganization common stock and/or was then or shortly thereafter affiliated with one or more of our directors. As a result of our reorganization, none of these parties is currently a holder of 5% percent or more of our common stock or affiliated with any of our directors. This section also describes arrangements with Communication Technology Advisors LLC, an entity in which Jared E. Abbruzzese, Motient's chairman and a director, is a majority owner and in which Gerry S. Kittner, a Motient director, is an advisor and consultant.

         Motorola Agreement

         In connection with our acquisition of ARDIS from Motorola on March 31, 1998, and pursuant to the Stock Purchase Agreement dated as of December 31, 1997, as amended March 31, 1998, Motient, Motorola and Motient's then principal stockholders Hughes Electronics and AT&T Wireless agreed to registration rights with respect to Motient pre-reorganization common stock. Pursuant to the terms of the Participation Rights Agreement entered into on December 31, 1997, Motorola, then a greater than 5% beneficial owner of Motient, was entitled to demand and piggyback registration rights with respect to the shares of pre-reorganization common stock issued to Motorola as part of the ARDIS acquisition. Motorola's registration rights were extinguished under the terms of Motient's plan of reorganization.

         XM Ventures Agreements

         Motient entered into an Exchange Agreement, dated July 7, 1999 by and among Motient, XM Radio and WorldSpace, Inc., pursuant to which Motient granted certain registration rights, with respect to its pre-reorganization common stock to XM Ventures, formerly a principal stockholder of Motient. These registration rights included the right to demand registration twice and "piggyback" rights to register shares on other registration statements filed by Motient. XM Ventures' registration rights were extinguished under the terms of Motient's plan of reorganization.

         Stockholders' Agreement

         Motient and each holder of shares of its pre-reorganization common stock who acquired shares prior to Motient's initial public offering were parties to a stockholders' agreement, amended and restated as of December 1, 1993. The remaining parties to the stockholders' agreement immediately prior to the effectiveness of Motient's reorganization, AT&T Wireless and Hughes Electronics, at that time held approximately 23.5% of the outstanding pre-reorganization common stock on a fully diluted basis. These parties are no longer significant stockholders of Motient. The stockholders' agreement included provisions relating to certain corporate governance matters, as well as the voting and transferability of shares of Motient common stock held by the parties to such agreement, and provisions intended to ensure compliance with applicable laws and FCC regulations. This agreement terminated by its terms upon the disposition of the pre-reorganization common stock by the parties to the agreement in connection with the plan of reorganization.

         Hughes

         Motient's satellite construction contract with Hughes Aircraft required Motient to make ongoing payments to Hughes based on the performance of the satellite after launch. In 1997, Motient and Hughes agreed to reduce the amount of some of these performance payments. Thereafter, Motient raised additional contractual payment issues. As part of the plan of reorganization, this contract was terminated and Boeing, as the successor in interest to Hughes under the contract, is expected to receive approximately 41,681 shares of common stock in full settlement of all amounts owed by Motient under the contract.

         Hughes Network Systems provided Motient software maintenance services at an annual rate of $1,000,000 for the twelve month period commencing December 1, 1999. The annual rate was $760,000 for the twelve month period commencing December 1, 1998.


         Motient entered into a reseller agreement with Hughes Space & Communications Company, through its Hughes Government Services business unit, whereby Motient agreed to sell its services to Hughes Government Services for resale by Hughes Government Services to federal government subscribers at rates to be established by Hughes Government Services. Like Motient's other government resellers, Hughes Government Services was to set rates and prices for services and equipment, respectively and would be responsible for billing and collecting amounts due from its customers. For 1999, the total amount of sales to Hughes Government Services were $24,637. There has been little or no activity under this contract. The contract was transferred to Mobile Satellite Ventures in November 2001.

         Bank Financing Facilities

         As discussed in greater detail under "Business - Significant Recent Events," on November 19, 2001, Motient sold 500,000 shares of XM Radio common stock owned by it for aggregate proceeds of $4,750,000, and used such proceeds to reduce the amount of Motient's reimbursement obligation to the guarantors of its bank financing by this amount. In this transaction, Hughes Electronics received $3,562,381, and each of Baron Capital and Singapore Telecommunications received $593,730.

         Also on November 19, 2001 Motient delivered all of the remaining 9,257,262 shares of XM Radio common stock owned by it to the guarantors of its bank financing in full satisfaction of the entire remaining amount of Motient's reimbursement obligations to the bank guarantors. Motient delivered 7,108,184 shares to Hughes Electronics, 964,640 shares to Singapore Telecommunications, and 1,184,438 shares to Baron Capital. Upon delivery of these shares, the bank guarantors released Motient from all of its remaining obligations to the bank guarantors under the bank financing and the related guarantees and reimbursement and security agreements.

         At the time of these transactions, in addition to guaranteeing Motient's obligations under its bank financing agreements, each of Hughes Electronics and Baron Capital owned shares of pre-reorganization common stock of Motient, and each of the three bank guarantors also owned certain warrants to purchase shares of common stock of Motient. At the time of these transactions, Hughes Electronics owned 6,692,108 shares of common stock and warrants to purchase 4,969,688 shares of common stock, Baron Capital owned 1,286,275 shares and warrants to purchase 828,281 shares of common stock, and Singapore Telecommunications owned warrants to purchase 300,000 shares of common stock.

         The following section describes certain historical events and transactions with the lenders and bank guarantors prior to the extinguishment of the bank facilities and the transactions described in the previous paragraphs.

         In exchange for the additional risks undertaken by Hughes Electronics, Singapore Telecom and Baron Capital in connection with the bank financing facilities, Motient agreed, pursuant to a Guaranty Issuance Agreement dated March 31, 1998, to compensate Hughes Electronics, Singapore Telecom and Baron Capital, principally in the form of 1 million additional warrants and repricing of 5.5 million warrants previously issued. As originally issued, the warrants had an exercise price of $12.51. Further, in connection with the guarantees, Motient agreed to reimburse Hughes Electronics, Singapore Telecom and Baron Capital in the event that any of them were required to make payment under the guarantees and, in connection with this reimbursement commitment, provided Hughes Electronics, Singapore Telecom and Baron Capital a junior security interest with respect to the assets of Motient, principally its stockholdings in XM Radio, Motient Holdings Inc. and Mobile Satellite Ventures. As a result of these transactions, Hughes Electronics owned warrants to purchase 4,969,688 shares of common stock, and each of Baron Capital and Singapore Telecommunications owned warrants to purchase 828,281 shares of common stock.

         Hughes Electronics, Singapore Telecom and Baron Capital also obtained certain demand and piggy-back registration rights with regard to the unregistered shares of Motient's common stock held by them or issuable upon exercise of their warrants. Pursuant to the terms of the Amended and Restated Registration Rights Agreement among Hughes Electronics, Singapore Telecom, Baron Capital and Motient, Motient agreed to (1) extend the expiration date for demand registration rights with respect to Hughes Electronic's, Singapore Telecom's and Baron Capital's existing warrants, (2) provide registration rights for the warrants issued pursuant to the guaranty issue agreement, and (3) provide registration rights for other restricted securities held by Hughes Electronics, Singapore Telecom and Baron Capital. Under the registration rights agreement, Hughes Electronics, Singapore Telecom and Baron Capital were entitled to up to three demand registrations with respect to their shares of Motient's common stock, subject to certain registration priorities and postponement rights of Motient. In addition Hughes Electronics, Singapore Telecom and Baron Capital were entitled to piggyback registration in connection with any registration of securities by Motient, whether or not for its own account, subject to priorities for sale under the registration rights agreements between Motient and some of its other stockholders. These parties' registration right were extinguished under the terms of Motient's plan of reorganization.

         On March 22, 1999, Motient, Hughes Electronics, Singapore Telecom and Baron Capital agreed to amend the registration rights agreement to (1) extend the expiration date for exercise of the demand registration rights granted thereunder to March 31, 2007, (2) clarify that the rights provided in the registration rights agreement are assignable by Hughes Electronics, Singapore Telecom and Baron Capital provided that the prospective assignee agrees to become a party to that agreement, and (3) provide one additional demand registration right that may be exercised only by Hughes Electronics or its assignee.

         On March 29, 1999, the bank facility guarantors agreed to eliminate certain covenants contained in the Guaranty Issuance Agreement relating to Motient's Earnings Before Interest, Depreciation, Amortization and Taxes, referred to here as EBITDA, and service revenue. In exchange for this waiver, Motient agreed to amend the exercise price of the warrants from $12.51 per share to $7.50 per share. As a result of the automatic application of certain adjustment provisions following the issuance of 7.0 million shares of common stock in Motient's public offering in August 1999, the exercise price of the warrants was further reduced to $7.36 per share, and the warrants became exercisable for an additional 129,246 shares.

         On June 29, 2000, Hughes Electronics and Baron, the only bank facility guarantors who still owned warrants as of such date, agreed with Motient to amend the exercise price of the warrants from $7.36 per share to $6.25 per share, in consideration of Hughes Electronic's and Baron's agreements to waive Motient's obligation to prepay a portion of the bank facility guaranteed by Hughes Electronics and Baron in connection with Motient's receipt of certain funds at the time of Mobile Satellite Ventures' formation.

         On April 2, 2001, the exercise price of the warrants was further reduced to $1.31 per share, in consideration of Hughes Electronic's and Baron's agreement to consent to Motient's issuance of a $25 million note to Rare Medium, which note was secured by a pledge of 3,000,000 shares of common stock of XM Radio owned by Motient. In connection with this waiver and in consideration of Singapore Telecom's agreement to consent to such transaction, Motient also agreed to issue a new warrant to Singapore Telecom, exercisable for 300,000 shares of Motient common stock, at $1.31 per share.


Communication Technology Advisors LLC

        Jared E. Abbruzzese, Motient's chairman and a director, is the chairman and majority equity owner of Communication Technololgy Advisors LLC. Gerry S. Kittner, also a Motient director, is an advisor and consultant for Communication Technology Advisors. Since November 5, 2001, Motient made payments to Communication Technology Advisors totalling $330,000 under an agreement between Motient and Communication Technology Advisors in connection with its engagement as financial advisor to a committee of holders of Motient's high-yield debt.
Of this amount, $150,000 was paid to Communication Technology Advisors in its last full fiscal year, which represented more than 5% of Communication Technology Advisors' consolidated gross revenues for that fiscal year.

                             PRINCIPAL STOCKHOLDERS


         The following table and the accompanying notes set forth certain information, as of May 1, 2002 (or any other date that is indicated) concerning the beneficial ownership of Motient's common stock by (1) each person who is known by Motient to own beneficially more than five percent of Motient's common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table and (4) all directors and executive officers as a group.

Name of Beneficial Owner                   Number of Shares (1)   % of Class (1)
------------------------                   --------------------   --------------


  Morgan Stanley Investment Management (2)
  1 Tower Bridge
  Suite 1100                                  3,824,243              15.2%
  W. Conshocken, PA  19428
  Highland Capital Management, L.P. (3)
  13445 Noel Road
  Suite 3300                                  2,797,012               11.1%
  Dallas, TX  75240
   CFSC Wayland Advisers, Inc. (4)
   12700 Whitewater Drive                     2,493,582                9.9%
   Minnetonka, MN 55343
  Bay Harbour Management L.C. (5)
  885 Third Avenue                            2,164,177                8.6%
  New York, NY  10022
  Morgan Stanley High Yield Securities (2)    1,454,105                5.8%
  1 Tower Bridge
  Suite 1100
  W. Conshocken, PA 19428
        David H. Engvall                              0                  *
        Dennis W. Matheson                            0                  *
        Walter V. Purnell, Jr.                        0                  *
        W. Bartlett Snell                             0                  *
        Jared E. Abbruzzese                           0                  *
        Gerry S. Kittner                              0                  *
        Steven G. Singer                              0                  *
        Jonelle St. John                              0                  *
        Brandon G. Stranzl                            0                  *
        All Directors and Executive
         Officers as a group (9 persons)              0                  *



* Less than 1% of the outstanding shares.

(1) The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. As used in this registration statement, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.
(2) The pecuniary interests in the shares beneficially owned by Morgan Stanley Investment Management are held by a number of holders to whom Morgan Stanley is the discretionary investment advisor. Morgan Stanley has voting and investment power over these shares and accordingly is deemed to beneficially own them. One of these pecuniary interest holders to whom Morgan Stanley is the discretionary investment advisor, Morgan Stanley High Yield Securities, is also a greater than 5% beneficial owner of the shares of common stock. Morgan Stanley High Yield Securities has shared voting and investment power with respect to the shares indicated in the table above.
(3) Highland Capital Management, L.P. is the investment advisor of Prospect Street High Income Portfolio Inc., Pam Capital Funding L.P., Highland Legacy Limited, Pamco Cayman Ltd. and Prospect Street Income Shares, Inc., who own, respectively, 1,155,223, 1,082,089, 223,880, 223,880 and 111,490
     shares of common stock. Highland Capital Management, L.P. has sole voting and investment power over these shares and accordingly is deemed to beneficially own them.
(4) CFSC Wayland Advisers, Inc. is the investment advisor of Wayland Investment Fund, LLC and Wayland Investment Fund II, LLC. CFSC Wayland Advisers, Inc. has sole voting and investment power over these shares which are owned by Wayland Investment Fund, LLC and Wayland Investment Fund II, LLC and, accordingly, is deemed to beneficially own them.
(5) Steven A. Van Dyke, Douglas P. Teitelbaum and John D. Stout are principals of Bay Harbour Management L.C., and have indirect voting and investment power over the shares of common stock owned by Bay Harbour Management L.C. Accordingly, each of Messrs. Van Dyke, Teitelbaum and Stout is deemed to beneficially own these shares.

                              SELLING STOCKHOLDERS

         The following table and accompanying notes set forth certain information regarding the selling stockholders as of May 1 2002. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time an aggregate of 6,964,705 shares of common stock.
In this prospectus, we refer to these holders collectively as the selling stockholders. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." The selling stockholders may offer all, some or none of the common stock listed below.

         Certain of the selling stockholders owned our senior notes prior to the effective date of the reorganization, when the senior notes were exchanged for shares of common stock. These selling stockholders owned various amounts of the senior notes and may have engaged in open market and off market transactions involving purchases and sales of the senior notes in the period prior to the effective date of the reorganization.

          The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders. Except as otherwise indicated, each person listed in the table has informed Motient that such person has (1) sole voting and investment power with respect to such person's shares of common stock and (2) record and beneficial ownership with respect to such person's shares of common stock.

         If all of the shares are sold pursuant to this prospectus, then the selling stockholders will sell 6,964,705 shares of our common stock, or 27.4% of the common stock outstanding.


                                           Shares Beneficially Owned                   Shares Beneficially Owned
                                                Prior to Offering                            After Offering
                                                -----------------                            --------------

                                                                           Shares
         Name of Beneficial Owner             Number      Percentage       Offered       Number       Percentage
         ------------------------             ------      ----------       -------       ------       ----------
Morgan Stanley Institutional Fund              621,642       2.5%           621,642         0              *
 Trust High Yield Portfolio (1)
Morgan Stanley Institutional Fund                9,701        *               9,701         0              *
 Trust Multi Asset Class Portfolio (1)
MSIF High Yield Portfolio (1)                   81,343        *              81,343         0              *
MS SICAV US High Yield Fund (1)                254,850       1.0%           254,850         0              *
Morgan Stanley Global Opportunity Bond (1)      19,402        *              19,402         0              *
Morgan Stanley High Yield Fund, Inc. (1)       127,238        *             127,238         0              *
Van Kampen Series Funds Worldwide
 High Income (1)                                64,179        *              64,179         0              *
SunAmerica Series Trust (1)                     39,552        *              39,552         0              *
The Universal Institutional Funds               30,223        *              30,223         0              *
 High Yield Port (1)
Manufacturers Life Insurance Company           149,253        *             149,253         0              *
 of New York (1)
Morgan Stanley High Yield Bond Fund (1)         39,179        *              39,179         0              *
Morgan Stanley Monthly Income Fund (1)         261,194       1.0%           261,194         0              *
GE High Yield Fund (1)                          20,149        *              20,149         0              *
ITM Worldwide High Income                       36,567        *              36,567         0              *
 Fund-HY Portion (1)


                                       77

Morgan Stanley Wealth Management-
 High Yield L.P. (1)                            13,805        *              13,805         0              *
LGT Bank of Liechtenstein (1)                   32,835        *              32,835         0              *
Gemini High Yield (1)                           40,298        *              40,298         0              *
State Retirement & Pension System              191,791        *             191,791         0              *
 of Maryland (1)
Hirtle Callaghan High Yield Portfolio (1)       64,179        *              64,179         0              *
Morgan Stanley High Yield Securities (1)     1,454,105       5.8%         1,454,105         0              *
Morgan Stanley Variable Investment              69,403        *              64,403         0              *
 Series-High Yield (1)
Morgan Stanley High Income                      35,447        *              35,447         0              *
 Advantage Trust I (1)
Morgan Stanley High Income                      49,626        *              49,626         0              *
 Advantage Trust II (1)
Morgan Stanley High Income                      21,268        *              21,268         0              *
 Advantage Trust III (1)
Van Kampen High Income Corporate Bond (1)       22,388        *              22,388         0              *
Van Kampen High Yield Fund (1)                  74,626        *              74,626         0              *
Prospect Street High Income Portfolio        1,155,223       4.6%         1,155,223         0              *
 Inc. (2)
Pam Capital Funding L.P. (2)                 1,082,089       4.3%         1,082,089         0              *
Highland Legacy Limited (2)                    223,880         *            223,880         0              *
Pamco Cayman Ltd. (2)                          223,880         *            223,880         0              *
Prospect Street Income Shares, Inc. (2)        111,490         *            111,490         0              *
Evercore Partners, L.P. (3)                    343,450         *            343,450         0              *
----------

* Less than 1% of the outstanding shares.

(1) Morgan Stanley Investment Management is a discretionary investment advisor of these selling stockholders and has voting and investment power over the shares of common stock held by these selling stockholders. Accordingly, Morgan Stanley Investment Management is deemed to beneficially own 3,824,243 shares of common stock which is approximately 15.2% of the total shares of common stock outstanding as of May 1, 2002.

(2) Highland Capital Management, L.P. is the investment advisor of Prospect Street High Income Portfolio Inc., Pam Capital Funding L.P., Highland Legacy Limited, Pamco Cayman Ltd. and Prospect Street Income Shares, Inc. Highland Capital Management, L.P. has sole voting and investment power over all the shares of common stock held by these selling stockholders. Accordingly, Highland Capital Management, L.P. is deemed to beneficially own 2,797,012 shares of common stock which is approximately 11.1% of the total shares of common stock outstanding as of May 1, 2002.

(3) We expect to issue to Evercore Partners LP, financial advisor to the creditors committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The table above reflects these shares of common stock that may be issued pursuant to the warrant. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. If Evercore exercises the warrant, it may offer and sell its shares under this registration statement. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees.

                       DESCRIPTION OF MOTIENT'S SECURITIES

         Since May 1, 2002, the effective date of our plan of reorganization, we have been governed by our Restated Certificate of Incorporation, which provides for one hundred five million (105,000,000) shares of authorized capital stock, consisting of one hundred million (100,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share. In accordance with Section 1123(a)(6) of the Bankruptcy Code, our Restated Certificate of Incorporation prohibits the issuance of any shares of non-voting securities. The following summary description of our capital stock is qualified in its entirety by reference to our Restated Certificate of Incorporation and Amended and Restated Bylaws, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

         Pursuant to the plan of reorganization, on May 1, 2002, (1) all then-outstanding shares of our pre-reorganization common stock were cancelled, including shares of restricted stock, as well as all unexercised options and warrants and (2) Motient issued the common stock and warrants.

Common Stock

         We may issue up to one hundred million (100,000,000) shares of common stock. As of May 1, 2002, 25,000,000 shares of common stock were outstanding. The common stock has the following terms:

o The outstanding shares of our common stock are fully paid and non-assessable.

o Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor.

o After satisfaction of the dividend rights of holders of any outstanding preferred stock, holders of common stock will be entitled to any dividend declared by the board of directors out of funds legally available for this purpose. However, it is not anticipated that any cash dividends will be paid on the common stock for the foreseeable future.

o Upon a liquidation, dissolution or winding up of Motient, holders of common stock will have the right to a ratable portion of assets remaining after payment of liabilities and any payments due to holders of outstanding preferred stock;

o         The holders of common stock have no preemptive rights; and

o The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

         We may issue up to five million (5,000,000) shares of preferred stock in one or more series. Our board of directors may issue such preferred stock, and designate the terms thereof (including with respect to voting rights, dividends, liquidation preferences and conversion rights), without the need for stockholder approval. There are no shares of preferred stock outstanding, and there are no agreements or understandings for the designation of any series of preferred stock or the issuance of shares thereunder. The existence of authorized but unissued preferred stock may enable our board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Foreign Ownership Restrictions

         Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting this ownership. Additionally, the FCC's rules may under some conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers.

Limitation of Liability and Indemnification

         Under Section 145 of the Delaware General Corporation Law, or DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses, including attorneys' fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         Our Restated Certificate of Incorporation provides that no director of Motient shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection, or any limitation of the liability of, a director of Motient existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that further provide for the indemnification of directors and officers in accordance with and to the fullest extent permitted by the DGCL.

         Additionally, Motient has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require Motient, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of Motient and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., P.O. Box 2500. Jersey City, NJ 07303.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market could adversely affect our common stock's prevailing market price, assuming an established trading market for our common stock develops. As of May 1, 2002, we had outstanding 25,000,000 shares of our common stock. We expect that an additional 97,256 shares of our common stock will be issued to certain of our creditors upon completion of the bankruptcy claims process. All of these shares are, or will be upon issuance, freely tradable without restriction or further registration under the Securities Act, if they are held by persons other than "affiliates" of Motient, as defined under the Securities Act, or "underwriters," as defined under the Bankruptcy Code. We believe that 6,964,705 shares of our common stock, including all of the shares offered for sale pursuant to this prospectus, are held, or will be held, by holders who may be underwriters or affiliates. All of the shares offered for sale pursuant to this prospectus may be sold pursuant to this prospectus under the Securities Act, and will thereafter be freely tradable so long as they are not held by affiliates or underwriters. If the selling stockholders sell a large number of shares into the public market at one time, such sales could have an adverse effect on the market price of the common stock. We are not aware of any shares held by affiliates
not being offered for sale under this prospectus.   If any such shares exist,
these shares may be sold under Rule 144 promulgated under the Securities Act of 1933. Rule 144 permits sales by a holder within any three-month period of a number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to those sales. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about Motient must be available.

         Pursuant to our plan of reorganization, holders of our

pre-reorganization common stock became entitled to receive warrants to purchase an aggregate of approximately 1,496,512 shares of common stock. Of these, warrants to purchase an aggregate of approximately 1,481,539 shares are currently outstanding and warrants to purchase an aggregate of approximately 14,973 shares will be issued once Motient obtains an exemptive order from the U.S. Department of Labor permitting Motient's 401(k) savings plan to hold the warrants. The warrants may be exercised to purchase shares of our common stock at a price of $.01 per share, will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. Shares of common stock issued upon the exercise of these warrants will be freely tradable so long as they are not held by affiliates or underwriters.

         Also, pursuant to our plan of reorganization, we expect to issue to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant will have a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees.

         In accordance with our plan of reorganization, we also intend to reserve 2,993,024 shares of common stock for issuance under a stock option plan.

                              PLAN OF DISTRIBUTION

         Motient has registered the shares offered by this prospectus on behalf of the selling stockholders, and will not receive any proceeds from the sale of the shares by the selling stockholders. These shares may be sold or distributed from time to time by the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest, all of whom we collectively refer to in this prospectus as "selling stockholders." The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices or in competitively bid transactions which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

         The selling stockholders may offer their shares at various times in one or more of the following transactions:

o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

o         purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account pursuant to this prospectus;

o         in transactions involving cross or block trades;

o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

o         in privately negotiated transactions;

o         in transactions to cover short sales;

o         in underwritten transactions; or

o         in a combination of any of the foregoing transactions.

         The selling stockholders also may sell all or a portion of their shares in open market transactions in accordance with Rule 144 under the Securities
Act provided that they meet the criteria and conform to the requirements of that rule.

         From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

         A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

         A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

         The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

         Motient has advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

         Under Motient's registration rights agreement with the selling stockholders, Motient is required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and stock transfer taxes relating to the sale or disposition of the shares.

         Motient has agreed to indemnify the selling stockholders and their respective controlling persons against some liabilities, including some liabilities under the Securities Act.

         It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

         This offering by any selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder's shares.

                                  LEGAL MATTERS

         For the purposes of this offering, the general counsel of Motient has given his opinion as to the validity of the shares of common stock offered by the selling stockholders.

                                     EXPERTS

         The consolidated financial statements and schedules of Motient Corporation and subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

In those reports, that firm states that with respect to XM Satellite Radio Holdings Inc., a subsidiary of Motient Corporation as of December 31, 2000, and 1999 and an investment accounted for pursuant to the equity method during the year ended December 31, 2001, its opinion is based on the report of other independent public accountants. The financial statements and schedules referred to above have been included in this prospectus in reliance upon the authority of those firms as experts in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the uncertainty regarding Motient's ability to continue as a going concern as discussed in Note 1 to the financial statements.



                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the Securities and Exchange Commission, or SEC, to register the shares as required by the federal securities laws. This prospectus, which constitutes a part of that registration statement on Form S-1, omits certain information concerning us and our common stock contained in the registration statement. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the shares offered under this prospectus.

         We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Our Securities Exchange Act file number for our SEC filings is 0-23044. You may read and copy any document we file with the SEC at the following SEC public reference room:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

         You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Motient, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          INDEX TO FINANCIAL STATEMENTS


Consolidated Statement of Operations for the Three Months
         Ended March 31, 2002 and 2001 (Unaudited)...........................F-2

Consolidated Balance Sheets as of March 31, 2002 (Unaudited).................F-3

Consolidated Statements of Cash Flows for the Three Months
         Ended March 31, 2002 and 2001 (Unaudited)...........................F-4

Notes to Consolidated Condensed Financial Statements as of
         March 31, 2002 (Unaudited) .........................................F-5

Report of Arthur Andersen LLP, Independent Public Accountants ..............F-20

Report of KPMG LLP, Independent Auditors to XM Satellite
         Radio Holdings Inc.................................................F-21

Consolidated Statements of Operations For the Years Ended
         December 31, 2001, 2000 and 1999 ..................................F-22

Consolidated Balance Sheets as of December 31, 2001 and 2000................F-23

Consolidated Statements of Stockholders' (Deficit) Equity
         for the Years Ended December 31, 2001, 2000 and 1999...............F-24

Consolidated Statements of Cash Flows for the Years Ended
         December 31, 2001, 2000 and 1999...................................F-25

Notes to Consolidated Financial Statements as of December 31,
         2001, 2000 and 1999................................................F-26

                      Motient Corporation and Subsidiaries
        (Debtor-in-Possession for the three months ended March 31, 2002)
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                                          Three Months Ended March 31,
                                                                                              2002           2001
                                                                                              ----           ----
         REVENUES
            Services and related revenue                                                  $ 12,279       $ 18,007
            Sales of equipment                                                               4,216          5,400
                                                                                          --------       --------

            Total Revenues                                                                  16,495         23,407

         COSTS AND EXPENSES

            Cost of services and operations                                                 15,332         18,164
            Cost of equipment sold                                                           4,534          5,934
            Sales and advertising                                                            3,870          9,649
            General and administrative                                                       3,542          6,327
            Depreciation and amortization                                                    5,187          8,550
                                                                                          --------       --------

            Operating Loss                                                                 (15,970)       (25,217)

            Interest income                                                                     --            142
             Other income                                                                      837             --
            Interest expense (contractual amount of  $12,223 for the three months ended
              March 31, 2002)                                                               (1,739)       (15,426)
            Deferred gain on sale of assets to MSV                                           1,419             --
            Equity in loss of XM Radio                                                          --        (12,472)
                                                                                          --------       ---------
             Loss before extraordinary item and reorganization items:                      (15,453)       (52,973)
             Reorganization items:
                  Professional fees related to reorganization                               (4,578)            --
                  Write off of debt financing fees                                         (12,975)            --
                  Interest income                                                              121             --
                                                                                          --------       --------

            Loss Before Extraordinary Item                                                 (32,885)       (52,973)

            Extraordinary Loss on Extinguishment of Debt                                        --         (1,033)
                                                                                          --------       ---------

         Net Loss Attributable to Common Shareholders                                     $(32,885)      $(54,006)
                                                                                          =========      =========

         Basic and Diluted Loss Per Share of Common Stock:
            Loss Before Extraordinary Item                                                  $(0.56)        $(1.07)
            Extraordinary Loss on Extinguishment of Debt                                        --          (0.02)
                                                                                          --------       ---------

            Net Loss Attributable to Common Shareholders                                    $(0.56)        $(1.09)
                                                                                          ==========     ==========


         Weighted-Average Common Shares Outstanding                                          58,256        49,689

     The accompanying notes are an integral part of these consolidated financial statements.

                                       F2

                      Motient Corporation and Subsidiaries
                   (Debtor-in-Possession as of March 31, 2002)
                           Consolidated Balance Sheets
                 (in thousands, except share and per share data)

                                                                                     March 31, 2002     December 31, 2001
        ASSETS                                                                        (unaudited)
        CURRENT ASSETS:
           Cash and cash equivalents                                                      $21,003             $33,387
           Accounts receivable-trade, net of allowance for doubtful accounts               10,972              11,491
           Inventory                                                                        5,732               6,468
           Due from  MSV, net                                                                 439                 521
            Deferred equipment costs                                                       11,932              13,662
           Other current assets                                                            12,359              16,566
                                                                                           ------              ------
              Total current assets                                                         62,437              82,095
        PROPERTY AND EQUIPMENT, net                                                        60,621              64,001
        GOODWILL AND OTHER INTANGIBLES, net                                                50,914              51,631
        DEFERRED CHARGES AND OTHER ASSETS                                                   3,656              11,890
                                                                                            -----              ------
              Total assets                                                               $177,628            $209,617
                                                                                         ========            ========

        LIABILITIES AND STOCKHOLDERS' DEFICIT

           Pre petition liabilities subject to compromise:
               Accrued expenses                                                            $4,833                 $--
               Senior Notes, including accrued interest thereon  - in default             367,673                  --
               Rare Medium Note Payable, including accrued interest
                thereon - in default                                                       27,030                  --
                                                                                           ------             -------
                    Total pre petition liabilities subject to compromise                  399,536                  --

           Current liabilities not subject to compromise:
           Accounts payable and accrued expenses                                           15,024              50,346
            Senior Notes, net of discount - in default                                         --             329,371
            Rare Medium Note Payable - in default                                              --              26,910
           Obligations under capital leases due within one year                             7,857               8,691
            Deferred equipment revenue                                                     11,972              13,662
           Deferred revenue and other current liabilities                                  14,010              15,781
                                                                                           ------              ------
              Total current liabilities not subject to compromise                          48,863             444,761
                   Total current liabilities                                              448,399             444,761

        LONG-TERM LIABILITIES NOT SUBJECT TO COMPROMISE:
           Capital lease obligations                                                          163                 257
           Vendor financing commitment                                                      3,316               3,316
           Other long-term liabilities                                                     33,803              36,752
                                                                                           ------              ------
              Total long-term liabilities                                                  37,282              40,325
              Total liabilities                                                           485,681             485,086

        STOCKHOLDERS' DEFICIT:
        Preferred Stock; par value $0.01; authorized 200,000 shares; no shares
           outstanding                                                                         --                  --
        Common Stock; voting, par value $0.01; authorized 150,000,000 shares                  584                 557
        Additional paid-in capital                                                        973,600             973,423
        Deferred compensation                                                                (151)               (247)
        Common Stock Purchase Warrants                                                     81,773              81,773
        Cumulative loss                                                                (1,363,859)         (1,330,975)
                                                                                       -----------         -----------
        STOCKHOLDERS' DEFICIT                                                            (308,053)           (275,469)
                                                                                        ---------           ---------
        Total liabilities and stockholders' deficit                                      $177,628            $209,617
                                                                                         ========            ========

     The accompanying notes are an integral part of these consolidated financial statements.


                                       F3

                      Motient Corporation and Subsidiaries
        (Debtor-in-Possession for the three months ended March 31, 2002)
                      Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (Unaudited)

                                                                                         Three Months Ended March 31,
                                                                                            2002               2001
                                                                                            ----               ----
             CASH FLOWS FROM OPERATING ACTIVITIES:
             Net loss before reorganization items                                           $(15,453)         $(54,006)
             Adjustments to reconcile net loss before reorganization items to net cash used in operating activities:
                Amortization of Guarantee Warrants and debt related costs                         56             2,753
                Depreciation and amortization                                                  5,187             8,550
                 Deferred gain on sale of assets to MSV                                       (1,419)               --
                Equity in loss of XM Radio                                                        --            12,472
                Loss on sale of XM Radio stock                                                    --               407
                Extraordinary loss on extinguishment of debt                                      --             1,033
                Non-cash stock compensation                                                       96               595
                Changes in assets and liabilities:
                 Inventory                                                                       736            (2,964)
                 Accounts receivable-- trade                                                     519            (7,562)
                 Other current assets                                                          6,329              (429)
                 Accounts payable and accrued expenses                                        (2,388)            8,458
                 Accrued interest Senior Note                                                  1,200            10,259
                 Deferred trade payables                                                          --            (1,380)
                 Deferred revenue and other deferred items-- net                              (4,857)            1,245
                                                                                             -------             -----
                Net cash used in operating activities before reorganization items             (9,994)          (20,569)

             CASH USED BY REORGANIZATION ITEMS:
                 Reorganization items - professional fees                                     (4,578)               --
                 Professional fees accrued not paid                                            3,472                --
                 Interest income                                                                 121                --
                                                                                              -------            -----
                     Net cash used by reorganization items                                      (985)               --

             CASH FLOWS FROM INVESTING ACTIVITIES:
                 Purchase of restricted investments, net                                          --              (345)
                 Proceeds from the sale of XM Radio stock                                         --            33,539
                 Additions to property and equipment                                            (494)           (3,254)
                                                                                                ----            ------
                 Net cash (used in) provided by investing activities                            (494)           29,940

             CASH FLOWS FROM FINANCING ACTIVITIES:
                 Proceeds from issuance of equity securities                                      17               259
                 Principal payments under capital leases                                        (928)             (751)
                 Principal payments under Vendor Financing                                        --            (1,066)
                 Repayment of Term Loan                                                           --            (8,500)
                 Proceeds from Bank Financing                                                     --             6,000
                 Debt issuance costs                                                              --                --
                                                                                               -----            ------
             Net cash used in financing activities                                              (911)           (4,058)

             Net (decrease) increase in cash and cash equivalents                            (12,384)            5,313
             CASH AND CASH EQUIVALENTS, beginning of period                                   33,387             2,520
                                                                                              ------             -----

             CASH AND CASH EQUIVALENTS, end of period                                        $21,003            $7,833
                                                                                             =======            ======

     The accompanying notes are an integral part of these consolidated financial statements.

                      MOTIENT CORPORATION AND SUBSIDIARIES
                   (Debtor-in-Possession as of March 31, 2002)

              Notes to Consolidated Condensed Financial Statements
                                 March 31, 2002
                                   (Unaudited)

1.  ORGANIZATION, BUSINESS AND LIQUIDITY

Motient Corporation (with its subsidiaries, "Motient" or the "Company") provides two-way mobile communications services principally to business-to-business customers and enterprises. Motient serves a variety of markets including mobile professionals, telemetry, transportation, and field service. Motient provides its eLinksm brand two-way wireless email services to customers accessing email through corporate servers, Internet Service Providers ("ISP"), Mail Service Provider ("MSP") accounts, and paging network suppliers. Motient also offers its BlackBerryTM by Motient wireless email solution, developed by Research In Motion ("RIM") and licensed to operate on Motient's network. BlackBerry TM by Motient is designed for large corporate accounts operating in a Microsoft Exchange or Lotus Notes environment and contains advanced encryption features. The Company considers the two-way mobile communications service described in this paragraph to be its core wireless business.

Motient is devoting its efforts to expanding its core wireless business. This effort involves substantial risk. Future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Company's financial condition and future results of operations. In recent periods, certain factors have placed significant pressures on Motient's financial condition and liquidity position. For a variety of reasons, Motient has not been able to accelerate revenue growth at the pace required to enable it to generate cash in excess of its operating expenses. These factors include competition from other wireless data suppliers and other wireless communications providers with greater resources, cash constraints that have limited Motient's ability to generate greater demand, unanticipated technological and development delays, and general economic factors. During 2001, in particular, Motient's efforts were also hindered by the downturn in the economy and capital markets. These factors contributed to the Company's decision to file a voluntary petition for reorganization under Chapter 11 of the United States Federal Bankruptcy Code in January 2002. Motient's plan of reorganization was confirmed on April 26, 2002 and became effective on May 1, 2002. See "Motient's Chapter 11 Filing and Plan of Reorganization" below.

XM Radio

On November 19, 2001, Motient disposed of its equity interest in XM Satellite Radio Holdings Inc. ("XM Radio"), a public company. For the period from January 1, 2001 through November 19, 2001, the Company accounted for its investment in XM Radio pursuant to the equity method of accounting.

Mobile Satellite Ventures LP

On June 29, 2000, the Company formed a joint venture subsidiary, Mobile Satellite Ventures LP, ("MSV"), in which it owned, until November 26, 2001, 80% of the membership interests. The remaining 20% interests in MSV were owned by three investors unrelated to Motient; however, the minority investors had certain participating rights which provided for their participation in certain business decisions that were made in the normal course of business; therefore, in accordance with Emerging Issues Task Force Issue No 96-16, the Company's investment in MSV has been recorded for all periods presented pursuant to the equity method.

Through November 26, 2001, MSV used the Company's satellite network to conduct research and development activities. On November 26, 2001, Motient sold the assets comprising its satellite communications business to MSV, as part of a transaction in which certain other parties joined MSV, including TMI Communications and Company Limited Partnership ("TMI"), a Canadian satellite services provider. In consideration for its satellite business assets, Motient received the following: (i) a $24 million cash payment in June 2000, (ii) a $41 million cash payment paid at closing on November 26, 2001, net of $4 million retained by MSV to fund the Company's future sublease obligations to MSV for rent and utilities, through November 2003, and (iii) a 5-year $15 million note.

In this transaction, TMI also contributed its satellite communications business assets to MSV. In addition, Motient purchased a $2.5 million convertible note issued by MSV, and certain other investors, including a subsidiary of Rare Medium Group, Inc. ("Rare Medium"), purchased a total of $52.5 million of convertible notes. As of March 31, 2002, the Company had an ownership percentage, on an undiluted basis, of approximately 48% of MSV.

Assuming that all of MSV's convertible notes are converted into limited partnership units of MSV, Motient would have a 33.3% equity interest in MSV.

MSV has filed a separate application with the FCC with respect to MSV's plans for a new generation satellite system utilizing ancillary terrestrial base stations. Within 90 days of the receipt of approval and final order from the FCC, and provided that such approval occurs by March 31, 2003, certain of the investors (excluding Motient) in MSV will invest an additional $50 million in MSV and receive additional equity interests. Upon consummation of such additional investment, an $11.5 million note, issued by MSV to TMI and the $15 million note to Motient will be repaid in full, and Motient's ownership interest in MSV will be reduced to approximately 25.5%. Should the consummation of such additional investment not occur prior to November 25, 2006, both the $11.5 million note (plus accrued interest thereon) to TMI and the $15.0 million note (plus accrued interest thereon) to the Company will be due in full.

Operational Restructuring

In the third quarter of 2001, the Company restructured its business with the goal of achieving earnings before interest, taxes, depreciation and amortization
- or EBITDA, which is not a generally accepted accounting principle measurement
- breakeven in late-2002. The Company recorded a restructuring charge in 2001 of $4.75 million. As of March 31, 2002, the Company had no remaining operational restructuring liabilities.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. While the Company believes that the disclosures made are adequate to not make the information misleading, these consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's filings with the SEC.

The consolidated balance sheet as of March 31, 2002, the consolidated statements of operations for the three months ended March 31, 2002 and 2001, and cash flows for the three months ended March 31, 2002 and 2001, have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2002, and for all periods presented have been made.

Consolidation

The consolidated financial statements include the accounts of Motient and its wholly owned subsidiaries. All significant inter-company transactions and accounts have been eliminated.

As noted above, effective January 1, 2001, the Company's investment in XM Radio was recorded pursuant to the equity method of accounting. For the first quarter of 2001, XM Radio recorded no revenue, incurred $42.1 million of operating expenses and had a net loss attributable to common stockholders of $42.7 million.

Additionally, the Company's investment in MSV is recorded pursuant to the equity method of accounting for all periods presented.

Comprehensive Income

Statement of Financial Accounting Standards, ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income," reported net income is the same as "comprehensive income" for the quarters ended March 31, 2002 and 2001.

Derivatives

In September 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which requires the recognition of all derivatives as either assets or liabilities measured at fair value, with changes in value reflected as current period income (loss). The effective date of SFAS No. 133, as amended by SFAS 138, is for fiscal years beginning after September 15, 2000. SFAS No. 133 was not material to the Company's financial position or results of operations as of or for the period ended March 31, 2002.

Segment Disclosures

In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company had one operating segment: its core wireless business. The Company provides its core wireless business to the continental United States, Alaska, Hawaii, and Puerto Rico. The following summarizes the Company's core wireless business revenue by major market segments:

                                                   Three Months Ended March 31,
          Summary of Revenue                    2002                        2001
                                                ----                        ----
                                                           (in millions)
  Wireless Internet                             $4.1                        $2.0
  Field services                                 4.3                         5.9
  Transportation                                 3.0                         4.1
  Telemetry                                      0.7                         0.7
  Maritime and other                             0.2                         5.3
  Equipment                                      4.2                         5.4
                                                ----                        ----
      Total                                    $16.5                      $ 23.4
                                               =====                      ======


Loss Per Share

Basic and diluted loss per common share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Options and warrants to purchase shares of common stock were not included in the computation of loss per share as the effect would be antidilutive. As a result, the basic and diluted earnings per share amounts are identical.

New Accounting Pronouncements

In January 2002, the Company adopted SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company had approximately $5.0 million of recorded goodwill as of January 1, 2002. Based upon the reorganization value attributed to the Company through the Chapter 11 bankruptcy process, the Company does not believe that an impairment loss has been incurred.

On August 16, 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, this standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. The capitalized cost is then depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The standard is effective for fiscal years beginning after June 15, 2002. The Company does not currently have any assets held for retirement, and, accordingly, does not believe that the adoption of SFAS No. 143 will be material to its financial statements.

On January 1, 2002, the Company also adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" that replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The statement requires that all long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured on a net realizable value basis and will not include amounts for future operating losses. The statement also broadens the reporting requirements for discontinued operations to include disposal transactions of all components of an entity (rather than segments of a business). Components of an entity include operations and cash flows that can be clearly distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Based upon the reorganization value attributed to the Company through the Chapter 11 bankruptcy process, the Company does not believe that an impairment loss has been incurred.

Concentrations of Credit Risk

For the three months ended March 31, 2002, 4 customers accounted for approximately 46% of the Company's service revenue, with three of those customers each accounting for more than 10%.

Other

The Company made no payments to related parties in the three-month period ended March 31, 2002, as compared to $380,000 in the three-month period ended March 31, 2001, for capital assets and service-related obligations. The Company did not receive any payments from related parties in either of the first three months of 2002 or 2001. As of March 31, 2002, the Company had a net due from related parties in the amount of $439,000. For the three months ended March 31, 2001, the Company recorded revenue from related parties in the amount of $1.8 million related to the MSV satellite capacity agreement.

3.  LIQUIDITY AND FINANCING

Liquidity and Financing Requirements

As described below under "Motient's Chapter 11 Filing and Plan of Reorganization," in January 2002, the Company and three of its four wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code. Motient Ventures Holding Inc. did not file for Chapter 11 and had no activities during this period. The only asset of this subsidiary is the Company's interest in MSV. As the investment balance in MSV is $0 as of March 31, 2002, no separate disclosure for this subsidiary is provided. The Company's plan of reorganization was confirmed on April 26, 2002 and became effective on May 1, 2002. The reorganization significantly deleveraged Motient's balance sheet and significantly reduced Motient's ongoing interest expense. As of the effective date of the plan, Motient had approximately $31.1 million of debt (comprised of capital leases, note payables to Rare Medium and Credit Suisse First Boston ("CSFB") and the outstanding Motorola credit facility).

The Company does not expect to achieve EBITDA break even until the fourth quarter of 2002, at the earliest. Also, even if the Company begins to generate cash in excess of its operating expenses, it expects to continue to require additional funds to meet remaining interest obligations, capital expenditures, and other non-operating cash expenses. The Company believes that its cash on hand, which, together with other available funding sources such as net cash from operations and changes in working capital, will be sufficient to fund operations through 2002. While the Company believes there are potential alternatives and additional sources of liquidity to fund the operations if these sources are insufficient, in the current environment the Company expects that it will be difficult for it to access such funding sources. In addition, the Company's financial performance could deteriorate, and there is no assurance that it will be able to meet its financial projections. If the Company's cash requirements are more than currently expected, the Company will require additional financing in amounts that may be material.

Additionally, the capital resources of reorganized Motient may not be sufficient to permit it to fund its planned launch of new products and services or achieve operating profitability. Failure to generate or raise sufficient funds may require the Company to delay or abandon some of its plans, which could harm its business and competitive position. The Company may meet additional capital needs by issuing debt or equity securities or borrowing funds from one or more lenders; however, it may not have timely access to additional financing sources on acceptable terms. If it does not, it may not be able to expand its operations, network and services as intended.

Motient's Chapter 11 Filing and Plan of Reorganization

On January 10, 2002, the Company filed for protection under Chapter 11 of the Bankruptcy Code. The Company's Amended Joint Plan of Reorganization was filed with the U.S. Bankruptcy Court for the Eastern District of Virginia on February 28, 2002. The cases were jointly administered under the case name "In Re Motient Corporation, et. al.," Case No. 02-80125. The plan was confirmed on April 26, 2002, and became effective on May 1, 2002.

Under the plan of reorganization, all then-outstanding shares of the Company's pre-reorganization common stock and all unexercised options and warrants to purchase the Company's pre-reorganization common stock were cancelled. The holders of $335 million in senior notes exchanged their notes for approximately 25,000,000 shares of the Company's common stock. Certain of the Company's creditors will also receive an aggregate of 97,256 shares of the Company's common stock in settlement for amounts owed to them. These shares will be issued upon completion of the bankruptcy claims process. Holders of our pre-reorganization common stock became entitled to receive warrants to purchase an aggregate of approximately 1,496,512 shares of common stock. Of these, warrants to purchase an aggregate of approximately 1,481,539 shares are currently outstanding and warrants to purchase an aggregate of approximately 14,973 shares will be issued once Motient obtains an exemptive order from the U.S. Department of Labor permitting Motient's 401(k) savings plan to hold the warrants. The warrants may be exercised to purchase shares of Motient's common stock at a price of $.01 per share, will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of Motient's common stock for ninety consecutive trading days is equal to or greater than $15.44 per share. Also, Motient expects to issue to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant will have a term of five years. If the average closing price of Motient's common stock for thirty consecutive trading days is equal to or greater than $20.00, Motient may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. Issuance of this warrant is subject to approval by the Bankruptcy Court of Evercore's fees.

Effects of the Chapter 11 Filing

As a result of its Chapter 11 bankruptcy filing, the Company saw a slower adoption rate for its services in the first quarter of 2002. In a large customer deployment, the upfront cost of the hardware can be significant. Because the hardware generally is usable only on Motient's network, certain customers delayed adoption while the Company was in Chapter 11. In an effort to accelerate adoption of its services, the Company did, in the first quarter of 2002, in selected instances, offer certain incentives for adoption of its services that were outside of its customary contract terms, such as extended payment terms or temporary hardware rental. None of these offers were accepted; therefore, there was no impact to the Company's financial statements. Additionally, certain of the Company's trade creditors required either deposits for future services or shortened payment terms; however, none of these deposits or changes in payment terms were material and none of the Company's key suppliers have ceased to do business with it as a result of our reorganization.

Further details regarding the plan are contained in Motient's Disclosure Statement with respect to the plan, which was filed as Exhibit 99.2 to the Company's current report on Form 8-K filed March 4, 2002.

Effective May 1, the Company will adopt "fresh start" accounting, which requires that the reorganized value of the Company, deemed to be approximately $234 million, as determined by the court, be allocated to the Company's assets and liabilities in accordance with Accounting Principles Bulletin Opinion 16 ("APB No. 16"), Business Combinations, for transactions reported on the basis of the purchase method." The Company is in the process of allocating the reorganization value to specific tangible and intangible assets; however, if any portion of the Company's reorganization value cannot be attributed to specific tangible or intangible assets, the Company will report as an intangible asset "reorganization value in excess of amounts allocable to identifiable assets."

As of March 31, 2002, the Company was a party to the following debt facilities:

Rare Medium: Unsecured note payable to Rare Medium in the amount of $27.0 million of principal and accrued interest thereon. Under the plan of reorganization, the Rare Medium note was cancelled and replaced by a new note in the principal amount of $19.0 million. The new note was issued by a new subsidiary of Motient Corporation that owns 100% of Motient Ventures Holding Inc., which owns all of the Company's interests in MSV. The new note has a term of 3 years and carries interest at 9%. The new note allows the Company to elect to accrue interest and add it to the principal, instead of paying interest in cash. The note requires that it be prepaid using a pro rata portion of 25% of the proceeds of any repayment of the $15 million note from MSV.

Vendor Financing: Motorola provides the Company vendor financing to finance up to 75% of the purchase price of additional network base stations. As of March 31, 2002, $3.3 million was outstanding under this facility at an interest rate of 9.59%, and no amounts were available for borrowing.

$335 Million Unit Offering: On March 31, 1998, Motient Holdings Inc. issued $335 million of Units (the "Units") consisting of 12 1/4 % Senior Notes due 2008 (the "Senior Notes"), and one warrant to purchase 3.75749 shares of Common Stock, subsequently adjusted to 3.83 shares of Common Stock, of the Company for each $1,000 principal amount of Senior Notes (the "Warrants") at an exercise price of $12.51 per share, subsequently adjusted to $12.28 per share. As noted above, on the effective date of the Company's plan of reorganization, this debt was eliminated and exchanged for new common stock as a result of the implementation of the Company's plan of reorganization.

Summary of Liquidity and Financing Sources for the Core Wireless Business

With the successful restructuring of a substantial portion of the Company's debt as part of the Chapter 11 reorganization, the Company anticipates that its funding requirements through 2002 will be met with cash on hand, net cash from operations, and proceeds realized through the sale of inventory relating to eLink and BlackBerry TM. The Company's projected cash requirements are based on certain assumptions about the Company's business model and projected growth rate, including, specifically, assumed rates of growth in subscriber activations and assumed rates of growth of service revenue. While the Company believes these assumptions are reasonable, these growth rates are difficult to predict and there is no assurance that the actual results that are experienced will meet the assumptions included in the Company's business model and projections. If the results of operations are less favorable than currently anticipated, the Company's cash requirements will be more than projected, and it will require additional financing in amounts that may be material. The type, timing and terms of financing that the Company selects will be dependent upon its cash needs, the availability of financing sources and the prevailing conditions in the financial markets. The Company cannot guarantee that additional financing sources will be available at any given time or available on favorable terms.

Additionally, the Company believes that $11.25 million (plus accrued interest) would be available upon the second closing of the MSV transaction and the associated repayment of the $15 million note that was issued to the Company at the November 2001 closing of the MSV transaction. Upon repayment of this note by MSV, $3.75 million of the proceeds are required to be used to repay a portion of the $19 million note payable to Rare Medium and the $750,000 note to CSFB. This second closing is contingent upon the FCC's approval and final order of MSV's terrestrial re-use application, which may not occur by the time the Company would need the funds, or may not occur at all. If the second closing does not happen prior to November 25, 2006, the $15 million note receivable from MSV, including accrued interest thereon, becomes due and payable.

4. COMMITMENTS AND CONTINGENCIES

As of March 31, 2002 the Company had no contractual commitments; however, during April the Company contracted to purchase eLink and other subscriber equipment inventory in the amount of $2.4 million, all of which will be paid in 2002.

Also at March 31, 2002, the Company had certain contingent and/or disputed obligations under its satellite construction contract, which contained flight performance incentives payable by the Company to the contractor if the satellite performed according to the contract. Upon the implementation of the plan of reorganization, this contract is terminated, and all amounts owed by the Company will be converted into shares of new equity of the restructured company.

5. LEGAL AND REGULATORY MATTERS

Legal

The Company is aware of a purported class action lawsuit filed by holders of Rare Medium common stock challenging the previously proposed merger of Motient and Rare Medium Group, Inc. that was terminated: In re Rare Medium Group, Inc. Shareholders Litigation, C.A. No. 18879 NC (cases filed in Delaware Chancery Court between May 15, 2001 and June 7, 2001, and consolidated by the Court on June 22, 2001). The complaint names Rare Medium, members of Rare Medium's board of directors, the holders of Rare Medium preferred stock and certain of their affiliated entities, and Motient as defendants. The complaint alleges that the defendants breached duties allegedly owed to the holders of Rare Medium common stock in connection with the merger agreement, and include allegations that: (1) the holders of Rare Medium preferred stock engaged in self-dealing in the proposed merger; (2) the Rare Medium board of directors allegedly breached its fiduciary duties by agreeing to distribute the merger consideration differently among Rare Medium's common and preferred shares; and (3) Motient allegedly aided and abetted the supposed breaches of fiduciary duties. The complaint sought to enjoin the proposed merger, and also sought compensatory damages in an unspecified amount.

On April 15, 2002, Plaintiffs' counsel informed the Court that Plaintiffs and the Rare Medium defendants had agreed upon a settlement of the Delaware litigation, and that they expected to present settlement papers to the Court dismissing the case by May 15, 2002.

A second lawsuit challenging the previously proposed merger, Brickell Partners
v. Rare Medium Group, Inc., et al., N.Y.S. Index No. 01602694 was filed in the New York Supreme Court on May 30, 2001. Rare Medium and the holders of Rare Medium preferred stock filed a motion to dismiss or stay the New York lawsuit. Motient was never served with process in the New York lawsuit, and thus filed no motion to dismiss. However, Motient has been informed by Rare Medium that an unopposed motion by Rare Medium to dismiss the New York lawsuit as moot was granted on February 21, 2002, and a judgment dismissing the case was entered by the New York Court on April 24, 2002.

Regulatory

The terrestrial two-way wireless data network used in Motient's wireless business is regulated to varying degrees at the federal, state, and local levels. Various legislative and regulatory proposals under consideration from time to time by Congress and the Federal Communications Commission, or FCC, have in the past materially affected and may in the future materially affect the telecommunications industry in general, and Motient's wireless business in particular. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on Motient's operations can be predicted at this time.

The ownership and operation of the Company's terrestrial network is subject to the rules and regulations of the FCC, which acts under authority established by the Communications Act of 1934 and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. Motient operates pursuant to various licenses granted by the FCC.

The Company is subject to the Communications Assistance for Law Enforcement Act, or CALEA. Under CALEA, the Company must ensure that law enforcement agencies can intercept certain communications transmitted over its networks. The deadline for complying with the CALEA requirements and any rules subsequently promulgated was June 30, 2000. The Company has pending with the FCC a petition for an extension of the deadline with respect to certain of its equipment, facilities, and services and the Company has been working with law enforcement to arrive at an agreement on a further extension of this deadline and on an extension of the deadline for other Motient equipment, facilities, and services. It is possible that the Company may not be able to comply with all of CALEA's requirements or do so in a timely manner. Where compliance with any requirement is deemed by the FCC to be not "reasonably achievable," the Company may be exempted from such requirement. Should the Company not be exempted from complying, of if federal funds are not available to the Company to assist in the funding of any required changes, the requirement to comply with CALEA could have a material adverse effect on the conduct of the Company's business.

The Company is also subject to the FCC's universal service fund, which supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. All of the terrestrial network revenue falls within excluded categories, thereby eliminating the Company's universal service assessments. There can be no assurances that the FCC will retain the exclusions or its current policy regarding the scope of a carrier's contribution base. The Company may also be required to contribute to state universal service programs. The requirement to make these state universal service payments, the amount of which in some cases may be subject to change and is not yet determined, may have a material adverse impact on the conduct of the Company's financial results.

The Company believes that it has licenses for a sufficient number of channels to meet its current capacity needs on the terrestrial network. To the extent that additional capacity is required, the Company may participate in other upcoming auctions or acquire channels from other licensees.

In November 2001, Nextel proposed, in a "white paper" to the FCC, that certain of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel stated that it was making this proposal to address existing inadvertent interference problems for public safety communications systems caused by the existing spectrum allocation. Nextel's proposal addresses this problem by creating blocks of contiguous spectrum to be shared by public safety agencies. The Nextel proposal, as submitted to the FCC, would require either (i) that Motient continue to operate using its existing lower 800 MHz band spectrum on a secondary, non-interfering basis with the public safety agencies who would be relocated in the same spectrum, or (ii) that Motient relocate, at its own expense, to other spectrum in the 700 MHz or 900 MHz bands. Motient believes it is highly unlikely that it could continue to operate in the lower 800 MHz bands on a secondary, non-interfering basis. If Motient is required to relocate to spectrum in the 700 MHz or 900 MHz bands, it would incur substantial operational and financial costs, including costs relating to: manufacturing replacement infrastructure and user hardware to operate on Motient's network in the 700 MHz or 900 MHz bands, disruptions to existing customers as a result of the relocation to other spectrum bands, possible diminished data speed, and coverage gaps. There are also potential problems with the 700 MHz and 900 MHz bands that might make it difficult, if not impossible, for Motient to duplicate its existing operations in the 800 MHz band.

On March 14, 2002, the FCC adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. The Company does not believe its operations will be impacted until the Commission adopts final rules in that proceeding and it cannot predict what actions the FCC will take.

6.  SUBSEQUENT EVENTS

As noted above, the Company's plan of reorganization became effective on May 1, 2002.

7. FINANCIAL STATEMENTS OF SUBSIDIARIES

In connection with the Company's acquisition of Motient Communications Inc. on September 30, 1998 (the "Motient Communications Acquisition"), and related financing discussed above, the Company formed a new wholly-owned subsidiary, Motient Holdings Inc. ("Motient Holdings"). The Company contributed all of its inter-company notes receivables and transferred its rights, title and interests in Motient Services Inc. and certain other subsidiaries that were subsequently dissolved (together with Motient Communications, the "Subsidiary Guarantors") to Motient Holdings, and Motient Holdings was the acquirer of Motient Communications and the issuer of the Senior Notes. Motient Corporation ("Motient Parent") was a guarantor of the Senior Notes (until cancellation of the Senior Notes in accordance with the implementation of the Company's plan of reorganization). The Senior Notes contained covenants that, among other things, limited the ability of Motient Holdings and its Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repurchase any capital stock or subordinated indebtedness, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets, enter into certain mergers and consolidations, and enter into sale and leaseback transactions.

The Senior Notes were jointly and severally guaranteed on full and unconditional basis by the Subsidiary Guarantors and Motient Parent. The following unaudited condensed consolidating information for these entities presents:

o Condensed consolidating balance sheets as of March 31, 2002 and December 31, 2001, the condensed consolidating statements of operations for the three months ended March 31, 2002 and 2001, and the condensed consolidating statement of cash flows for the three months ended March 31, 2002 and 2001.

o         Elimination  entries  necessary  to combine  the  entities  comprising
          Motient.

                      Condensed Consolidating Balance Sheet
                             (Debtor-in-Possession)
                              As of March 31, 2002
                                   (unaudited)
                                 (in thousands)

                                                                               Consolidated                            Consolidated
                                        Subsidiary   Motient                     Motient      Motient                    Motient
                                        Guarantors   Holdings   Eliminations     Holdings      Parent    Eliminations     Parent
                                        ----------   --------   ------------     --------      ------    ------------     ------
                                                                            ASSETS
CURRENT ASSETS:
   Cash and cash equivalents           $ 21,003     $       --  $     --      $    21,003     $     --            --     $   21,003
   Accounts receivable - trade, net      10,972             --        --           10,972           --            --         10,972
   Inventory                              5,732             --        --            5,732           --            --          5,732
   Investment in/due from subsidiary        439             --        --              439           --            --            439
   Deferred equipment costs              11,932             --        --           11,932           --            --         11,932
   Other current assets                  12,359             --        --           12,359           --            --         12,359
                                       --------     ----------  --------      -----------     --------    ----------     ----------
   Total current assets                  62,437             --        --           62,437           --            --         62,437
PROPERTY AND EQUIPMENT-- NET             60,621             --        --           60,621           --            --         60,621
GOODWILL AND INTANGIBLES--  NET          50,914             --        --           50,914           --            --         50,914
DEFERRED CHARGES AND OTHER ASSETS--
NET                                       3,656             --        --            3,656           --            --          3,656
                                       --------      ---------  ---------      -----------     --------    ----------     ----------
   Total assets                        $177,628      $      --  $     --      $   177,628     $     --    $       --     $  177,628
                                       ========      =========  =========     ===========     =========     =========     ==========

                                                                LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
PRE PETITION LIABILITES SUBJECT TO
COMPROMISE:
    Accrued expenses                   $  1,533         $1,750  $     --      $     3,283     $  1,550    $       --     $   4,833
    Senior Notes, including accrued
     interest thereon - in default           --        367,673        --          367,673           --            --       367,673
    Rare Medium Note Payable,
     including accrued interest
     thereon - in default                    --             --        --               --       27,030            --        27,030
                                       --------      ---------  ---------      -----------     --------    ----------     ---------
    Total pre petition liabilities        1,533        369,423        --          370,956       28,580            --       399,536
     subject to compromise


CURRENT LIABILITIES NOT SUBJECT TO
COMPROMISE:
   Accounts payable and accrued          13,755          1,025        --           14,780          244            --        15,024
     expenses
   Obligations under capital leases
     due within one year                  7,857             --        --            7,857           --            --         7,857
   Deferred equipment revenue            11,972                                    11,972           --            --        11,972
   Deferred revenue and other
     liabilities                         14,010             --        --           14,010           --            --        14,010
                                       --------      ---------  --------      -----------     --------    ----------     ---------

     Total current liabilities not
     subject to compromise               47,594          1,025        --           48,619          244            --        48,863
   Total current liabilities             49,127        370,448        --          419,579       28,824            --       448,399

DUE TO PARENT/AFFILIATE                 830,391        (91,219) (739,172)              --      290,729      (290,729)           --
LONG-TERM LIABILITIES:
   Note payable to/from Issuer/ Parent       --         11,500        --           11,500      (11,500)           --            --
   Vendor Financing Commitment            3,316             --        --            3,316           --            --         3,316
   Capital lease obligations                163             --        --              163           --            --           163
   Other long-term liabilities           33,803             --        --           33,803           --            --        33,803
                                       --------      ---------  ---------      -----------     --------    ----------     ---------
     Total long-term liabilities         37,282         11,500        --           48,782      (11,500)           --        37,282
     Total liabilities                  916,800        290,729  (739,172)         468,357      308,053      (290,729)      485,681
STOCKHOLDERS' (DEFICIT) EQUITY         (739,172)      (290,729)  739,172         (290,729)    (308,053)      290,729      (308,053)
                                       --------     --------------------      ------------     ---------   ----------     ----------
   Total liabilities and
     stockholders' (deficit) equity    $177,628     $      --  $      --      $   177,628      $    --     $      --       $177,628
                                       ========     ========== =========      ===========      ========    ==========     =========

                                      F-14

                      Condensed Consolidating Balance Sheet
                             As of December 31, 2001
                                   (unaudited)
                                 (in thousands)

                                                                                Consolidated                            Consolidated
                                        Subsidiary      Motient                     Motient       Motient                  Motient
                                        Guarantors     Holdings    Eliminations    Holdings        Parent    Eliminations  Parent
                                        ----------     --------    ------------    --------        ------    ------------  ------

                                                                                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents            $   33,387     $       --    $      --    $     33,387    $      --          --  $  33,387
   Accounts receivable - trade, net         11,491             --           --          11,491           --          --     11,491
   Inventory                                 6,468             --           --           6,468           --          --      6,468
   Investment in/due from subsidiary           521             --           --             521           --          --        521
   Deferred equipment costs                 13,662             --           --          13,662           --          --     13,662
   Other current assets                     16,113             --           --          16,113          453          --     16,566
                                        ----------     ----------    ---------    ------------    ---------  ----------  ---------
   Total current assets                     81,642             --           --          81,642          453          --     82,095
PROPERTY AND EQUIPMENT-- NET                64,001             --           --          64,001           --          --     64,001
GOODWILL AND INTANGIBLES--  NET             51,631             --           --          51,631           --          --     51,631
DEFERRED CHARGES AND
   OTHER ASSETS - NET                        4,487          7,403           --          11,890           --          --     11,890
                                        ----------     ----------    ---------    ------------    ---------  ----------  ---------
   Total assets                         $  201,761         $7,403    $      --    $    209,164    $     453  $       --   $209,617
                                        ==========     ==========    ---------    ============    =========  ==========  =========


                                                                        LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued
    expenses                            $   17,009        $31,473    $      --    $     48,482     $  1,864  $       --    $ 50,346
   Senior Notes, net of discount
    - in default                                --        329,371           --         329,371           --          --     329,371
   Obligations under capital
    leases due within one year               8,691             --           --           8,691           --          --       8,691

   Rare Medium Notes - in default               --             --           --              --       26,910          --      26,910
   Deferred equipment revenue               13,662                                      13,662           --          --      13,662
   Deferred revenue and  other
    liabilities                             15,781             --           --          15,781           --          --      15,781
                                         ---------     ----------    ---------    ------------     ---------  ----------  ----------
   Total current liabilities                55,143        360,844           --         415,987       28,774          --     444,761

DUE TO PARENT/AFFILIATE                    828,236       (106,293)    (721,943)             --      258,648   (258,648)          --
LONG-TERM LIABILITIES:
   Note payable to/from Issuer/Parent           --         11,500           --          11,500      (11,500)         --          --
   Vendor Financing Commitment               3,316            --            --           3,316           --          --       3,316
   Capital lease obligations                   257            --            --             257           --          --         257
   Other long-term liabilities              36,752            --            --          36,752           --          --      36,752
                                         ---------     ---------     ---------    ------------      --------  ----------  ----------
     Total long-term liabilities            40,325         11,500           --          51,825      (11,500)         --      40,325
     Total liabilities                     923,704        266,051     (721,943)        467,812      275,922    (258,648)    485,086
STOCKHOLDERS' (DEFICIT) EQUITY            (721,943)      (258,648)     721,943        (258,648)    (275,469)    258,648   (275,469)
                                         ---------     -----------   ---------    -------------    ---------  ----------  ----------
   Total liabilities, minority
     interest and
     stockholders' (deficit) equity      $ 201,761         $7,403    $      --    $    209,164     $    453   $      --    $209,617
                                         ==========     ==========    =========    ============    =========  -=========  ==========



                 Condensed Consolidating Statement of Operations
                             (Debtor-in-Possession)
                        Three Months ended March 31, 2002
                                   (Unaudited)
                                 (in thousands)



                                                                              Consolidated                             Consolidated
                                     Subsidiary     Motient                      Motient                                 Motient
                                     Guarantors     Holdings    Eliminations    Holdings    Motient Parent Eliminations   Parent

REVENUES
   Services                            $ 12,279   $     --        $     --      $  12,279     $    300      $   (300)    $  12,279
   Sales of equipment                     4,216         --              --          4,216           --            --         4,216
                                       --------   --------        --------      ---------     --------      --------     ---------
     Total Revenues                      16,495         --              --         16,495          300          (300)       16,495

COSTS AND EXPENSES
   Cost of service and operations        15,332         --              --         15,332           --            --        15,332
   Cost of equipment sold                 4,534         --              --          4,534           --            --         4,534
   Sales and advertising                  3,869         --              --          3,869            1            --         3,870
   General and administrative             3,015        300              --          3,315          527          (300)        3,542
   Depreciation and amortization          5,187         --              --          5,187           --            --         5,187
                                       --------   --------        --------      ---------     --------      --------     ---------
   Operating Loss                       (15,442)      (300)             --        (15,742)        (228)           --       (15,970)

Other income                                837         --              --            837           --            --           837
Interest expense                         (4,164)    (1,361)          3,801         (1,724)        (120)          105        (1,739)
Equity in loss of  subsidiaries              --    (17,229)         17,229             --      (32,642)       32,642            --
Deferred gain on sale of assets to MSV    1,419         --              --          1,419           --            --         1,419
                                       --------   --------        --------      ---------     --------      --------     ---------
Net loss before extraordinary item and
   Reorganization items                 (17,350)   (18,890)         21,030        (15,210)     (32,990)       32,747       (15,453)

Reorganization Items:
  Professional fees related to               --     (4,578)             --         (4,578)          --            --        (4,578)
     reorganization
  Write off of debt financing fees           --    (12,975)             --        (12,975)          --            --       (12,975)
  Interest income                           121      3,801          (3,801)           121          105          (105)          121
                                       --------   --------        ---------     ---------     --------    -----------    ---------

Net Loss Attributable Common
   Shareholders                        ($17,229)  ($32,642)       $ 17,229      ($ 32,642)    ($32,885)     $ 32,642     ($ 32,885)
                                       =========  =========       ========      ==========    =========     ========     ==========



                                      F-16

                 Condensed Consolidating Statement of Operations
                        Three Months ended March 31, 2001
                                   (Unaudited)
                                 (in thousands)


                                                                               Consolidated                            Consolidated
                                       Subsidiary   Motient                     Motient      Motient                     Motient
                                       Guarantors   Holdings   Eliminations     Holdings      Parent    Eliminations     Parent
                                       ----------   --------   ------------     --------      ------    ------------     ------

REVENUES
   Services                               $18,007   $     --       $    --      $ 18,007   $    300         $(300)     $ 18,007
   Sales of equipment                       5,400         --            --         5,400         --            --         5,400
                                            -----   --------       -------         -----         --            --         -----
     Total Revenues                        23,407         --            --        23,407        300          (300)       23,407

COSTS AND EXPENSES
   Cost of service and operations          18,164         --            --        18,164         --            --        18,164
   Cost of equipment sold                   5,934         --            --         5,934         --            --         5,934
   Sales and advertising                    9,649         --            --         9,649         --            --         9,649
   General and administrative               6,029        321            --         6,350        277          (300)        6,327
   Depreciation and amortization            9,077         --            --         9,077       (527)           --         8,550
                                        ---------    -------        ------     ---------    --------         ----      --------
   Operating Loss                         (25,446)      (321)           --      (25,767)        550            --       (25,217)

Interest and Other Income                     201      4,022        (3,277)         946          (9)         (795)          142
Equity in Loss of Subsidiaries                 --    (30,314)       30,314           --     (52,466)       39,994       (12,472)
Interest Expense                           (5,069)   (13,381)        3,277      (15,173)     (1,048)          795       (15,426)
                                          -------   --------         -----      --------     -------          ---       --------
Net Loss Before Extraordinary Item        (30,314)   (39,994)       30,314      (39,994)    (52,973)       39,994       (52,973)

Extraordinary Loss on Extinguishment
   of Debt                                     --         --            --           --      (1,033)           --        (1,033)
                                        ---------    -------       -------      --------     -------       -------       -------

Net Loss Attributable Common             ($30,314)  ($39,994)      $30,314      ($39,994)  ($54,006)      $39,994      ($54,006)
                                         =========  =========      =======      =========  =========      =======      =========
   Shareholders

                                      F-17

                 Condensed Consolidating Statement of Cash flow
                             (Debtor-in-Possession)
                        Three Months Ended March 31, 2002
                                   (Unaudited)
                                 (in thousands)



                                                                                Consolidated                           Consolidated
                                          Subsidiary    Motient                    Motient      Motient                   Motient
                                          Guarantors    Holdings   Eliminations   Holdings      Parent    Eliminations    Parent
                                          ----------    --------   ------------   --------      ------    ------------    ------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss before reorganization items       ($17,229)    ($15,210)     $17,229    ($ 15,210)   ($15,453)      $ 15,210    ($15,453)
Adjustments to reconcile net loss to net
   cash (used in) provided by operating
   activities before reorganization items:
Amortization of Guarantee Warrants and
   debt  discount and issuance costs             --           56           --           56          --             --          56
Depreciation and amortization                 5,187           --           --        5,187          --             --       5,187
Non cash stock compensation                      96           --           --           96          --             --          96
Deferred gain on sale of assets to MSV       (1,419)                                (1,419)                                (1,419)
Changes in assets  & liabilities
  Inventory                                     736           --           --          736          --             --         736
  Trade accounts receivable                     519           --           --          519          --             --         519
  Other current assets                        6,329           --           --        6,329          --             --       6,329
  Accounts payable and accrued expenses      (2,318)          --           --       (2,318)        (70)            --      (2,388)
  Accrued interest on Senior Note                --        1,200           --        1,200          --             --       1,200
  Deferred Items--net                        (4,857)          --           --       (4,857)         --             --      (4,857)
                                             -------      ------        -----       -------    -------          -----     --------
Net cash (used in) provided by operating
   activities before reorganization items   (12,956)     (13,954)      17,229       (9,681)    (15,523)        15,210      (9,994)
CASH USED BY REORGANIZATION ITEMS:
  Reorganization items- professional fees        --       (4,578)          --       (4,578)         --             --      (4,578)
  Professional fees accrued not paid             --        3,472           --        3,472          --             --       3,472
  Interest Income                                --          121           --          121          --             --         121
                                              -----       ------       ------        ------     -------        ------       -----
Net Cash used by reorganization items            --         (985)          --         (985)          --            --        (985)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property & equipment            (494)          --           --         (494)          --            --        (494)
                                               -----        ----       ------        ------       -----        ------         ----
  Net cash provided by (used in) investing
    activities                                 (494)          --           --         (494)          --            --        (494)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuances                  --           --           --           --           17            --          17
  Funding from parent/subsidiary              1,994       14,939      (17,229)        (296)      15,506       (15,210)         --
  Principal payments under capital leases      (928)          --           --         (928)          --            --        (928)
                                            --------       -----      -------         -----      ------       -------       ------
  Net cash used in financing
    activities                                1,066       14,939      (17,229)      (1,224)      15,523       (15,210)       (911)
  Net increase in cash and cash equivalents (12,384)          --           --      (12,384)          --            --     (12,384)
CASH & CASH EQUIVALENTS, beginning
    of period                                33,387           --           --       33,387           --            --      33,387
                                            --------        ----         -----      ------        ------         ----      -------
CASH & CASH EQUIVALENTS, end of period      $21,003         $ --         $ --      $21,003         $ --          $ --     $21,003
                                            ========        ====         ====      =======         ====          ====     ========


                 Condensed Consolidating Statement of Cash flow
                        Three Months Ended March 31, 2001
                                   (Unaudited)
                                 (in thousands)


                                                                                  Consolidated                         Consolidated
                                           Subsidiary    Motient                     Motient     Motient                  Motient
                                           Guarantors   Holdings    Eliminations    Holdings      Parent   Eliminations   Parent
                                           ----------   --------    ------------    --------      ------   ------------   ------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                    ($30,314)     ($39,994)      $30,314      ($39,994)  ($54,006)      $39,994    ($54,006)
Adjustments to reconcile net loss to net
  cash (used in) provided by operating
  activities:
Amortization of Guarantee Warrants and
  debt  discount and issuance costs               --         1,584            --         1,584      1,169            --       2,753
Depreciation and amortization                  9,077            --            --         9,077       (527)           --       8,550
Non cash stock compensation                      595            --            --           595         --            --         595
Extraordinary loss on extinguishment of debt      --            --            --            --      1,033            --       1,033
Equity in loss of XM Radio                        --            --            --            --     12,472            --      12,472
Loss on sale of XM Radio stock                    --            --            --            --        407            --         407
Changes in assets  & liabilities
  Inventory                                   (2,964)           --            --        (2,964)        --            --      (2,964)
  Trade accounts receivable                   (7,562)           --            --        (7,562)        --            --      (7,562)
  Other current assets                          (538)           --            --          (538)       109            --        (429)
  Accounts payable and accrued expenses        8,431           (94)           --         8,337        121            --       8,458
  Accrued interest on Senior Note                 --        10,259            --        10,259         --            --      10,259
  Deferred trade payables                     (1,380)           --            --        (1,380)        --            --      (1,380)
  Deferred Items--net                          1,955            --            --         1,955       (710)           --       1,245
                                               -----            --            --         -----       -----           --       -----
Net cash (used in) provided by operating     (22,700)      (28,245)       30,314       (20,631)   (39,932)       39,994     (20,569)
  activities
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property & equipment           (3,254)           --            --        (3,254)        --            --      (3,254)
  Proceeds from the sale of XM Radio stock        --            --            --            --     33,539            --      33,539
  Purchase of long-term, restricted              320          (539)           --          (219)      (126)           --        (345)
                                                 ---          -----        -----          -----      -----         ----      -------
    investments
  Net cash provided by (used in) investing    (2,934)         (539)           --        (3,473)    33,413            --      29,940
    activities
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuances                   --            --            --            --        259            --         259
  Funding from parent/subsidiary              32,764        22,784       (30,314)       25,234     14,760       (39,994)         --
  Principal payments under capital leases       (751)           --            --          (751)        --            --        (751)
  Principal payments under vendor lease       (1,066)           --            --        (1,066)        --            --      (1,066)
  Proceeds from bank financing                    --         6,000            --         6,000         --            --       6,000
  Repayment of bank financing                     --            --            --            --     (8,500)           --      (8,500)
                                               ------           --            --         -----      -----        -------      ------
  Net cash provided by (used in) financing    30,947        28,784       (30,314)       29,417      6,519       (39,994)     (4,058)
    activities
  Net increase in cash and cash equivalents    5,313            --            --         5,313         --            --       5,313
CASH & CASH EQUIVALENTS, beginning of period   2,520            --            --         2,520         --            --       2,520
                                               -----            --            --         -----                                -----
CASH & CASH EQUIVALENTS, end of period       $ 7,833          $ --           $--        $7,833       $ --          $ --     $ 7,833
                                             =======          ====            ==        =======       ====         ====     =======




                    Report of Independent Public Accountants

To Motient Corporation:

We have audited the accompanying consolidated balance sheets of Motient Corporation (a Delaware Corporation) and Subsidiaries (together the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of XM Satellite Radio Holdings Inc. and subsidiaries (together "XM Radio"), the investment in which is reflected in the accompanying financial statements using the equity method of accounting for the year ended December 31, 2001 and consolidated in December 31, 2000 and 1999. The investment in XM Radio represents 0 percent of total assets at December 31, 2001, and the equity in XM Radio's net loss represents 17 percent of consolidated net losses in 2001. The investment in XM Radio represents 79 percent of consolidated total assets at December 31, 2000 and 0 percent and 0 percent of consolidated total revenues in 2000 and 1999, respectively. XM Radio's financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for XM Radio, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Motient Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, is in default under certain credit agreements, and at March 19, 2002 expected that a restructuring would be made through a reorganization under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As described more fully in Note 17 to the financial statements, effective May 1, 2002, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court for the Eastern District of Virginia. The accompanying financial statements do not reflect the results of "fresh start" accounting, which will be adopted by the Company on May 1, 2002 in connection with the Company's emergence from bankruptcy. Accordingly, the accompanying consolidated financial statements will not be comparable to consolidated financial statements presented for periods subsequent to May 1, 2002.

/s/Arthur Andersen LLP
Vienna, Virginia
March 19, 2002 (except with respect to the matter discussed in
                Note 17, as to which the date is May 1, 2002)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
XM Satellite Radio Holdings Inc. and Subsidiaries:

We have audited the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which are not included herein. These consolidated financial statements are the responsibility of the XM Satellite Radio Holdings Inc. and subsidiaries' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements have been prepared assuming that XM Satellite Radio Holdings Inc. and subsidiaries will continue as a going concern. As discussed in note 2 to the consolidated financial statements, XM Satellite Radio Holdings Inc. and subsidiaries is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP

McLean, VA
January 23, 2002

                      Motient Corporation and Subsidiaries
                      Consolidated Statements of Operations
              For the Years Ended December 31, 2001, 2000, and 1999
                      (in thousands, except per share data)


                                                                                 2001         2000                 1999
                                                                                 ----         ----                 ----
         REVENUES
            Services and related revenues                                      $71,072     $   73,479             $67,653
            Sales of equipment                                                  22,221         26,372              23,418
                                                                                ------     ----------            --------
                Total Revenues                                                  93,293         99,851              91,071

         COSTS AND EXPENSES
            Cost of services and operations                                     72,809         75,528              69,258
            Cost of equipment sold                                              34,611         32,843              29,527
            Sales and advertising                                               23,749         35,454              23,125
            General and administrative                                          19,973         97,626              40,336
            Restructuring charges                                                4,739             --                  --
            Satellite and related assets impairment charge (Note 2)                 --             --              97,419
            Depreciation and amortization                                       32,408         38,812              55,798
                                                                                ------     ----------            --------

                Operating Loss                                                 (94,996)      (180,412)           (224,392)

            Interest and other income                                            1,128         31,379               8,464
            Interest expense                                                   (61,675)       (62,455)            (65,928)
            Gain on sale of transportation and satellite assets (Note 13)       15,863          5,691                  --
            Gain on Rare Medium Note call option (Note 2)                        1,511             --                  --
            Costs associated with debt restructuring                            (1,254)            --                  --
            Rare Medium merger costs                                            (4,054)            --                  --
            Gain on sale of XM Radio shares                                         68             --                  --
            XM Radio equity investment impairment charge                       (81,467)            --                  --
            Loss on Note Receivable from XM Radio (Note 8)                          --             --              (9,919)
            Gain (Loss) on Convertible Note Payable to Related Party                --         36,779             (27,399)
                (Note 8)
            Minority interest                                                       --         33,429               7,067
            Equity in losses of XM Radio and MSV                               (65,970)            --              (6,692)
                                                                               --------    ----------            --------

                Loss Before Extraordinary Item, XM Radio Preferred Stock
                Dividend and Beneficial Conversion                            (290,846)      (135,589)           (318,799)

                Net Extraordinary Loss on Extinguishment of Debt (Notes 8       (1,243)        (3,035)            (12,132)
                                                                                -------    -----------           --------
            and 13)

            Net Loss                                                          (292,089)      (138,624)           (330,931)

            XM Radio Preferred Stock Dividend Requirement                           --         (5,081)                 --

            XM Radio Beneficial Conversion                                          --        (44,438)                 --
                                                                              --------     -----------           --------

            Net Loss Attributable to Common Shareholders                     $(292,089)    $ (188,143)           $(330,931)
                                                                             ==========    ===========           =========

         Basic and Diluted Loss Per Share of Common Stock:
            Loss Before Extraordinary Item                                     $ (5.69)        $(3.75)             $(8.03)
            Extraordinary Loss on Extinguishment of Debt                         (0.02)         (0.06)              (0.30)
                                                                                 ------   ------------          ---------
            Net Loss Attributable to Common Shareholders                       $ (5.71)        $(3.81)            $ (8.33)
                                                                               ========   ============          =========
         Weighted-Average Common Shares Outstanding                             51,136         49,425               39,704

     The accompanying notes are an integral part of these consolidated financial statements.

                      Motient Corporation and Subsidiaries
                           Consolidated Balance Sheets
                        as of December 31, 2001 and 2000
                 (in thousands, except share and per share data)


                                                                                                          2001          2000
                                                                                                          ----          ----
        ASSETS
        CURRENT ASSETS:
           Cash and cash equivalents (including $0 and $224,903 related to XM Radio)                    $33,387      $227,423
           Accounts receivable-trade, net of allowance for doubtful accounts of  $964 in 2001 and
            $1,317 in 2000                                                                               11,491        14,421
           Inventory                                                                                      6,468        16,990
           Due from  Mobile Satellite Ventures LP, net                                                      521           502
           Deferred equipment costs                                                                      13,662        16,173
           Other current assets                                                                          16,566        31,095
           Restricted short-term investments (including $0 and $95,277 related to XM Radio)                  --       115,986
                                                                                                      ---------      --------
              Total current assets                                                                       82,095       422,590

        PROPERTY AND EQUIPMENT, net                                                                      64,001       175,706
        XM RADIO SYSTEM UNDER CONSTRUCTION                                                                   --       800,482
        GOODWILL AND OTHER INTANGIBLES, net                                                              51,631        62,468
        RESTRICTED INVESTMENTS (including $0 and $65,889 related to XM Radio)                                --        77,106
        DEFERRED CHARGES AND OTHER ASSETS                                                                11,890        33,362
                                                                                                      ---------      --------
              Total assets                                                                             $209,617    $1,571,714
                                                                                                      =========    ==========

        LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
        CURRENT LIABILITIES:
           Accounts payable and accrued expenses                                                      $  50,346      $105,749
           Senior Notes, net of discount - in default                                                   329,371            --
           Rare Medium Note Payable - in default                                                         26,910            --
           Obligations under capital leases due within one year                                           8,691         4,590
           Current portion of vendor financing commitment                                                    --         4,246
           Current portion of deferred trade payables                                                        --         2,212
           Deferred equipment revenue                                                                    13,662        16,173
           Deferred revenue and other current liabilities (including
           $0 in 2001 and $7,300 in 2000 from MSV)                                                       15,781        18,117
                                                                                                      ---------      --------
                Total current liabilities                                                               444,761       151,087
        LONG-TERM LIABILITIES:
           Senior Notes, net of discount                                                                     --       328,474
           Senior Secured Notes of XM Radio, net of discount                                                 --       261,298
           Obligations under  Bank Financing                                                                 --       111,250
           Capital lease obligations                                                                        257         9,230
           Vendor financing commitment                                                                    3,316         4,246
           Other long-term liabilities                                                                   36,752        44,932
                                                                                                      ---------      --------
              Total long-term liabilities                                                                40,325       759,430
              Total liabilities                                                                         485,086       910,517
                                                                                                      ---------      --------
        COMMITMENTS (Note 11)
        MINORITY INTEREST                                                                                    --       648,313
        STOCKHOLDERS' (DEFICIT) EQUITY:
        Preferred Stock; par value $0.01; authorized 200,000 shares; no shares outstanding                   --            --
        Common Stock; voting, par value $0.01; authorized 150,000,000 shares;  55,717,257 shares
        issued and outstanding in 2001 and 49,539,222 shares issued and outstanding in 2000                 557           495
        Additional paid-in capital                                                                      973,423       982,621
        Deferred compensation                                                                              (247)         (134)
        Common Stock Purchase Warrants                                                                   81,773        80,292
        Unamortized Guarantee Warrants                                                                       --       (11,504)
        Cumulative loss                                                                              (1,330,975)   (1,038,886)
                                                                                                     -----------   -----------
        STOCKHOLDERS' (DEFICIT) EQUITY                                                                 (275,469)       12,884
                                                                                                      ----------     --------
        Total liabilities, minority interest, and  stockholders' (deficit) equity                     $ 209,617    $1,571,714
                                                                                                      =========    ==========

     The accompanying notes are an integral part of these consolidated financial statements.

                                         Motient Corporation and Subsidiaries
                                       Consolidated Statements of Stockholders'
                              Equity (Deficit) For the Years Ended December 31,
                                      2001, 2000 and 1999 (dollars in thousands)

                                                                                         Common
                                                             Additional                  Stock     Unamortized
                                                              Paid-In      Deferred     Purchase   Guarantee   Cumulative
                                          Common Stock        Capital    Compensation   Warrants    Warrants      Loss        Total
                                          ------------        -------    ------------   --------    --------      ----        -----
                                                      Par
                                       Shares         Value
                                       ------         -----

BALANCE, January 1, 1999            32,198,735         322     $508,084     $(1,528)    59,108    $(33,678)   $(569,331)   $(37,023)
   Common Stock issued under the       126,052           1        1,114          --         --          --           --       1,115
     401(k) Savings Plan
  Common Stock issued under the         90,867           1          385          --         --          --           --         386
     Stock Purchase Plan
  Common Stock issued for exercise
     of stock  options and award       484,815           5        5,686          --         --          --           --       5,691
     of bonus stock
  Common Stock issued for XM Radio   8,614,244          86      129,127          --         --          --           --     129,213
     Acquisition
  Common Stock issued in Public      7,000,000          70      115,919          --         --          --           --     115,989
     Offering
  Issuance of Restricted Stock          40,000          --          190        (190)        --          --           --          --
  Cancellation of Restricted Stock     (30,785)         --         (504)        504         --          --           --          --
  Additional deferred compensation          --          --        5,322      (5,322)        --          --           --          --
     on Restricted Stock
  Reduction of Guarantee Warrants           --          --           --          --         --       9,671           --       9,671
     for extinguishment of debt
  Amortization of Guarantee                 --          --           --          --         --       7,372           --       7,372
     Warrants
  Common Stock issued upon              15,388          --          296          --       (108)         --           --         188
     exercise of Warrants
  Guarantee Warrants revaluation            --          --       (2,101)         --      4,290      (1,749)          --         440
   Capital gain in connection with          --          --       80,663          --         --          --           --      80,663
     sale of stock by XM Radio
  Net Loss                                  --          --           --          --         --          --     (330,931)   (330,931)
                                     ---------     --------     -------      ------     -------    --------    ---------   ---------
BALANCE, December 31, 1999          48,539,316         485      844,181      (6,536)    63,290     (18,384)    (900,262)    (17,226)

  Common Stock issued under the         57,030           1        1,130          --         --          --           --       1,131
     401(k) Savings Plan
  Common Stock issued under the         30,687          --          421          --         --          --           --         421
     Stock Purchase Plan
  Common Stock issued for exercise
     of stock options and award of
     bonus stock                       403,467           4        4,445          --         --          --           --       4,449
  Common Stock issued for exercise     558,722           6        8,349          --     (7,611)         --           --         744
     of Stock Purchase Warrants
  Cancellation of Restricted Stock     (50,000)         (1)      (1,052)      1,053         --          --           --          --
  Change in deferred compensation           --          --       (4,398)      5,349         --          --           --         951
     on non-cash compensation
  Reduction of Guarantee Warrants
     for extinguishment of debt             --          --           --          --         --       2,390           --       2,390
  Amortization of Guarantee                             --           --          --         --       5,842           --       5,842
     Warrants                               --
  Issuance of MSV investors'
     option to convert into
     Motient Common Stock                   --          --           --          --     18,411          --           --      18,411
  Capital gain in connection with           --          --      129,545          --         --          --           --     129,545
     sale of stock by XM Radio
  Guarantee Warrants revaluation            --          --           --          --      1,352      (1,352)          --          --
  Issuance of Common Stock                  --          --           --          --      4,850          --           --       4,850
     Purchase Warrants
  Net Loss                                  --          --           --          --         --          --     (138,624)   (138,624)
                                    ----------     -------     --------      ------     -------   --------     ---------   ---------
BALANCE, December 31, 2000          49,539,222         495      982,621        (134)    80,292     (11,504)  (1,038,886)     12,884
   Common Stock issued under the     2,789,425          28        1,123          --         --           --          --       1,151
     401(k) Savings Plan
  Common Stock issued under the        217,331           2          352          --         --           --          --         354
     Stock Purchase Plan
  Common Stock issued for exercise
     of stock options and award of
     bonus stock                         2,015          --            1          --         --           --          --           1
  Common Stock issued for exercise                      --          845          --       (845)          --          --          --
     of Stock Purchase Warrants         38,228
  Change in deferred compensation           --          --          539          41         --           --          --         580
     on non-cash compensation
  Cancellation of restricted stock     (88,200)         --         (264)        264         --           --          --          --
  Reduction of Guarantee Warrants
     for extinguishment of debt             --          --           --          --         --        8,837          --       8,837
  Amortization of Guarantee                 --          --           --          --         --        4,993          --       4,993
     Warrants
  Loss in connection with sale of           --          --      (12,180)         --         --           --          --     (12,180)
     stock by XM Radio
  Guarantee Warrants revaluation            --          --          --           --      2,326       (2,326)         --          --

  Issuance of Restricted Stock       3,219,236          32         386         (418)        --           --          --          --
  Net Loss                                  --           --         --           --         --           --    (292,089)   (292,089)
                                     ---------     --------    --------       -----     -------      ------    --------    ---------
BALANCE, December 31, 2001          55,717,257      $   557   $973,423      $  (247)   $81,773      $    -- $(1,330,975)  $(275,469)
                                    ==========     ========   ========      ========   =======      ======= ============   ========

     The accompanying notes are an integral part of these consolidated financial statements.

                      Motient Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
              For the Years Ended December 31, 2001, 2000 and 1999
                                 (in thousands)

                                                                                 2001           2000            1999
                                                                                 ----           ----            ----
          CASH FLOWS FROM OPERATING ACTIVITIES:
          Net loss                                                          $ (292,089)      $(138,624)    $ (330,931)
          Adjustments to reconcile net loss to net cash used in
          operating activities:
             Amortization of Guarantee Warrants and debt related costs          11,499          11,994         16,301
             Depreciation and amortization                                      32,408          38,812         55,798
             Equity in loss of XM Radio and MSV                                 65,970              --          6,692
              Gain on sale of XM Radio common stock                                (68)             --             --
              Gain on sale of satellite assets                                  (7,570)             --             --
               Impairment loss  on XM Radio common stock held for sale          81,467              --             --
               Gain on Rare Medium Note call option                             (1,511)             --             --
             Gain on sale of transportation assets                              (8,293)         (5,691)            --
             (Gain) loss on  note payable to related party                          --         (36,779)        37,318
             Extraordinary loss on extinguishment of debt                        1,243           3,035         12,132
             Satellite and related assets impairment charge                         --              --         97,419
             Non cash stock compensation                                           580           2,743          4,210
             Minority Interest                                                      --         (33,429)        (7,067)
             Changes in assets and liabilities, net of acquisitions and dispositions:
              Inventory                                                          7,268           1,298        (10,023)
              Accounts receivable-- trade                                          462           1,388         (3,897)
              Other current assets                                              10,764         (15,074)           551
              Accounts payable and accrued expenses                             (9,196)         13,392         16,715
              Accrued interest Senior Note                                      20,810              31            (83)
              Deferred trade payables                                           (2,212)         (2,455)        (1,135)
              Deferred revenue and other deferred items-- net                  (10,380)         32,977           (977)
                                                                            -----------      ---------     ----------
          Net cash used in operating activities                                (98,848)       (126,382)      (106,977)
          CASH FLOWS FROM INVESTING ACTIVITIES:
                 Proceeds from sale of satellite assets to MSV                  42,500              --             --
                 Purchase of XM Radio Note Receivable                               --              --        (21,419)
                 Proceeds from sale of transportation assets                    10,000          20,000             --
                 Proceeds (purchase) of restricted investments                  11,307          (2,906)        (4,916)
                 Proceeds from the sale of XM Radio common stock                38,289              --             --
                 Purchase of restricted investments by XM Radio, net                --        (106,338)            --
                 Sale of restricted investments for the payment of              20,503          41,006         41,006
                 interest
                 Investment in XM Radio                                             --              --         (2,400)
                 XM Radio Acquisition costs                                         --              --           (788)
                 Purchase/maturity of short term investments by XM Radio,           --          69,472        (69,472)
                 net
                 System under construction                                          --        (414,889)      (141,154)
                 Proceeds from MSV Asset Purchase Agreement                         --          10,836             --
                 Other XM Radio investing activities                                --         (56,268)        (3,422)
                 Additions to property and equipment                           (13,751)        (73,564)       (15,538)
                                                                            -----------      ---------     ----------
          Net cash provided by (used in) investing activities                  108,848        (512,651)      (218,103)
          CASH FLOWS FROM FINANCING ACTIVITIES:
                 Proceeds from issuance of equity securities                       354          24,025        122,253
                 Proceeds from Rare Medium note                                 50,000              --             --
                 Proceeds from issuance of equity securities-XM Radio               --         456,529        114,428
                 Proceeds from Senior Secured Notes and Stock Purchases
                 Warrants                                                           --         322,889             --
                    issued by XM Radio
                 Principal payments under capital leases                        (3,582)         (3,467)        (5,982)
                 Principal payments under vendor financing                      (5,176)         (2,957)        (1,290)
                 Proceeds from Series A subordinated convertible notes of           --              --        250,000
                 XM Radio
                 Repayment of Bank Financing                                   (25,500)        (36,000)      (112,000)
                 Repayment of XM Radio bank loan                                    --              --            (73)
                 Repayment of loan by XM Radio                                      --              --        (75,000)
                 Proceeds from Bank Financing                                    6,000          62,250         65,000
                 Proceeds from note payable to related party                        --              --         21,500
                 Proceeds from reduction of interest rate swap                      --              --          6,009
                 Debt issuance costs                                            (1,229)         (8,287)       (10,576)
                                                                            -----------      ---------     ----------
          Net cash provided by financing activities                             20,867         814,982        374,269
          Net increase in cash and cash equivalents                             30,867         175,949         49,189
          CASH AND CASH EQUIVALENTS, beginning of period                       227,423          51,474          2,285
          Less:  XM Radio cash included in 2000 consolidated cash total       (224,903)             --             --
                                                                              ---------        --------     ----------

          CASH AND CASH EQUIVALENTS, end of period                              $33,387      $ 227,423     $   51,474
                                                                              ==========     ==========    ==========

     The accompanying notes are an integral part of these consolidated financial statements.

                      MOTIENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                     as of December 31, 2001, 2000 and 1999

1.  ORGANIZATION, BUSINESS AND LIQUIDITY

Motient Corporation (with its subsidiaries, "Motient" or the "Company") provides two-way mobile communications services principally to business-to-business customers and enterprises. Motient serves a variety of markets including mobile professionals, telemetry, transportation, and field service. Motient provides its eLinksm brand two-way wireless email services to customers accessing email through corporate servers, Internet Service Providers ("ISP"), Mail Service Provider ("MSP") accounts, and paging network suppliers. Motient also offers its BlackBerry TM by Motient wireless email solution, developed by Research In Motion ("RIM") and licensed to operate on Motient's network. BlackBerry TM by Motient is designed for large corporate accounts operating in a Microsoft Exchange or Lotus Notes environment and contains advanced encryption features. The Company considers these two-way mobile communications services to be its Core Wireless Business.

Motient is devoting its efforts to expanding its Core Wireless Business. This effort involves substantial risk. Future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Company's financial condition and future results of operations.

Certain factors have placed significant pressures on our financial condition and liquidity position, especially in recent periods. For a variety of reasons, Motient has not been able to accelerate revenue growth at the pace required to enable it to generate cash in excess of its operating expenses. These factors include competition from other wireless data suppliers and other wireless communications providers with greater resources, cash constraints that have limited Motient's ability to generate greater demand, unanticipated technological and development delays, and general economic factors. During 2001, in particular, Motient's efforts were also hindered by the downturn in the economy and capital markets. These factors contributed to the Company's decision to file a voluntary petition for reorganization under Chapter 11 of the United States Federal Bankruptcy Code in January 2002. See "Motient's Chapter 11 Filing" below.

XM Radio

As of December 31, 2000, Motient had an equity interest of approximately 33.1% (or 21.3% on a fully diluted basis) in XM Satellite Radio Holdings Inc. ("XM Radio"), a public company; and, as of December 31, 2000 the Company controlled XM Radio through Board of Director membership and common stock voting rights. As a result, all of XM Radio's results for the period from July 7, 1999, (the date Motient acquired 100% voting interest of XM Radio) through December 31, 2000 have been included in the Company's consolidated financial statements. Prior to July 7, 1999, the Company's investment in XM Radio was accounted for pursuant to the equity method of accounting.

In January 2001, pursuant to Federal Communications Commission ("FCC") approval authorizing Motient to relinquish control of XM Radio, the number of directors appointed by the Company to XM Radio's Board of Directors was reduced to less than 50% of XM Radio directors, and the Company converted a portion of its super-voting Class B Common Stock of XM Radio to Class A Common Stock. As a result, the Company ceased to control XM Radio, and, for the period from January 1, 2001, through November 19, 2001, accounted for its investment in XM Radio pursuant to the equity method. As described below, as of November 19, 2001, the Company ceased to own any shares of XM Radio common stock.

Sale of Transportation Business

In November 2000, Motient sold assets relating to its retail transportation business to Aether Systems, Inc. ("Aether"). The purchase price for these assets was $45 million, plus the then-current book value of the inventory for the business. All of this amount was paid at closing, except for $10 million which was deposited in an escrow account to be released to Motient upon satisfaction of certain performance criteria, and $3.7 million which was to be paid to Motient upon collection of certain accounts receivable sold to Aether. As of March 15, 2002, approximately $2.2 million of the outstanding accounts receivable had been received by Motient. On October 11, 2001, the $10 million escrow was paid to Motient, and, concurrent with the release of the escrow, the Company agreed to modify certain terms of its network capacity agreements with Aether. The Company recorded an $8.3 million gain representing the difference between the net proceeds of the escrow received and the amount deferred pursuant to the modification of the network capacity agreements.

Mobile Satellite Ventures LP

On June 29, 2000, the Company formed a joint venture subsidiary, Mobile Satellite Ventures LP, ("MSV"), in which it owned, until November 26, 2001, 80% of the membership interests. The remaining 20% interests in MSV were owned by three investors unrelated to Motient; however, the minority investors had certain participating rights which provided for their participation in certain business decisions that were made in the normal course of business; therefore, in accordance with Emerging Issues Task Force Issue No 96-16, the Company's investment in MSV has been recorded for all periods presented pursuant to the equity method.

Through November 26, 2001, MSV used the Company's satellite network to conduct research and development activities. On November 26, 2001, Motient sold the assets comprising its satellite communications business to MSV, as part of a transaction in which certain other parties joined MSV, including TMI Communications and Company Limited Partnership ("TMI"), a Canadian satellite services provider. In consideration for its satellite business assets, Motient received the following: (i) a $24 million cash payment in June 2000, (ii) a $45 million cash payment paid at closing, of which $4 million was held by MSV to fund the Company's future sublease obligations to MSV for rent and utilities, through November 2003, and (iii) a 5-year $15 million note. In this transaction, TMI also contributed its satellite communications business assets to MSV. In addition, Motient purchased a $2.5 million convertible note issued by MSV, and certain other investors, including a subsidiary of Rare Medium Group, Inc. ("Rare Medium"), purchased a total of $52.5 million of convertible notes. As of December 31, 2001, the Company had an ownership percentage, on an undiluted basis, of approximately 48% of MSV.

Assuming that all of MSV's convertible notes are converted into limited partnership units of MSV, Motient would have a 33.3% equity interest in MSV.

MSV has also filed a separate application with the FCC with respect to MSV's plans for a new generation satellite system utilizing ancillary terrestrial base stations. Within 90 days of the receipt of approval and final order from the FCC, and provided that such approval occurs by March 31, 2003, certain of the investors (excluding Motient) in MSV will invest an additional $50 million in MSV and receive additional equity interests. Upon consummation of such additional investment, an $11.5 million note, issued by MSV to TMI and the $15 million note to Motient will be repaid in full, and Motient's ownership interest in MSV will be reduced to approximately 25.5%. Should the consummation of such additional investment not occur prior to November 25, 2006, both the $11.5 million note (plus accrued interest thereon) to TMI and the $15.0 million note (plus accrued interest thereon) to the Company will be due in full.

Merger Agreement with Rare Medium Group, Inc.

On May 14, 2001, the Company signed a definitive merger agreement with Rare Medium pursuant to which the Company would acquire Rare Medium. On October 1, 2001, the Company and Rare Medium announced their mutual termination of the merger. The Company recorded a charge of $4.1 million in 2001 representing costs incurred by the Company to pursue this transaction.

Operational Restructuring

On September 26, 2001, the Company announced a plan to restructure its business with the goal of achieving earnings before interest, taxes, depreciation and amortization - or EBITDA, which is not a generally accepted accounting principle measurement - breakeven in late-2002. As part of this restructuring, the Company laid off approximately 25% of its workforce, or 50, 22, and 13 employees in the Company's operations, sales and marketing and general and administrative functions, respectively, and cancelled certain of its product initiatives The Company recorded a restructuring charge in 2001 of $4.75 million. This charge represents $1.6 million of costs directly associated with employee severance packages, $3.0 million of costs associated with product initiative cancellations and $0.1 million of costs associated with capital assets that will no longer be in service. Of the $4.7 million charge, approximately $1.7 million represented cash outlays made over the last quarter of 2001 and the first quarter of 2002. The balance represents the write off of assets previously acquired. As of December 31, 2001, the Company had a remaining operational restructuring liability of approximately $0.5 million.

Liquidity and Financing Requirements

As described below under "Motient's Chapter 11 Filing," in January 2002, the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. One of the principal goals of the reorganization process is to significantly deleverage Motient's balance sheet, so that Motient's ongoing interest expense is substantially reduced. If Motient's plan of reorganization is confirmed, Motient expects to have up to approximately $34.0 million of debt (comprised of capital leases, the new notes payable to Rare Medium and any other creditors in the same class as Rare Medium, and the outstanding Motorola credit facility).

The Company expects to continue to require significant additional funds before it begins to generate cash in excess of its operating expenses, and does not expect to achieve EBITDA break even until the latter half of 2002, at the earliest. Also, even if the Company begins to generate cash in excess of its operating expenses, it expects to continue to require significant additional funds to meet remaining interest obligations, capital expenditures, and other non-operating cash expenses. The MSV transaction in November 2001 provided additional funding which, together with other available funding sources such as net cash from operations and changes in working capital, should fund operations through 2002. While the Company believes there are potential alternatives and additional sources of liquidity to fund the operations if the MSV proceeds are insufficient, in the current environment the Company expects that it will be difficult for it to access such funding sources. In addition, the Company's financial performance could deteriorate, and there is no assurance that it will be able to meet its financial projections. If the cash requirements are more than currently expected, the Company will require additional financing in amounts that may be material.

Additionally, the capital resources of reorganized Motient may not be sufficient to permit it to fund its planned launch of new products and services or achieve operating profitability. Failure to generate or raise sufficient funds may require the Company to delay or abandon some of its plans, which could harm its business and competitive position. The Company may meet additional capital needs by issuing debt or equity securities or borrowing funds from one or more lenders; however, it may not have timely access to additional financing sources on acceptable terms. If it does not, it may not be able to expand its operations, network and services as intended.

During 2001, the Company executed the following liquidity-related transactions and initiatives:

o In January and February 2001, the Company sold, in two separate transactions, 2 million shares of its XM Radio Class A Common Stock, at an average price of $16.77 per share, for total proceeds of $33.5 million. Approximately $8.5 million of the proceeds were used to repay and permanently reduce its bank financing.

o In the second and third quarters of 2001, the Company received a total of $50 million from Rare Medium, and issued Rare Medium notes payable for such amount at 12.5% annual interest. Of the total of $50 million that the Company received, it used $12.25 million to repay and permanently reduce its bank financing, and $36.75 million was used to fund general operations. These notes were collateralized by 5 million of the Company's XM Radio shares. On October 12, 2001, in accordance with the terms of the notes, the Company repaid $26.2 million of the Rare Medium notes, representing $23.8 million in principal and $2.4 million of accrued interest, in exchange for 5 million of the Company's XM Radio shares. The $26.9 million of principal and accrued interest remaining outstanding at December 31, 2001, is unsecured, and, as discussed in Note 8, is currently in default.

o In April 2001, the Company undertook certain capital and expense reductions, principally in the areas of employee hiring, advertising and capital spending. The Company estimates that these reductions resulted in up to approximately $15 million of budgetary savings in 2001, while not reducing its ability to sell its products or lowering service levels.

o On September 26, 2001, the Company announced an operational restructuring that included the termination of approximately 25% of its work force, including consultants. The total cash outlay of this restructuring was approximately $1.7 million over the last quarter of 2001 and the first quarter of 2002 and represents primarily employee severance costs. It is expected that this reduction in force will save the Company approximately $1.8 million per quarter, starting in early 2002.

o On October 11, 2001, the Company received $10 million that had been held in escrow as part of the Aether transaction.

o On November 6, 2001, the agent for the bank lenders under the Company's term loan facility and revolving credit facility (the "Bank Financing") declared all loans under the Bank Financing immediately due and payable, due to the existence of several events of default under the Bank Financing. On the same date, the bank lenders sought payment in full from Hughes Electronics Corporation, Singapore Telecommunications, Ltd. and Baron Capital Partners, L.P. (collectively, the "Bank Guarantors") for the accelerated loan obligations. The Bank Guarantors repaid all such loans on November 14, 2001, in the amount of approximately $97.6 million. As a result, the Company had a reimbursement obligation to the Bank Guarantors in the amount of $97.6 million, which included accrued interest and fees.

o On November 19, 2001, the Company sold 500,000 shares of its XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of approximately $4.75 million. The net proceeds from this sale were paid to the Bank Guarantors, thereby reducing the amount of the Company's reimbursement obligation to the Bank Guarantors by such amount. Also on November 19, 2001, the Company delivered all of its remaining 9,257,262 shares of XM Radio common stock to the Bank Guarantors in full satisfaction of the entire remaining amount of its reimbursement obligations to the Bank Guarantors. Upon delivery of these shares, the Bank Guarantors released the Company from all of its remaining obligations to the Bank Guarantors under the Bank Financing and the related guarantees and reimbursement and security agreements.

o As a result of the delivery of the shares of XM Radio common stock described above, the maturity of the Rare Medium Notes was accelerated to November 19, 2001.

o On November 26, 2001, the Company sold its satellite assets to MSV for net cash proceeds of $42.5 million and a $15 million note receivable from MSV.

o On December 20, 2001, the Company executed an amendment to its reseller agreement with Research In Motion ("RIM") whereby RIM agreed to prepay for approximately $4.8 million of service, which can be used by RIM at its discretion until December 7, 2004. Additionally, the Company reached a settlement with RIM whereby the Company agreed to pay RIM approximately $9.9 million, representing payment in full, plus interest, for all amounts due and payable under the RIM supply and services agreement.

o On December 28, 2001, the Company negotiated the release of a $10 million escrow held by Motorola, Inc. ("Motorola") in accordance with a customer guarantee. Motorola applied a portion of this escrow to accounts payable for maintenance work and past-due payments under the Vendor Financing Agreement (see Note 8). Approximately $4.9 million of the balance of the escrow was released to Motorola and will be used to fund future maintenance costs that the Company incurs under its maintenance contract. It is expected that this balance will be fully utilized by the end of the third quarter of 2002. Additionally, as part of this release, Motorola agreed to suspend all scheduled principal payments under the Vendor Financing Agreement until January 1, 2003, and the maturity date and amortization schedule of all loans outstanding under this agreement was extended by twelve months.

Motient's Chapter 11 Filing

On October 1, 2001, the Company announced that it would not make a $20.5 million semi-annual interest payment due on the Senior Notes on such date. On November 26, 2001, the Senior Note trustee declared all amounts owed under the Senior Notes immediately due and payable.

Following these events, the Company determined that the continued viability of its business required restructuring its highly leveraged capital structure. In October 2001, the Company retained Credit Suisse First Boston ("CSFB") as financial advisors to assist in restructuring the Company's debt. Shortly thereafter, the Company and CSFB began meeting with the principal creditor constituencies, represented by (a) the Bank Guarantors, (b) an informal committee (the "Informal Committee") representing the holders of the 12.25% Senior Notes due 2008 issued by Motient Holdings Inc., and (c) Rare Medium.

In January 2002, the Company and the Informal Committee reached an agreement in principle with respect to the primary terms of a plan of reorganization of Motient and its principal subsidiaries, and on January 10, 2002, the Company filed for protection under Chapter 11 of the Bankruptcy Code. The Company's Amended Joint Plan of Reorganization was filed with the U.S. Bankruptcy Court for the Eastern District of Virginia on February 28, 2002. The cases are being jointly administered under the case name "In Re Motient Corporation, et. al.," Case No. 02-80125.

The plan generally provides that holders of the Senior Notes will exchange their notes for new Motient stock to be issued pursuant to the plan. Shares of common stock held by existing common stockholders will be cancelled, and the existing common stockholders will receive warrants with a nominal strike price to purchase 5 percent of the new common stock (on a fully diluted basis) in the reorganized company. The warrants will have a term of two years and will be exercisable once the holders of the Senior Notes have recovered 105 percent of the face amount of their investment. Warrants or options to purchase existing common stock that are outstanding as of the effective date will be cancelled.

Effects of the Chapter 11 Filing

As a result of its Chapter 11 bankruptcy filing, the Company has seen a slower adoption rate for its services. In a large customer deployment, the upfront cost of the hardware can be significant. Because the hardware generally is usable only on Motient's network, certain customers have delayed adoption while the Company is in Chapter 11. In an effort to accelerate adoption of its services, the Company has, in 2002, in selected instances, offered certain incentives for adoption of its services that are outside of its customary contract terms, such as extended payment terms or temporary hardware rental. The Company does not believe that these changes in terms are material to its cash flow or operations; however, a delay in exiting the Chapter 11 bankruptcy process could have a material negative impact on the Company's ability to generate adequate subscriber growth.

While the Company continues to maintain its vendor payments on a current basis, certain of its trade creditors have required either deposits for future services or shortened payment terms. While the Company does not believe that the amounts or changes to payment terms will have a material impact on its cash flow or operations, there can be no assurance that future requirements will not be material. None of the Company's key suppliers have ceased to do business with it as a result of its Chapter 11 filing.

Further details regarding the plan are contained in Motient's Disclosure Statement with respect to the plan, which was filed as an exhibit to the Company's Form 8-K filed March 4, 2002.

Upon emergence from Chapter 11, the Company will be required to adopt "fresh start" accounting, which requires that the value of the Company, as determined by the court, be allocated to the Company's assets and liabilities in accordance with Accounting Principles Bulletin Opinion 16 ("APB No. 16"), Business Combinations, for transactions reported on the basis of the purchase method. If any portion of the Company's reorganization value cannot be attributed to specific tangible or intangible assets, the Company will be required to report as an intangible asset "reorganization value in excess of amounts allocable to identifiable assets."

Summary of Liquidity and Financing Sources for the Core Wireless Business

If the Company is successful in restructuring a substantial portion of its debt, it anticipates that its funding requirements through 2002 would be met with cash on hand, net cash from operations, and proceeds realized through the sale of inventory relating to eLink and BlackBerry TM. The Company's projected cash requirements are based on certain assumptions about the Company's business model and projected growth rate, including, specifically, assumed rates of growth in subscriber activations and assumed rates of growth of service revenue. While the Company believes these assumptions are reasonable, these growth rates are difficult to predict and there is no assurance that the actual results that are experienced will meet the assumptions included in the Company's business model and projections. If the results of operations are less favorable than currently anticipated, the Company's cash requirements will be more than projected, and it will require additional financing in amounts that may be material. The type, timing and terms of financing that the Company selects will be dependent upon its cash needs, the availability of financing sources and the prevailing conditions in the financial markets. The Company cannot guarantee that additional financing sources will be available at any given time or available on favorable terms.

Additionally, the Company believes that $15.0 million (plus accrued interest), less any amount required to be used to prepay the note payable to Rare Medium, if any, would be available upon the second closing of the MSV transaction and the associated repayment of the note that was issued at the November 2001 closing of the MSV transaction. This second closing is contingent upon the FCC's approval and final order of MSV's terrestrial re-use application, which may not occur by the time the Company would need the funds, or may not occur at all. If the second closing does not happen prior to November 25, 2006, the $15 million note receivable from MSV, including accrued interest thereon, becomes due and payable.

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The successful implementation of the Company's business plan requires substantial funds to finance the maintenance and growth of its operations, network and subscriber base and to expand into new markets. The Company has an accumulated deficit and has historically incurred losses from operations which are expected to continue for additional periods in the future. There can be no assurance that its operations will become profitable. These factors, along with the Company's negative operating cash flows have placed significant pressures on the Company's financial condition and liquidity position, resulting in the Company seeking a financial restructuring through a Chapter 11 filing, and create substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the possible effects on the recoverability and classification of assets or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to the valuation of inventory, the allowance for doubtful accounts receivable, and the realizability of long-lived assets.

Reclassifications

Certain amounts in prior periods have been reclassified to conform with the 2001 presentation.

Consolidation

The consolidated financial statements include the accounts of Motient and its wholly owned subsidiaries, and XM Radio for the period from July 7, 1999 through December 31, 2000. All significant inter-company transactions and accounts have been eliminated.

For the period from January 1, 2001, through November 19, 2001, the Company's investment in XM Radio was recorded pursuant to the equity method of accounting. For the year ended December 31, 2001, XM Radio recorded $0.5 million of revenue, incurred $282.1 million of operating expenses and had a net loss attributable to common stockholders of $307.5 million.

As noted above (see Note 1), the results of MSV have been accounted for pursuant to the equity method of accounting.

Cash Equivalents

The Company considers highly liquid investments with remaining maturities of 3 months or less at the time of acquisition to be cash equivalents.

Restricted Investments

As of December 31, 2000, restricted investments represented those investments made to fund customer obligations, milestone payments under certain of XM Radio's construction contracts, certificates of deposit to collateralize letters of credit required by facility leases, or required interest payments associated with the Senior Notes and XM Radio's Senior Secured Notes. The securities included in restricted investments which were required to be used for interest payments under the Senior Notes and XM Radio's Senior Secured Notes were classified as held-to-maturity securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company classified restricted investment amounts which would mature within one year as current assets in the accompanying balance sheet. The Company accounted for these investments at amortized cost. The Company had no restricted investments at December 31, 2001.

Inventories

Inventories, which consist primarily of communication devices, are stated at the lower of cost or market. Cost is determined using the weighted-average cost method. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes and records a charge to current period income when such factors indicate that a reduction to net realizable value is appropriate. Management considers both inventory on hand and inventory which it has committed to purchase. The Company recorded inventory write-downs to cost of equipment sold to reduce inventory amounts to their net realizable value, in the amount of $7.5 million in 2001, $3.6 million in 2000, and $4.2 million in 1999.

The Company's eLink and BlackBerry TM by Motient wireless services use handheld devices manufactured primarily by Research in Motion ("RIM") and Wavenet Technology Pty. Ltd. ("Wavenet"). RIM and Wavenet also manufacture modems designed to be integrated into mobile terminals manufactured by other vendors and used for other wireless communications services sold by the Company. The Company's supply arrangements with RIM and Wavenet are not exclusive, and RIM and Wavenet manufacture similar hardware products for other companies. There are a limited number of manufacturers of similar wireless devices, and a change in suppliers or delays in deliveries from RIM or Wavenet could result in loss of sales which would adversely effect operating results.

Other Current Assets

Other current assets consist of the following:

                                                              December 31,
                                                         2001            2000
                                                         ----            ----
                 (in thousands)

       Prepaid site rent                                 $4,688        $4,176
       Prepaid maintenance                                5,371           423
       Prepaid expenses - other                           3,936        13,112
       Prepaid advertising                                   --         5,162
       Interest rate swap (Note 8)                           --           611
       Deposits                                           1,241           175
       Non-trade receivables and other                    1,330         7,436
                                                         ------         -----
                                                        $16,566       $31,095
                                                        =======       =======


Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of the fair value of certain financial instruments. The carrying amount for cash and cash equivalents, short-term investments, accounts receivable, non-trade receivables included in other assets, lease receivables included in non-current deferred charges and other assets, accounts payable and accrued expenses, deferred trade payables and XM Radio accrued royalty payments approximate fair value because of the short maturity of these instruments. The fair value of the Senior Notes was estimated using quoted market prices. The fair value of the interest rate swap was the estimated amount that the Company would receive to terminate the swap agreement based on quoted market prices, taking into account current interest rates and the current creditworthiness of the swap counter parties. As a result of the Guarantees that were associated with the Bank Financing, it was not practicable to estimate the fair value of this facility. For debt issues that are not quoted on an exchange, interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value.




                                                          As of December 31, 2001           As of December 31, 2000
                                                          -----------------------           -----------------------
                                                      Carrying                         Carrying
                                                      Amount           Fair Value      Amount            Fair Value
   (in thousands)

   Assets:
     Restricted investments                                  $--                --       $ 193,092         $   192,627
     Interest rate swap (Note 8)                              --                --             611                 708
   Liabilities:
     Senior Notes                                        329,371           100,500         328,474             111,681
     Rare Medium Note                                     26,910            26,910              --                  --
     XM Radio Senior Secured Notes                            --                --         261,298             179,563
     Vendor financing commitment                           3,316             3,316           8,492               8,492
     Capital leases                                        8,948             8,948          13,820              13,820

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, short term investments, and accounts receivable. The Company periodically invests its cash balances in temporary or overnight investments. The Company's short term investments included debt securities such as commercial paper, time deposits, certificates of deposit, bankers acceptances, and marketable direct obligations of the United States Treasury.

To date, the majority of the Company's business has been transacted with telecommunications, field services, natural resources, professional service, and transportation companies located throughout the United States. The Company grants credit based on an evaluation of the customer's financial condition, generally without requiring collateral or deposits. Exposure to losses on trade accounts receivable, for both service and for equipment sales, is principally dependent on each customer's financial condition. For the year ended December 31, 2001, revenue from the MSV research and development efforts accounted for approximately 9% of the Company's service revenue. Excluding revenue earned from MSV, 6 other customers accounted for approximately 41% of the Company's service revenue, with one customer individually accounting for more than 10%. The Company anticipates that its credit risk with respect to trade accounts receivable in the future will become more diversified due to the large number of customers expected to comprise the Company's subscriber base and their expected dispersion across many different industries and geographies.

Software Development Costs

During 1998, the Company adopted Statement of Position ("SOP") No. 98-1 -- "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." As of December 31, 2001 and 2000, net capitalized internal use software costs were $9.3 million and $6.4 million, respectively, and are included in property and equipment in the accompanying consolidated balance sheets and are amortized over three years.

Deferred Charges and Other Assets

Deferred charges and other assets as of December 31, 2001, primarily consist of the long-term portion of deferred equipment costs, the unamortized financing costs and debt issue costs associated with the Senior Notes, and the long-term portion of the amounts prepaid to MSV for the funding of certain operating expenses. Deferred Charges and Other Assets as of December 31, 2000, also included unamortized financing costs and debt issue costs associated with the Bank Financing and the long-term portion of prepaid expenses of XM Radio.

                                                            December 31,
                                                         2001         2000
                                                          (in thousands)
Deferred financing costs, net                           $7,403     $19,915
Deferred equipment costs                                 2,317      11,720
Prepaid expenses - long-term portion                     2,000          --
Prepaid expenses of XM Radio-long-term portion              --       1,203
Other long term assets                                     170         524
                                                      --------    --------
                                                      $ 11,890     $33,362
                                                      ========    ========

Financing costs are amortized over the term of the related facility using the straight-line method, which approximates the effective interest method.

Other Long-Term Liabilities

Other long-term liabilities consist of the following:

                                                            December 31,
                                                         2001        2000
                                                           (in thousands)
Deferred revenue, Aether (Note 13)                    $  8,750      $11,750
Deferred gain on sale of satellite
 assets to MSV (Note 13)                                22,275           --
Asset purchase deposit,  MSV (Note 13)                      --       10,746
Deferred revenue, MSV (Note 13)                             --        3,630
Deferred equipment revenue                               2,317       11,720
Other long-term deferred revenue                         3,410          --
XM Radio royalty payable and other
 long-term liabilities                                      --        7,086
                                                       -------      -------
                                                       $36,752      $44,932
                                                       =======      =======

Revenue Recognition

The Company generates revenue through equipment sales, airtime service agreements, and consulting services. In 2000, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"), issued by the Securities and Exchange Commission (the "SEC"). The adoption of SAB 101 did not have a material impact on the Company's reported financial position or results of operations. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. In certain circumstances, SAB 101 requires the Company to defer the recognition of revenue and costs related to equipment sold as part of a service agreement. Revenue is recognized as follows:

Service revenue: Revenues from the Company's wireless services are recognized when the services are performed, evidence of an arrangement exits, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives are recorded as a reduction of revenue when granted, or ratably over a contract period.

Equipment and service sales: The Company sells equipment to resellers who market its terrestrial product and airtime service to the public. The Company also sells its product directly to end-users. Revenue from the sale of the equipment as well as the cost of the equipment, are initially deferred and are generally recognized over a period corresponding to the Company's estimate of customer life of 2 years. Equipment costs are deferred only to the extent of deferred revenue. As of December 31, 2001 and 2000, the Company had capitalized a total of $16.0 million and $27.9 million of deferred equipment revenue, respectively, and had deferred equipment costs in the amount of $16.0 million and $27.9 million, respectively.

Consulting services: The Company occasionally provides consulting services to its customers. Revenue from such services is generally recognized following the contract terms as milestones are achieved.

Research and Development Costs

Research and development costs are expensed as incurred. Such costs include internal research and development activities and expenses associated with external product development agreements. The Company's core wireless business incurred research and development costs of approximately $0.4 million in 2001, $2.1 million in 2000, and $1.0 million in 1999. The Company's consolidated results also included research and development costs incurred by XM Radio in the amount of $7.4 million in 2000 and $2.9 million in 1999.

Advertising Costs

Advertising costs are charged to operations in the year incurred and totaled $11.0 million in 2001, $12.6 million in 2000, and $4.2 million in 1999. A portion of the advertising costs associated with certain of the Company's Internet promotion, were prepaid in the form of warrants to acquire common stock issued by the Company, valued at $4.8 million. The warrants were expensed as the associated page views were delivered. The Company recognized advertising expense associated with the warrants issued for this Internet promotion in the amount of $1.4 million in 2001 and $0.7 million in 2000. In September 2001, the Company cancelled the Internet promotion, and the $2.9 million of remaining prepaid advertising was written off as part of the operational restructuring.

Capitalized Interest

XM Radio System Under Construction included capitalized interest cost as a component of the cost of the digital audio radio service, or DARS, license and satellite system under construction. XM Radio capitalized interest in the amount of $39.1 million in 2000 and $15.3 million in 1999.

Stock Based Compensation

The Company accounts for employee stock options using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Generally, no expense is recognized related to the Company's stock options because the option's exercise price is set at the stock's fair market value on the date the option is granted. In cases where the Company has issued shares of restricted stock, the Company has recorded an expense based on the value of the restricted stock on the measurement date.

Assessment of Asset Impairment

The Company follows the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or their fair value less costs to sell.

The Company assessed the carrying value of its satellite and related assets as of December 31, 1999, and determined that an impairment did exist. The Company's geostationery satellite was originally designed for voice services. Following the Company's acquisition of Motient Communications in 1998, the Company focused its business towards a data strategy, relying primarily on its terrestrial network, and as a result of this shift, data service revenue in 1999 increased to 73% of service revenue from 69% in 1998. Voice service revenue in 1998 represented 24% of service revenue versus only 20% in 1999. This shift to a data strategy was also apparent in the Company's new primary product offerings in 1999. In addition to these factors, TMI Communications Company Limited Partnership ("TMI") and SatCom Systems, Inc. were each granted applications in November 1999 to use TMI's Canadian-licensed satellite system to provide service in the United States. TMI's system operates in the Mobile Satellite Services ("MSS") L-band and has footprints covering the United States. These companies' entry in the United States marketplace represented additional competition to the Company in the voice business. Given these factors, management evaluated the satellite and related ground segment assets for impairment. Based on the analysis, the Company determined that future cash flows were less than the carrying value of the assets. Accordingly, the Company determined the fair value of the assets and it recorded an impairment charge of $97.4 million to reduce the carrying value of the satellite and related ground segment assets to the Company's estimate of fair value at December 31, 1999. The determination of fair value was based on management's best estimate of the expected discounted future cash flows attributable to the satellite and related ground segment.

Comprehensive Income

SFAS No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income," reported net income is the same as "comprehensive income" for the years ended December 31, 2001, 2000, and 1999.

Segment Disclosures

In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," as of January 1, 2001, the Company has one operating segment: its Core Wireless Business. During 2000, as a result of the Company's consolidation of the results of XM Radio, the Company reported an additional segment for XM Radio's satellite-based digital audio radio service. The Company provides its Core Wireless Business to the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands, and certain U.S. coastal waters. The following summarizes the Company's Core Wireless Business revenue by major market segments:

                                                     Year Ended December 31,
      Summary of Revenue                              2001             2000
                                                      ----             ----
                                   (millions)
      Wireless Internet                               $11.4             $2.8
      Field services                                   19.4             25.1
      Transportation                                   15.9             21.6
      Telemetry                                         2.6              4.5
      Maritime and other                               21.8             19.5
      Equipment                                        22.2             26.4
                                                       ----             ----
          Total                                       $93.3            $99.9
                                                      =====            =====


Loss Per Share

Basic and diluted loss per common share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Options and warrants to purchase shares of common stock were not included in the computation of loss per share as the effect would be antidilutive. As a result, the basic and diluted earnings per share amounts are identical.

Derivatives

In September 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which requires the recognition of all derivatives as either assets or liabilities measured at fair value, with changes in value reflected as current period income (loss) unless specific hedge accounting criteria are met. The effective date of SFAS No. 133, as amended by SFAS 138, is for fiscal years beginning after September 15, 2000. Except for the Rare Medium Note embedded call options discussed in the following paragraph, SFAS No. 133 was not material to the Company's financial position or results of operations as of or for the periods ended December 31, 2001.

In April and July 2001, the Company sold notes to Rare Medium totaling $50 million. The notes were collateralized by up to 5 million of the Company's XM Radio shares, and, until maturity, which was extended until October 12, 2001, Rare Medium had the option to exchange the notes for a number of XM Radio shares equivalent to the principal of the note plus any accrued interest thereon (see
Note 8). The Company determined the embedded call options in the notes, which permitted Rare Medium to convert the borrowings into shares of XM Radio, to be derivatives which were accounted for in accordance with SFAS No.133 and accordingly recorded a gain in the amount of $1.5 million in 2001 related to the Rare Medium Note call options. On October 12, 2001, the embedded call options in the Rare Medium Notes expired unexercised.

New Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002. The Company is in the process of evaluating, but has yet to determine, the financial statement impact of adoption of SFAS No. 142.

On August 16, 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, this standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. The capitalized cost is then depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The standard is effective for fiscal years beginning after June 15, 2002. On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" that replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The statement requires that all long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured on a net realizable value basis and will not include amounts for future operating losses. The statement also broadens the reporting requirements for discontinued operations to include disposal transactions of all components of an entity (rather than segments of a business). Components of an entity include operations and cash flows that can be clearly distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. The statement is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating, but has yet to determine, the impact that adoption of SFAS No. 143 and SFAS No. 144 will have on the Company's financial statements.

3. STOCKHOLDERS' (DEFICIT) EQUITY

The Company has authorized 200,000 shares of Preferred Stock and 150,000,000 shares of Common Stock. The par value per share is $0.01 for each class of stock. For each share held, common stockholders are entitled to one vote on matters submitted to the stockholders. Cumulative voting applies for all elections of directors of the Company.

The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors (the "Board"), without stockholder approval. The Board is authorized to determine the number of shares in each series and all designations, rights, preferences, and limitations on the shares in each series, including, but not limited to, determining whether dividends will be cumulative or non-cumulative.

Certain significant stockholders of the Company have entered into a Stockholders' Agreement (the "Agreement") which contains provisions relating to the election of directors, procedures for maintaining compliance with the Federal Communication Commission's ("FCC") alien ownership restrictions, certain restrictions on the transfer, sale and exchange of Common Stock, and procedures for appointing directors to the Executive Committee of the Board, among others. The Agreement continues in effect until terminated by an affirmative vote of holders of three-fourths of the Company's Common Stock held by parties to the Agreement. Other matters relating to the Company's governance of the Company are set forth in the Certificate of Incorporation and Bylaws.

As of December 31, 2001, the Company had reserved Common Stock for future issuance as detailed below.

 Shares issuable upon exercise of warrants                             7,759,760
 Amended and Restated Stock Option Plan for Employees                  2,899,986
 Stock issuable upon exercise of MSV investors'
  option (see Note 13)                                                 4,166,667
 Stock Option Plan for Non-Employee Directors                             82,000
 Employee Stock Purchase Plan                                            104,241
 Defined Contribution Plan                                             2,300,896
                                                                       ---------
      Total                                                           17,313,550
                                                                      ==========

XM Radio

During 1999, 2000 and 2001, XM Radio has executed certain equity transactions that affected the Company's ownership percentage in XM Radio. As a result of these transactions, and in accordance with Staff Accounting Bulletin 51 (SAB
51), the Company recorded a decrease to its investment in XM Radio of $12.2 million in 2001, and an increase to its investment in XM Radio of $129.5 million in 2000 and $80.7 million in 1999. SAB 51 addresses the accounting for sales of stock by a subsidiary. Because XM Radio was a development stage company until November 12, 2001, SAB 51 required the difference in the carrying amount of the Company's investment in XM Radio and the net book value of XM Radio after the stock issuances be reflected in the financial statements of the Company as a capital transaction in the accompanying consolidated statements of stockholders' (deficit) equity.

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                           December 31,
                                                     2001              2000
                                                     ----              ----
                                                         (in thousands)
 Network equipment, including $4,846 related
  to XM Radio in 2000                              $97,136            $83,638
 Office equipment and furniture, including
  $30,516 related to XM Radio in 2000               13,668             48,448
 Space Segment                                          --            127,621
 Ground Segment                                         --             72,524
 Construction in progress                            5,682             20,492
 Leasehold improvements - XM Radio                      --             26,481
                                                  --------             ------
                                                   116,486            379,204
   Less accumulated depreciation and
    amortization                                    52,485            203,498
                                                    ------            -------
   Property and equipment, net                     $64,001           $175,706
                                                   =======           ========

Property and equipment is recorded at cost and depreciated over its useful life using the straight-line method. Assets recorded as capital leases are amortized over the shorter of their useful lives or the term of the lease. The estimated useful lives of office furniture and equipment vary from 2-10 years, and the network equipment is depreciated over 7 years. The Company has also capitalized certain costs to develop and implement its computerized billing system. These costs are included in property and equipment and are depreciated over 3 years.

The Company was depreciating its satellite, MSAT-2, over its estimated useful life of 10 years, which was based on several factors, including current conditions and the estimated remaining fuel of MSAT-2. The original estimated useful life was periodically reviewed using current Telemetry Tracking and Control data. The Company's ground segment was depreciated over 8 years. As discussed in Note 2, during 1999, the Company wrote down the value of the space and ground segment assets to their estimated fair value.

XM Radio System Under Construction consisted of the following:

                                                       December 31,
                                                           2000
                                (in thousands)
       License                                           $135,139
       Satellite System                                   533,154
       Terrestrial System                                  84,715
       Spacecraft control facilities                       13,046
       Broadcast facilities and other                      27,970
       System under development                             6,458
                                                       ----------
                 Total                                   $800,482
                                                         ========

The balances at December 31, 2000 included capitalized interest of $65,176.

5. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets consist of the following:

                                                                December 31,
                                                            2001          2000
                                                            ----          ----
        (in thousands)
        FCC Licenses                                      $56,340       $53,437
        Goodwill-Motient Communications Acquisition         6,154         6,154
        Programming and advertising agreements-XM
         Radio Acquisition                                     --         7,337
        Receiver Agreement-XM Radio Acquisition                --         4,207
        Less accumulated amortization                     (10,863)       (8,667)
                                                         ---------     ---------
          Goodwill and other intangible assets, net       $51,631       $62,468
                                                         =========     =========


FCC Licenses and Goodwill are being amortized on a straight-line basis over 20 years.

6. STOCK OPTIONS AND RESTRICTED STOCK

The Company has two active stock option plans. The Motient Corporation Stock Award Plan (the "Plan") permits the grant of non-statutory options and stock-based awards up to a total of 7.3 million shares of Common Stock. Under the Plan, the exercise price and vesting schedule for options is determined by the Compensation Committee of the Board, which was established to administer the Plan. Generally, options vest over a three year period and will have an exercise price not less than the fair market value of a share on the date the option is granted or have a term greater than ten years. In May 2000, the Company's stockholders approved certain amendments to the Plan, including permitting non-employee directors to be eligible for option grants under the Plan.

The Company also has a Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the grant of options up to a total of 100,000 shares of Common Stock. Effective March 25, 1999, Directors receive an initial option to purchase 5,000 shares of Common Stock, with annual option grants to purchase 2,500 shares of Common Stock. In addition, the Board of Directors may also grant discretionary options at such times and on such terms and conditions as it deems appropriate. Options under the Director Plan can be exercised at a price equal to the fair market value of the stock on the date of the grant and are fully vested and immediately exercisable on the date of grant. Each Director Plan option expires on the earlier of (i) ten years from the date of grant or (ii) seven months after the Director's termination.

In January 1998, the Board of Directors granted restricted stock to certain members of senior management. These grants included both a three-year vesting schedule as well as specific corporate performance targets. The Company did not record any compensation expense associated with these shares during 1999 or 2000; however, in January 2001, in recognition of employee services in entering into the second MSV transaction (see Note 13), the Board lifted the remaining restrictions, and the shares were released upon vesting. Accordingly, the Company recorded compensation expense in the amount of $1.4 million in 2001 associated with the vesting of these shares. Additional compensation costs will be recorded in 2002 upon the final vesting of these shares.

On September 25, 2001, the Company issued approximately 3.2 million shares of restricted stock to employees, with a price on the date of issuance of $0.13 per share, in exchange for approximately 4.3 million outstanding employee stock options, which were cancelled. With the exception of restricted stock issued to employees terminated on September 26, 2001, which shares vested immediately based on the terminated employees' then-vested exchanged options, all other shares of restricted stock issued on September 25, 2001 are subject to a six month holding period, at which time the shares of restricted stock will vest in accordance with the vesting schedule of the options for which the restricted stock was exchanged. The Company has recorded a deferred compensation charge in the amount of $419,000 associated with the issuance of these shares. This compensation is being charged to income over the employees' service period.

                  Information regarding the Company's stock option plans is summarized below:



                                                            Restricted
                                                             Stock and                           Weighted Average
                                                              Options      Options Granted and     Option Price
                                                             Available         Outstanding           Per Share
                                                             For Grant     -------------------   ----------------
                                                             ---------
      Balance, December 31, 1998                              1,383,463         2,729,071               $11.11
         Restricted stock granted                               (40,000)               --                   --
         Restricted stock granted                                30,785                --                   --
         Additional shares authorized for grant                  50,000                --                   --
         Options granted                                     (1,040,226)        1,040,226                 5.92
         Exercised                                                   --          (484,815)               11.74
         Forfeited                                              183,284          (183,284)                4.87
                                                                -------         ---------
      Balance, December 31, 1999                                567,306         3,101,198                 8.73
         Restricted stock cancelled                              50,000                --                   --
         Additional shares authorized for grant               2,800,000                --                   --
         Options granted                                     (1,570,294)        1,570,294                15.98
         Exercised                                                   --          (403,467)               11.03
         Forfeited                                              347,420          (347,420)               13.42
                                                          -------------    --------------
      Balance, December 31, 2000                              2,194,432         3,920,605                11.65
         Options granted                                     (1,274,336)        1,274,336                 5.88
         Restricted stock granted                            (3,219,236)               --                   --
         Restricted stock cancelled                              88,200                --                   --
         Exercised                                                   --            (2,015)                0.68
         Forfeited                                            4,799,573        (4,799,573)               10.28
                                                          -------------    --------------
      Balance, December 31, 2001                              2,588,633           393,353                $9.65
                                                          =============    ==============

Options exercisable at December 31:

                                                            Average
                                         Options        Exercise Price
                                         -------        --------------
                      2001               231,844           $10.08
                      2000             1,658,044           $10.40
                      1999             1,344,511           $11.99

The Company accounts for stock compensation costs in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees." Had compensation cost been determined based on the fair value at the grant dates for awards under the Company's stock plans in accordance with SFAS No. 123, "Accounting for Stock Based Compensation," the net loss would have been increased by $5.9 million ($0.12 per share) in 2001, $7.3 million ($0.15 per share) in 2000, and $6.2 million ($0.16 per share) in 1999. As required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2001, 2000, and 1999: no historical dividend yield; an expected life of 10 years; historical volatility of 197% in 2001, 135% in 2000, and 115% in 1999, and risk-free rates of return ranging from 1.71% to 5.82%.

Exercise prices for options outstanding as of December 31, 2001, were as follows:



                                                    Options Outstanding                                 Options Exercisable
                                                    -------------------                                 -------------------
                                         Number            Weighted                                   Number
                                      Outstanding           Average          Weighted              Exercisable          Weighted
                                         as of            Contractual        Average                  as of              Average
          Range of                    December 31,           Life            Exercise              December 31,         Exercise
          Exercise Prices                 2001             Remaining          Price                    2001               Price
          ---------------                 ----             ---------          -----                    ----               -----

          $ 0.66 - $ 4.61               37,500             9.02             $1.65                     5,000               $4.61
          $ 5.18 - $11.37              197,293             7.00              7.09                   135,800                7.71
          $12.81 - $13.00               59,858             4.23             12.95                    59,858               12.95
          $15.71 - $15.71               96,202             8.07             15.71                    30,352               15.71
          $19.56 - $19.56                2,500             8.01             19.56                       834               19.56
                                        ------                                                    ---------

                                       393,353             7.04             $9.65                   231,844              $10.08
                                       =======             ====             =====                   =======              ======

7.  INCOME TAXES

The Company accounts for income taxes under the liability method as required in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this method, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Potential tax benefits, related to net operating losses and temporary differences, have been recorded as an asset, and a valuation allowance for the same amount has been established. The Company has paid no income taxes since inception. The following is a summary of the Company's net deferred tax assets.

                                                                December 31,
                                                        ------------------------
                                                          2001           2000
                                                          ----           ----
                                                               (in thousands)
Net Operating Loss Carryforwards                        $465,241       $407,803
Deferred Taxes Related to Temporary Differences:
   Tangible asset bases, lives and depreciation methods   (9,906)       (49,483)
   Other                                                  83,508         67,698
                                                          ------         ------
     Total deferred tax asset, net                       538,843        426,018
Less valuation allowance                                (538,843)      (426,018)
                                                        ---------      ---------
Net deferred tax asset                                  $     --      $      --
                                                        =========     ==========

Significant timing differences affecting deferred taxes in 2001 reflect the treatment of the sale of the satellite assets and XM Radio stock for financial reporting purposes compared to tax purposes. As of December 31, 2001, the Company had estimated net operating loss carryforwards ("NOLs") of $1.1 billion. In July 1999, as a result of the Company's investment in XM Radio which triggered a change in control as defined by the Internal Revenue Code, utilization of the Company's NOLs were limited to approximately $42.1 million per year. It is expected that, should the debt restructuring be successful, the Company will have triggered another change of control, which will further limit the utilization of the Company's NOLs. While the Company cannot yet determine the full extent of the limitation, it is expected to be material and may effectively eliminate the Company's ability to utilize a significant portion of its NOLs to offset future taxable income. The Company's NOLs expire between 2004 and 2021.

8. DEBT

                                                              December 31,
                                                         2001            2000
                                                         ----            ----
                                                            (in thousands)
  Senior Notes, net of discount                        $329,371       $328,474
  Rare Medium note                                       26,910             --
  Senior Notes, net of discount - XM Radio                   --        261,298
  Bank Financing-- Term Loan Facility                        --         40,000
  Bank Financing-- Revolving Credit Facility                 --         71,250
  Vendor Financing Commitment                             3,316          8,492
  Deferred Trade Payables                                    --          2,212
                                                      ----------      ---------
                                                        359,597        711,726
                Less current maturities                 356,281          6,458
                                                      ----------      --------

                Long-term debt                        $   3,316     $  705,268
                                                      ==========     ==========


$335 Million Unit Offering

On March 31, 1998, Motient Holdings, a wholly-owned subsidiary of Motient, issued $335 million of Units (the "Units") consisting of 12 1/4% Senior Notes due 2008 (the "Senior Notes"), and one warrant to purchase 3.75749 shares of Common Stock of the Company for each $1,000 principal amount of Senior Notes (the "Warrants") at an exercise price of $12.51 per share. The Warrants were valued at $8.5 million and were recorded as a debt discount. A portion of the net proceeds of the sale of the Units were used to finance the Motient Communications Acquisition in 1998. In connection with the Senior Notes, Motient Holdings purchased approximately $112.3 million of restricted investments that were restricted for the payment of the first six interest payments on the Senior Notes. Interest payments are due semi-annually, in arrears, beginning October 1, 1998. As a result of the automatic application of certain adjustment provisions following the issuance of 7.0 million shares of Common Stock in a public offering in 1999, the exercise price of the warrants associated with the Senior Notes was reduced to $12.28 per share, the number of shares per warrant was increased to 3.83 shares for each $1,000 principal amount of Senior Notes, and the aggregate number of shares issuable upon exercise of such warrants was increased by 24,294. The additional Senior Note warrants and re-pricing were valued at $440,000. This was recorded as additional debt discount in the third quarter of 1999. The Senior Notes are fully guaranteed by Motient Corporation.

The Company failed to make a semi-annual interest payment due October 1, 2001, which failure constitutes an event of default under the Senior Notes. As a result of the Company's failure to make the required semi-annual interest payment, the missed interest payment will accrue interest at the annual rate of 13.25%. As a result of this event of default, the Company has classified the Senior Notes as current liabilities in the Consolidated Balance Sheet as of December 31, 2001.

As discussed above (see Note 1), the Company has filed a Chapter 11 bankruptcy petition which includes a plan of reorganization that would, if approved, cause the Senior Notes to be exchanged in full, including accrued interest thereon, for new equity of the reorganized Company.

Rare Medium Notes

In 2001 Motient received a total of $50 million from Rare Medium, and issued Rare Medium notes payable for such amount at 12.5% annual interest. These notes were collateralized by 5 million of the Company's XM Radio shares. On October 12, 2001, in accordance with the terms of the notes, the Company repaid $26.2 million of the Rare Medium notes, representing $23.8 million in principal and $2.4 million of accrued interest, in exchange for 5 million of its XM Radio shares. The $26.9 million of principal and accrued interest remaining outstanding at December 31, 2001 is unsecured.

As a result of the delivery of the shares of XM Radio common stock described above (see Note 1 - Liquidity and Financing Requirements), the maturity of the Rare Medium Notes was accelerated to November 19, 2001. The Rare Medium note is currently in default; and, therefore, the Company has classified the Rare Medium Notes as current liabilities in the Consolidated Balance Sheet. Under the Company's plan of reorganization, the Company expects that the Rare Medium notes will be cancelled and replaced by a new note in the principal amount of $19.0 million. The new note will be issued by a new subsidiary of Motient Corporation that will own 100% of Motient Ventures Holding Inc., which owns all of the Company's interests in MSV. The new note will have a term of 3 years and will carry interest at 9%. The new note would allow the Company to elect to accrue interest and add it to the principal, instead of paying interest in cash. The note will require that it be prepaid using 25% of the proceeds of any repayment of the $15 million note from MSV.

Bank Financing

In March 1998, the Company entered into a $200 million Bank Financing (the "Bank Financing") consisting of two facilities: (i) the Revolving Credit Facility, a $100 million unsecured five-year reducing revolving credit facility maturing March 31, 2003, and (ii) the Term Loan Facility, a $100 million five-year, term loan facility with up to three additional one-year extensions subject to the lenders' approval. In 1999, the Term Loan Facility was reduced to $41 million. In 2000, the Term Loan Facility was reduced to $40 million, and the Revolving Credit Facility was reduced to $77.25 million. During 2001, the Bank Financing was completely extinguished.

The Term Loan Facility

The Term Loan Facility bore an interest rate, generally, of 100 basis points above London Interbank Offered Rate ("LIBOR"). The Term Loan Agreement did not include any scheduled amortization until maturity, but did contain certain provisions for prepayment based on certain proceeds received by the Company, unless otherwise waived by the banks and the Bank Facility Guarantors.

The Revolving Credit Facility

The Revolving Credit Facility bore an interest rate, generally, of 100 basis points above LIBOR and was unsecured, with a negative pledge on the assets of Motient Holdings and its subsidiaries and ranked pari passu with the Senior Notes. Certain proceeds received by Motient Holdings were required to repay and reduce the Revolving Credit Facility, unless otherwise waived by the banks and the Bank Facility Guarantors.

The Guarantees

In connection with the Bank Financing, Hughes Electronics Corporation, Singapore Telecommunications, Ltd. and Baron Capital Partners, L.P. (collectively, the "Bank Facility Guarantors"), extended separate guarantees of the obligations of each of Motient Holdings and the Company to the banks, which on a several basis aggregated to $200 million. In their agreement with each of Motient Holdings and the Company (the "Guarantee Issuance Agreement"), the Bank Facility Guarantors agreed to make their guarantees available for the Bank Financing. In exchange for the additional risks undertaken by the Bank Facility Guarantors in connection with the Bank Financing, the Company agreed to compensate the Bank Facility Guarantors, principally in the form of 1 million additional warrants and re-pricing of 5.5 million warrants previously issued in connection with the original Bank Facility (together, the "Guarantee Warrants"). The Guarantee Warrants were issued with an exercise price of $12.51 and were valued at approximately $17.7 million. The amounts initially assigned to the Guarantee Warrants and subsequent repricings are recorded as Common Stock Purchase Warrants and Unamortized Guarantee Warrants in the accompanying consolidated balance sheets. The amount assigned to Unamortized Guarantee Warrants was amortized to interest expense over the life of the related debt. On March 29, 1999, the Bank Facility Guarantors agreed to eliminate certain covenants contained in the Guarantee Issuance Agreement relating to earnings before interest, depreciation, amortization, and taxes ("EBITDA") and service revenue. In exchange for this elimination of covenants, the Company agreed to re-price their Guarantee Warrants, effective April 1,1999, from $12.51 to $7.50. The value of the re-pricing was approximately $1.5 million.

As a result of the automatic application of certain adjustment provisions following the issuance of the 7.0 million shares in the August 1999 public offering, the exercise price of the Guarantee Warrants was reduced to $7.3571 per share and the Guarantee Warrants became exercisable for an additional 126,250 shares. The additional Guarantee Warrants and re-pricing were valued at $2.4 million. Additionally, in June 2000, the Bank Facility Guarantors agreed to partially reduce the debt repayment requirements associated with the MSV transaction. In exchange, the Company further reduced the price of the Guarantee Warrants to $6.25, which was valued at $1.4 million. In 2001, the Bank Facility Guarantors agreed to waive certain repayment obligations under the Bank Financing. In exchange for these waivers, the Company repriced the warrants held by certain of the Bank Facility Guarantors from $6.25 to $1.31 per share, and issued new warrants to one Bank Facility Guarantor with an exercise price of $1.31 per share. The value of the repricing and warrant issuance was $2.3 million.

Further, in connection with the Guarantee Issuance Agreement, the Company had agreed to reimburse the Bank Facility Guarantors in the event that the Guarantors were required to make payment under the Bank Financing guarantees, and, in connection with this reimbursement commitment it provided the Bank Facility Guarantors a junior security interest with respect to the assets of the Company, principally its stockholdings in XM Radio and Motient Holdings.

Debt Extinguishments

In 1999, the Company raised $116 million, net of underwriting discounts and expenses, through the issuance of 7.0 million shares of common stock in a public offering. Of the net proceeds, $59 million was used to pay down a portion of the Term Loan Facility. In 2000, the Company paid down and permanently reduced the Term Loan Facility by an additional $1 million with proceeds from stock and warrant exercises, and the Revolving Credit Facility was permanently reduced by $22.8 million with a portion of the proceeds of the MSV and Aether transactions. In 2001, the Company sold 2.5 million shares of XM Radio stock and used $8.5 million of the proceeds to permanently reduce the Term Loan Facility. Additionally, $12.25 million of proceeds from the Rare Medium Note were used to pay down and permanently reduce the Term Loan Facility.

On November 6, 2001, the agent for the bank lenders under the Bank Financing declared all loans under the Bank Financing immediately due and payable, due to the existence of several events of default under the Bank Financing. On the same date, the bank lenders sought payment in full from the Bank Financing Guarantors for the accelerated loan obligations. The Bank Facility Guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, the Company had a reimbursement obligation to the Bank Guarantors in the amount of $97.6 million, which included accrued interest and fees.

On November 19, 2001, the Company sold 500,000 shares of its XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of $4.75 million. The net proceeds from this sale were paid to the Bank Facility Guarantors, thereby reducing the amount of the Company's reimbursement obligation to the Bank Facility Guarantors by such amount. Also on November 19, 2001, the Company delivered all of its remaining 9,257,262 shares of XM Radio common stock to the Bank Facility Guarantors in full satisfaction of the entire remaining amount of its reimbursement obligations to the Bank Facility Guarantors. Upon delivery of these shares, the Bank Facility Guarantors released the Company from all of its remaining obligations to the Bank Facility Guarantors under the Bank Financing and the related guarantees and reimbursement and security agreements. The Company delivered 7,108,184 shares to Hughes Electronics Corporation, 964,640 shares to Singapore Telecommunications, Ltd., and 1,184,438 shares to Baron Capital Partners, L.P.

As a result of the permanent reductions of the Term Facility and Revolving Credit Facility, the Company recorded an extraordinary loss on extinguishment of debt of approximately $1.2 million in 2001, $3.0 million in 2000 and $12.1 million in 1999, which reflects the write-off, on a pro-rata basis, of unamortized Guarantee Warrants and deferred financing fees associated with the placement of the Bank Financing.

Interest Rate Swap Agreement

In connection with the Bank Financing, the Company entered into an interest rate swap agreement, with an implied annual rate of 6.51%. The swap agreement reduces the impact of interest rate increases on the Term Loan Facility. The Company paid a fixed fee of approximately $17.9 million for the swap agreement. In return, the counter-party is obligated to pay a variable rate equal to LIBOR plus 50 basis points, paid on a quarterly basis directly to the respective banks on behalf of the Company, on a notional amount of $100 million until the termination date of March 31, 2001. In connection with the pay down of a portion of the Term Loan Facility during 1999, the Company reduced the notional amount of its swap agreement from $100 million to $41 million and realized net proceeds of approximately $6 million due to early termination of a portion of the swap agreement. The interest rate swap expired in March 2001.

Motorola Vendor Financing

Motorola has entered into an agreement with the Company to provide up to $15 million of vendor financing, to finance up to 75% of the purchase price of additional network base stations. Loans under this facility bear interest at a rate equal to LIBOR plus 7.0% and will be guaranteed by the Company and each subsidiary of Motient Holdings. The terms of the facility require that amounts borrowed be secured by the equipment purchased therewith. Advances made during a quarter constitute a loan, which is then amortized on a quarterly basis over three years. As of December 31, 2001, $3.3 million was outstanding under this facility at an interest rate of 9.59%. As of December 31, 2000, $8.5 million was outstanding under this facility at interest rates ranging from 13.0% to 13.8%. As noted above, all principal payments under this arrangement have been deferred until January 1, 2003. No additional amounts are available for borrowing under this facility.

Deferred Trade Payables

The Company has arranged the financing of certain trade payables, which are included in current maturities in the accompanying consolidated balance sheets. As of December 31, 2000, $2.2 million of deferred trade payables were outstanding at rates ranging from 5.9% to 7.2%. No amounts were outstanding as of December 31, 2001.

Baron XM Radio Convertible Note

In January 1999 the Company issued to Baron Asset Fund ("Baron"), a stockholder and guarantor of its bank facility, a $21.5 million note convertible into shares of common stock of XM Radio (the "Convertible Note Payable to Related Party" or "Baron XM Radio Convertible Note".) The Company subsequently loaned approximately $21.4 million to XM Radio in exchange for XM Radio Common stock and a note convertible into XM Radio shares (the "XM Radio Note Receivable"). On October 8, 1999 XM Radio completed its initial public offering of 10.2 million shares of Class A common stock, which triggered the conversion of the XM Radio Note receivable into approximately 1.5 million shares of XM Radio Class B common stock.

On January 13, 2000, Baron notified the Company of its intention to exchange the Baron XM Radio Convertible Note for 1,314,914 shares of XM Radio Class B Stock. The exchange of the convertible note resulted in a gain in 2000 of approximately $36.8 million computed as the difference in the carrying value of the Baron XM Radio Convertible Note and the Company's cost basis in XM Radio stock exchanged upon conversion of this note.

Assets Pledged and Secured

All wholly owned subsidiaries of the Company are subject to financing agreements that limit the amount of cash dividends and loans that can be advanced to the Company. At December 31, 2001, all of the subsidiaries' net assets were restricted under these agreements. These restrictions will have an impact on Motient Corporation's ability to pay dividends.

Covenants

The debt agreements entered into by the Company contain various restrictions, covenants, defaults, and requirements customarily found in such financing agreements. Among other restrictions, these provisions include limitations on cash dividends, restrictions on transactions between Motient and its subsidiaries, restrictions on capital acquisitions, material adverse change clauses, and maintenance of specified insurance policies.

9. RELATED PARTIES

The Company has entered into transactions with various entities of Hughes Electronics Corporation, which included primarily the purchase by Motient of services, computer hardware and software, and computer maintenance agreements.

The Company has also entered into various transactions and agreements with Motorola, Inc. ("Motorola"), a Motient stockholder, which include the purchase by Motient of services, network hardware and software maintenance services, facility rentals, and network gateway fees. Additionally, Motorola has provided the Vendor Financing Commitment, which will be available to finance up to 75% of the purchase price of additional network base stations (see Note 8). As a result of Motorola's divestiture of a portion of their shares of Motient stock, they ceased to be a related party in 2000.

The following table represents a summary of all related party transactions.

                                                                              Years Ended December 31
                                                                              -----------------------
                                                                    2001              2000               1999
                                                                    ----              ----               ----
                                                                                  (in thousands)
        Payments made to (from) related parties:
           Proceeds from the sale of assets to MSV                $(42,500)        $     --         $      --
           Operating expenses                                          125            3,433             4,496
           Funding of prepaid expenses to MSV                        4,000               --                --
           Additions to property and equipment                          --            1,662             2,667
           Proceeds from debt issuance                                  --               --           (21,500)
           Payments on debt obligations                                 --            3,629             1,033
                                                                  ---------        --------          --------
        Net payments to (from) related parties                    $(38,375)         $ 8,724         $(13,304)
                                                                  =========        =========        =========

        Due to (from) related parties:
           Operating expenses                                        $(521)            $163              $651
           Note Receivable from MSV                                (15,000)              --                --
           Baron XM Radio convertible note                              --               --            50,138
           Vendor financing                                             --            8,756             4,604
           Satellite capacity/airtime revenue                           --               --                (3)
           Capital acquisitions                                         --            1,095               115
                                                                 ---------          -------           -------
        Net amounts due (from ) to related parties               $(15,521)          $10,014           $55,505
                                                                 =========          =======           =======

For the periods ended December 31, 2001 and 2000, the Company recorded revenue related to the MSV research and development agreement in the amount of $6.6 million and $3.7 million, respectively.

10. LEASES

Capital Leases

The Company leases certain office equipment, ground segment equipment and switching equipment under agreements accounted for as capital leases. Assets recorded as capital leases in the accompanying balance sheets include the following:

                                                           December 31,
                                                     2001               2000
                                                     ----               ----
                                                          (in thousands)
                Switch equipment                   $9,795               $16,740
                Ground segment equipment               --                 7,263
                Office equipment                    2,501                 6,434
                Less accumulated amortization      (3,353)              (16,116)
                                                   -------              --------
                   Total                           $8,943               $14,321
                                                   =======              ========


As a result of its default under the Senior Notes, the Company is deemed to be in default under one of its capital leases. The Company has classified this capital lease obligation as current in the accompanying balance sheet. The Company believes that this default will be cured upon the acceptance of the plan of reorganization, with no changes in the terms or amounts of the lease. The Company has not received notice from the lessor of a default.

Operating Leases

The Company leases substantially all of its base station sites through cancelable operating leases. The majority of these leases provide for renewal options for various periods at their fair rental value at the time of renewal. In the normal course of business, the operating leases are generally renewed or replaced by other leases. Additionally, the Company leases certain facilities and equipment under arrangements accounted for as operating leases. Certain of these arrangements have renewal terms. Total rent expense, under all operating leases, and excluding amounts related to the consolidation of XM Radio in 1999 and 2000, approximated, $15.2 million, $13.4 million, and $12.5 million in 2001, 2000, and 1999, respectively.

At December 31, 2001, minimum future lease payments under noncancelable operating and capital leases are as follows:


                                                         Operating      Capital
                                                              (in thousands)
        2002                                              $17,066        $4,783
        2003                                               10,332         5,341
        2004                                                8,118            --
        2005                                                5,198            --
        2006 and thereafter                                 1,153            --
                                                          --------      --------
           Total                                          $41,867        10,124
                                                          ========
        Less: Interest                                                   (1,176)
                                                                         -------
        Present value of minimum lease payments                           8,948
        Less: Current maturities, including those amounts
        deemed to be in default                                          (8,691)
                                                                         -------
        Non current capital lease obligation                             $  257
                                                                          ======


11.  COMMITMENTS

Commitments

At December 31, 2001, the Company had remaining contractual commitments to purchase eLink and other subscriber equipment inventory in the amount of $844,000, all of which will be paid in 2002.

Additionally, the Company had other certain other minimum commitments associated with its operations that total approximately $50,000 and will be due in 2002.

The Company also has certain contingent and/or disputed obligations under its satellite construction contract, which contained flight performance incentives payable by the Company to the contractor if the satellite performed according to the contract. The Company has raised certain issues relating to payment of the flight performance incentives, as a result of certain performance and satellite health considerations. As a result of the sale of the satellite assets to MSV, any liabilities under this contract in respect of the period after November 26, 2001 will be the responsibility of MSV; however, the Company is responsible for any incentive payments deemed to have been earned prior to such date. The Company has recorded a liability of approximately $1.5 million associated with this contract. Under the Company's Chapter 11 bankruptcy plan of reorganization, if approved, any amounts that are deemed to be due by the Company will be converted, according to a formula set forth in the plan of reorganization, into new equity of the restructured company; however, there can be no assurance that this plan will be approved and that these amounts will not become payable in cash.

12. EMPLOYEE BENEFITS

Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan ("401(k) Savings Plan") in which all employees of Motient can participate. The 401(k) Savings Plan provides for (i) a Company match of employee contributions, in the form of Common Stock, at a rate of $1 for every $1 of an employee's contribution not to exceed 4% of an employee's eligible compensation, (ii) a discretionary annual employer non-elective contribution, (iii) the option to have plan benefits distributed in the form of installment payments, and (iv) the reallocation of forfeitures, if any, to active participants. The Company's matching expense was $1.1 million for 2001, $1.4 million for 2000 and $1.1 million for 1999. During 2001, the Company authorized an additional 5,025,000 shares for the Defined Contribution Plan, and authorized an additional 268,000 shares in January 2002.

In 2001, effective January 2002, the Company amended its 401(k) Savings Plan to make the matching contribution discretionary, as well as to allow the match to be made in either cash or shares of Common Stock, at the Company's sole discretion.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan ("Stock Purchase Plan") to allow eligible employees to purchase shares of the Company's Common Stock at 85% of the lower of market value on the first and last business day of the six-month option period. An aggregate of 217,331 shares, 30,687 shares, and 90,867 shares of Common Stock were issued under the Stock Purchase Plan in 2001, 2000, and 1999, respectively.

Effective January 2002, the Company discontinued the Stock Purchase Plan.

13. BUSINESS ACQUISITIONS AND  DISPOSITIONS

Sale of Retail Transportation Business  to Aether Systems

In November 2000, the Company sold its retail transportation business to Aether Systems, Inc. Concurrently, Aether entered into two long-term, prepaid network airtime agreements with a total value of $20 million, of which $5 million was paid at closing, pursuant to which Aether will purchase airtime on the Company's satellite and terrestrial networks. Aether also became an authorized reseller of the Company's eLink and BlackBerry TM by Motient wireless email service offerings. Aether acquired all of the assets used or useful in the retail transportation business, and assumed the related liabilities. Aether also purchased the existing inventory in the business, and was granted a perpetual license to use and modify any intellectual property owned by or licensed to the Company in connection with the business.

The purchase price for these assets was $45 million, plus the then-current book value of the inventory for the business. All of this amount was paid at closing, except for $10 million which was escrowed, and $3.7 million which was payable upon collection of certain accounts receivable sold to Aether. As of March 15, 2002, approximately $2.2 million of the outstanding accounts receivable had been received by Motient. On October 11, 2001, the $10 million escrow was paid to Motient. At the time of this release, the Company also agreed to modify certain terms of its network capacity agreements with Aether. The Company recorded a gain of $8.3 million, representing the difference between the net proceeds of the escrow received and the amount deferred pursuant to the modification of the network capacity agreements in 2001. The net book value of assets sold to Aether was $14.3 million.

MSV

On June 29, 2000, the Company formed a joint venture subsidiary, MSV, and received 80% of the membership interests. The remaining 20% interests in MSV were owned by three investors unrelated to Motient. Through November 26, 2001, MSV used the Company's satellite network to conduct research and development activities. The other investors paid $50 million to MSV (in the aggregate), in exchange for their 20% interest. Of the $50 million payment received by MSV, $6.0 million was retained by MSV to fund certain research and development activities, $24 million was paid to Motient Services Inc. ("Motient Services"), which owned Motient's satellite and related assets, as a deposit on the purchase of the satellite assets, and $20 million was paid to Motient Services for the use of the satellite and frequency under a research and development agreement.

The $44 million received by Motient Services was allocated to the deferred revenue related to the research and development agreement, asset purchase deposit and the Investors' right to convert their minority interest in MSV into shares of the Company's common stock, based on each component's estimated fair value. Based on an independent valuation, the Company assigned approximately $18.6 million to the Investors' conversion right, which is recorded as common stock warrants in the accompanying consolidated balance sheets. The research and development agreement and asset purchase deposit were assigned relative fair values of approximately $14.6 million and $10.8 million, respectively, and, as of December 31, 2000, were reflected in the accompanying consolidated balance sheet as other long-term liabilities. The funds received pursuant to the research and development agreement were being recognized as service revenue over two years until November 2001. All remaining unamortized balances were written off as part of the gain on the sale of the satellite assets, discussed below.

On November 26, 2001, Motient sold the assets comprising its satellite communications business to MSV, as part of a transaction in which certain other parties joined the venture, including TMI Communications and Company Limited Partnership ("TMI"), the Canadian satellite services provider. In consideration for its satellite business assets and in addition to the $44 million received in June 2000, Motient received the following: (i) a $45 million cash payment paid at closing, of which $4 million was held by MSV to fund certain of the Company's future obligations to MSV, such as rent and utilities, through November 2003 and
(ii) a 5-year $15 million note. In this transaction, TMI also contributed its satellite communications business assets to MSV. In addition, Motient purchased a $2.5 million convertible note issued by MSV, and certain other investors, including a subsidiary of Rare Medium Group, Inc. ("Rare Medium"), purchased a total of $52.5 million of convertible notes. The Company realized a gain of approximately $35.5 million on the sale of its net assets; however, 80% of the gain, or $28.4 million, was deferred and will be recognized over 5 years.

Assuming that all of the convertible notes issued in such transaction are converted into limited partnership units of MSV, Motient would have a 33.3% equity interest in MSV.

MSV has also filed a separate application with the FCC with respect to MSV's plans for a new generation satellite system utilizing ancillary terrestrial base stations. Within 90 days of the receipt of approval from the FCC, and provided that such approval occurs by March 31, 2003, certain of the investors in MSV will invest an additional $50 million in MSV and receive additional Class A Preferred Units. Upon consummation of such additional investment, an $11.5 million note to TMI and the $15 million note to Motient will be repaid in full, and Motient's ownership interest in MSV will be reduced to approximately 25.5%

XM Radio

On July 7, 1999, the Company acquired all outstanding debt and equity interests in XM Radio from the other investor, other than a $75 million loan from the other investor in XM Radio, in exchange for approximately 8.6 million shares of the Company's common stock (the "XM Acquisition"). The total consideration given for the purchase of XM Radio was $129 million. The Company also incurred approximately $0.9 million for certain acquisition related expenses. In conjunction with the XM Acquisition, XM Radio was recapitalized and issued an $82 million convertible note receivable to the Company. This note was convertible into Class B common shares of XM Radio and was subsequently converted, see below. Concurrently with this transaction, XM Radio issued $250 million of Series A subordinated convertible notes to several new strategic and financial investors, including General Motors Corporation, Clear Channel Investments, DIRECTV, Telcom Ventures, Columbia Capital and Madison Dearborn Partners. XM Radio used $75 million of the proceeds from these notes to repay the outstanding loan payable to the former investor. As a result of these transactions, the Company owned all of the issued and outstanding stock of XM Radio as of July 7, 1999.

On October 8, 1999, XM Radio consummated an initial public offering (IPO) of
10.2 million shares of its Class A Common Stock. The initial public offering price was $12 per share. The Company purchased 200,000 shares of XM Radio Class A Common Stock from the underwriters at the IPO price of $12 per share. As a result of the IPO, all of the Company's convertible notes of XM Radio were automatically converted into approximately 11 million shares of XM Radio Class B common stock. Class B shares have three-for-one voting rights. Additionally, the $250 million Series A convertible notes of XM Radio converted into approximately
10.8 million shares of Series A Convertible Preferred Stock of XM Radio and approximately 16.2 million shares of Class A Common Stock of XM Radio at a conversion price of $9.52.

Prior to July 7, 1999, the Company's proportionate share of XM Radio's losses were included in the accompanying statement of operations pursuant to the equity method of accounting. The acquisition was accounted for under the purchase method of accounting for business combinations. The purchase price was assigned to the assets and liabilities of XM Radio based on their estimated fair values on the date of the acquisition. Subsequent to the date of acquisition and upon valuation of certain intangibles and licenses, the fair value of the assets acquired in excess of the purchase price was $3.2 million was allocated proportionately to the non-current assets acquired in the acquisition. The results of XM Radio are included in the consolidated financial statements as of the effective date of the acquisition, July 7, 1999 through December 31, 1999, and for all of 2000.

On a pro forma basis, assuming the XM Acquisition had been consummated on January 1, 1999, the following results would have been reflected. The pro forma results are based on historical information and do not necessarily reflect the actual results that would have occurred if the combination occurred at the beginning of 1999, nor reflects the future results of the combined entity.

                                                                1999
                  (in thousands, except per share data)

                  Revenue                                     $91,071
                  Loss before extraordinary item             (320,467)
                  Net Loss                                   (332,599)
                  Loss per share                                (7.53)

In January 2001, pursuant to Federal Communication Commission ("FCC") approval to cease to control XM Radio, the number of directors that the Company appointed to XM Radio's Board of Directors was reduced to less than 50% of XM Radio's directors, and the Company converted a portion of its super-voting Class B Common Stock of XM Radio to Class A Common Stock. As a result, the Company ceased to control XM Radio, and as of January 1, 2001, the Company accounted for its investment in XM Radio pursuant to the equity method of accounting.

In January and February 2001, the Company sold, in two separate transactions, 2 million shares of its XM Radio Class A Common Stock, at an average price of $16.77 per share, for total proceeds of $33.5 million. In October 2001, as noted above, the Company repaid $26.2 million of the Rare Medium notes in exchange for 5 million of its XM Radio shares. On November 19, 2001, the Company sold 500,000 shares of its XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of $4.75 million. Also on November 19, 2001, the Company delivered all of its remaining 9,257,262 shares of XM Radio common stock to the Bank Guarantors in full satisfaction of the entire remaining amount of the Company's reimbursement obligations to the Bank Guarantors. As of November 19, 2001, the Company ceased to have any interest in XM Radio.

In anticipation of the exchange of the XM Radio shares for debt, the Company recorded an impairment loss of $81.5 million. This loss represents the write down of the Company's investment in XM Radio to the fair market value on the date of the exchange. Upon the actual exchange of shares, the Company recognized a net extraordinary gain of $10.0 million, which represented the difference between the fair market value of the XM Radio stock as compared to the value of the debt cancelled in exchange for the shares.

14. LEGAL AND REGULATORY MATTERS

Legal

The Company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on January 10, 2002. For further details regarding this proceeding, please see "Motient's Chapter 11 Filing," which is incorporated herein by reference.

The Company is aware of two purported class action lawsuits filed by holders of Rare Medium common stock challenging the previously proposed merger of Motient and Rare Medium Group, Inc. that was terminated: In re Rare Medium Group, Inc. Shareholders Litigation, C.A. No. 18879 NC (cases filed in Delaware Chancery Court between May 15, 2001 and June 7, 2001, and consolidated by the Court on June 22, 2001), and Brickell Partners v. Rare Medium Group, Inc., et al., N.Y.S. Index No. 01602694 (filed in the New York Supreme Court on May 30, 2001). Both complaints name Rare Medium, members of Rare Medium's board of directors, the holders of Rare Medium preferred stock and certain of their affiliated entities, and Motient as defendants. The complaints allege that the defendants breached duties allegedly owed to the holders of Rare Medium common stock in connection with the merger agreement, and include allegations that: (1) the holders of Rare Medium preferred stock engaged in self-dealing in the proposed merger; (2) the Rare Medium board of directors allegedly breached its fiduciary duties by agreeing to distribute the merger consideration differently among Rare Medium's common and preferred shares; and (3) Motient allegedly aided and abetted the supposed breaches of fiduciary duties. The complaints sought to enjoin the proposed merger, and also sought compensatory damages in an unspecified amount.

Rare Medium, the Company, and the holders of Rare Medium preferred stock have filed motions to dismiss the Delaware complaint, while Rare Medium and the holders of Rare Medium preferred stock have filed motions to stay discovery in the Delaware lawsuit. Plaintiffs have failed to respond to any of these motions. In light of the termination of the proposed merger and the plaintiff's failure to pursue their claims, the Company believes that the Delaware lawsuit will be dismissed as moot.

Rare Medium and the holders of Rare Medium preferred stock have also filed a motion to dismiss or stay the New York lawsuit. The Company was never served with process in the New York lawsuit, and thus filed no motion to dismiss. However, the Company has been informed by Rare Medium that an unopposed motion by Rare Medium to dismiss the New York lawsuit as moot was granted on February 21, 2002, and that Rare Medium will present to the court a final judgment to conclude this litigation.

Regulatory

The terrestrial two-way wireless data network used in Motient's wireless business is regulated to varying degrees at the federal, state, and local levels. Various legislative and regulatory proposals under consideration from time to time by Congress and the Federal Communications Commission, or FCC, have in the past materially affected and may in the future materially affect the telecommunications industry in general, and Motient's wireless business in particular. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on Motient's operations can be predicted at this time.

The ownership and operation of the Company's terrestrial network is subject to the rules and regulations of the FCC, which acts under authority established by the Communications Act of 1934 and related federal laws. Among other things, the

FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. Motient operates pursuant to various licenses granted by the FCC.

The Company is subject to the Communications Assistance for Law Enforcement Act, or CALEA. Under CALEA, the Company must ensure that law enforcement agencies can intercept certain communications transmitted over its networks. The deadline for complying with the CALEA requirements and any rules subsequently promulgated was June 30, 2000. The Company has pending with the FCC a petition for an extension of the deadline with respect to certain of its equipment, facilities, and services and the Company has been working with law enforcement to arrive at an agreement on a further extension of this deadline and on an extension of the deadline for other Motient equipment, facilities, and services. It is possible that the Company may not be able to comply with all of CALEA's requirements or do so in a timely manner. Where compliance with any requirement is deemed by the FCC to be not "reasonably achievable," the Company may be exempted from such requirement. Should the Company not be exempted from complying, of if federal funds are not available to the Company to assist in the funding of any required changes, the requirement to comply with CALEA could have a material adverse effect on the conduct of the Company's business.

The Company is also subject to the FCC's universal service fund, which supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. All of the terrestrial network revenue falls within excluded categories, thereby eliminating the Company's universal service assessments. There can be no assurances that the FCC will retain the exclusions or its current policy regarding the scope of a carrier's contribution base. The Company may also be required to contribute to state universal service programs. The requirement to make these state universal service payments, the amount of which in some cases may be subject to change and is not yet determined, may have a material adverse impact on the conduct of the Company's financial results.

The Company believes that it has licenses for a sufficient number of channels to meet its current capacity needs on the terrestrial network. To the extent that additional capacity is required, the Company may participate in other upcoming auctions or acquire channels from other licensees.

In November 2001, Nextel proposed, in a "white paper" to the FCC, that certain of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel stated that it was making this proposal to address existing inadvertent interference problems for public safety communications systems caused by the existing spectrum allocation. Nextel's proposal addresses this problem by creating blocks of contiguous spectrum to be shared by public safety agencies. The Nextel proposal, as submitted to the FCC, would require either (i) that Motient continue to operate using its existing lower 800 MHz band spectrum on a secondary, non-interfering basis with the public safety agencies who would be relocated in the same spectrum, or (ii) that Motient relocate, at its own expense, to other spectrum in the 700 MHz or 900 MHz bands. Motient believes it is highly unlikely that it could continue to operate in the lower 800 MHz bands on a secondary, non-interfering basis. If Motient is required to relocate to spectrum in the 700 MHz or 900 MHz bands, it would incur substantial operational and financial costs, including costs relating to: manufacturing replacement infrastructure and user hardware to operate on Motient's network in the 700 MHz or 900 MHz bands, disruptions to existing customers as a result of the relocation to other spectrum bands, possible diminished data speed, and coverage gaps. There are also potential problems with the 700 MHz and 900 MHz bands that might make it difficult, if not impossible, for Motient to duplicate its existing operations in the 800 MHz band.

On March 14, 2002, the FCC adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. The Company does not believe its operations will be impacted until the Commission adopts final rules in that proceeding and it cannot predict what actions the FCC will take.

The effectiveness of the Company's plan of reorganization is subject to approval by the FCC of the change of control of the Company that will occur as a result of the plan. The Company submitted its change of control application to the FCC on March 7, 2002. The change of control application is subject to a 30-day period for the filing of public comments. The Public Notice of the change of control application was released on March 13, 2002.

See "Business - Regulation" for further details.

15. SUPPLEMENTAL CASH FLOW INFORMATION


                                                                                     Years Ended December 31,

                                                                               2001             2000            1999
                                                                               ----             ----            ----
                                                                                          (in thousands)
   Cash payments for interest                                              $  26,240      $    52,568       $   43,590

   Noncash investing and financing activities:

        Leased asset and related obligations                                     632            1,238              204
        Issuance of Common Stock for acquisitions                                 --               --          129,213
        Issuance of Restricted Stock                                             419                               190
        Cancellation of Restricted Stock                                        (264)          (1,053)            (504)
        Additional deferred compensation on non-cash compensation                580              951            5,322
        Issuance and repricing of Common Stock Purchase Warrants               2,326            6,202            4,290
        Capital (loss) gain in connection with the sale of stock by XM
        Radio                                                                (12,180)          29,545           80,663
        Conversion of the XM Radio Note Receivable                                --               --           13,038
        Non-cash interest capitalized by XM Radio                                 --           16,302               --
        XM Radio accrued system milestone payments                                --           30,192           15,500
        Vendor financing for property in service                                  --            6,937            4,191
        Use of deposit for XM Radio terrestrial repeater contract                 --            3,422               --
        Issuance of Common Stock under the Defined Contribution Plan           1,151            1,131            1,115

In connection with the pay downs of the Term Loan Facility and Revolver Loan Facilities, the Company's extraordinary loss on extinguishment of debt includes the write off of all unamortized deferred financing fees associated with the placement of the Bank Facility and of the unamortized portion of the Guarantee Warrants that were held by shareholder guarantors of the Bank Facility.

16. SUBSEQUENT EVENTS

On January 10, 2002, the Company and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company's Amended Joint Plan of Reorganization was filed with the U.S. Bankruptcy Court for the Eastern District of Virginia on February 28, 2002. The cases are being jointly administered under the case name "In Re Motient Corporation, et. al.," Case No. 02-80125.

The plan generally provides that holders of the Senior Notes will exchange their notes for new Motient stock to be issued pursuant to the plan. Shares of common stock held by existing common stockholders will be cancelled, and the existing common stockholders will receive warrants with a nominal strike price to purchase 5 percent of the new common stock (on a fully diluted basis) in the reorganized company. The warrants will have a term of two years and will be exercisable once the holders of the Senior Notes have recovered 105 percent of the face amount of their investment. Warrants or options to purchase existing common stock that are outstanding as of the effective date will be cancelled.

Further details regarding the plan are contained in Motient's Disclosure Statement with respect to the plan, which was filed as an exhibit to the Company's Form 8-K filed March 4, 2002.


17.  ADDITIONAL SUBSEQUENT EVENTS

On April 26, 2002, the United States Bankruptcy Court for the Eastern District of Virginia entered an order, dated April 26, 2002, confirming the amended joint plan of reorganization filed by Motient and three of its subsidiaries under Chapter 11 of the U.S. Bankruptcy Code.

The plan of reorganization became effective on May 1, 2002. Effective May 1, 2002, Motient will adopt the provisions of "fresh start" accounting, which require Motient to restate all assets and liabilities to their fair values based upon the provisions of the plan of reorganization. Motient has not yet determined the impact of "fresh start" accounting on its historical consolidated financial statements.

18.  FINANCIAL STATEMENTS OF SUBSIDIARIES

In connection with the Company's acquisition of Motient Communications on March 31, 1998, and related financing discussed above, the Company formed a new wholly-owned subsidiary, Motient Holdings. The Company contributed all of its inter-company notes receivables and transferred its rights, title and interests in Motient Services Inc. and Motient Communications Inc. (together, the "Subsidiary Guarantors") to Motient Holdings, and Motient Holdings was the acquirer of Motient Communications Inc. and the issuer of the Senior Notes. Motient Corporation ("Motient Parent") is a guarantor of the Senior Notes. The Senior Notes contain covenants that, among other things, limit the ability of Motient Holdings and its Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repurchase any capital stock or subordinated indebtedness, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets, enter into certain mergers and consolidations, and enter into sale and leaseback transactions.

The Senior Notes are jointly and severally guaranteed on full and unconditional basis by the Subsidiary Guarantors and Motient Parent. The following unaudited condensed consolidating information for these entities presents:

o Condensed consolidating balance sheets as of December 31, 2001 and 2000, the condensed consolidating statements of operations and cash flows for the years ended December 31, 2001, 2000 and 1999, and the condensed consolidating statements of stockholders' (deficit) equity for the period January 1, 1999 through December 31, 2001.

o         Elimination  entries  necessary  to combine  the  entities  comprising
          Motient.

                      Condensed Consolidating Balance Sheet
                             As of December 31, 2001
                                   (unaudited)
                                 (in thousands)


                                                                                   Consolidated                         Consolidated
                                              Subsidiary   Motient                    Motient      Motient                  Motient
                                              Guarantors  Holdings   Eliminations    Holdings      Parent    Eliminations   Parent
                                              ----------  --------   ------------    --------      ------    ------------   ------

                                                                                          ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                  $ 33,387   $       --  $      --     $     33,387  $        --         --  $  33,387
   Accounts receivable - trade, net             11,491           --         --           11,491           --         --     11,491
   Inventory                                     6,468           --         --            6,468           --         --      6,468
   Investment in/due from subsidiary               521           --         --              521           --         --        521
   Deferred equipment costs                     13,662           --         --           13,662           --         --     13,662
   Other current assets                         16,113           --         --           16,113          453         --     16,566
                                              --------   ----------  ---------     ------------  ----------- ----------  ---------
   Total current assets                         81,642           --         --           81,642          453         --     82,095

PROPERTY AND EQUIPMENT-- NET                    64,001           --         --           64,001           --         --     64,001
GOODWILL AND INTANGIBLES--  NET                 51,631           --         --           51,631           --         --     51,631
DEFERRED CHARGES AND OTHER ASSETS-- NET          4,487        7,403         --           11,890           --         --     11,890
                                              --------   ----------  ---------     ------------  ----------- ----------  ---------
   Total assets                               $201,761       $7,403  $      --     $    209,164  $       453         --   $209,617
                                              ========   ==========  =========     ============  =========== ==========  =========

                                                                      LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
   Accounts payable and accrued expenses      $ 17,009      $31,473  $      --     $     48,482  $     1,864 $       --    $ 50,346
   Senior Notes, net of discount - in default       --      329,371         --          329,371           --         --     329,371
   Obligations under capital leases due within   8,691           --         --            8,691           --         --       8,691
    one year
   Rare Medium Notes - in default                   --           --         --               --       26,910         --      26,910
   Deferred equipment revenue                   13,662                                   13,662           --         --      13,662
   Deferred revenue and  other liabilities      15,781           --         --           15,781           --         --      15,781
                                              --------   ----------  ---------     ------------   ----------- ----------  ----------
   Total current liabilities                    55,143      360,844         --          415,987       28,774         --     444,761

DUE TO PARENT/AFFILIATE                        828,236     (106,293)  (721,943)              --      258,648   (258,648)         --
LONG-TERM LIABILITIES:
   Note payable to/from Issuer/ Parent              --       11,500         --           11,500      (11,500)        --          --
   Vendor Financing Commitment                   3,316          --          --            3,316            --        --       3,316
   Capital lease obligations                       257          --          --              257            --        --         257
   Other long-term liabilities                  36,752          --          --           36,752            --        --      36,752
                                              --------   ---------   ---------     ------------    ----------- ----------  ---------
     Total long-term liabilities                40,325       11,500         --           51,825       (11,500)               40,325
     Total liabilities                         923,704      266,051   (721,943)         467,812       275,922  (258,648)    485,086
STOCKHOLDERS' (DEFICIT) EQUITY                (721,943)    (258,648)   721,943         (258,648)     (275,469)  258,648    (275,469)
                                              --------   ----------- ---------     -------------   ----------- ----------  ---------
   Total liabilities, minority interest and
stockholders' (deficit) equity                $201,761       $7,403  $      --     $    209,164    $      453  $     --    $209,617
                                              ========   ==========  =========     ============    =========== ==========  =========



                      Condensed Consolidating Balance Sheet
                             As of December 31, 2000
                                   (unaudited)
                                 (in thousands)


                                                                      Consolidated                                    Consolidated
                                    Subsidiary  Motient                  Motient     Motient      XM                    Motient
                                    Guarantors  Holdings  Eliminations   Holdings     Parent     Radio    Eliminations   Parent
                                    ----------  --------  ------------   --------     ------     -----    ------------   ------

                                                                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents           $ 2,520  $     --     $      --   $ 2,520    $      --   $224,903           --  $   227,423
  Accounts receivable - trade, net     14,421        --            --    14,421           --         --           --       14,421
  Inventory                            16,990        --            --    16,990           --         --           --       16,990
  Restricted short-term investments        --    20,709            --    20,709           --     95,277           --      115,986
  Investment in/due from subsidiary       502   130,856      (130,856)      502     (260,952)        --      260,952          502
  Deferred equipment costs             16,173        --            --    16,173           --         --           --       16,173
  Other current assets                 21,423        --            --    21,423          857      8,815           --       31,095
                                     --------  --------     ---------  --------    ---------   --------   ----------  -----------
  Total current assets                 72,029   151,565      (130,856)   92,738     (260,095)   328,995      260,952      422,590
PROPERTY AND EQUIPMENT-- NET          127,044        --       (10,843)  116,201           --     59,505           --      175,706
XM RADIO SYSTEM UNDER CONSTRUCTION         --        --            --        --           --    805,563       (5,081)     800,482
GOODWILL AND INTANGIBLES--  NET        51,842        --            --    51,842           --     24,001      (13,375)      62,468
INVESTMENT IN XM RADIO                     --        --            --        --      288,064         --     (288,064)          --
RESTRICTED INVESTMENTS                      2       582            --       584       10,633     65,889           --       77,106
DEFERRED CHARGES AND OTHER
   ASSETS -- NET                       11,957    18,177            --    30,134        1,605      9,265       (7,642)      33,362
                                      -------  --------     ---------  --------    ---------   --------   ----------  -----------
  Total assets                       $262,874  $170,324     $(141,699) $291,499    $  40,207 $1,293,218     $(53,210)  $1,571,714
                                     ========  ========     =========  ========    =========  ==========  ===========  ==========


                                                                    LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued
    expenses                        $  26,628    $11,029          $--  $ 37,657    $   1,323    $66,769   $       --    $ 105,749
  Obligations under capital leases      4,034         --          --      4,034           --        556           --        4,590
    due within one year
  Current portion long-term debt        6,458         --          --      6,458           --         --           --        6,458
  Deferred equipment revenue           16,173         --          --     16,173           --         --           --       16,173
  Deferred revenue and  other
    liabilities                        17,676         --          --     17,676           --        441           --       18,117
                                    ---------   --------    --------   --------    ---------    -------   ----------  -----------
  Total current liabilities            70,969     11,029          --     81,998        1,323     67,766           --      151,087

DUE TO PARENT/AFFILIATE               808,570         --    (808,633)       (63)          --         63           --           --
LONG-TERM LIABILITIES:
  Note payable to/from Issuer/Parent       --     14,000          --     14,000      (14,000)        --           --           --
  Obligations under Bank Financing         --     71,250          --     71,250       40,000         --           --      111,250
  Senior Notes, net of discount            --    328,474          --    328,474           --    261,298           --      589,772
  Other long-term debt                  4,246         --          --      4,246           --         --           --        4,246
  Capital lease obligations             7,863         --          --      7,863           --      1,367           --        9,230
  Deferred revenue and
    other liabilities                  38,160         --          --     38,160           --      6,772           --       44,932
                                     ---------   --------   ---------  ---------    ---------  --------   ----------  -----------
    Total long-term liabilities        50,269    413,724          --    463,993       26,000    269,437           --      759,430
    Total liabilities                 929,808    424,753    (808,633)   545,928       27,323    337,266           --      910,517
MINORITY INTEREST                          --         --          --         --           --         --      648,313      648,313
STOCKHOLDERS' (DEFICIT) EQUITY       (666,934)  (254,429)    666,934   (254,429)      12,884    955,952     (701,523)      12,884
                                      --------  ---------   --------   ---------    --------   --------     ---------   -----------
  Total liabilities, minority
    interest and stockholders'
    (deficit) equity                $ 262,874   $170,324   $(141,699)  $291,499     $ 40,207  1,293,218     $(53,210)   $1,571,714
                                    =========   ========   ==========  =========    ========= =========     ========= ============



                 Condensed Consolidating Statement of Operations
                          Year ended December 31, 2001
                                   (unaudited)
                                 (in thousands)


                                                                                   Consolidated                         Consolidated
                                             Subsidiary     Motient                   Motient     Motient                   Motient
                                             Guarantors     Holdings  Eliminations   Holdings      Parent   Eliminations    Parent
                                             ----------     --------  ------------   --------      ------   ------------    ------

REVENUES
   Services and related revenues              $71,072           $--           $--      $71,072     $1,200     $(1,200)      $71,072
   Sales of equipment                          22,221            --            --       22,221         --           --       22,221
                                            ---------      --------      --------    ---------   --------    ---------      -------
       Total Revenues                          93,293                          --       93,293      1,200      (1,200)       93,293
COSTS AND EXPENSES
   Cost of service and operations              72,809            --            --       72,809         --           --       72,809
   Cost of equipment sold                      34,611            --            --       34,611         --           --       34,611
   Sales and advertising                       23,749            --            --       23,749         --           --       23,749
   General and administrative                  18,234         1,313            --       19,547      1,626      (1,200)       19,973
   Restructuring charges                        4,739            --            --        4,739         --           --        4,739
   Depreciation and amortization               34,338            --            --       34,338     (1,930)          --       32,408
                                            ----------      --------     ---------   ---------   ---------   ---------       ------
   Operating Loss                             (95,187)       (1,313)           --      (96,500)     1,504           --      (94,996)

Interest and other income                         533        15,553       (15,374)         712      1,325         (909)       1,128
Interest expense                              (17,218)      (52,738)       15,374      (54,582)    (8,002)         909      (61,675)
Gain on sale of transportation and
Satellite assets                               15,863            --            --       15,863         --           --       15,863
Gain on call option                                --            --            --           --      1,511           --        1,511
Costs associated with debt restructuring           --        (1,254)           --       (1,254)        --           --       (1,254)
Rare Medium merger costs                           --            --            --           --     (4,054)          --       (4,054)
Gain on sale of XM Radio shares                    --            --            --           --         68           --           68
  XM Radio equity investment Impairment
  charge                                           --            --            --           --    (81,467)          --      (81,467)
Equity in loss of subsidiaries                     --       (96,009)       96,009           --   (203,272)     137,302      (65,970)
                                            ---------      ---------     --------    ---------   ---------   ---------      --------
Net loss before extraordinary item,
preferred dividend, and
beneficial conversion charge                  (96,009)     (135,761)       96,009     (135,761)  (292,387)     137,302     (290,846)
Extraordinary loss on extinguishment of
debt                                               --        (1,541)           --       (1,541)       298           --       (1,243)
                                            ---------      ---------     --------    ---------   --------    ---------     ---------

Net Loss Attributable to Common
Shareholders                                 $(96,009)    $(137,302)      $96,009    $(137,302) $(292,089)   $137,302     $(292,089)
                                             =========    ==========     ========    ========== ==========   ========     ==========


                 Condensed Consolidating Statement of Operations
                          Year ended December 31, 2000
                                   (unaudited)
                                 (in thousands)


                                                                           Consolidated                                 Consolidated
                                        Subsidiary   Motient                 Motient     Motient                            Motient
                                        Guarantors   Holdings  Eliminations  Holdings     Parent    XM Radio  Eliminations   Parent
                                        ----------   --------  ------------  --------     ------    --------  ------------   ------

REVENUES
   Services and related revenues         $73,479         $--         $--     $73,479       $1,200      $ --      $(1,200)  $73,479
   Sales of equipment                     26,372          --          --      26,372           --        --           --    26,372
                                        --------    --------    --------   ---------    ---------  ---------    --------- ---------
       Total Revenues                     99,851                      --      99,851        1,200        --       (1,200)   99,851
COSTS AND EXPENSES
   Cost of service and operations         75,528          --          --      75,528           --        --           --    75,528
   Cost of equipment sold                 32,843          --          --      32,843           --        --           --    32,843
   Sales and advertising                  35,337          --          --      35,337          117        --           --    35,454
   General and administrative             20,260       1,348          --      21,608        1,125    76,110       (1,217)   97,626
   Depreciation and amortization          34,295          --          --      34,295           --     3,369        1,148    38,812
                                         --------    --------   --------   ---------    ---------  ---------    --------- ---------
   Operating Loss                        (98,412)     (1,348)         --     (99,760)         (42)  (79,479)      (1,131) (180,412)

Interest and other income                    583      18,357     (15,747)      3,193        1,375    27,606         (795)   31,379
Interest Expense                         (17,984)    (55,346)     15,747     (57,583)      (5,667)       --          795   (62,455)
Gain on sale of transportation assets      5,691          --          --       5,691           --        --           --     5,691
Gain on note payable to related party         --          --          --          --       36,779        --           --    36,779
Minority interest in loss of                  --          --          --          --           --        --       33,429    33,429
subsidiaries
Equity in loss of  subsidiaries               --    (110,122)    110,122          --     (170,934)       --      170,934        --
                                         -------    ---------   --------    --------     --------  ---------    --------- ---------
Net loss before extraordinary item,
preferred dividend, and beneficial
conversion charge                       (110,122)   (148,459)    110,122    (148,459)    (138,489)  (51,873)     203,232   (135,589)
Extraordinary loss on extinguishment
of debt                                       --      (2,900)         --      (2,900)        (135)       --           --     (3,035)
                                        --------     --------   ---------    --------    ---------  ---------   ---------  ---------

Net Loss                                (110,122)   (151,359)    110,122    (151,359)    (138,624)  (51,873)     203,232   (138,624)
XM Radio Beneficial Conversion Charge         --          --          --          --           --  (134,253)      89,815    (44,438)
XM Radio Preferred Stock Dividend
Requirement                                   --          --          --          --           --   (15,212)      10,131     (5,081)
                                        --------    --------    --------    --------    ---------  ---------    ---------  ---------
Net Loss Attributable to Common
Shareholders                           $(110,122)  $(151,359)   $110,122   $(151,359)   $(138,624) $(201,338)   $303,178  $(188,143)
                                       ==========  ==========  =========   ==========   ========== ==========   ========  ==========


                 Condensed Consolidating Statement of Operations
                          Year ended December 31, 1999
                                   (unaudited)
                                 (in thousands)



                                                                           Consolidated                                 Consolidated
                                         Subsidiary   Motient                Motient     Motient                           Motient
                                         Guarantors  Holdings  Eliminations  Holdings    Parent    XM Radio  Eliminations  Parent
                                         ----------  --------  ------------ ---------    ------    --------  ------------  ------
REVENUES
   Services and related revenue           $67,653     $    --     $   --    $ 67,653     $1,200   $    --    $  (1,200)    $ 67,653
   Sales of equipment                      23,418          --         --      23,418         --        --           --       23,418
                                         --------    --------     ------    --------     ------   -------    ---------     --------
     Total Revenues                        91,071          --         --      91,071      1,200        --       (1,200)      91,071
COSTS AND EXPENSES
   Cost of service and operations          69,258          --         --      69,258         --        --           --       69,258
   Cost of equipment sold                  29,527          --         --      29,527         --        --           --       29,527
   Sales and advertising                   23,000          --         --      23,000        125        --           --       23,125
   General and administrative              18,434       1,391         --      19,825        850    20,861       (1,200)      40,336
   Satellite and related asset
    impairment charge                      97,419          --         --      97,419         --        --           --       97,419
   Depreciation and amortization           54,923          --         --      54,923         --     1,385         (510)      55,798
                                         --------    --------    --------   --------     ------   -------      --------    --------
   Operating loss                        (201,490)     (1,391)        --    (202,881)       225   (22,246)         510     (224,392)
Interest and other income                     344      20,145    (15,416)      5,073      4,536     2,837       (3,982)       8,464
Unrealized loss on note receivable from        --          --         --          --     (9,919)        --          --       (9,919)
XM Radio
Unrealized loss on note Payable to             --          --         --          --    (27,399)        --          --      (27,399)
related party
Minority interest                              --          --         --          --         --        --        7,067        7,067
Equity in loss of  subsidiaries                --    (218,444)   218,444          --   (276,113)       --      269,421       (6,692)
Interest expense                          (17,298)    (51,357)    15,416     (53,239)   (10,129)   (9,120)       6,560      (65,928)
                                          -------     -------   --------     --------   -------    ------      --------     --------
Loss before extraordinary item           (218,444)   (251,047)   218,444    (251,047)  (318,799)  (28,529)     279,576     (318,799)
Extraordinary loss of extinguishment
 on debt                                       --          --         --          --    (12,132)        --          --      (12,132)
                                         --------    --------   --------    --------    -------    -------     --------    ---------

   Net loss                             $(218,444)  $(251,047)  $218,444   $(251,047) $(330,931) $(28,529)    $279,576    $(330,931)
                                        =========   =========   ========   =========  =========  ========     ========    =========


      Condensed Consolidating Statements of Stockholders' Equity (Deficit)
              For the years ended December 31, 2001, 2000 and 1999
                                   (unaudited)
                                 (in thousands)


                                                                           Consolidated                                Consolidated
                                        Subsidiary   Motient                 Motient     Motient                          Motient
                                        Guarantors   Holdings  Eliminations  Holdings    Parent   XM Radio  Eliminations  Parent
                                        ----------   --------  ------------  --------    ------   --------  ------------  ------

     Balance, January 1, 1999           $(361,783)   $63,787    $361,783     $63,787   $(37,023) $ (7,183)  $(56,604)   $(37,023)

       Issuance of common stock                --         --          --          --      7,380       304       (304)      7,380
       Acquisition of XM Radio                 --         --          --          --    129,213        --         --     129,213
       Investment in Motient Holdings          --     53,173          --      53,173         --        --    (53,173)         --
       Common stock issued in public           --         --          --          --    115,989        --         --     115,989
         offering
       Amortization of Guarantee
         Warrants                              --         --          --          --      7,372        --         --       7,372
       Initial Public offering                 --         --          --          --         --   114,134   (114,134)         --
       Conversion of Series A
         convertible debt                      --         --          --          --         --   246,349   (246,349)         --
       Conversion of subordinated
         convertible notes payable
         to Motient                            --         --          --          --         --   106,955   (106,955)         --
       Issuance of shares to key
         executive                             --         --          --          --         --       140       (140)         --
       Increase in FCC license,
         goodwill and intangibles
         from Motient acquisition              --         --          --          --         --    51,624    (51,624)         --
       Charge for beneficial
         conversion feature of
         note issued to Motient                --         --          --          --         --     5,520     (5,520)         --
       Non-cash stock compensation                                                                  4,070     (4,070)         --
       Guarantee Warrants revaluation          --         --          --          --        440        --         --         440
       Reduction of Guarantee Warrants         --         --          --          --      9,671        --         --       9,671
         for extinguishment of debt
       Capital gain in connection with
         sale of stock by XM Radio             --         --          --          --     80,663        --         --      80,663
       Net Loss                          (218,444)  (251,047)    218,444    (251,047)  (330,931)  (36,896)   287,943    (330,931)
                                          -------   --------    ---------    --------  --------  ---------   -------     --------

     Balance, December 31, 1999                                  580,227    (134,087)   (17,226)  485,017   (350,930)    (17,226)
                                         (580,227)  (134,087)
       Issuance of common stock                --         --          --          --      6,745   133,235   (133,235)      6,745
       Investment in subsidiary            23,415     31,017     (23,415)     31,017         --        --    (31,017)         --
       Reduction of Guarantee Warrants         --         --          --          --      2,390        --         --       2,390
         for extinguishment of debt
       Amortization of Guarantee
         Warrants                              --         --          --          --      5,842        --         --       5,842
       Capital gain in connection with
         sale of stock by XM Radio             --         --          --          --    129,545        --         --     129,545
       Issuance of warrants to purchase        --         --          --          --      4,850    63,536    (63,536)      4,850
         common stock
       Issuance of MSV investors'
         option to convert to
         Motient common stock                  --         --          --          --     18,411        --         --      18,411
       Non-cash stock compensation             --         --          --          --        951     2,743     (2,743)        951
       Sale of convertible redeemable          --         --          --          --         --   323,294   (323,294)         --
         preferred stock
       Net loss                          (110,122)  (151,359)    110,122    (151,359)  (138,624)  (51,873)   203,232    (138,624)
                                         ---------  ---------    --------   ---------  --------- ---------  --------   ----------

     Balance, December 31, 2000          (666,934)  (254,429)    666,934    (254,429)    12,884   955,952   (701,523)     12,884

       Deconsolidation of XM Radio             --         --          --          --         --  (955,952)   955,952          --
       Investment in subsidiary            41,000    133,083     (41,000)    133,083         --        --   (133,083)         --
       Issuance of Common Stock                --         --          --          --      1,505        --         --       1,505
       Common Stock issued for exercise
         of stock options and award
         of bonus stock                        --         --          --          --          1        --         --           1
       Change in deferred compensation
         on non-cash compensation              --         --          --          --        580        --         --         580
       Amortization of Guarantee
         Warrants                              --         --          --          --      4,993        --         --       4,993
       Reduction of Guarantee Warrants
         for extinguishment of debt            --         --          --          --      8,837        --         --       8,837
       Loss in connection with equity
         transactions by XM Radio              --         --          --          --    (12,180)       --         --     (12,180)
       Net Loss                           (96,009)  (137,302)     96,009    (137,302)  (292,089)       --    137,302    (292,089)
                                         ---------  ---------    --------   --------- ----------   ------   --------   ----------
     BALANCE, December 31, 2001         $(721,943) $(258,648)   $721,943   $(258,648) $(275,469)  $    --   $258,648   $(275,469)
                                        ========== =========    ========   ========== ==========  =======   ========   ==========

                 Condensed Consolidating Statement of Cash Flows
                             As of December 31, 2001
                                   (unaudited)
                                 (in thousands)


                                                                                     Consolidated                       Consolidated
                                                   Subsidiary    Motient                Motient    Motient                 Motient
                                                   Guarantors   Holdings  Eliminations  Holdings    Parent   Eliminations  Parent
                                                   ----------   --------  ------------ --------    ------   -------------  ------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                            $(96,009)  $(137,302)    $96,009   $(137,302)  $(292,089)   $137,302  $(292,089)
Adjustments to reconcile net loss to net cash
 (used in) provided by operating activities:
Amortization of Guarantee Warrants and
  discount and issuance costs                             --       6,541          --       6,541       4,958          --     11,499
Depreciation and amortization                         34,338          --          --      34,338      (1,930)         --     32,408
Equity in loss of XM Radio and MSV                        --          --          --          --      65,970          --     65,970
Gain on sale of XM Radio common stock                     --          --          --          --         (68)         --        (68)
Gain on sale of satellite assets                      (7,570)         --          --      (7,570)         --          --     (7,570)
Impairment loss on XM Radio common
  stock held for sale                                     --          --          --          --      81,467          --     81,467
Gain on Rare Medium note call option                      --          --          --          --      (1,511)         --     (1,511)
Gain on sale of transportation assets                 (8,293)         --          --      (8,293)         --          --     (8,293)
Extraordinary loss on extinguishment
  of debt                                                 --       1,541          --       1,541        (298)         --      1,243
Non cash stock compensation                              580          --          --         580          --          --        580
Changes in assets & liabilities, net of
  acquisitions and dispositions:
   Inventory                                           7,268          --          --       7,268          --          --      7,268
   Trade accounts receivable                             462          --          --         462          --          --        462
   Other current assets                               10,764          --          --      10,764          --          --     10,764
   Accounts payable and accrued expenses              (9,737)                     --      (9,737)        541          --     (9,196)
   Accrued interest on Senior Note                        --      20,810          --      20,810          --          --     20,810
   Deferred trade payables                            (2,212)         --          --      (2,212)         --          --     (2,212)
   Deferred Items--net                               (10,380)         --          --     (10,380)         --          --    (10,380)
                                                     --------     ------      -------    --------     ------      ------    --------
Net cash (used in) provided by operating
   activities                                        (80,789)   (108,410)     96,009     (93,190)   (142,960)    137,302    (98,848)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment of Senior Note interest from escrow               --      20,503          --      20,503          --          --     20,503
Additions to property & equipment                    (13,751)         --          --     (13,751)         --          --    (13,751)
Proceeds from sale of  assets to MSV, net             45,000          --          --      45,000      (2,500)         --     42,500
Proceeds from release of escrow                       10,000          --          --      10,000      10,633          --     20,633
Proceeds from the sale of XM Radio common stock           --          --          --          --      38,289          --     38,289
Sale of  restricted investments                           --         674          --         674          --          --        674
                                                     --------     -------     ------     -------      -------     ------    --------
Net cash provided by investing activities             41,249      21,177          --      62,426      46,422          --    108,848
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common and Preferred Stock                    --          --          --          --         354          --        354
Proceeds from Rare Medium note                            --          --          --          --      50,000          --     50,000
Funding from parent/subsidiary                        79,165      81,911     (96,009)     65,067      72,235    (137,302)        --
Principal payments under capital leases               (3,582)         --          --      (3,582)         --          --     (3,582)
Principal payments under vendor lease                 (5,176)         --          --      (5,176)         --          --     (5,176)
Repayment of Bank Financing                               --          --          --          --     (25,500)         --    (25,500)
Proceeds from bank financing, net                         --       6,000          --       6,000          --          --      6,000
Debt issuance costs                                       --        (678)         --        (678)       (551)         --     (1,229)
                                                     -------      -------    -------     --------    --------    -------    --------
Net cash provided by (used in)
 financing activities                                 70,407      87,233     (96,009)     61,631      96,538    (137,302)    20,867
Net increase in cash and cash equivalents             30,867          --          --      30,867          --          --     30,867
CASH & CASH EQUIVALENTS, beginning of period           2,520          --          --       2,520          --          --      2,520
                                                     -------      ------     -------      ------      ------     -------    --------
CASH & CASH EQUIVALENTS, end of period               $33,387      $   --     $    --     $33,387       $  --      $   --    $33,387
                                                     =======      ======     =======     =======      ======     =======    ========

                 Condensed Consolidating Statement of Cash Flows
                             As of December 31, 2000
                                   (unaudited)
                                 (in thousands)

                                                                             Consolidated                               Consolidated
                                          Subsidiary   Motient                 Motient    Motient                         Motient
                                          Guarantors   Holdings  Eliminations  Holdings   Parent   XM Radio  Eliminations  Parent
                                          ----------   --------  ------------  --------   ------   --------  ------------  ------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                  $(110,122) $(151,359)  $110,122    $(151,359) $(138,624) $(51,873)   $203,232  $(138,624)
Adjustments to reconcile net loss
  to net cash (used in) provided by
  operating activities:
Amortization of Guarantee Warrants
  and discount and issuance costs                --      7,338         --        7,338      4,656        --          --     11,994
Depreciation and amortization                34,295         --         --       34,295         --     3,369       1,148     38,812
Gain on sale of transportation assets        (5,691)                            (5,691)        --        --          --     (5,691)
Gain on conversion of convertible                --         --         --           --    (36,779)       --          --    (36,779)
  note payable to related party
Extraordinary loss on extinguishment
  of debt                                        --      2,900         --        2,900        135        --          --      3,035
Non cash stock compensation of
  XM Radio                                       --         --         --           --         --     2,743          --      2,743
Minority Interest                                --         --         --           --         --        --     (33,429)   (33,429)
Changes in assets & liabilities, net
  of acquisitions and dispositions:
  Inventory                                   1,298         --         --        1,298         --        --          --      1,298
  Prepaid in-orbit insurance                    863         --         --          863         --        --          --        863
  Trade accounts receivable                   1,388         --         --        1,388         --        --          --      1,388
  Other current assets                       (9,910)        --         --       (9,910)     1,711    (7,738)         --    (15,937)
  Accounts payable and accrued
   expenses                                  (2,878)       163         --       (2,715)        55    16,052          --     13,392
  Accrued interest on Senior Note                --         31         --           31         --        --          --         31
  Deferred trade payables                    (2,455)        --         --       (2,455)        --        --          --     (2,455)
  Deferred Items--net                        33,876         --         --       33,876       (899)       --          --     32,977
                                           ---------  ---------  --------    ---------  ---------- --------    --------   ---------
Net cash (used in) provided by
  operating activities                      (59,336)  (140,927)   110,122      (90,141)  (169,745)  (37,447)    170,951   (126,382)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment of Senior Note interest
  from escrow                                    --     41,006         --       41,006         --        --          --     41,006
Additions to property & equipment           (22,186)        --         --      (22,186)        --   (51,378)         --    (73,564)
Proceeds from sale of transportation
  assets                                     20,000         --         --       20,000         --        --          --     20,000
Asset Sale agreement to MSV                  10,836         --         --       10,836         --        --          --     10,836
System under construction                        --         --         --           --         --  (414,889)         --   (414,889)
Purchase/maturity of short-term
  investments, net                               --         --         --           --         --    69,472          --     69,472
Other investing activities by
  XM Radio                                       --         --         --           --         --   (56,268)         --    (56,268)
Purchase of long-term, restricted
  investments                                   318     (5,020)        --       (4,702)     1,796  (106,338)         --   (109,244)
                                            --------  ---------  --------     --------- ---------  ---------    --------  --------
Net cash (used in) provided by
  investing                                   8,968     35,986         --       44,954      1,796  (559,401)         --   (512,651)
  activities
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common and Preferred Stock           --         --         --           --      5,614   456,529          --    462,143
Proceeds from issuance of conversion
  option to the investors of MSV                 --         --         --           --     18,411        --          --     18,411
Funding from parent/subsidiary               58,536     77,691   (110,122)      26,105    144,846        --    (170,951)        --
Principal payments under capital leases      (3,467)        --         --       (3,467)        --        --          --     (3,467)
Principal payments under vendor lease        (2,957)        --         --       (2,957)        --        --          --     (2,957)
Proceeds from Senior Secured
  Notes and Stock Purchase Warrants              --         --         --           --         --   322,889          --    322,889
Proceeds from bank financing, net                --     27,250         --       27,250     (1,000)       --          --     26,250
Debt issuance costs                              --         --         --           --         78    (8,365)         --     (8,287)
                                            --------  ---------  --------     --------  ---------  ---------    -------  ----------
  Net cash provided by (used in)
    financing activities                     52,112    104,941   (110,122)      46,931    167,949   771,053    (170,951)   814,982
  Net increase in cash and
    cash equivalents                          1,744         --         --        1,744         --   174,205          --    175,949
  CASH & CASH EQUIVALENTS, beginning
    of period                                   776         --         --          776         --    50,698          --     51,474
                                            --------  ---------  --------     --------  ---------  --------    --------  ---------
  CASH & CASH EQUIVALENTS, end
    of period                                $2,520        $--        $--       $2,520        $--  $224,903         $--   $227,423
                                            ========  =========  =========    ========  =========  ========    ========= =========



                 Condensed Consolidating Statement of Cash Flow
                             As of December 31, 1999
                                   (unaudited)
                                 (in thousands)

                                                                          Consolidated                                 Consolidated
                                        Subsidiary  Motient                 Motient     Motient                           Motient
                                        Guarantors  Holdings  Eliminations  Holdings     Parent   XM Radio  Eliminations  Parent
                                        ----------  --------  ------------ -----------   ------   --------  ------------  ------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                $(218,444) $(251,047)  $218,444   $(251,047)  $(330,931)  $(28,529)  $279,576   $(330,931)
Adjustments to reconcile net loss to
  net cash (used in) provided by
  operating activities:
Amortization of Guarantee Warrants and         --      7,261         --       7,261       8,563        477         --      16,301
  debt related costs
  Depreciation and amortization            54,923         --         --      54,923          --      1,385       (510)     55,798
  Satellite and related assets
   impairment charge                       97,419         --         --      97,419          --         --         --      97,419

  Extraordinary loss                           --         --         --          --      12,132         --         --      12,132
  Equity in loss in XM Radio                   --         --         --          --       6,692         --         --       6,692
  Non cash stock compensation of
   XM Radio                                    --         --         --          --          --      4,210         --       4,210
  Non-cash charge for beneficial
   conversion feature of note issued to
   parent                                      --         --         --          --          --      5,520     (5,520)         --

  Minority Interest                            --         --         --          --          --         --     (7,067)     (7,067)
  Net unrealized loss on marketable            --         --         --          --      37,318         --         --      37,318
   securities
  Changes in assets & liabilities:
  Inventory                               (10,023)        --         --     (10,023)         --         --         --     (10,023)
  Trade accounts receivable                (3,897)        --         --      (3,897)         --         --         --      (3,897)
  Other current assets                     (5,799)        20         --      (5,779)      3,451       (963)     3,842         551
  Accounts payable and accrued expenses    11,073        151         --      11,224       1,266      5,126       (901)     16,715
  Accrued interest on Senior Note              --        (83)        --         (83)         --         --         --         (83)
  Deferred trade payables                  (1,135)        --         --      (1,135)         --         --         --      (1,135)
  Deferred Items-- net                        171         --         --         171      (1,148)        --         --        (977)
                                        ----------  ---------  ---------  ----------  ----------- --------- ----------  -----------
  Net cash (used in) provided by
   operating activities                   (75,712)  (243,698)   218,444    (100,966)   (262,657)   (12,774)   269,420    (106,977)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property & equipment       (13,810)        --         --     (13,810)         --     (1,728)        --     (15,538)
  Purchase of XM Radio note receivable         --         --         --          --     (21,419)        --         --     (21,419)
  Investment in XM Radio                       --         --         --          --      (2,400)        --         --      (2,400)
  XM Radio Acquisition costs                   --         --         --          --        (951)       163         --        (788)
  Payment of escrow interest                   --     41,006         --      41,006          --         --         --      41,006
  System under construction                    --         --         --          --          --   (141,154)        --    (141,154)
  Purchase of short-term investments
   by XM Radio                                 --         --         --          --          --    (69,472)        --     (69,472)
  Other investing activities by XM Radio       --         --         --          --          --     (3,422)        --      (3,422)
  Purchase of long-term, restricted
   investments                              1,180     (4,427)        --      (3,247)     (1,669)        --         --      (4,916)
                                        ----------  ---------  ----------   ----------  ----------  --------- ----------  ---------
  Net cash (used in) provided by
   investing activities                   (12,630)    36,579         --      23,949     (26,439)  (215,613)        --    (218,103)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Common Stock                                 --         --         --          --     122,253    114,428         --     236,681
  Funding from parent/subsidiary           94,105    195,119   (218,444)     70,780     198,640         --   (269,420)         --
  Principal payments under capital
   leases                                  (5,982)        --         --      (5,982)         --         --         --      (5,982)
  Principal payments under Vendor
   Financing                               (1,290)        --         --      (1,290)         --         --         --      (1,290)
  Proceeds from Series A subordinated
   convertible note of XM Radio                --         --         --          --          --    250,000         --     250,000
  Proceeds from bank financing                 --     65,000         --      65,000          --         --         --      65,000
  Proceeds from note payable to related        --         --         --          --      21,500         --         --      21,500
   parts
  Repayment of XM Radio Bank loan              --         --         --          --          --        (73)        --         (73)
  Repayment of loan by XM Radio                --         --         --          --          --    (75,000)        --     (75,000)
  Repayment of revolver                        --    (53,000)        --     (53,000)         --         --         --     (53,000)
  Repayment of term loan                       --         --         --          --     (59,000)        --         --     (59,000)
  Proceeds from reduction of
   interest rate swap                          --         --         --          --       6,009         --         --       6,009

  Debt issuance costs                          --         --         --          --        (306)   (10,270)        --     (10,576)
                                        ----------  ---------  ---------  ----------   ---------- ---------  --------  -----------
  Net cash provided by (used in)
   financing activities                    86,833    207,119   (218,444)     75,508     289,096    279,085   (269,420)    374,269
Net (decrease)increase in cash and cash    (1,509)        --         --      (1,509)         --     50,698         --      49,189
equivalents
CASH & CASH EQUIVALENTS, beginning of       2,285         --         --       2,285          --         --         --       2,285
                                        ----------  ---------  ---------  ----------   ---------  --------- ----------  ----------
period
CASH & CASH EQUIVALENTS, end of period  $     776  $      --   $     --   $     776    $     --   $ 50,698 $       --   $  51,474
                                        ========== =========   ========   =========    ========   ======== ==========   =========




                                     PART II

                     Information not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

         The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by Motient. All amounts except the SEC registration fee are estimated.

                      SEC Registration Fee................$  5,439.99
                      Accounting Fees and Expenses........$ 65,000.00
                      Legal Fees and Expenses.............$ 75,000.00
                      Miscellaneous.......................$  9,560.01
                           Total..........................$155,000.00


Item 14.  Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses, including attorneys' fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         Our Restated Certificate of Incorporation provides that no director of Motient shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection, or any limitation of the liability of, a director of Motient existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that further provide for the indemnification of directors and officers in accordance with and to the fullest extent permitted by the DGCL.

         Additionally, Motient has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require Motient, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of Motient and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.


Item 15.  Recent Sales of Unregistered Securities

         On May 1, 2002, pursuant to Motient's plan of reorganization, 25,000,000 shares of Motient's common stock, par value $.01 per share, were issued. We expect an additional 97,256 shares of our common stock will be issued to certain of our creditors upon completion of the bankruptcy claims process.

         Additionally, pursuant to our plan of reorganization, holders of our pre-reorganization common stock became entitled to receive warrants to purchase an aggregate of approximately 1,496,512 shares of common stock. Of these, warrants to purchase an aggregate of approximately 1,481,539 shares are currently outstanding and warrants to purchase an aggregate of approximately 14,973 shares will be issued once Motient obtains an exemptive order from the U.S. Department of Labor permitting Motient's 401(k) savings plan to hold the warrants. The warrants may be exercised to purchase shares of our common stock at a price of $.01 per share, will expire May 1, 2004, or two years after the effective date of reorganization, and will not be exercisable unless and until the average closing price of our common stock for ninety consecutive trading days is equal to or greater than $15.44 per share.

         The shares of common stock and warrants to purchase shares of common stock described above were not registered under the Securities Act of 1933, as amended (the "Securities Act"). These securities either were issued or will be issued in reliance upon the exemption contained in Section 1145(a) of the Bankruptcy Code, which exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act.

         On July 24, 2000, Motient issued a warrant to purchase up to 457,122 shares of its pre-reorganization common stock to Yahoo! Inc. The warrant entitled Yahoo! to purchase the shares of common stock at an exercise price of $14.7375 per share. The warrant was exercisable until the earlier of: (i) July 24, 2004, and (ii) the effective date of the termination of the Promotion and Distribution Agreement, dated July 24, 2000, between Yahoo! and Motient.

         The warrant was not registered under the Securities Act. The Warrant was issued to Yahoo! pursuant to the terms of the Promotion Agreement. No underwriters were engaged in connection with the issuance of the warrant. Such issuance was made in reliance upon Section 4(2) of the Securities Act as a transaction not involving a public offering, Yahoo! having acquired the Warrant for its account without a view to the distribution thereof. The Yahoo! Warrant was cancelled in connection with our plan of reorganization.

         On June 29, 2000, Motient Satellite Ventures LLC, a Delaware limited liability company, or MSV, of which Motient was then the sole member, issued to several investors interests in MSV that represented, in the aggregate, an interest in the profits and losses of MSV of 20%, with Motient retaining 80% of the interests. The investors paid, in the aggregate, $50 million to MSV for their interests. The investors were: Telcom Satellite Ventures Inc., Columbia Space (QP), Inc., Columbia Space (AI), Inc., Columbia Space Partners, Inc., Spectrum Space Equity Investors IV, Inc., Spectrum Space IV Parallel, Inc., and Spectrum Space IV Managers, Inc.

         The interests purchased by the investors were not registered under the Securities Act. The interests were sold to the investors pursuant to the terms of an Investment Agreement, dated as of June 22, 2000, by and among Motient, MSV, and the investors. No underwriters were engaged in connection with the issuance of the interests. Such issuance was made in reliance upon Section 4(2) of the Securities Act as a transaction not involving a public offering, the investors having acquired the interests for their respective accounts without a view to the distribution thereof.


         Subject to the terms and conditions set forth in the Investment Agreement, the interests were convertible by the investors, at their election, into shares of our pre-reorganization common stock until June 29, 2002 (subject to extension in certain limited circumstances), at a conversion price determined at the time of exercise, between $12 and $20 per share, as specified in the Investment Agreement. This right could not be exercised, however, until after December 29, 2000, except under certain limited circumstances. The conversion right was cancelled in connection with our plan of reorganization.


Item 16.  Exhibits and Financial Statement Schedules

         (a) Exhibits

         The Exhibit Index filed herewith is incorporated herein by reference.

         (b) Financial Statement Schedules

         Financial Statement Schedules not included below have been omitted because they are not required or not applicable, or because the required information is shown in the financial statements or notes thereto.

         1.  Schedule I - Condensed Financial Information of Registrant.Page S-1

         2.  Schedule II - Valuation and Qualifying Accounts............Page S-9

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on May 8, 2002.

                                MOTIENT CORPORATION


                                By:/s/David H. Engvall
                                   ---------------------------------------------
                                   David H. Engvall
                                   Vice President, General Counsel and Secretary


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Walter V. Purnell, Jr. and David H. Engvall, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                Name                                               Title                                Date

                                             President and Chief Executive Officer and Director        May 2, 2002
/s/Walter V. Purnell, Jr.                             (Principal Executive Officer)
---------------------------------
Walter V. Purnell, Jr.

                                       Senior Vice President and Chief Financial Officer and Director  May 8, 2002
/s/W. Bartlett Snell                            (Principal Financial and Accounting Officer)
---------------------------------
W. Bartlett Snell

/s/Jared E. Abbruzzese                                            Director                             May 8, 2002
---------------------------------
Jared E. Abbruzzese

/s/Gerry S. Kittner                                               Director                             May 2, 2002
---------------------------------
Gerry S. Kittner

                                                                  Director                             May 8, 2002
---------------------------------
Steven G. Singer

/s/Jonelle St. John                                               Director                             May 8, 2002
---------------------------------
Jonelle St. John


                                      II-4

/s/Brandon G. Stranzl                                             Director                             May 8, 2002
---------------------------------
Brandon G. Stranzl

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on May 8, 2002.

                                MOTIENT CORPORATION


                                By:
                                   ---------------------------------------------
                                   David H. Engvall
                                   Vice President, General Counsel and Secretary




                Name                                               Title                                Date

                                             President and Chief Executive Officer and Director
                                                       (Principal Executive Officer)
---------------------------------
Walter V. Purnell, Jr.

                                       Senior Vice President and Chief Financial Officer and Director
                                                (Principal Financial and Accounting Officer)
---------------------------------
W. Bartlett Snell

                                                                  Director
---------------------------------
Jared E. Abbruzzese

                                                                  Director
---------------------------------
Gerry S. Kittner

/s/Steven G. Singer                                               Director                              May 8, 2002
---------------------------------
Steven G. Singer

                                                                  Director
---------------------------------
Jonelle St. John

                                                                  Director
---------------------------------
Brandon G. Stranzl

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Motient Corporation

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Motient Corporation and Subsidiaries (a Delaware corporation) included in this Form S-1 and have issued our report thereon dated March 19, 2002 (except with respect to the matter discussed in Note E, as to which the date is May 1, 2002). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 16 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ Arthur Andersen LLP
Vienna, Virginia
March 19, 2002 (except with respect to the matter discussed in Note E, as to which the date is May 1, 2002)

                                                                      SCHEDULE I

                               MOTIENT CORPORATION
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                              (Parent Company Only)
                            Condensed Balance Sheets

(in thousands)                                                                   December 31,
                                                                                 ------------
                                                                            2001             2000
                                                                            ----             ----

ASSETS


Current portion of prepaid interest                                            $---             $ 611
Other current assets                                                            453               246
Restricted long-term investments                                                ---            10,633
Note receivable from subsidiary                                              11,500            14,000
Deferred charges and other long-term assets                                     ---             1,452
Investment in subsidiaries                                                      ---            27,265
                                                                            --------           ------
Total assets                                                                $11,953           $54,207
                                                                            ========          =======
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued expenses                                        $1,864            $1,323
Note Payable to Rare Medium                                                  26,910               ---
Due to subsidiaries                                                         258,648               ---
Term Loan payable                                                               ---            40,000
                                                                           --------            ------
Total Liabilities                                                           287,422            41,323
Stockholders' Deficit:
Preferred Stock                                                                 ---               ---
Common Stock                                                                    557               495
Additional paid-in capital                                                  973,423           982,621
Common stock purchase warrants                                               81,773            80,292
Deferred compensation                                                          (247)             (134)
Unamortized guarantee warrants                                                   --           (11,504)
Accumulated loss                                                         (1,330,975)       (1,038,886)
                                                                         -----------       -----------
Total Stockholders' (Deficit) Equity                                       (275,469)           12,884
Total Liabilities and Stockholders' (Deficit) Equity                        $11,953           $54,207
                                                                            =======           =======

                                                                      SCHEDULE I

                               MOTIENT CORPORATION
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                              (Parent Company Only)
                       Condensed Statements of Operations


                                                               For the Years Ended December 31,

(in thousands)                                                   2001           2000           1999
                                                                 ----           ----           ----
Management fees from wholly-owned subsidiary                   $1,200         $1,200         $1,200
Operating Expenses
       Sales and marketing                                        ---            117            125
       General and administrative                               1,626          1,125            850
                                                                -----          -----            ---
       Total operating expenses                                 1,626          1,242            975
                                                                -----          -----            ---
(Loss) income from operations                                    (426)           (42)           225
Interest income                                                 1,325          1,375          4,536
Gain on call option                                             1,511            ---            ---
Gain on sale of XM Radio common stock                              68            ---            ---
Rare Medium merger costs                                       (4,054)           ---            ---
XM Radio equity investment impairment charge                  (81,467)           ---            ---
Gain on note payable to related party                             ---         36,779         (9,919)
Unrealized loss on note payable to related party                  ---            ---        (27,399)
Interest expense                                               (8,002)        (5,667)       (10,129)
                                                               -------        -------       --------
(Loss) income before net loss of subsidiaries                 (91,045)        32,445        (42,686)
       Net loss of subsidiaries - Note A                     (201,342)      (170,934)      (276,113)
                                                             ---------      ---------      ---------
Net Loss before extraordinary item                           (292,387)      (138,489)      (318,799)
Extraordinary gain (loss) on debt extinguishment                  298           (135)       (12,132)
                                                                  ---           -----       --------
Net Loss                                                    $(292,089)     $(138,624)     $(330,931)
                                                            ==========     ==========     ==========


                                                                      SCHEDULE I

                               MOTIENT CORPORATION
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                              (Parent Company Only)
                       Condensed Statements of Cash Flows


                                                                         For the Years Ended December 31,

(in thousands)                                                             2001          2000        1999
                                                                           ----          ----        ----

Cash Provided from Operating Activities                                $(5,658)       $1,189       $13,456
Investing Activities

      Proceeds from the sale of XM Radio common stock                   38,289            --            --
      Investment in MSV                                                 (2,500)           --            --
      Purchase of XM Radio note receivable                                  --            --       (21,419)
      Investment in XM Radio                                                --            --        (3,351)
      Proceeds from release of escrows                                  10,633         1,796        (1,669)
      Advances to and investment in subsidiaries                       (65,067)      (26.461)      (77,473)
                                                                      --------      --------       --------
Cash used in investing activities                                      (18,645)      (24,665)     (103,912)
Financing Activities
      Proceeds Rare Medium note                                         50,000            --            --
      Proceeds from the issuance of Warrants                                --            --            --
      Proceeds from reduction of interest rate swap                         --            --         6,009
      Proceeds from note payable to related party                           --            --        21,500
      Debt issuance costs                                                 (551)           78          (306)
      Proceeds from issuance of conversion option to the
      investors of MSV                                                      --        18,411            --
      Repayment of Term Facility                                       (25,500)       (1,000)      (59,000)
      Proceeds from sale of Common Stock                                   354         5,987       122,253
                                                                           ---         -----       -------
Cash Provided by Financing Activities                                   24,303        23,476        90,456
                                                                        ------        ------        ------
Increase for the period                                                     --            --            --
Beginning of period                                                         --            --            --
                                                                            --            --            --
End of period                                                             $ --          $ --          $ --
                                                                          ====          ====          ====



                                                                      SCHEDULE I

                               MOTIENT CORPORATION
                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                              (Parent Company Only)

                     Notes to Condensed Financial Statements

Note A -- Background and Basis of Presentation

Motient Corporation ("Motient" or the "Company") is a holding company that presently has four wholly-owned subsidiaries and an interest in Mobile Satellite Ventures LP ("MSV"). Motient Communications Inc. ("Motient Communications") owns the assets comprising Motient's core wireless business. The other three subsidiaries hold no material operating assets other than the stock of other subsidiaries or Motient's interests in MSV. The Company's indirect, less-than 50% interest in MSV is not consolidated with Motient including for financial statement purposes.

Motient Communications provides two-way mobile communications services principally to business-to-business customers and enterprises, serving a variety of markets including mobile professionals, telemetry, transportation, and field service. Motient Communications also provides its eLinksm brand two-way wireless email services to customers accessing email through corporate servers, Internet Service Providers ("ISP"), Mail Service Provider ("MSP") accounts, and paging network suppliers, and also offers its BlackBerry TM by Motient wireless email solution, developed by Research In Motion ("RIM") and licensed to operate on Motient Communication's network. BlackBerry TM by Motient is designed for large corporate accounts operating in a Microsoft Exchange or Lotus Notes environment and contains advanced encryption features.

Motient Communications is devoting its efforts to expanding its wireless business. This effort involves substantial risk. Future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Company's financial condition and its ability to meet future debt service obligations or to pay dividends. The Company has not paid any dividends since inception and does not plan on paying dividends on its Common Stock in the foreseeable future.

Certain factors have placed significant pressures on the Company's financial condition and liquidity position, especially in recent periods. For a variety of reasons, the Company's subsidiaries have not been able to accelerate revenue growth at the pace required to enable them to generate cash in excess of their operating expenses. These factors include competition from other wireless data suppliers and other wireless communications providers with greater resources, cash constraints that have limited Motient Communication's ability to generate greater demand, unanticipated technological and development delays, and general economic factors. During 2001, in particular, Motient Communication's efforts were also hindered by the downturn in the economy and capital markets. These factors contributed to the Company's decision to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in January 2002. See "Motient's Chapter 11 Filing" below.

XM Radio

As of December 31, 2000, Motient had an equity interest of approximately 33.1% (or 21.3% on a fully diluted basis) in XM Satellite Radio Holdings Inc. ("XM Radio"), a public company; and, as of December 31, 2000 the Company controlled XM Radio through Board of Director membership and common stock voting rights. As a result, all of XM Radio's results for the period from July 7, 1999, (the date Motient acquired 100% voting interest of XM Radio) through December 31, 2000 have been included in the Company's consolidated financial statements. Prior to July 7, 1999, the Company's investment in XM Radio was accounted for pursuant to the equity method of accounting.

In January 2001, pursuant to Federal Communications Commission ("FCC") approval authorizing Motient to relinquish control of XM Radio, the number of directors appointed by the Company to XM Radio's Board of Directors was reduced to less than 50% of XM Radio directors, and the Company converted a portion of its super-voting Class B Common Stock of XM Radio to Class A Common Stock. As a result, the Company ceased to control XM Radio, and, for the period from January 1, 2001, through November 19, 2001, accounted for its investment in XM Radio pursuant to the equity method of accounting. As described below, as of November 19, 2001, the Company ceased to own any shares of XM Radio common stock.

Mobile Satellite Ventures LP

On June 29, 2000, the Company formed a joint venture subsidiary, Mobile Satellite Ventures LP, ("MSV"), in which it owned, until November 26, 2001, 80% of the membership interests. The remaining 20% interests in MSV were owned by three investors unrelated to Motient; however, the minority investors had certain participating rights which provided for their participation in certain business decisions that were made in the normal course of business; therefore, in accordance with Emerging Issues Task Force Issue No 96-16, the Company's investment in MSV has been recorded for all periods presented pursuant to the equity method of accounting.

On November 26, 2001, a subsidiary of the Company, Motient Services Inc. ("Motient Services") sold the assets comprising its satellite communications business to MSV, as part of a transaction in which certain other parties joined MSV, including TMI Communications and Company Limited Partnership ("TMI"), a Canadian satellite services provider. In consideration for its satellite business assets, Motient Services received the following: (1) a $24 million cash payment in June 2000, (2) a $41 million cash payment paid at closing on November 26, 2001, net of $4 million retained by MSV to fund Motient Services' future real estate sublease from MSV, for rent and utilities and (3) a 5-year $15 million note. In this transaction, TMI also contributed its satellite communications business assets to MSV. In addition, the Company purchased a $2.5 million convertible note issued by MSV, and certain other investors, including a subsidiary of Rare Medium Group, Inc. ("Rare Medium"), purchased a total of $52.5 million of convertible notes. As of December 31, 2001, the Company had a ownership percentage, on an undiluted basis, of approximately 48% of MSV.

Assuming that all of MSV's convertible notes are converted into limited partnership units of MSV, Motient would have a 33.3% equity interest in MSV.

MSV has also filed a separate application with the FCC with respect to MSV's plans for a new generation satellite system utilizing ancillary terrestrial base stations. Within 90 days of the receipt of approval and final order from the FCC, and provided that such approval occurs by March 31, 2003, certain of the investors (excluding Motient) in MSV will invest an additional $50 million in MSV and receive additional equity interests. Upon consummation of such additional investment, an $11.5 million note, issued by MSV to TMI and the $15 million note to Motient Services will be repaid in full, and Motient's ownership interest in MSV will be reduced to approximately 25.5%.

Merger Agreement with Rare Medium Group, Inc.

On May 14, 2001, the Company signed a definitive merger agreement with Rare Medium pursuant to which the Company would acquire Rare Medium. On October 1, 2001, the Company and Rare Medium announced their mutual termination of the merger. The Company recorded a charge of $4.1 million in 2001 representing costs incurred by the Company to pursue this transaction.

Investment in Subsidiaries

In the Company-only financial statements, the Company's investment in subsidiaries is stated at cost less losses of subsidiaries. The net loss of subsidiaries is included in these financial statements using the equity method of accounting. Certain amounts have been reclassified from prior years to reflect the push down of interest expense related to the Revolving Credit Facility (see below) held by its subsidiaries. The Company has entered into various transactions with its subsidiaries which have not been eliminated in the December 31, 2001 audited consolidated financial statements and are summarized as follows:


                                                                   2001            2000          1999
                                                                   ----            ----          ----

Investment in and amounts due from subsidiaries                    $---          $7,579       $13,038

Management fees                                                   1,200           1,200         1,200

Interest income                                                     909             795         3,982

Interest expense allocated to subsidiaries                        3,638           4,112         4,211


Note B -- Investment in Subsidiaries and Liquidity and Financing Requirements

As stated in Note A, the Company records its investment in subsidiaries on the equity method of accounting. The recoverability of the Company's investments is subject to the risks associated with expanding a developing business. Specifically, future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the subsidiaries' financial condition and future results of operations.

Liquidity and Financing Requirements

As described below under "Motient's Chapter 11 Filing," in January 2002, the Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. One of the principal goals of the reorganization process is to significantly deleverage Motient's balance sheet, and the balance sheet of Motient's subsidiary, Motient Holdings Inc. ("Motient Holdings") which has senior notes outstanding in the amount of $335 million, so that Motient's and Motient Holdings' ongoing interest expense is substantially reduced.

If Motient's plan of reorganization is confirmed, a newly formed wholly-owned subsidiary of the Company, which would have no operations, would have approximately $19.0 million of debt due to Rare Medium. Additionally, the court may, at its discretion, allow certain other claims to become indebtedness of this new subsidiary; however, the Company does not believe that the total debt remaining at this new subsidiary would be in excess of $21.0 million. The Company would not be a guarantor of any of this debt. The Company is, however, a guarantor to certain other capital leases and vendor financing held by Motient Communications in the amount of $12.3 million.

There can be no assurance that the operations of Motient Communications will become profitable, and no assurance can be made that operating cash flow will be adequate to fund the principal and interest payments, if any, under the Company's post-reorganization indebtedness when due.

During 2001, the Company executed the following liquidity-related transactions and initiatives to assist in funding Motient Communications and Motient Services, and to reduce its debt and that of Motient Holdings:

In January and February 2001, the Company sold, in two separate transactions, 2 million shares of its XM Radio Class A Common Stock, at an average price of $16.77 per share, for total proceeds of $33.5 million. Approximately $8.5 million of the proceeds were used to repay and permanently reduce its bank financing.

In the second and third quarters of 2001, the Company received a total of $50 million from Rare Medium, and issued Rare Medium notes payable for such amount at 12.5% annual interest. Of the total of $50 million that the Company received, it used $12.25 million to repay and permanently reduce its bank financing, and $36.75 million was used to fund general operations. These notes were collateralized by 5 million of the Company's XM Radio shares. On October 12, 2001, in accordance with the terms of the notes, the Company repaid $26.2 million of the Rare Medium notes, representing $23.8 million in principal and $2.4 million of accrued interest, in exchange for 5 million of the Company's XM Radio shares. The $26.9 million of principal and accrued interest remaining outstanding at December 31, 2001 is unsecured.

On November 6, 2001, the agent for the bank lenders under the Company's term loan facility and revolving credit facility (the "Bank Financing") declared all loans under the Bank Financing immediately due and payable, due to the existence of several events of default under the Bank Financing. On the same date, the bank lenders sought payment in full from Hughes Electronics Corporation, Singapore Telecommunications, Ltd. and Baron Capital Partners, L.P. (collectively, the "Bank Guarantors") for the accelerated loan obligations. The Bank Guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, the Company had a reimbursement obligation to the Bank Guarantors in the amount of $97.6 million, which included accrued interest and fees.

On November 19, 2001, the Company sold 500,000 shares of its XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of $4,75 million. The net proceeds from this sale were paid to the Bank Guarantors, thereby reducing the amount of the Company's reimbursement obligation to the Bank Guarantors by such amount. Also on November 19, 2001, the Company delivered all of its remaining 9,257,262 shares of XM Radio common stock to the Bank Guarantors in full satisfaction of the entire remaining amount of our reimbursement obligations to the Bank Guarantors. Upon delivery of these shares, the Bank Guarantors released the Company from all of its remaining obligations to the Bank Guarantors under the Bank Financing and the related guarantees and reimbursement and security agreements.

As a result of the delivery of the shares of XM Radio common stock described above, the maturity of the Rare Medium Notes was accelerated to November 19, 2001.

On December 28, 2001, the Company negotiated the release of a $10 million escrow held by Motorola, Inc. ("Motorola") in accordance with a customer guarantee. Motorola applied a portion of this escrow to accounts payable for maintenance work and past-due payments under a financing agreement between Motient Communications and Motorola. Approximately $4.9 million of the balance of the escrow was released to Motorola and will be used to fund future maintenance costs that Motient Communications incurs under its maintenance contract. It is expected that this balance will be fully utilized by the end of the third quarter of 2002.

Motient's Chapter 11 Filing

On October 1, 2001, Motient Holdings announced that it would not make a $20.5 million semi-annual interest payment due on its senior notes on such date. On November 26, 2001, the senior note trustee declared all amounts owed under the senior notes immediately due and payable.

Following these events, the Company determined that the continued viability of its business required restructuring its highly leveraged capital structure. In October 2001, the Company retained Credit Suisse First Boston ("CSFB") as financial advisors to assist in restructuring the Company's debt. Shortly thereafter, the Company and CSFB began meeting with the principal creditor constituencies, represented by (a) the Bank Guarantors, (b) an informal committee (the "Informal Committee") representing the holders of the 12.25% senior notes due 2008 issued by Motient Holdings, and (c) Rare Medium.

In January 2002, the Company and the Informal Committee reached an agreement in principle with respect to the primary terms of a plan of reorganization of Motient and its principal subsidiaries, and on January 10, 2002, the Company filed for protection under Chapter 11 of the Bankruptcy Code. The Company's Amended Joint Plan of Reorganization was filed with the U.S. Bankruptcy Court for the Eastern District of Virginia on February 28, 2002. The cases are being jointly administered under the case name "In Re Motient Corporation, et. al.," Case No. 02-80125.

The plan generally provides that holders of the senior notes will exchange their notes for new Motient stock to be issued pursuant to the plan. Shares of common stock held by existing common stockholders will be cancelled, and the existing common stockholders will receive warrants with a nominal strike price to purchase five percent of the common stock (on a fully diluted basis) in the reorganized company. The warrants will have a term of two years and will be exercisable once the holders of the senior notes have recovered 105% of the face amount of their investment. Warrants or options to purchase existing common stock that are outstanding as of the effective date will be cancelled.

Further details regarding the Plan are contained in Motient's Disclosure Statement with respect to the Plan, which is filed as Exhibit 99.2 to Motient's Current Report on 8-K dated March 4, 2002.

Summary of Liquidity and Financing Sources for the Core Wireless Business

If the Company is successful in restructuring a substantial portion of its debt, it anticipates that the funding requirements of its wholly-owned subsidiaries through 2002 would be met with cash on hand, net cash from operations, and proceeds realized through the sale of inventory relating to eLink and BlackBerry TM. The Company's projected cash requirements are based on certain assumptions about the Company's business model and projected growth rate, including, specifically, assumed rates of growth in subscriber activations and assumed rates of growth of service revenue. While the Company believes these assumptions are reasonable, these growth rates are difficult to predict and there is no assurance that the actual results that are experienced will meet the assumptions included in the Company's business model and projections. If the results of operations are less favorable than currently anticipated, the Company's cash requirements will be more than projected, and it will require additional financing in amounts that may be material. The type, timing and terms of financing that the Company selects will be dependent upon its cash needs, the availability of financing sources and the prevailing conditions in the financial markets. The Company cannot guarantee that additional financing sources will be available at any given time or available on favorable terms.

Additionally, the Company believes that $15.0 million (plus accrued interest), less any amount required to be used to prepay the note payable to Rare Medium, would be available to the operating subsidiaries upon the second closing of the MSV transaction and the associated repayment of the note that was issued at the November 2001 closing of the MSV transaction. This second closing and note repayment is contingent upon the FCC's approval and final order of MSV's terrestrial re-use application, which may not occur by the time the Company would need the funds, or may not occur at all.

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The successful implementation of the Company's business plan requires substantial funds to finance the maintenance and growth of its operations, network and subscriber base and to expand into new markets. The Company has an accumulated deficit and has historically incurred losses from operations which are expected to continue for additional periods in the future. There can be no assurance that its operations will become profitable. These factors, along with the Company's negative operating cash flows have placed significant pressures on the Company's financial condition and liquidity position, resulting in the Company seeking a financial restructuring through a Chapter 11 filing, and create substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the possible effects on the recoverability and classification of assets or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note C -- Debt

Rare Medium Notes

In 2001 Motient received a total of $50 million from Rare Medium, and issued Rare Medium notes payable for such amount at 12.5% annual interest. These notes were collateralized by 5 million of the Company's XM Radio shares. On October 12, 2001, in accordance with the terms of the notes, the Company repaid $26.2 million of the Rare Medium notes, representing $23.8 million in principal and $2.4 million of accrued interest, in exchange for 5 million of its XM Radio shares. The $26.9 million of principal and accrued interest remaining outstanding at December 31, 2001 is unsecured.

As a result of the delivery of the shares of XM Radio common stock described above (see Note 1 Liquidity and Financing Requirements), the maturity of the Rare Medium Notes was accelerated to November 19, 2001. The Rare Medium note is currently in default. Under the Company's plan of reorganization, the Company expects that the Rare Medium notes will be cancelled and replaced by a new note in the principal amount of $19.0 million. The new note will be issued by a new subsidiary of Motient Corporation that will own 100% of Motient Ventures Holding Inc., which owns all of the Company's interests in MSV. The new note will have a term of 3 years and will carry interest at 9%. The new note would allow the Subsidiary to elect to accrue interest and add it to the principal, instead of paying interest in cash. The note will require that it be prepaid using 25% of the proceeds of any repayment of the $15 million note from MSV.

Bank Financing

In March 1998, the Company entered into a $200 million Bank Financing consisting of two facilities: (1) the Revolving Credit Facility, held by Motient Holdings, a $100 million unsecured five-year reducing revolving credit facility maturing March 31, 2003, and (2) the Term Loan Facility, held by the Company, a $100 million five-year, term loan facility with up to three additional one-year extensions subject to the lenders' approval. In 1999, the Term Loan Facility was reduced to $41 million. In 2000, the Term Loan Facility was reduced to $40 million, and the Revolving Credit Facility was reduced to $77.25 million. During 2001, the Bank Financing was completely extinguished.

The Term Loan Facility

The Term Loan Facility bore an interest rate, generally, of 100 basis points above London Interbank Offered Rate ("LIBOR"). The Term Loan Agreement did not include any scheduled amortization until maturity, but did contain certain provisions for prepayment based on certain proceeds received by the Company, unless otherwise waived by the banks and the Bank Facility Guarantors.

The Revolving Credit Facility

The Revolving Credit Facility bore an interest rate, generally, of 100 basis points above LIBOR and was unsecured, with a negative pledge on the assets of Motient Holdings and its subsidiaries and ranked pari passu with the Senior Notes. Certain proceeds received by Motient Holdings were required to repay and reduce the Revolving Credit Facility, unless otherwise waived by the banks and the Bank Facility Guarantors.

The Guarantees

In connection with the Bank Financing, Hughes Electronics Corporation, Singapore Telecommunications, Ltd. and Baron Capital Partners, L.P. (collectively, the "Bank Facility Guarantors"), extended separate guarantees of the obligations of each of Motient Holdings and the Company to the banks, which on a several basis aggregated to $200 million. In their agreement with each of Motient Holdings and the Company (the "Guarantee Issuance Agreement"), the Bank Facility Guarantors agreed to make their guarantees available for the Bank Financing. In exchange for the additional risks undertaken by the Bank Facility Guarantors in connection with the Bank Financing, the Company agreed to compensate the Bank Facility Guarantors, principally in the form of 1 million additional warrants and re-pricing of 5.5 million warrants previously issued in connection with the original Bank Facility (together, the "Guarantee Warrants"). The Guarantee Warrants were issued with an exercise price of $12.51 and were valued at approximately $17.7 million. The amounts initially assigned to the Guarantee Warrants and subsequent repricings are recorded as Common Stock Purchase Warrants and Unamortized Guarantee Warrants in the accompanying consolidated balance sheets. The amount assigned to Unamortized Guarantee Warrants was amortized to interest expense over the life of the related debt. On March 29, 1999, the Bank Facility Guarantors agreed to eliminate certain covenants contained in the Guarantee Issuance Agreement relating to earnings before interest, depreciation, amortization, and taxes ("EBITDA") and service revenue. In exchange for this elimination of covenants, the Company agreed to re-price their Guarantee Warrants, effective April 1,1999, from $12.51 to $7.50. The value of the re-pricing was approximately $1.5 million.

As a result of the automatic application of certain adjustment provisions following the issuance of the 7.0 million shares in the August 1999 public offering, the exercise price of the Guarantee Warrants was reduced to $7.3571 per share and the Guarantee Warrants became exercisable for an additional 126,250 shares. The additional Guarantee Warrants and re-pricing were valued at $2.4 million. Additionally, in June 2000, the Bank Facility Guarantors agreed to partially reduce the debt repayment requirements associated with the MSV transaction. In exchange, the Company further reduced the price of the Guarantee Warrants to $6.25, which was valued at $1.4 million. In 2001, the Bank Facility Guarantors agreed to waive certain repayment obligations under the Bank Financing. In exchange for these waivers, the Company repriced the warrants held by certain of the Bank Facility Guarantors from $6.25 to $1.31 per share, and issued new warrants to one Bank Facility Guarantor with an exercise price of $1.31 per share. The value of the repricing and warrant issuance was $2.3 million.

Further, in connection with the Guarantee Issuance Agreement, the Company had agreed to reimburse the Bank Facility Guarantors in the event that the Guarantors were required to make payment under the Bank Financing guarantees, and, in connection with this reimbursement commitment it provided the Bank Facility Guarantors a junior security interest with respect to the assets of the Company, principally its stockholdings in XM Radio and Motient Holdings.

Debt Extinguishments

In 1999, the Company raised $116 million, net of underwriting discounts and expenses, through the issuance of 7.0 million shares of common stock in a public offering. Of the net proceeds, $59 million was used to pay down a portion of the Term Loan Facility. In 2000, the Company paid down and permanently reduced the Term Loan Facility by an additional $1 million with proceeds from stock and warrant exercises, and the Revolving Credit Facility was permanently reduced by $22.8 million with a portion of the proceeds from the sales of certain of Motient Services' satellite assets. In 2001, the Company sold 2.5 million shares of XM Radio stock and used $8.5 million of the proceeds to permanently reduce the Term Loan Facility. Additionally, $12.25 million of proceeds from the Rare Medium Note were used to pay down and permanently reduce the Term Loan Facility.

On November 6, 2001, the agent for the bank lenders under the Bank Financing declared all loans under the Bank Financing immediately due and payable, due to the existence of several events of default under the Bank Financing. On the same date, the bank lenders sought payment in full from the Bank Financing Guarantors for the accelerated loan obligations. The Bank Facility Guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, the Company had a reimbursement obligation to the Bank Guarantors in the amount of $97.6 million, which included accrued interest and fees.

On November 19, 2001, the Company sold 500,000 shares of its XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of $4.75 million. The net proceeds from this sale were paid to the Bank Facility Guarantors, thereby reducing the amount of its reimbursement obligation to the Bank Facility Guarantors by such amount. Also on November 19, 2001, the Company delivered all of its remaining 9,257,262 shares of XM Radio common stock to the Bank Facility Guarantors in full satisfaction of the entire remaining amount of its reimbursement obligations to the Bank Facility Guarantors. Upon delivery of these shares, the Bank Facility Guarantors released the Company from all of its remaining obligations to the Bank Facility Guarantors under the Bank Financing and the related guarantees and reimbursement and security agreements. The Company delivered 7,108,184 shares to Hughes Electronics Corporation, 964,640 shares to Singapore Telecommunications, Ltd., and 1,184,438 shares to Baron Capital Partners, L.P.

As a result of the permanent reductions of the Term Facility, the Company recorded an extraordinary gain on extinguishment of debt of approximately $0.3 million in 2001, a loss of $0.1 million in 2000 and a loss of $12.1 million in 1999, which reflects the write-off, on a pro-rata basis, of unamortized Guarantee Warrants and deferred financing fees associated with the placement of the Bank Financing.

Interest Rate Swap Agreement

In connection with the Bank Financing, the Company entered into an interest rate swap agreement, with an implied annual rate of 6.51%. The swap agreement reduces the impact of interest rate increases on the Term Loan Facility. The Company paid a fixed fee of approximately $17.9 million for the swap agreement. In return, the counter-party is obligated to pay a variable rate equal to LIBOR plus 50 basis points, paid on a quarterly basis directly to the respective banks on behalf of the Company, on a notional amount of $100 million until the termination date of March 31, 2001. In connection with the pay down of a portion of the Term Loan Facility during 1999, the Company reduced the notional amount of its swap agreement from $100 million to $41 million and realized net proceeds of approximately $6 million due to early termination of a portion of the swap agreement. The interest rate swap expired in March 2001.

All wholly owned subsidiaries of the Company are subject to financing agreements that limit the amount of cash dividends and loans that can be advanced to the Company. At December 31, 2001, all of the subsidiaries' net assets were restricted under these agreements. These restrictions will have an impact on the Company's ability to pay dividends.

Note D -- Subsequent Events

On January 10, 2002, the Company and certain of its subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code. The Company's Amended Joint Plan of Reorganization was filed with the U.S. Bankruptcy Court for the Eastern District of Virginia on February 28, 2002. The cases are being jointly administered under the case name "In Re Motient Corporation, et. al.," Case No. 02-80125.

The plan generally provides that holders of the senior notes will exchange their notes for new Motient stock to be issued pursuant to the plan. Shares of common stock held by existing common stockholders will be cancelled, and the existing common stockholders will receive warrants with a nominal strike price to purchase five percent of the common stock (on a fully diluted basis) in the reorganized company. The warrants will have a term of two years and will be exercisable once the holders of the senior notes have recovered 105% of the face amount of their investment. Warrants or options to purchase existing common stock that are outstanding as of the effective date will be cancelled.

Further details regarding the plan are contained in Motient's Disclosure Statement with respect to the Plan, a copy of which was filed as an exhibit to Motient's Form 8-K on March 4, 2002.

Note E - Additional Subsequent Events

On April 26, 2002, the United States Bankruptcy Court for the Eastern District of Virginia entered an order, dated April 26, 2002, confirming the amended joint plan of reorganization filed by Motient and three of its subsidiaries under Chapter 11 of the U.S. Bankruptcy Code.

The plan of reorganization became effective on May 1, 2002. On May 1, 2002, Motient adopted the provisions of "fresh start" accounting, which require Motient to restate all assets and liabilities to their fair values based upon the provisions of the plan of reorganization. Motient has not yet determined the impact of "fresh start" accounting on its historical consolidated financial statements.



                                                             SCHEDULE II
                                                  VALUATION AND QUALIFYING ACCOUNTS
                                             YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                  Charged
                                                Balance at    to Costs                    Balance at
                                                 Beginning      and                         End of
Description                                       of Year     Expenses       Deductions      Year
-----------                                       -------     --------       ----------      ----
1999

   Allowance for doubtful accounts                  $935       1,309           (1,019)      1,225

2000
   Allowance for doubtful accounts                 1,225       1,668           (1,576)      1,317

2001
   Allowance for doubtful accounts                 1,317       1,375           (1,728)        964



                                 Exhibit Index

 2.1  -   Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the
          Bankruptcy Code, dated February 27, 2002 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated March 4, 2002 (File No. 0-23044).

 3.1 - Restated Certificate of Incorporation of the Company (as restated effective May 1, 2002) (Incorporated by reference to Exhibit 3.1 of the Company's Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

 3.2 - Amended and Restated Bylaws of the Company (as amended and restated effective) May 1, 2002) (Incorporated by reference to Exhibit 3.1 of the Company's Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

 4.1  -   Specimen of Common  Stock  Certificate  (Incorporated  by reference to
          Exhibit 4.1 of the Company's Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

 4.2 - Warrant Agreement between the Registrant and Equiserve Trust Company, N.A., as warrant agent, dated May 1, 2002 (Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A, filed May 1, 2002).

 4.2a - Specimen of Warrant Certificate of the Company (Incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form 8-A, filed May 1, 2002).

 5.1**- Opinion of General Counsel of Motient Corporation, regarding the legality of the common stock registered hereby.

10.1* - Motient Corporation Stock Award Plan (as amended and restated effective May 23, 2000) (Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

10.2a*- Form of Nonstatutory Stock Option Agreement under the Stock Award Plan (Incorporated by reference to Exhibit 10.6a to the Company's Annual Report on Form 10-K for the year ended December 31, 1999).

10.3b*- Form of Restricted Stock Agreement, dated September 25, 2001, used for grants of restricted stock in the Company's Option Exchange Program completed on September 25, 2001 (Incorporated by reference to Exhibit 10.6b to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

10.4* - Form of Directors and Officers Indemnification Agreement (Incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-23044))

10.5 - Deed of Lease at Reston, Virginia, dated February 4, 1993 and amended June 21, 1993, between Motient Services Inc. and Trust Company of the West as Trustee (Incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-1 (Reg. No. 33-70468))

10.5a - Amendment No. 4 to Deed of Lease, dated October 7, 1994, between Motient Services Inc. and Trust Company of the West as Trustee (Incorporated by reference to Exhibit 10.20a to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-23044))

10.5b - Sub-lease Agreement, dated as of November 26, 2001 between Motient Services Inc. and Mobile Satellite Ventures LP (Incorporated by reference to Exhibit 10.14b to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

10.5c  -  Assignment and Assumption of Deed of Lease for Reston Premises,  dated
          November 8, 2001 (Incorporated by reference to Exhibit 10.14c to the Company's Annual Report on Form 10-K for the year ended December 31,
          2001).

10.6 - Credit Agreement by and between Motorola Inc. and ARDIS Company dated June 17, 1998 (Incorporated by reference to Exhibit 10.61 to the Company's Current Report on Form 10-Q dated June 30, 1998 (File No. 0-23044)).

10.6a - Amendment No. 2, dated September 1, 2000, to the Credit Agreement, dated as of June 17, 1998, by and between Motorola, Inc. and Motient Communications Company (formerly known as ARDIS Company) (Incorporated by reference to Exhibit 10.22a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-23044)).

10.6b  -  Assumption,  Release,  Amendment  and  Waiver  Agreement  by and among
          Motorola, Inc., Motient Communications Inc. and Motient Communications Company, dated as of December 29, 2000 (Incorporated by reference to Exhibit 10.22b to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

10.7 - Indenture of Motient Holdings Inc., Series A and Series B, 12 1/4% senior notes Due 2008, dated March 31, 1998 (Incorporated by reference to Registration Statement on Form S-4 filed on May 15, 1998 (File No. 333-52777)).

10.8 - Term Credit Agreement dated as of March 31, 1998 among the Company, Morgan Guaranty Trust Company of New York, Toronto Dominion (Texas), Inc. and other banks party thereto (Incorporated by reference to Exhibit 10.61 to the Company's Current Report on Form 10-Q dated March 31, 1998 (File No. 0-23044)).

10.8a - Term Loan Master Agreement, dated as of November 19, 2001, by and among the Company, Hughes Electronics Corporation, Baron Capital Partners, L.P., and Singapore Telecommunications Ltd. (incorporated by reference to Exhibit 10.34k to the Company's Current Report on Form 8-K dated November 19, 2001 (File No. 0-23044)).

10.9 - Revolving Credit Agreement dated as of March 31, 1998 among Motient Holdings Inc., the Company, Morgan Guaranty Trust Company of New York and Toronto Dominion (Texas), Inc. and other banks party thereto (Incorporated by reference to Exhibit 10.61 to the Company's Current Report on Form 10-Q dated March 31, 1998 (File No. 0-23044)).

10.9a - Revolving Loan Master Agreement, dated as of November 19, 2001, by and among the Company, Hughes Electronics Corporation, Baron Capital Partners, L.P., and Singapore Telecommunications Ltd. (incorporated by reference to Exhibit 10.35j to the Company's Current Report on Form 8-K dated November 19, 2001 (File No. 0-23044)).

10.10 - Investment Agreement dated as of June 22, 2000, by and among the Company, Motient Satellite Ventures LLC, and certain other investors (Incorporated by reference to Exhibit 10.41 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-23044)).

10.11 - Asset Sale Agreement between Motient Satellite Ventures LLC and Motient Services Inc. dated as of June 29, 2000 (Incorporated by reference to Exhibit 10.42 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-23044)).

10.11a - Amendment No. 1, dated as of November 29, 2000, to Asset Sale Agreement, dated as of June 29, 2000, between Motient Satellite Ventures LLC and Motient Services Inc. (incorporated by reference to
          Exhibit 10.42a to the Company's annual report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.11b - Amended and Restated Asset Sale Agreement, dated as of January 8, 2001, between Mobile Satellite Ventures LLC and Motient Services Inc. (incorporated by reference to Exhibit 10.42b to the Company's annual report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.11c - Amendment, dated as of October 12, 2001, to the Amended and Restated Asset Sale Agreement, dated as of January 8, 2001, by and between Motient Services Inc. and Mobile Satellite Ventures LLC (incorporated by reference to Exhibit 10.42c to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044)).

10.12 - Research and Development, Marketing and Service Agreement, dated as of June 29, 2000, by and between Motient Satellite Ventures LLC and Motient Services Inc. (Incorporated by reference to Exhibit 10.43 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-23044)).

10.12a - Amendment, dated as of January 8, 2001, to Research and Development, Marketing and Service Agreement (Incorporated by reference to Exhibit 10.43a to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.13 - Asset Sale Agreement, dated November 29, 2000, by and among the Company, Motient Services Inc. and Aether Systems, Inc. (Incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.14 - January 2001 Investment Agreement, dated as of January 8, 2001, by and among the Company, Mobile Satellite Ventures LLC, TMI Communications and Company, Limited Partnership, and the other investors named therein (Incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.15 - Document Standstill and Termination Agreement, dated as of January 8, 2001, by and among the Company, Mobile Satellite Ventures LLC, Motient Services Inc., and certain investors named therein (incorporated by reference to Exhibit 10.50 to the Company's annual report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.15a - Amended and Restated Document Standstill and Termination Agreement, dated as of October 12, 2001 (Incorporated by reference to Exhibit 10.50a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.16 - Note Purchase Agreement dated as of April 2, 2001 between Motient and Rare Medium Group, Inc. (incorporated by reference to Exhibit 10.112 to Motient's registration statement on Form S-4 (File No. 333-63826))

10.16a - Letter Agreement, dated October 1, 2001, between Rare Medium Group, Inc. and Motient Corporation (incorporated by reference to Exhibit 10.54a to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.16b - Letter Agreement between Rare Medium Group, Inc. and Motient Corporation, dated October 8, 2001 (incorporated by reference to
          Exhibit 10.54b to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.16c - Letter Agreement between Rare Medium Group, Inc. and Motient Corporation, dated October 12, 2001 (incorporated by reference to
          Exhibit 10.54c to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.17 - Amended and Restated Investment Agreement, dated October 12, 2001, by and among Motient Corporation, Mobile Satellite Ventures LLC, TMI Communications and Company, Limited Partnership, and the other investors named therein (incorporated by reference to Exhibit 10.55 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.18 - Form of Stockholders' Agreement of Mobile Satellite Ventures GP Inc. (incorporated by reference to Exhibit 10.56 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.18a - Stockholders' Agreement, dated as of November 26, 2001, of Mobile Satellite Ventures GP Inc. (incorporated by reference to Exhibit 10.56a of the Company's Current Report on Form 8-K dated November 19, 2001 (File No. 0-23044)).

10.19 - Form of Limited Partnership Agreement of Mobile Satellite Ventures LP (incorporated by reference to Exhibit 10.57 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.20 - Form of Convertible Note of Mobile Satellite Ventures LP, in the amount of $50 million issued to MSV Investors LLC (incorporated by reference to Exhibit 10.58 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.21 - Form of Promissory Note of Mobile Satellite Ventures LP, in the amount of $15 million issued to Motient Services Inc. (incorporated by reference to Exhibit 10.59 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044))

10.22 - Form of Letter of Intent signed by Motient and the holders of a majority in principal amount of the 12.25% senior notes due 2008 issued by Motient Holdings Inc. (incorporated by reference to Exhibit
          99.2 to the Company's Current Report on Form 8-K dated January 10, 2002 (File No. 0-23044))

10.23 - Registration Rights Agreement between the Company and Highland Capital Management, L.P. and Morgan Stanley Investment Management, dated
          May 1, 2002 (Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
          March 31, 2002).

10.24* - Form of Change of Control Agreement for Officers of the Company (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.25 - Senior Indebtedness Note of MVH Holdings Inc., in the amount of $19.0 million issued to Rare Medium Group, Inc., dated May 1, 2002 (Incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.26 - Senior Indebtedness Note of MVH Holdings Inc., in the amount of $750,000 issued to Credit Suisse First Boston, dated May 1, 2002 (Incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.27 - Settlement Agreement by and among the Registrant and Rare Medium Group, Inc., dated March 28, 2002. (Incorporated by reference to
          Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.28**- Form of Warrant to purchase 343,450 shares of the Company's common stock at an exercise price of $3.95 per share issued to Evercore Partners, L.P.

21.1   -  Subsidiaries of the Company (filed herewith).

23.2** - Consent of General Counsel of Motient Corporation (included as Exhibit 5.1).

23.3   -  Consent of Arthur Andersen LLP (filed herewith).

23.2   -  Consent of KPMG LLP (filed herewith).

99.1   -  Letter  to  the  Commission   regarding  Arthur  Andersen  LLP  (filed
          herewith).

------------------------------------

*Management contract or compensatory plan or arrangement.
**To be filed by amendment.